As filed with the Securities and Exchange Commission on June 2, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERIZON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4813	23-2259884
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1095 Avenue of the Americas

New York, New York 10036

(212) 395-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William L. Horton, Jr.

Senior Vice President, Deputy General Counsel and Corporate Secretary

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

(212) 395-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Michael A. Diz, Esq. Jeffrey J. Rosen, Esq. Steven J. Slutzky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 (212) 909-6000	Dave Breau Straight Path Communications Inc. 5300 Hickory Park Drive, Suite 218 Glen Allen, Virginia 23059 (804) 433-1523	Frederick S. Green, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.10 per share(1)	— (2)	N/A	$2,320,763,430.96(3)	$268,976.48(4)

(1)	This Registration Statement relates to shares of common stock, par value $0.10 per share, of Verizon Communications Inc., issuable to holders of Class A common stock, par value $.01 per share, of Straight Path Communications Inc. (“Straight Path Class A common stock”) and Class B common stock, par value $.01 per share, of Straight Path Communications Inc. (together with the Straight Path Class A common stock, “Straight Path common stock”) upon completion of the merger described herein.
(2)	Omitted in reliance on Rule 457(o) of the Securities Act.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f) of the Securities Act. The proposed maximum offering price is equal to the product of (a) $179.92, the average of the high and low prices of Straight Path common stock as reported on the NYSE MKT on May 31, 2017 and (b) 12,898,863, the estimated maximum number of shares of Straight Path common stock that is expected to be exchanged in connection with the merger described herein.
(4)	Computed in accordance with Section 6(b) of the Securities Act by multiplying 0.0001159 by the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. The registrant may not issue the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JUNE 2, 2017

Straight Path Communications Inc.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[                    ], 2017

Dear Fellow Stockholder:

We cordially invite you to attend a special meeting of stockholders of Straight Path Communications Inc., a Delaware corporation, which we refer to as Straight Path, to be held on [                    ], 2017, at [            ] Eastern time, at [            ], which we refer to as the special meeting. As previously announced, on May 11, 2017, Straight Path entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with Verizon Communications Inc., a Delaware corporation, which we refer to as Verizon. Pursuant to the merger agreement, Waves Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Verizon, will merge with and into Straight Path, which we refer to as the merger, with Straight Path surviving the merger as a direct, wholly owned subsidiary of Verizon. At the special meeting, you will be asked to consider and vote on a proposal to adopt the merger agreement.

If the merger is completed, you will be entitled to receive for each share of Straight Path common stock you hold a number of shares of common stock, par value $0.10 per share, of Verizon Communications Inc., which we refer to as Verizon common stock, equal to the quotient, rounded to the nearest ten-thousandth of a share, which we refer to as the merger consideration, determined by dividing (a) $184.00 by (b) the five (5)-day volume-weighted average per share price ending on the second full trading day prior to the effective time of the merger, rounded to two decimal points, of a share of Verizon common stock on the New York Stock Exchange, which we refer to as the NYSE. No fractional shares of Verizon will be issued in the merger. Accordingly, if the aggregate number of shares of Verizon common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of Verizon common stock, you will instead receive from the exchange agent a cash payment in lieu of such fractional shares (representing your proportionate interest in the proceeds from the sale by the exchange agent of the aggregate number of fractional shares of Verizon common stock that stockholders of Straight Path common stock would have otherwise been entitled to receive). Verizon common stock is listed on the NYSE and the NASDAQ Global Select Market under the symbol “VZ.” We encourage you to obtain current quotes for Verizon common stock, given that the merger consideration is payable in shares of Verizon common stock.

The merger cannot be completed unless the holders of Straight Path Class A common stock and Straight Path Class B common stock, which together we refer to as Straight Path common stock, adopt the merger agreement, which requires the affirmative vote of a majority of the votes entitled to be cast by the holders of Straight Path Class A common stock and Straight Path Class B common stock at the special meeting, voting together as a single class. All holders of record of Straight Path common stock as of the close of business on [                    ], 2017, the record date for the special meeting, are entitled to vote at the special meeting. You will have three votes for each share of Straight Path Class A common stock that you owned on the record date and one-tenth of one vote for each share of Straight Path Class B common stock that you owned on the record date on all matters properly coming before the special meeting.

The merger cannot be completed unless the holders of Straight Path common stock adopt the merger agreement, which requires the affirmative vote of a majority of the votes entitled to be cast by the holders of Straight Path Class A common stock and Straight Path Class B common stock at the special meeting, voting together as a single class. A failure to vote or an abstention will have the same effect as voting your shares of Straight Path common stock “AGAINST” the adoption of the merger agreement. As a result of the voting agreement entered into between Verizon, Howard Jonas and the Patrick Henry Trust, the shares subject to the voting agreement are sufficient to satisfy the majority approval requirement to effect the merger and the other transactions contemplated by the merger agreement, and the merger agreement is therefore expected to be adopted by the holders of Straight Path common stock.

Even if you plan to attend the special meeting in person, Straight Path requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy or voting instruction card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Straight Path common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

YOUR PROXY IS BEING SOLICITED BY THE STRAIGHT PATH BOARD. AFTER CAREFUL CONSIDERATION, THE STRAIGHT PATH BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER, AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, ARE FAIR TO AND IN THE BEST INTERESTS OF STRAIGHT PATH AND ITS STOCKHOLDERS, AND HAS FURTHER APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND DIRECTED THAT THE MERGER AGREEMENT BE SUBMITTED TO STRAIGHT PATH STOCKHOLDERS. THE STRAIGHT PATH BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE OTHER PROPOSALS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. THE STRAIGHT PATH BOARD MADE ITS DETERMINATION AFTER EVALUATING THE MERGER IN CONSULTATION WITH STRAIGHT PATH’S MANAGEMENT AND LEGAL AND FINANCIAL ADVISORS AND CONSIDERING A NUMBER OF FACTORS.

In considering the recommendation of the Straight Path board, you should be aware that directors and executive officers of Straight Path have certain interests in the merger that may be different from, or in addition to, the interests of Straight Path stockholders generally. See the sections entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Straight Path’s Named Executive Officers” beginning on page 97 of the accompanying proxy statement/prospectus and “Interests of Straight Path’s Directors and Executive Officers in the Merger” beginning on page 101 of the accompanying proxy statement/prospectus for a more detailed description of these interests.

In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 23 of the accompanying proxy statement/prospectus. If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Straight Path’s proxy solicitor, D.F. King & Co., Inc., at the telephone numbers, email address or mailing address below.

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokerage Firms Call: (212) 269-5550

Stockholders Call Toll Free: (800) 714-3310

Email: strp@dfking.com

We urge you to read carefully and in its entirety the accompanying proxy statement/prospectus, including the Annexes and the documents incorporated by reference.

On behalf of the board of directors of Straight Path, thank you for your consideration and continued support.

Sincerely,

Davidi Jonas

Chairman of the Board, Chief Executive

Officer and President

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ATTACHED PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [                    ], 2017 and is first being mailed to Straight Path stockholders on or about [                    ], 2017.

Straight Path Communications Inc.

5300 Hickory Park Drive, Suite 218

Glen Allen, Virginia, 23059

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of Straight Path Communications Inc. stockholders. The special meeting will be held on [                    ], 2017, at [            ] Eastern time, at [            ], to consider and vote on the following matters:

1. a proposal to adopt the Agreement and Plan of Merger, dated as of May 11, 2017, as it may be amended from time to time, which we refer to as the merger agreement, by and among Straight Path Communications Inc., a Delaware corporation which we refer to as Straight Path, Verizon Communications Inc., a Delaware corporation which we refer to as Verizon, and Waves Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Verizon which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus;

2. a proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Straight Path’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable; and

3. a proposal to approve adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

The record date for the special meeting is [                    ], 2017. Only stockholders of record as of the close of business on [                    ], 2017 are entitled to notice of, and to vote at, the special meeting. All stockholders of record as of that date are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of Straight Path common stock that you own. The merger cannot be completed unless the holders of Straight Path common stock adopt the merger agreement. Adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of Straight Path Class A common stock and Straight Path Class B common stock at the special meeting, voting together as a single class. As a result of the voting agreement entered into between Verizon, Howard Jonas and the Patrick Henry Trust, the shares subject to the voting agreement are sufficient to satisfy the majority approval requirement to effect the merger and the other transactions contemplated by the merger agreement, and the merger agreement is therefore expected to be adopted by the holders of Straight Path common stock. Even if you plan to attend the special meeting in person, Straight Path requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy or voting instruction card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Straight Path common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares of Straight Path common stock, as applicable, your shares of Straight Path common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as voting your shares of Straight Path common stock “AGAINST” the adoption of the merger agreement.

Your proxy is being solicited by the board of directors of Straight Path. After careful consideration, the Straight Path board has unanimously (i) determined that the merger of Merger Sub with and into Straight Path, which we refer to as the merger, and the other transactions contemplated by the merger agreement are fair to and in the best interests of Straight Path and its stockholders, (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and (iii) directed that the merger agreement be submitted to Straight Path stockholders and recommended the adoption of the merger agreement by Straight Path stockholders. The Straight Path board unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the other proposals described in the accompanying proxy statement/prospectus. The Straight Path board made its determination after evaluating the merger in consultation with Straight Path’s management and legal and financial advisors and considering a number of factors. In considering the recommendation of the Straight Path board, you should be aware that the directors and executive officers of Straight Path have certain interests in the merger that may be different from or in addition to the interests of Straight Path stockholders generally. See the sections entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Straight Path’s Named Executive Officers” and “Interests of Straight Path’s Directors and Executive Officers in the Merger” beginning on pages 97 and 101, respectively, of the accompanying proxy statement/prospectus for a more detailed description of these interests.

To gain admittance to the special meeting, please detach and retain the admission ticket attached to your proxy or voting instruction card. If you are attending the special meeting in person, you will be required to present valid photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the special meeting. If your shares of Straight Path common stock are held through a bank, brokerage firm or other nominee, please follow the instructions provided by your bank, brokerage firm or other nominee to print an admission pass, or bring evidence that you own Straight Path common stock to the special meeting and we will provide you with an admission ticket. If you received your special meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government issued photo ID will be required to enter the special meeting. In addition, packages and bags may be inspected and other measures may be employed to enhance the security of persons attending the special meeting. These procedures may require additional time, so please plan your arrival time accordingly. To avoid disruption, admission may be limited once the special meeting begins.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Yonatan Cantor

Corporate Secretary

Glen Allen, Virginia

Dated: [                    ], 2017

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Straight Path and Verizon from other documents that Straight Path and Verizon have filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Straight Path, without charge, by written or telephonic request directed to Straight Path Communications Inc., Attention: Corporate Secretary, 5300 Hickory Park Dr., Suite 218, Glen Allen, VA 23059, Telephone (804) 433-1523; or Straight Path’s proxy solicitor, D.F. King & Co., Inc., banks and brokers call collect: (212) 269-5550, stockholders call toll free: (800) 714-3310, or via email at strp@dfking.com.

You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Verizon, without charge, by written or telephonic request directed to Verizon Communications Inc., Attention: Investor Relations, One Verizon Way, Basking Ridge, New Jersey 07920, Telephone: (212) 395-1525; or from the SEC through the SEC website at the address provided above.

In order for you to receive timely delivery of the documents in advance of the special meeting of Straight Path stockholders to be held on [                    ], 2017, you must request the information no later than five business days prior to the date of the special meeting, being [                    ], 2017.

We are not incorporating the contents of the websites of the SEC, Straight Path, Verizon or any other entity into this proxy statement/prospectus. We are providing information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Verizon (File No. 333-[            ]), constitutes a prospectus of Verizon under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of common stock, par value $0.10 per share, of Verizon, to be issued to Straight Path stockholders pursuant to the merger agreement. This document also constitutes a proxy statement of Straight Path under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting, at which Straight Path stockholders will be asked to consider and vote on the adoption of the merger agreement.

Verizon has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Verizon and Merger Sub, and Straight Path has supplied all such information relating to Straight Path.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Verizon and Straight Path have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated [                    ], 2017, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Straight Path stockholders nor the issuance by Verizon of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	ii
SUMMARY	1
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF STRAIGHT PATH	16
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VERIZON	17
COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA	18
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	20
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	22
RISK FACTORS	23
OTHER RISKS	28
INFORMATION ABOUT THE SPECIAL MEETING	29
THE PARTIES TO THE MERGER	35
THE MERGER	36
THE MERGER AGREEMENT	74
THE VOTING AGREEMENT	94
NON-BINDING, ADVISORY VOTE ON TRANSACTION-RELATED COMPENSATION FOR STRAIGHT PATH’S NAMED EXECUTIVE OFFICERS	97
ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES	100
INTERESTS OF STRAIGHT PATH’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER	101
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	103
COMPARISON OF STOCKHOLDERS’ RIGHTS	106
LEGAL MATTERS	113
EXPERTS	113
STOCKHOLDER PROPOSALS	114
NO APPRAISAL/DISSENTERS’ RIGHTS	114
CERTAIN BENEFICIAL OWNERS OF STRAIGHT PATH COMMON STOCK	115
HOUSEHOLDING OF PROXY MATERIALS	118
WHERE YOU CAN FIND MORE INFORMATION	119

Annex A—Agreementand Plan of Merger, dated as of May 11, 2017, by and among Straight Path Communications Inc., Verizon Communications Inc. and Waves Merger Sub I, Inc.
Annex B—VotingAgreement, dated as of May 11, 2017, by and among Verizon Communications Inc., The Patrick Henry Trust and Howard S. Jonas
Annex C—Opinionof Evercore Group L.L.C.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Straight Path stockholder. To better understand the merger, the merger agreement and the special meeting, please carefully read this entire proxy statement/prospectus, including the annexes and other documents incorporated by reference herein. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.

About the Merger

Q:	What is the merger?

A:	Straight Path Communications Inc., a Delaware corporation which we refer to as Straight Path, Verizon Communications Inc., a Delaware corporation which we refer to as Verizon, and Waves Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Verizon which we refer to as Merger Sub, have entered into an Agreement and Plan of Merger, dated as of May 11, 2017, which we refer to as the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The merger agreement contains the terms and conditions of the proposed business combination, in which Merger Sub will merge with and into Straight Path, which we refer to as the merger, with Straight Path surviving the merger as a direct, wholly owned subsidiary of Verizon, which we refer to as the surviving corporation.

Q:	Why am I receiving this proxy statement/prospectus and proxy or voting instruction card?

A:	Straight Path is sending these materials to the holders, whom we refer to collectively as the Straight Path stockholders, of its Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, which together we refer to as the Straight Path common stock, to help them decide how to vote their shares of Straight Path common stock with respect to the merger and other matters to be considered at the special meeting. The merger cannot be completed unless Straight Path stockholders adopt the merger agreement. Straight Path is holding the special meeting to ask its stockholders to consider and vote on a proposal to adopt the merger agreement. Straight Path stockholders are also being asked (i) to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Straight Path’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, which we refer to as the merger-related executive compensation and (ii) to grant authority to proxy holders to vote in favor of adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

This proxy statement/prospectus includes important information about the merger, the merger agreement and the special meeting. Straight Path stockholders should read this information carefully and in its entirety. The enclosed voting materials allow stockholders to vote their shares without attending the special meeting in person.

This proxy statement/prospectus constitutes both a proxy statement of Straight Path and a prospectus of Verizon. It is a proxy statement of Straight Path because the Straight Path board of directors, which we refer to as the Straight Path board, is soliciting proxies from its stockholders. It is a prospectus because Verizon will issue shares of its common stock in exchange for outstanding shares of Straight Path common stock in the merger.

Q:	What will I receive if the merger is completed?

A:	If the merger is completed, each share of Straight Path common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive a number of shares of Verizon common stock, par value $0.10 per share, which we refer to as the Verizon common stock, equal to the quotient, rounded to the nearest ten-thousandth of a share, which we refer to as the merger consideration, determined by dividing (a) $184.00 by (b) the five (5)-day volume-weighted average per share price of a share of Verizon common stock, rounded to two decimal points, on the New York Stock Exchange, which we refer to as the NYSE, ending on the second full trading day prior to the effective time of the merger, which we refer to as the effective time. However, as further detailed below, no fractional shares of Verizon common stock will be issued in the merger.

Q:	What is the value of the merger consideration?

A:	The value of the merger consideration that Straight Path stockholders will receive as a result of the merger is equal to $184.00 per share of Straight Path common stock. The number of shares of Verizon common stock received will depend on the average price per share at which Verizon common stock trades during a period leading up to the merger. This price will not be known at the time of the special meeting and may be less than the current price or the price at the time of the special meeting.

Based on the closing stock price of Verizon common stock on the NYSE on [                    ], 2017, the latest practicable date before the mailing of this proxy statement/prospectus, of $[        ], and assuming that such price was to be the average stock price for the applicable period leading up to the merger upon which the number of Verizon shares of common stock to be received as merger consideration is determined, you would receive [                ] shares of Verizon common stock for each share of Straight Path common stock. However, as further detailed below, no fractional shares of Verizon common stock will be issued in the merger. We encourage you to obtain current quotes for Verizon common stock, given that the merger consideration is payable in shares of Verizon common stock.

Q:	What happens if I am eligible to receive a fraction of a share of Verizon common stock as part of the merger consideration?

A:	If the aggregate number of shares of Verizon common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of Verizon common stock, you will receive cash in lieu of that fractional share based on your proportionate interest in the proceeds from the sale by the exchange agent of the aggregate number of fractional shares of Verizon common stock that stockholders of Straight Path common stock would have otherwise been entitled to receive. See the section entitled “The Merger Agreement—Fractional Shares” beginning on page 76 of this proxy statement/prospectus.

Q:	What equity stake will Straight Path stockholders hold in Verizon immediately following the merger?

A:	Based on the number of issued and outstanding shares of Verizon common stock and Straight Path common stock as of [ ], 2017 and the closing stock price of Verizon common stock on the NYSE on [ ], 2017, the latest practicable date before the mailing of this proxy statement/prospectus, of $[ ], and assuming that such price was to be the average stock price for the applicable period leading up to the merger upon which the number of Verizon shares of common stock to be received as merger consideration is determined, holders of Straight Path common stock would hold, in the aggregate, approximately [ ]% of the issued and outstanding shares of Verizon common stock immediately following the closing of the merger. The exact number of shares of Verizon common stock that will be issued in the merger will not be known at the time of the special meeting and will depend on the average price per share at which Verizon common stock trades during a period leading up to the merger.

Q:	What will holders of Straight Path equity compensation awards receive in the merger?

A:	At the effective time, each outstanding option to purchase shares of Straight Path common stock, whether vested or unvested, which we refer to as a Straight Path option, will be terminated and cancelled. Each holder of a Straight Path option having an exercise price that is less than $184.00 will be entitled to receive for each such Straight Path option a number of shares of Verizon common stock equal to the quotient, rounded to the nearest ten-thousandth of a share, determined by dividing (a) the excess, if any, of $184.00 over the per-share exercise price for the shares of Straight Path common stock that would have been issuable upon exercise of such option, by (b) the five (5)-day volume-weighted average per share price of a share of Verizon common stock, rounded to two decimal points, on the NYSE, ending on the second full trading day prior to the effective time. There are no outstanding Straight Path options having an exercise price that is greater than $184.00.

Additionally, at the effective time, each outstanding share of Straight Path restricted stock, whether vested or unvested, will be terminated and cancelled and will only entitle the holder of each such share of restricted stock to receive an amount equal to the merger consideration.

For additional information regarding the Straight Path equity compensation awards, see the section entitled “Interests of Straight Path’s Directors and Executive Officers in the Merger—Equity Compensation Awards” beginning on page 101 of this proxy statement/prospectus.

Q:	If I do not favor the adoption of the merger agreement, do I have appraisal or dissenters’ rights?

A:	Because holders of Straight Path common stock are not required to receive consideration other than the stock consideration or cash in lieu of fractional shares in the merger and shares of Verizon common stock are listed on the NYSE and the NASDAQ Global Select Market, which we refer to as NASDAQ, holders of Straight Path common stock are not entitled to exercise appraisal or dissenters’ rights under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, in connection with the merger. Straight Path stockholders may vote against the merger proposal if they are not in favor of the adoption of the merger agreement. For additional information on appraisal or dissenters’ rights, see the section entitled “No Appraisal/Dissenters’ Rights” beginning on page 114 of this proxy statement/prospectus.

Q:	What are the conditions to the completion of the merger?

A:	In addition to the adoption of the merger agreement by Straight Path stockholders as described above, closing of the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of a number of other conditions, including the receipt of HSR Act clearance and FCC consent, each as further described herein, the accuracy of Verizon’s and Straight Path’s respective representations and warranties under the merger agreement (subject to certain materiality exceptions) and Verizon’s and Straight Path’s performance of their respective obligations under the merger agreement (subject to certain materiality exceptions). For a more complete summary of the conditions that must be satisfied or waived prior to closing of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89 of this proxy statement/prospectus.

Q:	What are the material United States federal income tax consequences of the merger to Straight Path stockholders?

A:	It is intended that, for United States federal income tax purposes, the merger will qualify as a “reorganization,” which we refer to as the intended tax treatment, within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. As described below, if the merger qualifies for the intended tax treatment, a Straight Path stockholder generally will not recognize any gain or loss for United States federal income tax purposes, upon the exchange of the holder’s shares of Straight Path common stock for shares of Verizon common stock in the merger, except that a holder of Straight Path common stock generally may recognize gain or loss with respect to cash received in lieu of a fractional share of Verizon common stock.

As further described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89 of this proxy statement/prospectus, Straight Path’s obligation to effect the merger is subject to the satisfaction, or waiver by Straight Path, at or prior to the effective time of the merger, of the condition that Straight Path receive a written tax opinion from Weil, Gotshal & Manges LLP, legal counsel to Straight Path, dated as of the closing date of the merger, to the effect that the merger will qualify for the intended tax treatment.

For a more detailed discussion of the material United States federal income tax consequences of the merger, please carefully review the information set forth in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 103 of this proxy statement/prospectus.

The tax consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of the merger.

Q:	Will my shares of Verizon common stock acquired in the merger receive a dividend?

A:	After the closing of the merger, as a holder of Verizon common stock, you will receive the same dividends on shares of Verizon common stock that all other holders of Verizon common stock will receive with respect to any dividend record date that occurs after the effective time.

Former Straight Path stockholders who hold Straight Path share certificates will not be entitled to be paid dividends otherwise payable on the shares of Verizon common stock into which their shares of Straight Path common stock are exchangeable until they surrender their Straight Path share certificates according to the instructions provided to them. Dividends will be accrued for these stockholders and they will receive the accrued dividends when they surrender their Straight Path share certificates. Verizon most recently paid a quarterly dividend on May 1, 2017 in an amount equal to $0.5775 per share of Verizon common stock.

All future Verizon dividends will remain subject to approval by the board of directors of Verizon, which we refer to as the Verizon board.

Q:	What will happen to Straight Path as a result of the merger?

A:	If the merger is completed, Merger Sub will be merged with and into Straight Path, with Straight Path continuing as the surviving corporation. Straight Path will no longer be a public company, its shares will be delisted from the NYSE MKT, deregistered under the Exchange Act and cease to be publicly traded. Stockholders of record at the time of the merger will be entitled to receive the merger consideration.

Q:	When do you expect the merger to be completed?

A:	Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89 of this proxy statement/prospectus, including the adoption of the merger agreement by Straight Path stockholders at the special meeting, Straight Path and Verizon expect that the merger will be completed within nine months from the signing of the merger agreement. However, it is possible that factors outside the control of both companies, including required regulatory approvals, could result in the merger being completed at a different time or not at all. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89.

Q:	What happens if the conditions to the merger are not satisfied or waived by February 12, 2018 (or, if applicable, August 11, 2018)?

A:	Under the terms of the merger agreement, if the conditions to the merger are not satisfied or waived by February 12, 2018, which we refer to as the termination date (which will automatically be extended to a date not later than August 11, 2018 if on such termination date any required governmental consents have not been obtained, which event we refer to as an outside date termination event), then either Straight Path or Verizon may terminate the merger agreement, subject to certain restrictions.

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In the event the merger is not completed for any reason, the Straight Path stockholders will not receive any merger consideration for their shares of Straight Path common stock in connection with the merger. Instead, all Straight Path stockholders will continue to own their shares of Straight Path common stock, all Straight Path options and restricted stock awards will continue to vest on their applicable vesting schedules, Straight Path will remain a publicly traded company and the Straight Path Class B common stock will continue to be listed and traded on the NYSE MKT.

About the Special Meeting

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote on (i) a proposal to adopt the merger agreement, (ii) a proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation and (iii) a proposal to approve adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

Q:	What is the vote required to approve each proposal at the Straight Path special meeting?

A:	Adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of Straight Path Class A common stock and Straight Path Class B common stock at the special meeting, voting together as a single class. If you fail to submit a valid proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as voting your shares of Straight Path common stock “AGAINST” the adoption of the merger agreement.

The proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation requires the affirmative vote of a majority of votes cast thereon. If you vote to abstain or if you fail to submit a valid proxy or to vote in person at the special meeting or if your shares of Straight Path common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Straight Path common stock, your shares of Straight Path common stock will not be voted, but this will not have an effect on the proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation.

The approval of adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting requires the affirmative vote of at least a majority of the Straight Path common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting, whether or not a quorum is present. If your shares of Straight Path common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of voting your shares of Straight Path common stock “AGAINST” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting. If you fail to submit a valid proxy and to attend the special meeting or if your shares of Straight Path common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Straight Path common stock, your shares of Straight Path common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

See the section entitled “Information About the Special Meeting—Vote Required” beginning on page 30 of this proxy statement/prospectus.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or represented by proxy, of a majority of the votes entitled to be cast by the Straight Path stockholders entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. The Straight Path by-laws and the DGCL provide that if a quorum shall fail to attend any meeting, the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum shall be present, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

Q:	How does the Straight Path board recommend that I vote at the special meeting?

A:	The Straight Path board unanimously recommends that Straight Path stockholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis of the merger-related executive compensation and “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting. See the section entitled “The Merger—Recommendation of the Straight Path Board; Straight Path’s Reasons for the Merger” beginning on page 54 of this proxy statement/prospectus.

Q:	Who can vote at the special meeting?

A:	All holders of record of Straight Path common stock as of the close of business on [ ], 2017, the record date for the special meeting, which we refer to as the record date, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [ ] shares of Straight Path Class A common stock and [ ] shares of Straight Path Class B common stock outstanding and entitled to vote at the special meeting. The Straight Path Class A common stock and the Straight Path Class B common stock will vote as a single class on all matters properly coming before the special meeting. You will have three votes for each share of Straight Path Class A common stock that you owned on the record date and one-tenth of one vote for each share of Straight Path Class B common stock that you owned on the record date on all matters properly coming before the special meeting.

Q:	How do I vote?

A:	If you are a stockholder of record, you may have your shares of Straight Path common stock voted on the matters to be presented at the special meeting in any of the following ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by [ ] Eastern time on [ ], 2017. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your bank, brokerage firm or other nominee. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	What happens if I sell my shares of Straight Path common stock before the special meeting?

A:	The record date is earlier than both the date of the special meeting and the effective time. If you transfer your shares of Straight Path common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares at the effective time.

Q:	Are any Straight Path stockholders already committed to vote in favor of the merger?

A:	Yes. Howard Jonas and The Patrick Henry Trust, which is a trust for the benefit of Mr. H. Jonas, have entered into a voting agreement with Verizon, which we refer to as the voting agreement, in which they have agreed to vote Straight Path common stock representing approximately 66.46% of the aggregate voting power of all Straight Path common stock in favor of the adoption of the merger agreement. The obligation of Mr. H. Jonas and the trust to vote in favor of the approval of the merger agreement would not apply if the merger agreement is subsequently amended to reduce or change the form of merger consideration, change the payment terms in any respect adverse to Straight Path stockholders, waive or amend in a manner adverse to Straight Path stockholders the condition that Straight Path obtain a tax opinion from Weil, Gotshal & Manges LLP or otherwise effect any change that is materially adverse to the Straight Path stockholders. The voting agreement automatically terminates if the merger agreement is validly terminated or if the Straight Path board changes its recommendation in favor of the merger, and expires on February 12, 2018. A vote in favor of the merger by Mr. H. Jonas and The Patrick Henry Trust would constitute sufficient approval by the Straight Path stockholders to effectuate the merger. The voting agreement is attached to this proxy statement/prospectus as Annex B. For a further discussion of the voting agreement, see “The Voting Agreement” beginning on page 94 of this proxy statement/prospectus.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [ ], 2017, at [ ] Eastern time, at [ ]. To gain admittance to the special meeting, please detach and retain the admission ticket attached to your proxy or voting instruction card. If your shares of Straight Path common stock are held through a bank, brokerage firm or other nominee, please follow the instructions provided by your bank, brokerage firm or other nominee to print an admission pass, or bring evidence reflecting your ownership of Straight Path common stock as of the record date to the special meeting and we will provide you an admission ticket. If you received your special meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. If you are attending the special meeting in person, you will be required to present valid, government-issued photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the special meeting. For additional information about the special meeting, see the section entitled “Information About the Special Meeting” beginning on page 29 of this proxy statement/prospectus.

Q:	If my shares of Straight Path common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Straight Path common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Straight Path common stock. In accordance with the rules of the NYSE, banks, brokerage firms and other nominees who hold shares of Straight Path common stock in street name for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the adoption of the merger agreement, the proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation and adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares.

The effect of not instructing your bank, broker or other nominee how you wish your shares to be voted will be the same as voting your shares “AGAINST” the adoption of the merger agreement, and will not have an effect on either the proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation or on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

Q:	How many votes do I have?

A:	Each Straight Path stockholder is entitled to three votes for each share of Straight Path Class A common stock held of record as of the record date and one-tenth of one vote for each share of Straight Path Class B common stock held of record as of the record date. As of the close of business on the record date, there were [ ] outstanding shares of Straight Path Class A common stock and [ ] outstanding shares of Straight Path Class B common stock.

Q:	If a stockholder gives a proxy, how are the shares of Straight Path common stock voted?

A:	Regardless of the method by which you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Straight Path common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Straight Path common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

Q:	What will happen if I sign and return my proxy or voting instruction card without indicating how to vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Straight Path common stock represented by your proxy will be voted as recommended by the Straight Path board with respect to that proposal. As of the date of this proxy statement/prospectus, the Straight Path board unanimously recommends that Straight Path stockholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis of the merger-related executive compensation and “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. Straight Path stockholders of record may revoke their proxy by filing an instrument of revocation or a duly executed proxy bearing a later date (including by means of a telephone or Internet vote) with Straight Path’s Corporate Secretary at Straight Path Communications Inc., Attention: Corporate Secretary, 5300 Hickory Park Dr., Suite 218, Glen Allen, VA 23059, Telephone (804) 433-1523. Stockholders of record may also revoke a proxy by attending the special meeting and voting in person. Attendance at the special meeting alone will not revoke any proxy. If not revoked, the proxy will be voted at the special meeting in accordance with your instructions.

If your shares are held in an account at a bank, brokerage firm or other nominee and you have delivered your voting instruction card to your broker, bank or other nominee, you should contact your bank, brokerage firm or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials?

A:	If you hold shares of Straight Path common stock in “street name” and also directly as a record holder or otherwise or if you hold shares of Straight Path common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Straight Path common stock are voted. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	If I hold physical share certificates representing my shares of Straight Path common stock, should I send in my share certificates now?

A:	No, please do NOT return your share certificate(s) with your proxy. If the merger agreement is adopted by Straight Path stockholders and the merger is completed, and if you hold physical share certificates, you will be sent a letter of transmittal promptly after the effective time describing how you may exchange your shares of Straight Path common stock for the merger consideration.

Q:	Where can I find the voting results of the special meeting?

A:	The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, Straight Path intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Do Verizon stockholders have to vote on anything in connection with the merger?

A:	No, Verizon stockholders do not have to vote in connection with the merger. Accordingly, Verizon stockholders will not vote on adoption of the merger agreement or the other proposals contained in this proxy statement/prospectus.

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Q:	Who can help answer any other questions I have?

A:	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Straight Path common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact D.F. King & Co., Inc., Straight Path’s proxy solicitor, at the telephone numbers, email address or mailing address below.

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokerage Firms Call: (212) 269-5550

Stockholders Call Toll Free: (800) 714-3310

Email: strp@dfking.com

Q:	Are there any risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger that are discussed in this proxy statement/prospectus and in the documents incorporated by reference or referred to in this proxy statement/prospectus. Please read and carefully consider the detailed description of the risks described in the section entitled “Risk Factors” beginning on page 23 of this proxy statement/prospectus and in Straight Path’s and Verizon’s SEC filings incorporated by reference herein and referred to in the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a Straight Path stockholder. Accordingly, Verizon and Straight Path encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.

Parties to the Merger (Page 35)

Straight Path Communications Inc.

5300 Hickory Park Drive, Suite 218

Glen Allen, Virginia 23059

(804) 433-1522

Straight Path holds an extensive portfolio of 39 GHz and 28 GHz wireless spectrum licenses through its Straight Path Spectrum subsidiary. Straight Path is developing next generation wireless technology through its Straight Path Ventures subsidiary. Straight Path holds, licenses, and conducts other business related to certain patents through its Straight Path IP Group, Inc. subsidiary, which we refer to as IP Group. Straight Path’s home page on the Internet is www.straightpath.com. The information provided on Straight Path’s website is not part of this proxy statement and is not incorporated herein by reference.

Straight Path’s common stock is listed on the NYSE MKT under the symbol “STRP.”

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

(212) 395-1000

Verizon is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of communications, information and entertainment products and services to consumers, businesses and governmental agencies. With a presence around the world, we offer voice, data and video services and solutions on our wireless and wireline networks that are designed to meet customers’ demand for mobility, reliable network connectivity, security and control. We have two reportable segments, Wireless and Wireline. Our wireless business, operating as Verizon Wireless, provides voice and data services and equipment sales across the United States using one of the most extensive and reliable wireless networks. Our wireline business provides consumer, business and government customers with communications products and enhanced services, including broadband data and video, corporate networking solutions, data center and cloud services, security and managed network services and local and long distance voice services, and also owns and operates one of the most expansive end-to-end Global Internet Protocol networks. We have a highly skilled, diverse and dedicated workforce of approximately 161,000 employees as of March 31, 2017.

Verizon’s common stock is listed on the NYSE and NASDAQ under the symbol “VZ.”

Waves Merger Sub I, Inc.

c/o Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

(212) 395-1000

Merger Sub was formed on April 7, 2017 for the purpose of effecting the merger. To date, Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement in connection with the merger. As of the completion of the merger, Straight Path will be the surviving corporation and a direct, wholly owned subsidiary of Verizon.

The Merger and the Merger Agreement

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

Pursuant to the merger agreement, Merger Sub will merge with and into Straight Path. After the effective time, Straight Path will be the surviving corporation and a direct, wholly owned subsidiary of Verizon. Following the effective time, Straight Path common stock will be delisted from the NYSE MKT, deregistered under the Exchange Act and cease to be publicly traded.

Merger Consideration (Page 36)

Upon completion of the merger, each issued and outstanding share of Straight Path common stock, other than shares owned by Verizon, Merger Sub or Straight Path or any of the direct or indirect subsidiaries of Verizon or Straight Path, in each case not held on behalf of third parties, will be converted into the right to receive a number of shares of Verizon common stock equal to the quotient, rounded to the nearest ten-thousandth of a share, determined by dividing (a) $184.00 by (b) the five (5)-day volume-weighted average per share price of a share of Verizon common stock, rounded to two decimal points, on the NYSE, ending on the second full trading day prior to the effective time, which we refer to as the merger consideration. The value of the merger consideration that Straight Path stockholders will receive as a result of the merger is equal to $184.00 per share of Straight Path common stock. However, no fractional shares of Verizon will be issued in the merger, and each Straight Path stockholder who otherwise would have received a fractional share of Verizon common stock in the merger will instead receive, from the exchange agent, a cash payment in lieu of such fractional shares representing such holder’s proportionate interest in the proceeds from the sale by the exchange agent of the aggregate number of fractional shares of Verizon common stock that Straight Path stockholders would have otherwise been entitled to receive. Accordingly, the actual number of shares of Verizon common stock delivered to Straight Path stockholders will depend on the average price per share at which Verizon common stock trades during a period leading up to the merger. Verizon common stock is listed on the NYSE and NASDAQ under the symbol “VZ.”

Recommendation of the Straight Path Board; Straight Path’s Reasons for the Merger (Page 54)

At a meeting held on May 10, 2017, the Straight Path board (i) unanimously determined that the merger is fair to, and in the best interests of Straight Path and its stockholders, approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and resolved to recommend adoption of the merger agreement to Straight Path’s stockholders, (ii) directed that the merger agreement be submitted to Straight Path’s stockholders for their adoption and (iii) received the opinion of its financial advisor, Evercore Group, L.L.C., which we refer to as Evercore, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of shares of Straight Path common stock (other than shares of Straight Path common stock owned by (i) Verizon, Merger Sub or any other direct or indirect subsidiary of Verizon, or (ii) Straight Path or any direct or indirect subsidiary of Straight Path, which we refer to as the Excluded Shares) entitled to receive such merger consideration. In doing so, the Straight Path board considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of each of Straight Path and Verizon and certain anticipated effects of the merger on the combined company. In making its determination, the Straight Path board considered a number of factors, which are described in greater detail in the section entitled “The Merger—Recommendation of the Straight Path Board; Straight Path’s Reasons for the Merger” beginning on page 54 of this proxy statement/prospectus.

Opinion of Straight Path’s Financial Advisor (Page 56)

In connection with the Straight Path board’s analysis and consideration of potential strategic alternatives, including the merger, on October 28, 2016, Straight Path retained Evercore to act as its financial advisor. On May 10, 2017, at a meeting of the Straight Path board, Evercore delivered its oral opinion to the Straight Path board, which opinion was subsequently confirmed by delivery of a written opinion, dated May 11, 2017, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of the shares of Straight Path common stock (other than holders of Excluded Shares) entitled to receive such merger consideration.

The full text of the written opinion of Evercore, dated May 11, 2017, which sets forth, among other things, the procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached to this proxy statement as Annex C and incorporated herein by reference. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the Straight Path board (in its capacity as such) for the benefit and use of the Straight Path board, and addresses, as of the date of such opinion, only the fairness, from a financial point of view, to the holders of the shares of Straight Path common stock (other than holders of Excluded Shares), of the merger consideration. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to the Straight Path board or to any other persons in respect of the proposed merger, including to any Straight Path stockholder as to how any such holder should vote or act in respect of the proposed merger. Evercore’s opinion does not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to Straight Path, nor does it address the underlying business decision of Straight Path to engage in the proposed merger. The summary of the Evercore opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement as Annex C. For a more detailed discussion of the opinion of Straight Path’s financial advisor, see the section entitled “The Merger—Opinion of Straight Path’s Financial Advisor” beginning on page 56 of this proxy statement/prospectus.

Information About the Special Meeting (Page 29)

Time, Place and Purpose of the Special Meeting (Page 29)

The special meeting to consider and vote on the adoption of the merger agreement, which we refer to as the special meeting, will be held on [            ], 2017, at [            ] Eastern time, at [            ].

At the special meeting, Straight Path stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, (ii) a proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Straight Path’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, which we refer to as the merger-related executive compensation and (iii) a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

Record Date and Quorum (Page 29)

You are entitled to receive notice of, and to vote at, the special meeting if you are a stockholder of record of shares of Straight Path common stock as of the close of business on [            ], 2017, the record date.

On the record date, there were [            ] shares of Straight Path Class A common stock and [            ] shares of Straight Path Class B common stock outstanding and entitled to vote. The Straight Path Class A common stock and the Straight Path Class B common stock will vote as a single class on all matters properly coming before the special meeting. You will have three votes for each share of Straight Path Class A common stock that you owned on the record date and one-tenth of one vote for each share of Straight Path Class B common stock that you owned on the record date on all matters properly coming before the special meeting.

The presence, in person or represented by proxy, of a majority of the votes entitled to be cast by holders of Straight Path common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting.

Additionally, the Straight Path by-laws and the DGCL provide that if a quorum shall fail to attend any meeting, the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum shall be present.

Vote Required (Page 30)

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the votes entitled to be cast at the special meeting by the holders of Straight Path Class A common stock and Straight Path Class B common stock voting together as a single class. Votes to abstain will not be counted as votes cast in favor of the adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or if you vote to abstain, each will have the same effect as voting your shares of Straight Path common stock “AGAINST” the adoption of the merger agreement.

The proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation requires the affirmative vote of a majority of votes cast thereon. For purposes of the proposal, if your shares of Straight Path common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal or if you fail to submit a proxy or to vote in person at the special meeting, as applicable, the shares of Straight Path common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation.

A proposal to approve adjournments of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting, requires the affirmative vote of the holders of a majority of the votes of Straight Path common stock present in person or represented by proxy and entitled to vote at the special meeting, whether or not a quorum is present. If your shares of Straight Path common stock are present at the special meeting but are not voted on this proposal, or if you vote to abstain on this proposal, this will have the effect of voting your shares of Straight Path common stock “AGAINST” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting. If you fail to submit a proxy or to attend the special meeting or if your shares of Straight Path common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Straight Path common stock, your shares of Straight Path common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

As of the close of business on the record date, the directors and executive officers of Straight Path beneficially owned and were entitled to vote, in the aggregate, [            ] shares of Straight Path Class A common stock and [            ] shares of Straight Path Class B common stock, representing [            ]% of the outstanding voting power of Straight Path common stock as of the close of business on the record date. We currently expect that the directors and executive officers of Straight Path will vote their shares of Straight Path common stock “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the merger-related executive compensation and “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting, although none of them has entered into any agreements obligating him or her to do so. As of the close of business on the record date, the directors and executive officers of Verizon beneficially owned and were entitled to vote, in the aggregate, [            ] shares of Straight Path Class A common stock and [            ] shares of Straight Path Class B common stock, representing [            ]% of the outstanding voting power of Straight Path common stock as of the close of business on the record date.

As further discussed in section entitled “The Voting Agreement” beginning on page 94 of this proxy statement/prospectus, Howard Jonas and the Patrick Henry Trust have entered into a voting agreement with Verizon, in which the Patrick Henry Trust has agreed to vote shares representing approximately 66.46% of the aggregate voting power of the Straight Path common stock in favor of the adoption of the merger agreement. The shares subject to the voting agreement are sufficient to satisfy the majority approval requirement to effect the merger and the other transactions contemplated by the merger agreement.

Proxies and Revocations (Page 32)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of Straight Path common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Straight Path common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Straight Path common stock will not be voted on the adoption of the merger agreement, which will have the same effect as voting your shares “AGAINST” the adoption of the merger agreement, and your shares of Straight Path common stock will not be voted on and will not have an effect on the proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation or on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. Straight Path stockholders of record may revoke their proxy by filing an instrument of revocation or a duly executed proxy bearing a later date (including by means of a telephone or Internet vote) with Straight Path’s Corporate Secretary at Straight Path Communications Inc., Attention: Corporate Secretary, 5300 Hickory Park Dr., Suite 218, Glen Allen, VA 23059, Telephone (804) 433-1523. Stockholders of record may also revoke a proxy by attending the special meeting and voting in person. Attendance at the special meeting alone will not revoke any proxy. If not revoked, the proxy will be voted at the special meeting in accordance with your instructions.

If your shares are held in an account at a bank, brokerage firm or other nominee and you have delivered your voting instruction card to your broker, bank or other nominee, you should contact your bank, brokerage firm or other nominee to change your vote.

Interests of Straight Path’s Directors and Executive Officers in the Merger (Page 101)

The directors and executive officers of Straight Path have certain interests in the merger that may be different from or in addition to those of Straight Path stockholders generally. These interests include the treatment in the merger of Straight Path equity compensation awards, severance protections, retention awards, and certain other rights held by Straight Path’s directors and executive officers, and the indemnification of former Straight Path directors and officers by Verizon. The Straight Path board was aware of and considered these interests, among other matters, in reaching its decisions to (i) approve the merger, (ii) approve and declare advisable the merger agreement, and (iii) resolve to recommend the adoption of the merger agreement by Straight Path stockholders. See the sections entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Straight Path’s Named Executive Officers” beginning on page 97 of this proxy statement/prospectus and “Interests of Straight Path’s Directors and Executive Officers in the Merger” beginning on page 101 of this proxy statement/prospectus for a more detailed description of these interests.

Voting Agreement (Page 94)

In connection with the execution of the merger agreement by Straight Path, Howard Jonas and The Patrick Henry Trust, which is a trust formed by Mr. H. Jonas to hold record and beneficial ownership of all of Mr. H. Jonas’ shares of Straight Path Class A common stock, which is referred to as the trust, entered into the voting agreement with Verizon. The trust holds 787,163 shares of Straight Path Class A common stock subject to the voting agreement, which we refer to as the trust shares, representing approximately 66.46% of the aggregate voting power of all Straight Path shares as of the date of this proxy statement/prospectus. Although the trust shares are held of record by the trust, Mr. H. Jonas retained voting rights regarding certain significant corporate matters, including mergers involving Straight Path.

Pursuant to the voting agreement, Mr. H. Jonas and the trust agreed, among other things, to (a) appear at each meeting of the stockholders of Straight Path or otherwise cause all of the trust shares to be counted as present thereat for purposes of calculating a quorum; and (b) vote or cause to be voted all of the trust shares (i) in favor of the merger and the adoption of the merger agreement, including any amendment to the merger agreement that increases the merger consideration or otherwise is or results in the merger agreement being more favorable to the trust; (ii) in favor of the approval of any proposal to adjourn or postpone any meeting of the Straight Path stockholder to a later date if there are not sufficient votes for adoption of the merger agreement on the date on which such meeting is held or if a quorum is not present at the special meeting; (iii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Straight Path contained in the merger agreement, or of the trust contained in the voting agreement; (iv) against any action, proposal, transaction or agreement that would reasonably be expected to impede, materially delay or adversely affect the consummation of the merger or the fulfillment of any of the conditions under the merger agreement, any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of any class of shares of Straight Path (including any amendments to Straight Path’s certificate of incorporation or by-laws); and (v) against any acquisition proposal, the definition of which is found on page 9 of this proxy statement/prospectus. The obligation of Mr. H. Jonas and the trust to vote in favor of the approval of the merger agreement would not apply if the merger agreement is subsequently amended to reduce or change the form of merger consideration, change the payment terms in any respect adverse to Straight Path stockholders, waive or amend in a manner adverse to Straight Path stockholders the condition that Straight Path obtain a tax opinion from Weil, Gotshal & Manges LLP or otherwise effect any change that is materially adverse to the Straight Path stockholders. The voting agreement terminates upon the earliest to occur of: (1) the effective time, (2) the valid termination of the merger agreement; (3) a change of recommendation by the Straight Path board; (4) the date of any amendment, modification, change or waiver described above that would terminate the obligation of Mr. H. Jonas or the trust to vote in favor of the merger agreement; or (5) February 12, 2018.

For a further discussion of the voting agreement, see “The Voting Agreement” beginning on page 94 of this proxy statement/prospectus.

Regulatory Approvals (Page 71)

Completion of the merger is conditioned on (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, which we refer to as HSR Act clearance; and (ii) receipt of all necessary consents from the Federal Communications Commission, which we refer to as the FCC consent. It is also a condition to Verizon’s obligation to consummate the merger that the FCC consent shall have become final without the imposition of any adverse regulatory condition (as defined below).

Straight Path and Verizon filed their notification and report forms under the HSR Act with the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the Department of Justice, which we refer to as the DOJ, on May 19, 2017. In addition, Verizon and Straight Path filed applications with the FCC on June 1, 2017 for consent to transfer control of Straight Path’s licenses and authorizations in connection with the merger. The process for obtaining the FCC consent is ongoing.

Straight Path and Verizon have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to obtain all regulatory approvals required to complete the merger. In furtherance of the foregoing, Verizon and Straight Path have agreed, as promptly as reasonably practicable, to:

•	prepare and file all necessary notices, reports and other filings; and

•	obtain all consents, registrations, approvals, permits, clearances and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger and the other transactions contemplated by the merger agreement.

In addition, to the extent necessary to obtain the FCC consent and any other consent from any governmental entity, including HSR Act clearance, required to consummate the merger and the other transactions contemplated by the merger agreement, Verizon has agreed to take certain specified actions involving Verizon and its subsidiaries (including the surviving corporation after the closing date of the merger) and Straight Path and its subsidiaries, which include disposing of, divesting, transferring or licensing certain spectrum and related assets, and Verizon and its subsidiaries will take other actions that are in the aggregate de minimis. Verizon believes these actions, if required, should be sufficient to obtain all required governmental approvals, including HSR Act clearance, but there can be no assurance that all such approvals will be obtained.

However, subject only to the actions described in the preceding paragraph, Verizon’s and Straight Path’s respective obligations to use reasonable best efforts to obtain all regulatory approvals required to complete the merger do not otherwise require Verizon and its affiliates and subsidiaries (including Straight Path and its subsidiaries) to:

•	agree to divest, lease, license, dispose of or otherwise encumber or hold separate before or after the effective time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Verizon or its affiliates;

•	agree to any divestiture, lease, license, disposition or other encumbrance by Straight Path or any of Straight Path’s subsidiaries of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by Straight Path or any Straight Path subsidiaries to take any of the foregoing actions;

•	agree to any changes (including through a licensing arrangement), restriction or condition on, or other impairment of the ability of Verizon or its affiliates to own or operate, any assets, licenses, operations, rights, product lines, businesses or interests therein of Verizon or any of its affiliates or Verizon’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving corporation; or

•	agree to any change (including through a licensing arrangement), restriction or condition on, or other impairment of Straight Path’s or any of Straight Path’s subsidiaries’ ability to own or operate, any assets, licenses, operations, rights, product lines, businesses or interests therein.

Subject to the preceding paragraph, the occurrence of any of the matters specified in any of the above bullets will constitute an adverse regulatory condition.

Conditions to Completion of the Merger (Page 89)

•	Each party’s obligation to consummate the merger is subject to the satisfaction or waiver, to the extent applicable, at or prior to the closing of the merger of the following conditions:

•	the adoption of the merger agreement by a majority of the votes entitled to be cast at the special meeting by the holders of Straight Path common stock, which we refer to as the Straight Path stockholder approval;

•	any applicable waiting period under the HSR Act must have expired or been terminated and the FCC consent must have been obtained;

•	no domestic, foreign or transnational governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger and the other transactions contemplated by the merger agreement; and

•	the registration statement on Form S-4 filed by Verizon in respect of the shares of Verizon common stock to be issued in the merger, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and must not be the subject of any stop order suspending its effectiveness or any proceedings initiated or threatened for that purpose by the SEC.

The obligations of Verizon and Merger Sub to effect the merger also are subject to the satisfaction or waiver by Verizon and Merger Sub, at or prior to the closing of the merger, of certain conditions, including the following:

•	the accuracy of the representations and warranties of Straight Path in the manner described in the merger agreement;

•	the performance, in all material respects, by Straight Path of its obligations under the merger agreement at or prior to the closing of the merger;

•	there must not have occurred any change, event, circumstance or development that has or would reasonably be likely to result in a Straight Path material adverse effect; and

•	the FCC consent shall have been obtained and become a final order without the imposition of any adverse regulatory condition.

Straight Path’s obligation to effect the merger is also subject to the satisfaction or waiver by Straight Path at or prior to the closing of the merger of certain conditions, including the following:

•	the accuracy of the representations and warranties of Verizon to the extent required under the merger agreement; and

•	the performance by Verizon of its obligation to make the payment to the FCC required by the FCC consent decree and the performance, in all material respects, by each of Verizon and Merger Sub of its obligations under the merger agreement at or prior to the closing of the merger;

•	receipt of a tax opinion from Weil, Gotshal & Manges LLP, legal counsel to Straight Path, dated as of the effective time, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the shares of Verizon common stock to be issued in the merger must have been approved for listing on the NYSE and NASDAQ upon official notice of issuance.

For a more complete summary of the conditions that must be satisfied or waived prior to the closing of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89 of this proxy statement/prospectus.

No Solicitation or Negotiation of Acquisition Proposals (Page 82)

The merger agreement provides that neither Straight Path nor any of its subsidiaries nor any of their respective officers, directors and employees will, and Straight Path will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives, not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined below);

•	participate in any discussions or negotiations with any person relating to any acquisition proposal;

•	provide any non-public information or data to any person in connection with any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

The merger agreement provides that an acquisition proposal means (i) any proposal, offer, inquiry or indication of interest from any person or group of persons with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving Straight Path or any of its subsidiaries which is structured to permit such person or group of persons to acquire, directly or indirectly, beneficial ownership of 30% or more of Straight Path’s consolidated total assets, net revenue or net income or total voting power or of any class of Straight Path’s equity interests and (ii) any acquisition by any person or group of persons resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any person or group of persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 30% or more of the total voting power or of any class of equity securities of Straight Path, or 30% or more of the consolidated total assets, net revenue or net income of Straight Path, in each case other than the transactions contemplated by the merger agreement.

Fiduciary Exception (Page 83)

Prior to the time, but not after, the Straight Path stockholder approval is obtained, if the Straight Path board has determined in good faith, after consultation with outside legal counsel, that (i) based on the information available and after consultation with an independent financial advisor of nationally recognized reputation, an unsolicited bona fide written acquisition proposal either constitutes a superior proposal (as defined below) or could be reasonably likely to result in a superior proposal and (ii) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, Straight Path may do any of the following in response to such unsolicited bona fide written acquisition proposal made after the date of the merger agreement:

•	provide access to non-public information regarding Straight Path or any of its subsidiaries to the person who made such acquisition proposal, provided that such information has previously been, or is concurrently, made available to Verizon and that, prior to furnishing any such non-public information, Straight Path receives from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between Straight Path and Verizon agreed in connection with the merger (it being understood that such confidentiality agreement need not prohibit the making or amending of an acquisition proposal); and

•	engage or participate in any discussions or negotiations with any such person and its representatives regarding such acquisition proposal.

The merger agreement provides that a superior proposal means an unsolicited, bona fide written acquisition proposal that would result in a person or group of persons becoming, directly or indirectly, the beneficial owner of, more than 50% of Straight Path’s consolidated total assets, net revenue or net income or more than 50% of the total voting power of the equity securities of Straight Path, that the Straight Path board has determined in its good faith judgment, after consultation with outside legal counsel and an independent financial advisor of nationally recognized reputation, is reasonably likely to be consummated, and, if consummated, would result in a transaction more favorable to Straight Path’s stockholders from a financial point of view than the merger contemplated by the merger agreement (after taking into account any revisions to the terms of the merger).

No Change in Recommendation or Alternative Acquisition Agreement (Page 84)

Subject to certain exceptions described in the section entitled “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement—Fiduciary Exception” beginning on page 84 of this proxy statement/prospectus, the Straight Path board and each committee of the Straight Path board may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Verizon, its recommendation to Straight Path stockholders that they vote in favor of the adoption of the merger agreement, which we refer to as the Straight Path recommendation (it being understood that publicly taking a neutral position or no position with respect to an acquisition proposal at any time beyond ten business days after the first public announcement of such acquisition proposal by Straight Path or by the party which made the acquisition proposal will be considered a modification adverse to Verizon) or make or authorize the making of any statement that has the substantive effect of such a withdrawal, qualification or modification;

•	cause or permit Straight Path or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or alternative acquisition agreement relating to any acquisition proposal; or

•	approve or recommend, or publicly propose to enter into an acquisition proposal or an alternative acquisition agreement.

Fiduciary Exception (Page 84)

However, at any time before the Straight Path stockholder approval is obtained, the Straight Path board may (A) make a change in recommendation in connection with an acquisition proposal or (B) terminate the merger agreement and concurrently cause Straight Path to enter into an alternative acquisition agreement providing for a superior proposal, which termination we refer to as a superior proposal termination, in each case only if:

•	the acquisition proposal did not result from or in connection with a material breach of the “no solicitation” and “no change in recommendation” provisions of the merger agreement; and

•	the Straight Path board determines in good faith, after consultation with outside legal counsel and its financial advisors, that (A) such acquisition proposal constitutes a superior proposal and (B) the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Additionally, the Straight Path board may not make a change in recommendation and/or effect a superior proposal termination until after at least five business days following Verizon’s receipt of written notice from Straight Path advising that the Straight Path board intends to take such action and the basis for doing so (which notice will include a copy of any such superior proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such superior proposal and the material terms of the superior proposal or, in the case of notice given other than in connection with a superior proposal, a reasonably detailed description of the development or change in connection with which the Straight Path board has given such notice). After providing such notice and prior to effecting such change in recommendation and/or superior proposal termination:

•	Straight Path must, during such five business day period, negotiate in good faith with Verizon and its representatives, to the extent Verizon wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by the merger agreement proposed by Verizon; and

•	in determining whether it may still under the terms of the merger agreement make a change in recommendation and/or effect a superior proposal termination, the Straight Path board must take into account any changes to the terms of the merger agreement proposed by Verizon and any other information provided by Verizon in response to such notice during such five business day period.

Any amendment to the financial terms or conditions or other material terms of any acquisition proposal will be deemed to be a new acquisition proposal except that the five business day notice period for such new acquisition proposal will be three business days. The Straight Path board is in no event permitted to take, or agree or resolve to take, any action other than in compliance with this provision of the merger agreement.

Notwithstanding these restrictions, at any time before the Straight Path stockholder approval is obtained, the Straight Path board may make a change in recommendation or terminate the merger agreement in response to an intervening event (as defined below) to the extent that the Straight Path board determines in good faith, after consultation with outside legal counsel, that the failure of the Straight Path board to effect a change in recommendation would be inconsistent with its fiduciary duties under applicable law, and

•	Straight Path provides Verizon ten business days’ written notice of its intention to take such action and the reasons for such action; and

•	Straight Path negotiates in good faith with Verizon during such ten business day period to make such revisions to the terms of the merger agreement as would permit the Straight Path board not to make a change in recommendation or terminate the merger agreement.

An “intervening event” means an event, occurrence or fact occurring or arising after the date of the merger agreement but prior to the Straight Path stockholder approval being obtained that was neither known to the Straight Path board nor reasonably foreseeable by the Straight Path board as of or prior to the date of the merger agreement; provided, however that none of the following will constitute an intervening event: (i) the receipt, existence of or terms of an acquisition proposal or any matter relating thereto or consequence thereof; (ii) any event, occurrence or fact relating to Verizon or Merger Sub or any competitor of Straight Path; (iii) changes in law applicable to Straight Path; and (iv) changes in the market price or trading volume of the shares of Straight Path common stock, or the fact that Straight Path has exceeded or met in internal or published projections, forecasts or revenue or earnings predictions for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by clause (v)).

Subject to its rights to change its recommendation described above, the Straight Path board is required to include its recommendation in this proxy statement/prospectus and recommend at the special meeting that Straight Path’s stockholders adopt the merger agreement, and use its reasonable best efforts to obtain and solicit such adoption.

Termination of the Merger Agreement (Page 90)

The merger agreement may be terminated and the merger may be abandoned:

•	at any time prior to the effective time, whether before or after the Straight Path stockholder approval has been obtained, by mutual written consent of Verizon and Straight Path;

•	at any time prior to the effective time, by either Verizon or Straight Path if:

•	the merger has not been consummated by February 12, 2018, which we refer to as the termination date (which will automatically be extended to a date not later than August 11, 2018 if on such termination date any required governmental consents have not been obtained, which event we refer to as an outside date termination event), provided that the party terminating the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that shall have principally caused or resulted in the failure of the merger to be consummated;

•	the Straight Path stockholder approval is not obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a stockholder vote is taken on the adoption of the merger agreement, which we refer to as a stockholder approval termination event; or

•	any law or order permanently restrains, enjoins or otherwise prohibits consummation of the merger, and such law or order has become final and non-appealable;

•	by Straight Path, by action of the Straight Path board, if:

•	at any time prior to the effective time, Verizon or Merger Sub breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of Straight Path to effect the merger would not be satisfied and such breach is not curable or, if curable, is not cured by the earlier of the 30th day following notice to Verizon from Straight Path of such breach or failure and the business day immediately prior to the termination date, provided that Straight Path is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•	at any time before the Straight Path stockholder approval is obtained, Straight Path effects a superior proposal termination, after having complied with the procedures described under the section entitled “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement” beginning on page 84 of this proxy statement/prospectus, provided that prior to or concurrently with such termination Straight Path pays Verizon a termination fee equal to $38,000,000, which we refer to as the Straight Path termination fee; or

•	at any time before the Straight Path stockholder approval is obtained, Straight Path effects an intervening event termination, after having complied with the procedures described under the section entitled “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement” beginning on page 84 of this proxy statement/prospectus, provided that prior to or concurrently with such termination Straight Path pays Verizon the Straight Path termination fee.

•	at any time prior to the effective time, by Verizon if:

•	the Straight Path board (i) fails to include its recommendation of the merger agreement in this proxy statement/prospectus, (ii) effects a change in recommendation, (iii) fails to reaffirm its recommendation of the merger agreement and the merger following receipt of an acquisition proposal within ten business days after Verizon requests in writing that such action be taken, or (iv) fails to recommend against acceptance of a tender offer or exchange offer that has been publicly disclosed prior to the earlier of the day prior to the date of the Straight Path stockholders meeting or any adjournment, recess or postponement thereof and eleven business days after the commencement of such tender or exchange offer, which in any event we refer to as an adverse recommendation change termination event; or

•	Straight Path breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of Verizon and Merger Sub to effect the merger would not be satisfied and such breach is not curable or, if curable, is not cured by the earlier of the 30th day following notice to Straight Path from Verizon of such breach or failure and the business day immediately prior to the termination date, provided that Verizon is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, which we collectively refer to as a Straight Path breach termination event.

Straight Path Termination Fee (Page 91)

Straight Path will pay Verizon the Straight Path termination fee, if:

•	Verizon terminates the merger agreement pursuant to an adverse recommendation change termination event;

•	Straight Path terminates the merger agreement pursuant to a stockholder approval termination event at a time when Verizon had the right to terminate pursuant to an adverse recommendation change termination event;

•	Straight Path effects a superior proposal termination or an intervening event termination; or

•	a tail termination fee event, as described below, occurs.

A tail termination fee event occurs if:

•	Verizon or Straight Path terminates the merger agreement pursuant to a stockholder approval termination event, and a bona fide acquisition proposal is made to Straight Path or any of its stockholders or any person publicly made an acquisition proposal to Straight Path; or

•	Verizon terminates the merger agreement pursuant to a Straight Path breach termination event, and a bona fide acquisition proposal is made to Straight Path or any of its stockholders or any person publicly made an acquisition proposal to Straight Path;

and, in either of the above two circumstances, within twelve months after the date of such termination, Straight Path consummates or enters into an agreement contemplating an acquisition proposal, which is ultimately consummated.

In defining “acquisition proposal” for purposes of the tail termination fee event, all references to “30% or more” in the definition of acquisition proposal (found on page 9 of this proxy statement/prospectus) are replaced with references to “50% or more.”

Verizon Termination Fee (Page 92)

Verizon will pay Straight Path an amount equal to $85,000,000, which we refer to as the Verizon termination fee, if Verizon or Straight Path terminates the merger agreement pursuant to an outside date termination event at a time when one or more of the conditions to closing relating to HSR Act clearance and the FCC consent have not been satisfied and all other conditions to the obligation of Verizon to effect the merger have been satisfied or waived.

Verizon and Straight Path have agreed that if the Straight Path termination fee or the Verizon termination fee becomes payable under the merger agreement and is actually paid by either party, as applicable, subject to certain exceptions under the merger agreement, the payer of the Straight Path termination fee or the Verizon termination fee, as applicable, will have no further liabilities to the recipient of such payment under the merger agreement.

AT&T Termination Fee (Page 92)

Under the merger agreement, Verizon paid to AT&T, Inc., which we refer to as AT&T, a termination fee of $38,000,000 on Straight Path’s behalf, which we refer to as the AT&T termination fee, to terminate the Agreement and Plan of Merger, dated as of April 9, 2017, by and among Straight Path, AT&T and Switchback Merger Sub Inc., which we refer to as the AT&T merger agreement.

Straight Path will pay Verizon $38,000,000, which is the amount of the AT&T termination fee Verizon paid on Straight Path’s behalf, if the merger agreement is terminated other than as a result of Verizon’s breach or under circumstances in which Verizon is required to pay the Verizon termination fee.

Accounting Treatment (Page 72)

Verizon prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP. The merger will be accounted for using the acquisition method of accounting. Verizon will be treated as the acquiror for accounting purposes.

See the section entitled “The Merger—Accounting Treatment” beginning on page 72 of this proxy statement/prospectus for more information on the accounting treatment of the merger.

No Appraisal/Dissenters’ Rights (page 114)

Under Section 262 of the DGCL, the holders of Straight Path common stock do not have appraisal rights in connection with the merger.

See the section entitled “No Appraisal/Dissenters’ Rights” beginning on page 114 of this proxy statement/prospectus for more information on appraisal/dissenters’ rights.

Material United States Federal Income Tax Consequences (Page 103)

It is intended that, for United States federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. As described below, if the merger qualifies for the intended tax treatment, a Straight Path stockholder generally will not recognize any gain or loss for United States federal income tax purposes, upon the exchange of the holder’s shares of Straight Path common stock for shares of Verizon common stock in the merger, except that a holder of Straight Path common stock generally may recognize gain or loss with respect to cash received in lieu of a fractional share of Verizon common stock.

As further described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89 of this proxy statement/prospectus, Straight Path’s obligation to effect the merger is subject to the satisfaction, or waiver by Straight Path, at or prior to the effective time of the merger, of the following condition: receipt by Straight Path of a written tax opinion from Weil, Gotshal & Manges LLP, legal counsel to Straight Path, dated as of the closing date of the merger, to the effect that the merger will qualify for the intended tax treatment.

The discussion of United States federal income tax consequences of the merger contained in this proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential United States federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws.

For a more complete discussion of the material United States federal income tax consequences of the merger, please carefully review the information set forth in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 103 of this proxy statement/prospectus.

The tax consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of the merger, including the effects of United States federal, state or local, foreign and other tax laws.

Comparison of Stockholders’ Rights (Page 106)

Upon completion of the merger, Straight Path stockholders will become stockholders of Verizon and their rights will be governed by Delaware law and the governing corporate documents of Verizon. Straight Path stockholders will have, in some respects, different rights once they become Verizon stockholders due to differences between the governing corporate documents of each of the entities. These differences are described in detail in the section entitled “Comparison of Stockholders’ Rights” beginning on page 106 of this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF STRAIGHT PATH

The following table presents selected historical consolidated financial data for Straight Path as of and for the fiscal years ended July 31, 2016, 2015 and 2014, as of January 1, 2017 and for the six months ended January 31, 2017 and January 31, 2016. The statement of operations and balance sheet data for each of the three years in the period ended July 31, 2016 and the balance sheet data as of July 31, 2016, 2015 and 2014 have been obtained from Straight Path’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2016, which are incorporated by reference into this proxy statement/prospectus. The financial data as of January 31, 2017 and for the six months ended January 31, 2017 and January 31, 2016, have been obtained from Straight Path’s unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2017, which is incorporated by reference into this proxy statement/prospectus. Straight Path was formerly a subsidiary of IDT Corporation. On July 31, 2013, the Company was spun-off by IDT Corporation to its stockholders and became an independent public company.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Straight Path’s Annual Report on Form 10-K for the fiscal year ended July 31, 2016 and Straight Path’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2017, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus for instructions on how to obtain the information that has been incorporated by reference. Historical results are not necessarily indicative of any results to be expected in the future. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 22 and 23, respectively, of this proxy statement/prospectus.

(in thousands, except per share data)	Six Months Ended January 31,		Fiscal Years Ended July 31,
	2017	2016	2016	2015	2014
Selected Statement of Operations Information:
Revenues	$324	$1,815	$2,156	$13,240	$4,796
Costs and expenses	8,187	5,127	11,243	12,974	5,488
Civil penalty—FCC decree	15,000	—	—	—	—
Stockholder settlement	7,200	—	—	—	—
Income (loss) from operations	(30,063)	(3,312)	(9,087)	266	(692)
Net income (loss)	(30,035)	(2,908)	(8,646)	(2,076)	2,069
Net income (loss) attributable to Straight Path stockholders	(29,556)	(2,658)	(8,297)	(1,965)	2,037

Per share information attributable to Straight Path stockholders:
Basic income (loss) per common share	($2.45)	($0.23)	($0.70)	($0.17)	$0.19
Diluted income (loss) per common share	($2.45)	($0.23)	($0.70)	($0.17)	$0.18
Average common shares outstanding:
Basic	12,075	11,832	11,871	11,457	10,667
Diluted	12,075	11,832	11,871	11,457	11,267

Selected Balance Sheet Information:
Cash and cash equivalents	$7,837	$15,350	$11,361	$18,620	$21,232
Prepaid expenses—related to settlements and licensing	—	—	—	783	5,760
Total assets	9,915	16,898	13,497	20,238	30,439
FCC consent decree payable	15,000	—	—	—	—
Settlement payable—stockholders	7,200	—	—	—	—
Deferred revenue	277	205	165	1,751	11,930
Total liabilities	24,082	1,023	2,116	3,042	13,740
Straight Path stockholders’ equity (deficiency)	(12,011)	17,453	13,058	18,524	17,041
Total equity (deficiency)	(14,167)	15,875	11,381	17,196	16,699

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VERIZON

The tables below set forth Verizon’s selected historical consolidated financial data for the periods indicated. The financial information as of and for the fiscal years ended December 31, 2012 through December 31, 2016 was derived from Verizon’s historical audited consolidated financial statements for the fiscal years then ended, and the financial information as of and for the three months ended March 31, 2016 and 2017 was derived from Verizon’s unaudited condensed consolidated financial statements for the quarterly periods then ended. The tables below provide only a summary and should be read together with the financial statements of Verizon and the related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in Verizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and 2017, which Verizon has filed with the SEC and are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus for instructions on how to obtain the information that has been incorporated by reference. Historical results are not necessarily indicative of any results to be expected in the future. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 22 and 23, respectively, of this proxy statement/prospectus.

(dollars in millions, except per share amounts)	Three Months Ended March 31,		Fiscal Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Results of Operations
Operating revenues	$29,814	$32,171	$125,980	$131,620	$127,079	$120,550	$115,846
Operating income	7,181	7,942	27,059	33,060	19,599	31,968	13,160
Net income attributable to Verizon	3,450	4,310	13,127	17,879	9,625	11,497	875
Per common share—basic	0.85	1.06	3.22	4.38	2.42	4.01	0.31
Per common share—diluted	0.84	1.06	3.21	4.37	2.42	4.00	0.31
Cash dividends declared per common share	0.5775	0.565	2.285	2.23	2.16	2.09	2.03
Net income attributable to noncontrolling interests	103	120	481	496	2,331	12,050	9,682

Financial Position (1)
Total assets	$246,731	$244,587	$244,180	$244,175	$232,109	$273,184	$222,720
Debt maturing within one year	3,707	6,265	2,645	6,489	2,735	3,933	4,369
Long-term debt	112,839	103,615	105,433	103,240	110,029	89,188	47,428
Employee benefit obligations	22,079	29,665	26,166	29,957	33,280	27,682	34,346
Noncontrolling interests	1,544	1,462	1,508	1,414	1,378	56,580	52,376
Equity attributable to Verizon	23,493	18,641	22,524	16,428	12,298	38,836	33,157

(1)	Prior year balance sheet amounts have been revised to reflect the impacts of adopting: (a) the accounting standard update related to the simplification of the presentation of debt issuance costs. This standard update requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability; and (b) the accounting standard update related to the balance sheet classification of deferred taxes. The standard update requires that deferred tax liabilities and assets be classified as noncurrent in the statement of financial position.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following selected unaudited pro forma per share information for the year ended December 31, 2016 and the three months ended March 31, 2017 reflects the merger as if it had occurred on January 1, 2017. The book value per share amounts in the table below reflect the merger as if it had occurred on March 31, 2017 or December 31, 2016, as applicable. The information in the table is based on, and should be read together with, and the information is qualified in its entirety by the historical financial information that Verizon and Straight Path have presented in their respective filings with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus for instructions on how to obtain the information that has been incorporated by reference.

Straight Path’s fiscal year ends on July 31 and Verizon’s fiscal year ends on December 31. As a consequence of Straight Path’s and Verizon’s different fiscal years, the amounts presented as Straight Path’s historical information in the table below for the three months ended March 31, 2017 represent Straight Path’s three months ended January 31, 2017, and the amounts presented as Straight Path’s historical information in the table below for the year ended December 31, 2016 represent Straight Path’s twelve months ended January 31, 2017. Amounts for Straight Path’s twelve months ended January 31, 2017 are calculated by adding Straight Path’s results for the six months ended January 31, 2017 to its fiscal year end July 31, 2016 results and deducting the results for the six months ended January 31, 2016.

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the merger had been completed as of the dates indicated or will be realized upon the completion of the merger. The pro forma combined per share data is calculated based on a preliminary purchase price allocation. Historical results are not necessarily indicative of any results to be expected in the future. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 22 and 23, respectively, of this proxy statement/prospectus.

	Historical				Unaudited Pro Forma Combined		Equivalent Basis Unaudited Pro Forma Combined(1)
	Verizon		Straight Path
Basic Income per Share from Continuing Operations
Three Months Ended March 31, 2017	$0.85		$(2.10)		$0.83		$3.29
Year Ended December 31, 2016	$3.22		$(2.93)		$3.17		$12.58
Diluted Income per Share from Continuing Operations
Three Months Ended March 31, 2017	$0.84		$(2.10)		$0.83		$3.29
Year Ended December 31, 2016	$3.21		$(2.93)		$3.16		$12.54
Cash Dividends Per Share
Three Months Ended March 31, 2017	$0.5775		$0.00		$0.5775	(2)	$2.29
Year Ended December 31, 2016	$2.285		$0.00		$2.285	(2)	$9.07
Book Value Per Share
At March 31, 2017	$6.14	(3)	$(0.96	)(4)	$6.06	(5)	$24.05
At December 31, 2016	$5.89	(3)	$(0.96	)(4)	$5.82	(5)	$23.10

(1)	The per share amounts are calculated by multiplying the unaudited pro forma combined amount by the exchange ratio of Verizon shares to Straight Path shares so that the per share amounts are equated to the respective values for one share of Straight Path. For purposes of calculating the pro forma per share impact noted above, we have used the closing stock price of Verizon common stock on the NYSE on May 10, 2017 of $46.38, the last trading day before the public announcement of the merger agreement, which resulted in an exchange ratio of 3.967. The actual exchange ratio will be determined based on the five (5)-day volume-weighted average per share price ending on the second full trading day prior to the effective time of the merger.

(2)	Amounts are the same as historical cash dividends per share since Verizon is not expected to change its dividend policy as a result of the merger.
(3)	Book value per share represents the total stockholders’ equity as of December 31, 2016 or March 31, 2017 divided by the number of shares outstanding, excluding treasury shares, as of December 31, 2016 and March 31, 2017, respectively.
(4)	Book value per share for Straight Path represents the total stockholders’ equity as of January 31, 2017, divided by the number of shares outstanding as of January 31, 2017.
(5)	Pro forma book value per share represents Verizon’s total stockholders’ equity as of December 31, 2016 or March 31, 2017, plus the value of the Verizon common stock expected to be issued in the merger (approximately $2.4 billion), based on the closing price of $46.38 of Verizon common stock on May 10, 2017, the last trading day before the public announcement of the merger agreement, and Straight Path’s outstanding shares as of January 31, 2017, divided by the pro forma shares outstanding at the applicable date.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Comparative Per Share Market Price Information

Straight Path common stock is listed on the NYSE MKT under the symbol “STRP.” Verizon common stock is listed on the NYSE and NASDAQ under the symbol “VZ.” The following table presents the closing prices of Straight Path common stock and Verizon common stock on May 10, 2017, the last trading day before the public announcement of the merger agreement, and [            ], 2017, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the equivalent per share value of the merger consideration for each share of Straight Path common stock on the relevant date.

Date	Straight Path Closing Price			Verizon Closing Price			Estimated Equivalent Per Share Value
May 10, 2017		$223.79			$46.38		$184.00
[ ], 2017	$	[	]	$	[	]	$184.00

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Straight Path stockholders in determining whether to adopt the merger agreement. Straight Path stockholders are urged to obtain current market quotations for Verizon common stock and Straight Path common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to adopt the merger agreement. See the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus for instructions on how to obtain the information that has been incorporated by reference. Historical results are not necessarily indicative of any results to be expected in the future. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 22 and 23, respectively, of this proxy statement/prospectus.

Comparative Stock Prices and Dividends

The following tables present, for the periods indicated, the intra-day high and low sales prices per share for Straight Path and Verizon common stock and the cash dividends declared per share of Straight Path and Verizon common stock. This information should be read together with the consolidated financial statements and related notes of Straight Path and Verizon that are incorporated by reference in this document.

	Straight Path common stock
	High	Low	Cash Dividends Declared
Fiscal year ended July 31, 2014
First Quarter	$6.40	$4.47	$	N/A
Second Quarter	9.30	5.31		N/A
Third Quarter	8.54	5.94		N/A
Fourth Quarter	10.69	6.78		N/A
Fiscal year ended July 31, 2015
First Quarter	$22.00	$8.67	$	N/A
Second Quarter	23.99	15.24		N/A
Third Quarter	22.36	17.84		N/A
Fourth Quarter	33.89	18.60		N/A
Fiscal year ended July 31, 2016
First Quarter	$50.00	$21.03	$	N/A
Second Quarter	34.10	7.62		N/A
Third Quarter	39.75	20.07		N/A
Fourth Quarter	41.75	15.65		N/A

	Straight Path common stock
	High	Low	Cash Dividends Declared
Fiscal year to date for the year ended July 31, 2017
First Quarter	$31.96	$15.06	$	N/A
Second Quarter	51.50	21.85		N/A
Third Quarter	133.79	26.89		N/A

	Verizon common stock
	High		Low		Cash Dividends Declared
Calendar Year 2014
First quarter	$49.40		$45.45		$0.5300
Second quarter	50.33		45.85		0.5300
Third quarter	53.66		48.20		0.5500
Fourth quarter	51.73		45.09		0.5500
Calendar Year 2015
First quarter	$49.99		$45.37		$0.5500
Second quarter	50.86		46.60		0.5500
Third quarter	48.26		38.06		0.5650
Fourth quarter	47.23		42.20		0.5650
Calendar Year 2016
First quarter	$54.37		$43.79		$0.5650
Second quarter	55.92		49.05		0.5650
Third quarter	56.95		51.02		0.5775
Fourth quarter	53.90		46.01		0.5775
Calendar Year 2017
First quarter	$54.83		$47.80		$0.5775
Second quarter (Through [ ], 2017)	[	]	[	]	[	]

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in or incorporated by reference into this proxy statement/prospectus that are not historical facts, including statements about the beliefs and expectations of the managements of Straight Path and Verizon, constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the SEC. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Forward-looking statements are based on the current beliefs and expectations of the management of Straight Path and Verizon and are subject to significant known and unknown risks and uncertainties, many of which are beyond the control of Verizon and Straight Path. Words such as “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on future circumstances that may or may not occur. Actual results may differ materially from the current expectations of Straight Path and Verizon depending on a number of factors affecting their businesses and risks associated with the successful execution of the merger and the integration and performance of their businesses following the merger. In evaluating these forward-looking statements, you should carefully consider the risks described herein and in other reports that Verizon and Straight Path file with the SEC. See the sections entitled “Risk Factors,” beginning on page 23 of this proxy statement/prospectus, and “Where You Can Find More Information,” beginning on page 119 of this proxy statement/prospectus. Factors which could have a material adverse effect on operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the risk that Straight Path stockholders may not adopt the merger agreement;

•	the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated or that may be burdensome;

•	risks that any of the closing conditions to the proposed merger may not be satisfied in a timely manner;

•	risks related to disruption of management time from ongoing business operations due to the merger;

•	failure to realize the benefits expected from the merger;

•	the timing to complete the merger;

•	risks related to any legal proceedings that have been or may be instituted against Verizon, Straight Path and/or others relating to the merger; and

•	the effect of the announcement of the merger on Straight Path’s and Verizon’s operating results and businesses generally.

Except as otherwise required by law, neither Verizon nor Straight Path is under any obligation, and each expressly disclaim any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22 of this proxy statement/prospectus, Straight Path stockholders should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement. You should also read and consider the risk factors associated with each of the businesses of Straight Path and Verizon because these risk factors may affect the business operations and financial results of the combined company. These risk factors may be found in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2016, Straight Path’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2017 and Straight Path’s Annual Report on Form 10-K for the fiscal year ended July 31, 2016, each of which is incorporated by reference into this proxy statement/prospectus.

The market price of Verizon common stock after completion of the merger will continue to fluctuate, and may be affected by factors different from those affecting shares of Straight Path’s common stock currently.

Upon completion of the merger, holders of Straight Path common stock will become holders of Verizon common stock. The businesses of Verizon differ from those of Straight Path in important respects, and, accordingly, the results of operations of Verizon after the merger, as well as the market price of Verizon common stock, may be affected by factors different from those currently affecting the results of operations of Straight Path. As a result of the merger, Straight Path will be part of a larger company with other lines of business, such that decisions affecting Straight Path may be made in respect of the larger combined business as a whole rather than the Straight Path business individually. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the Verizon common stock, regardless of Verizon’s actual operating performance. For further information on the businesses of Verizon and Straight Path and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.

After completion of the merger, Verizon may fail to realize the anticipated benefits of the merger, which could adversely affect the value of Verizon common stock.

The success of the merger will depend, in part, on Verizon’s ability to realize the anticipated benefits from combining the businesses of Verizon and Straight Path. The ability of Verizon to realize these anticipated benefits is subject to certain risks, including:

•	Verizon’s ability to successfully combine the businesses of Verizon and Straight Path; and

•	Whether the combined business will perform as expected.

If Verizon is not able to successfully combine the businesses of Verizon and Straight Path within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all or may take longer to realize than expected, the combined businesses may not perform as expected and the value of the Verizon common stock (including the merger consideration) may be adversely affected.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

Completion of the merger is subject to conditions and if these conditions are not satisfied or waived, the merger will not be completed.

The obligations of Verizon and Straight Path to complete the merger are subject to satisfaction or waiver of a number of conditions. The obligations of Verizon and Straight Path are each subject to, among other conditions: (i) adoption of the merger agreement by Straight Path stockholders, (ii) expiration or termination of any applicable waiting period (or extension thereof) under the HSR Act and receipt of the FCC consent, (iii) absence of any applicable law or order that prohibits completion of the merger, (iv) the registration statement on Form S-4 filed by Verizon, of which this proxy statement/prospectus forms a part, being declared effective by the SEC and the absence of any stop order or proceedings initiated or threatened related thereto, (v) performance in all material respects of the obligations required to be performed by the other party pursuant to the merger agreement at or prior to the completion of the merger and (vi) the accuracy of certain representations and warranties made in the merger agreement by the other party, subject to certain materiality qualifications.

In addition, Verizon’s obligation to complete the merger is further subject to, among other conditions: (a) the FCC consent described in clause (ii) above in connection with consummation of the merger having been received and became a final order without the imposition of any adverse regulatory conditions (see the section entitled “The Merger—Regulatory Approvals” beginning on page 71 of this proxy statement/prospectus for a definition of regulatory material adverse effect) and (b) there must not have occurred any change, event, circumstance or development that has or would reasonably be likely to result in a Straight Path material adverse effect.

In addition, Straight Path’s obligation to complete the merger is further subject to, among other conditions: (x) receipt of a tax opinion from Weil, Gotshal & Manges LLP, dated as of the effective time, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (y) the shares of Verizon common stock deliverable to the Straight Path stockholders pursuant to the merger agreement shall have been approved for listing on the NYSE and NASDAQ, subject to official notice of issuance.

The satisfaction of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause Verizon not to realize some or all of the benefits that Verizon expects to achieve if the merger is successfully completed within its expected timeframe. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89 of this proxy statement/prospectus.

In order to complete the merger, Verizon and Straight Path must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions, completion of the merger may be jeopardized or the anticipated benefits of the merger could be reduced.

Although Verizon and Straight Path have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required governmental approvals, including the FCC consent, or expiration or earlier termination of relevant waiting periods, as the case may be, there can be no assurance that the relevant waiting periods will expire or be terminated early or that the relevant approvals will be obtained. In addition, the governmental authorities that provide these approvals have broad discretion in administering the governing regulations. As a condition to approving the merger or related transactions, these governmental authorities may impose conditions, terms, obligations or restrictions or require divestitures or place restrictions on the conduct of Verizon’s business after completion of the merger. To the extent necessary to obtain the FCC consent and any other consent from any governmental entity, including HSR Act clearance, required to consummate the merger and the other transactions contemplated by the merger agreement, Verizon has agreed to take certain specified actions involving Verizon and its subsidiaries (including the surviving corporation after the closing date of the merger) and Straight Path and its subsidiaries, which include disposing of, divesting, transferring or licensing certain spectrum and related assets, and Verizon and its subsidiaries will take other actions that are in the aggregate de minimis. Except as set forth in the foregoing sentence, Verizon’s and Straight Path’s respective obligations to use reasonable best efforts to obtain all regulatory approvals required to complete the merger do not require Verizon and its affiliates and subsidiaries

(including Straight Path and its subsidiaries following the effective time) to consent to an adverse regulatory condition, as further described in the section entitled “The Merger—Regulatory Approvals” beginning on page 71 of this proxy statement/prospectus. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger, or otherwise adversely affecting, including to a material extent, Verizon’s businesses and results of operations after completion of the merger. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the abandonment of the merger. See the sections entitled “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger—Regulatory Approvals” beginning on pages 89 and 71, respectively, of this proxy statement/prospectus.

The merger may fail to qualify as a tax-free reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your Straight Path common stock.

Verizon and Straight Path intend the merger to qualify for the intended tax treatment. Straight Path’s obligation to effect the merger is subject to the satisfaction, or waiver by Straight Path, at or prior to the effective time of the merger, of the following condition: receipt by Straight Path of a written tax opinion from Weil, Gotshal & Manges LLP, legal counsel to Straight Path, dated as of the closing date of the merger, that the merger will qualify for the intended tax treatment. Such tax opinion will be based on customary assumptions and representations made by Verizon and Straight Path, as well as certain covenants and undertakings by Verizon and Straight Path. If Straight Path receives such tax opinion from its legal counsel on or prior to the effective date of the merger, such opinion would not bind the Internal Revenue Service or any court, or prevent the Internal Revenue Service from adopting a contrary position. In addition, neither Verizon nor Straight Path intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Accordingly, even if Straight Path receives a tax opinion that concludes that the merger qualifies for the intended tax treatment, no assurance can be given that the Internal Revenue Service will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. If the merger fails to qualify as a reorganization, you generally would recognize gain or loss for United States federal income tax purposes on each share of Straight Path common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the merger consideration received in exchange for that share upon completion of the merger. You should read the section entitled “Material United States Federal Income Tax Consequences” of this proxy statement/prospectus and consult your own tax advisors regarding the United States federal income tax consequences of the merger to you in your particular circumstances.

Straight Path’s directors and executive officers have interests in the merger that may be different from your interests as a stockholder of Straight Path.

When considering the recommendation of the Straight Path board that Straight Path stockholders adopt the merger agreement, Straight Path stockholders should be aware that directors and executive officers of Straight Path have certain interests in the merger that may be different from or in addition to the interests of Straight Path stockholders generally. These interests include the treatment in the merger of Straight Path equity compensation awards, severance protections, retention awards, and certain other rights held by Straight Path’s directors and executive officers, and the indemnification of former Straight Path directors and executive officers by Verizon. The Straight Path board was aware of these interests and considered them, among other things, in evaluating and approving the merger agreement and the merger and in recommending that the Straight Path stockholders adopt the merger agreement. See the sections entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Straight Path’s Named Executive Officers” and “Interests of Straight Path’s Directors and Executive Officers in the Merger” beginning on pages 97 and 101, respectively, of this proxy statement/prospectus for a more detailed description of these interests.

The merger agreement contains provisions that could discourage a potential competing acquiror of Straight Path.

The merger agreement contains “no shop” provisions that, subject to certain exceptions, restrict Straight Path’s ability to solicit, initiate, or knowingly encourage and facilitate competing third-party proposals for the acquisition of its stock or assets. In addition, before the Straight Path board withdraws, qualifies or modifies its recommendation of the merger with Verizon or terminates the merger agreement to enter into a third-party acquisition proposal, Verizon generally has an opportunity to offer to modify the terms of the merger. In some circumstances, upon termination of the merger agreement, Straight Path will be required to pay a termination fee of $38 million and repay the AT&T termination fee, which Verizon paid to AT&T on behalf of Straight Path.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of Straight Path from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share value than the value proposed to be received or realized in the merger, or might otherwise result in a potential third-party acquiror proposing to pay a lower price to Straight Path stockholders than it might otherwise have proposed to pay because of the added expense of the Straight Path termination fee and repayment of the AT&T termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and Straight Path decides to seek another business combination, it may not be able to negotiate or consummate a transaction with another party on terms comparable to, or better than, the terms of the merger agreement.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Verizon and Straight Path.

If the merger is not completed for any reason, including as a result of Straight Path stockholders failing to adopt the merger agreement, the ongoing businesses of Verizon and Straight Path may be adversely affected and, without realizing any of the benefits of having completed the merger, Verizon and Straight Path would be subject to a number of risks, including the following:

•	Verizon and Straight Path may experience negative reactions from the financial markets, including negative impacts on their respective stock prices and debt instruments;

•	Verizon and Straight Path may experience negative reactions from their respective customers, regulators and employees;

•	Verizon and Straight Path will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	the merger agreement places certain restrictions on the conduct of Straight Path’s business prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of Verizon (not to be unreasonably withheld, conditioned or delayed), may prevent Straight Path from making certain acquisitions or taking certain other specified actions during the pendency of the merger (see the section entitled “The Merger Agreement—Conduct of Businesses of Straight Path and its Subsidiaries Prior to Completion of the Merger” beginning on page 80 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Straight Path); and

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Verizon and Straight Path management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either Verizon or Straight Path as an independent company.

In addition to the above risks, Straight Path may be required, under certain circumstances, to pay Verizon the Straight Path termination fee and repay the AT&T termination fee, which may materially adversely affect Straight Path’s financial results. Further, Verizon and Straight Path could be subject to litigation related to any failure to complete the merger or related to any proceeding commenced against Verizon or Straight Path to enforce performance of their respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect Verizon’s and Straight Path’s businesses, financial condition, financial results and stock prices.

Failure to complete the merger could negatively impact Straight Path’s ability to comply with the FCC consent decree.

As previously disclosed, Straight Path is currently subject to a consent decree entered into by and between the Enforcement Bureau of the FCC and Straight Path, assigned File No.: EB-SED-16-00022575 and adopted January 11, 2017, which we refer to as the FCC consent decree, pursuant to which Straight Path is required to pay $15 million in installments over a nine-month period ending October 12, 2017 and, if Straight Path does not submit applications to the FCC seeking consent to the sale of its remaining spectrum licenses by January 12, 2018, Straight Path will be obligated to pay an additional $85 million to the FCC or surrender Straight Path’s remaining spectrum licenses. Straight Path believes that, if consummated, the merger would satisfy this requirement under the FCC consent decree. However, if the merger is not completed for any reason, including as a result of Straight Path stockholders failing to adopt the merger agreement, there is no guarantee that Straight Path will be able to otherwise sell its remaining spectrum licenses by January 12, 2018. If the merger is not completed for any reason and Straight Path does not submit applications to the FCC seeking consent to the sale of its remaining spectrum licenses to an alternate acquiror by January 12, 2018, there is no guarantee that the FCC would not seek to require Straight Path to pay the $85 million penalty or seek the forfeiture of Straight Path’s remaining spectrum licenses. If the penalty is imposed by the FCC, there is no guarantee that Straight Path will be able to obtain sufficient financing to pay the additional $85 million or repay the $17.5 million loan from the syndicate of investors, led by CF Special Situation Fund I, LP. A failure by Straight Path to comply with these requirements could lead to a default by Straight Path under the FCC consent decree, loss of Straight Path’s remaining spectrum licenses and will have a material adverse effect on Straight Path’s financial condition or results of operations.

The shares of Verizon common stock to be received by Straight Path stockholders as a result of the merger will have rights different from the shares of Straight Path common stock.

Upon completion of the merger, Straight Path stockholders will no longer be stockholders of Straight Path, but will instead become Verizon stockholders, and their rights as stockholders will be governed by the terms of the Verizon charter and the Verizon bylaws. The terms of the Verizon charter and the Verizon bylaws are in some respects different from the terms of the Straight Path charter and the Straight Path by-laws, which currently govern the rights of Straight Path stockholders. See the section entitled “Comparison of Stockholders’ Rights” beginning on page 106 of this proxy statement/prospectus for a discussion of the difference in rights associated with Verizon common stock.

After the merger, Straight Path stockholders will have a significantly lower ownership and voting interest in Verizon than they currently have in Straight Path and will exercise less influence over management.

Based on the number of shares of Straight Path common stock outstanding as of [                    ], 2017 and the closing stock price of Verizon common stock on the NYSE on [                    ], 2017, the latest practicable date before the mailing of this proxy statement/prospectus, of $[            ], and assuming that such price was to be the average stock price for the applicable period leading up to the merger upon which the number of Verizon shares of common stock to be received as merger consideration is determined, it is expected that, immediately after completion of the merger, former Straight Path stockholders will own approximately [    ]% of the outstanding shares of Verizon common stock. Consequently, former Straight Path stockholders will have less influence over the management and policies of Verizon than they currently have over the management and policies of Straight Path.

OTHER RISKS

Additional Risks Relating to Verizon and Straight Path

Verizon and Straight Path are, and following completion of the merger Verizon will continue to be, subject to the risks described in the following periodic reports filed with the SEC, each of which is incorporated by reference into this proxy statement/prospectus:

•	Verizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	Straight Path’s Annual Report on Form 10-K for the fiscal year ended July 31, 2016; and

•	Straight Path’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2017.

You should read and consider risk factors specific to Verizon’s and Straight Path’s respective businesses that will also affect the combined company after the completion of the merger. Please see “Where You Can Find More Information” beginning on page 119 for how you can obtain information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement/prospectus is being furnished to Straight Path stockholders as part of the solicitation of proxies by the Straight Path board for use at the special meeting to be held on [                    ], 2017, at [                    ] Eastern time, at [                    ], or at any postponement or adjournment thereof.

At the special meeting, Straight Path stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, (ii) a proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation and (iii) a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

Straight Path stockholders must adopt the merger agreement in order for the merger to occur. If Straight Path stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety.

Recommendation of the Straight Path Board

At a meeting held on May 10, 2017, the Straight Path board (i) unanimously determined that the merger is fair to, and in the best interests of Straight Path and its stockholders, approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and resolved to recommend adoption of the merger agreement to Straight Path’s stockholders, (ii) directed that the merger agreement be submitted to Straight Path’s stockholders for their adoption and (iii) received the opinion of its financial advisor, Evercore, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of shares of Straight Path common stock (other than holders of Excluded Shares) entitled to receive such merger consideration. In doing so, the Straight Path board considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of each of Straight Path and Verizon and certain anticipated effects of the merger on the combined company. In making its determination, the Straight Path board considered a number of factors, which are described in greater detail in the section entitled “The Merger—Recommendation of the Straight Path Board; Straight Path’s Reasons for the Merger” beginning on page 54 of this proxy statement/prospectus.

ACCORDINGLY, THE STRAIGHT PATH BOARD UNANIMOUSLY RECOMMENDS THAT STRAIGHT PATH STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” THE NON-BINDING, ADVISORY VOTE ON CERTAIN COMPENSATION ARRANGEMENTS AND “FOR” ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT OR IF A QUORUM IS NOT PRESENT AT THE SPECIAL MEETING.

Record Date and Quorum

Straight Path has set the close of business on [                    ], 2017 as the record date for the special meeting, and only holders of record of Straight Path common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you are a stockholder of record of shares of Straight Path common stock as of the close of business on the record date. On the record date, there were [            ] shares of Straight Path Class A common stock and [            ] shares of Straight Path Class B

common stock outstanding and entitled to vote. The Straight Path Class A common stock and the Straight Path Class B common stock will vote as a single class on all matters properly coming before the special meeting. You will have three votes for each share of Straight Path Class A common stock that you owned on the record date and one-tenth of one vote for each share of Straight Path Class B common stock that you owned on the record date.

The presence, in person or represented by proxy, of a majority of the votes entitled to be cast by holders of Straight Path common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting.

Additionally, the Straight Path by-laws and the DGCL provide that if a quorum shall fail to attend any meeting, the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum shall be present.

Attendance

Only Straight Path stockholders of record as of the close of business on the record date, their duly authorized proxy holders, beneficial owners with proof of ownership and guests of Straight Path may attend the special meeting. To gain admittance to the special meeting, please detach and retain the admittance ticket attached to your proxy card. If your shares of Straight Path common stock are held through a bank, brokerage firm or other nominee, please visit the website listed in the instructions provided by your bank, brokerage firm or other nominee and follow the instructions to print an admission pass, or bring proof of your beneficial ownership of such shares to the special meeting. Acceptable proof could include an account statement showing that you owned shares of Straight Path common stock on the record date. If you received your special meeting materials electronically, please follow the instructions provided for attendance. If you are the representative of a corporate or institutional stockholder, you must present proof that you are the representative of such stockholder. Any person attending the special meeting in person will be required to present valid, government-issued photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the special meeting. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting. In addition, packages and bags may be inspected and other measures may be employed to enhance the security of persons attending the special meeting. These procedures may require additional time, so please plan your arrival time accordingly. To avoid disruption, admission may be limited once the special meeting begins.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the votes entitled to be cast at the special meeting by the holders of Straight Path Class A common stock and Straight Path Class B common stock voting together as a single class. For the adoption of the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Votes to abstain will not be counted as votes cast in favor of the adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a valid proxy or to vote in person at the special meeting or if you vote to abstain, it will have the same effect as voting your shares of Straight Path common stock “AGAINST” the adoption of the merger agreement.

If your shares of Straight Path common stock are registered directly in your name with the transfer agent of Straight Path, American Stock Transfer & Trust Company, you are considered, with respect to those shares of Straight Path common stock, the stockholder of record. If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Straight Path.

If your shares of Straight Path common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Straight Path common stock held in “street name”. In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Straight Path common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE MKT, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the adoption of the merger agreement, the proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation, and adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting. As a result, absent specific instructions from the beneficial owner of such shares of Straight Path common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of Straight Path common stock on non-routine matters.

The proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation requires the affirmative vote of a majority of votes cast thereon. For purposes of the proposal, if your shares of Straight Path common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, or if you fail to submit a proxy or to vote in person at the special meeting, as applicable, the shares of Straight Path common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation.

The proposal to approve adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting requires the affirmative vote of the holders of a majority of the votes of Straight Path common stock present in person or represented by proxy and entitled to vote at the special meeting, whether or not a quorum is present. For purposes of the vote on adjournments of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting, if your shares of Straight Path common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, this will have the effect of voting your shares of Straight Path common stock “AGAINST” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting. If you fail to submit a proxy or to attend the special meeting or if your shares of Straight Path common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Straight Path common stock, your shares of Straight Path common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

As of the close of business on the record date, the directors and executive officers of Straight Path beneficially owned and were entitled to vote, in the aggregate, [            ] shares of Straight Path Class A common stock and [            ] shares of Straight Path Class B common stock, representing [    ]% of the outstanding voting power of Straight Path common stock as of the close of business on the record date. We currently expect that the directors and executive officers of Straight Path will vote their shares of Straight Path common stock “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the merger-related executive compensation and “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting, although none of them has entered into any agreements obligating him or her to do so. As of the close of business on the record date, the directors and executive officers of Verizon beneficially owned and were entitled to vote, in the aggregate, [            ] shares of Straight Path Class A common stock and [            ] shares of Straight Path Class B common stock, representing [    ]% of the outstanding voting power of Straight Path common stock as of the close of business on the record date.

Proxies and Revocations

If you are a stockholder of record, you may have your shares of Straight Path common stock voted on matters presented at the special meeting in any of the following ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by [ ] Eastern time on [ ], 2017. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Straight Path common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Corporate Secretary of Straight Path by the time the special meeting begins. Please do not send in your share certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your share certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Straight Path common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Straight Path common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Straight Path common stock represented by your proxy will be voted as recommended by the Straight Path board with respect to that proposal. As of the date of this proxy statement/prospectus, the Straight Path board unanimously recommends that Straight Path stockholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis of the merger-related executive compensation and “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. Straight Path stockholders of record may revoke their proxy by filing an instrument of revocation or a duly executed proxy bearing a later date (including by means of a telephone or Internet vote) with Straight Path’s Corporate Secretary at Straight Path Communications Inc., Attention: Corporate Secretary, 5300 Hickory Park Dr., Suite 218, Glen Allen, VA 23059, Telephone (804) 433-1523. Stockholders of record may also revoke a proxy by attending the special meeting and voting in person. Attendance at the special meeting alone will not revoke any proxy. If not revoked, the proxy will be voted at the special meeting in accordance with your instructions.

If your shares are held in an account at a bank, brokerage firm or other nominee and you have delivered your voting instruction card to your broker, bank or other nominee, you should contact your bank, brokerage firm or other nominee to change your vote.

If you have any questions or need assistance voting your shares, please contact Straight Path’s proxy solicitor, D.F. King & Co., Inc., banks and brokers call collect: (212) 269-5550, stockholders call toll free: (800) 714-3310, or via email at strp@dfking.com.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF STRAIGHT PATH COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Straight Path stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Straight Path may also postpone or adjourn the special meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Straight Path has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Straight Path prior to the special meeting.

An adjournment generally may be made with the affirmative vote of the holders of a majority of the votes of Straight Path common stock present in person or represented by proxy and entitled to vote at the special meeting, whether or not a quorum is present.

Anticipated Date of Completion of the Merger

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89 of this proxy statement/prospectus, including the adoption of the merger agreement by Straight Path stockholders at the special meeting, Straight Path and Verizon expect that the merger will be completed within nine months from the signing of the merger agreement. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

No Dissenters’ Rights

Because holders of shares of Straight Path common stock are not required to receive consideration other than the stock consideration in the merger, or cash in lieu of fractional shares, and shares of Verizon common stock are listed on the NYSE, holders of shares of Straight Path common stock are not entitled to exercise dissenters’ rights under Delaware law in connection with the merger.

Solicitation of Proxies; Payment of Solicitation Expenses

Straight Path has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting. Straight Path estimates that it will pay D.F. King & Co., Inc. a fee of approximately $10,000. Straight Path has agreed to reimburse D.F. King & Co., Inc. for certain out-of-pocket fees and expenses and also will indemnify D.F. King & Co., Inc. against certain losses, claims, damages, liabilities or expenses.

Straight Path also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Straight Path common stock. Straight Path’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Straight Path common stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Straight Path’s proxy solicitor, D.F. King & Co., Inc., banks and brokers call collect: (212) 269-5550, stockholders call toll free: (800) 714-3310, or via email at strp@dfking.com.

THE PARTIES TO THE MERGER

Straight Path Communications Inc.

5300 Hickory Park Drive, Suite 218

Glen Allen, Virginia 23059

(804) 433-1522

Straight Path Communications Inc., a Delaware corporation, holds an extensive portfolio of 39 GHz and 28 GHz wireless spectrum licenses through its Straight Path Spectrum subsidiary. Straight Path is developing next generation wireless technology through its Straight Path Ventures subsidiary. Straight Path holds, licenses, and conducts other business related to certain patents through IP Group.

Straight Path’s common stock is listed on the NYSE MKT under the symbol “STRP.”

Additional information about Straight Path is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

(212) 395-1000

Verizon is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of communications, information and entertainment products and services to consumers, businesses and governmental agencies. With a presence around the world, we offer voice, data and video services and solutions on our wireless and wireline networks that are designed to meet customers’ demand for mobility, reliable network connectivity, security and control. We have two reportable segments, Wireless and Wireline. Our wireless business, operating as Verizon Wireless, provides voice and data services and equipment sales across the United States using one of the most extensive and reliable wireless networks. Our wireline business provides consumer, business and government customers with communications products and enhanced services, including broadband data and video, corporate networking solutions, data center and cloud services, security and managed network services and local and long distance voice services, and also owns and operates one of the most expansive end-to-end Global Internet Protocol networks. We have a highly skilled, diverse and dedicated workforce of approximately 161,000 employees as of March 31, 2017.

Verizon’s common stock is listed on the NYSE and NASDAQ under the symbol “VZ.”

Additional information about Verizon is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.

Waves Merger Sub I, Inc.

c/o Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

(212) 395-1000

Merger Sub was formed on April 7, 2017 for the purpose of effecting the merger. To date, Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the merger. By operation of the merger, Merger Sub will merge with and into Straight Path, and Straight Path will be the surviving corporation and a direct, wholly owned subsidiary of Verizon.

THE MERGER

This section describes the merger. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you any factual information about Straight Path or Verizon. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Straight Path and Verizon make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.

Merger Consideration

Upon completion of the merger, each issued and outstanding share of Straight Path common stock, other than shares owned by Verizon, Merger Sub or Straight Path or any of the direct or indirect subsidiaries of Verizon or Straight Path, in each case not held on behalf of third parties, will be converted into the right to receive a number of shares of Verizon common stock equal to the quotient, rounded to the nearest ten-thousandth of a share, determined by dividing (a) $184.00 by (b) the five (5)-day volume-weighted average per share price of a share of Verizon common stock, rounded to two decimal points, on the NYSE, ending on the second full trading day prior to the effective time, which we refer to as the merger consideration. The value of the merger consideration that Straight Path stockholders will receive as a result of the merger is equal to $184.00 per share of Straight Path common stock. However, no fractional shares of Verizon will be issued in the merger, and each Straight Path stockholder who otherwise would have received a fractional share of Verizon common stock in the merger will instead receive, from the exchange agent, a cash payment in lieu of such fractional shares representing such holder’s proportionate interest in the proceeds from the sale by the exchange agent of the aggregate number of fractional shares of Verizon common stock that Straight Path stockholders would have otherwise been entitled to receive. Accordingly, the actual number of shares of Verizon common stock delivered to Straight Path stockholders will depend on the average price per share at which Verizon common stock trades during a period leading up to the merger. Verizon common stock is listed on the NYSE and NASDAQ under the trading symbol “VZ.”

In the event that Straight Path changes the number of shares of Straight Path common stock or securities convertible or exchangeable into or exercisable for any such shares of Straight Path common stock issued and outstanding prior to the effective time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision or other similar transaction, the merger consideration will be equitably adjusted to eliminate the effects of such event on the merger consideration.

Straight Path Options

Immediately prior to the effective time, each outstanding option to purchase shares of Straight Path common stock, whether vested or unvested, which we refer to as a Straight Path option, will be terminated and cancelled. After the effective time, each holder of a Straight Path option having an exercise price that is less than $184.00 will be entitled to receive for each such Straight Path option a number of shares of Verizon common stock equal to the quotient, rounded to the nearest ten-thousandth of a share, determined by dividing (a) the excess, if any, of $184.00 over the per-share exercise price for the shares of Straight Path common stock that would have been issuable upon exercise of such option, by (b) the five (5)-day volume-weighted average per share price of a share of Verizon common stock, rounded to two decimal points, on the NYSE, ending on the second full trading day prior to the effective time. There are no outstanding Straight Path options having an exercise price that is greater than $184.00. See the section entitled “The Merger Agreement—Withholding Rights” beginning on page 77 of this proxy statement/prospectus.

Straight Path Restricted Stock

At the effective time, each outstanding share of restricted stock, vested or unvested, will be terminated and cancelled and will only entitle the holder of each such share of restricted stock to receive an amount equal to the merger consideration. See the section entitled “The Merger Agreement—Withholding Rights” beginning on page 77 of this proxy statement/prospectus.

Background of the Merger

The Straight Path board regularly meets to review Straight Path’s operations and discuss potential strategic alternatives available to Straight Path, with the goal of maximizing stockholder value.

In November 2015, certain allegations were made in an anonymous report regarding the circumstances under which certain of Straight Path’s spectrum licenses were renewed by the FCC in 2011 and 2012. Following the publication of that report, Straight Path conducted an independent investigation and disclosed the results of the investigation to the Federal Communications Commission, which we refer to as the FCC, on August 1, 2016.

Periodically during the month of June 2016, representatives of Straight Path and representatives of AT&T engaged in discussions regarding the potential leasing of some or all of Straight Path’s 28 GHz LMDS wireless spectrum. On June 23, 2016, a representative of AT&T informed Davidi Jonas, the chief executive officer of Straight Path, that AT&T was also interested in Straight Path’s 39 GHz wireless spectrum and on June 29, 2016, AT&T submitted a list of diligence requests regarding the licenses relating to Straight Path’s 39 GHz wireless spectrum.

During the summer and fall of 2016, Straight Path engaged in discussions with various parties who expressed an interest in acquiring various of Straight Path’s spectrum assets, which we refer to as Bidders A, B and C, none of which discussions resulted in a transaction. Bidder A never expressed an interest in acquiring the entire company. On August 26, 2016, AT&T delivered an additional list of diligence requests and indicated that it might be interested in an acquisition of the entire company.

On September 20, 2016, the enforcement bureau of the FCC delivered a letter of inquiry requesting additional documents and information regarding Straight Path’s 39 GHz and 28 GHz spectrum licenses, and Straight Path cooperated fully with the FCC’s inquiries.

On September 21, 2016, AT&T submitted a term sheet proposing the acquisition of all of the issued and outstanding stock of Straight Path for $32.32 per share, or a total purchase price of $400 million.

On September 28, 2016, Davidi Jonas informed AT&T that Straight Path would be retaining an outside financial advisor and that any whole company acquisition would require a purchase price at a premium to Straight Path’s 52 week high share price of $50 per share. The representative of AT&T suggested that procedurally, the highest price at which AT&T could quickly complete a transaction would be a per share price reflecting a total enterprise value of $499 million.

On October 28, 2016, Straight Path engaged Evercore as its financial advisor in connection with the Straight Path board’s evaluation of strategic alternatives.

On November 11, 2016, AT&T sent Straight Path a non-binding summary of proposed preliminary terms, pursuant to which AT&T would acquire all of the outstanding shares of Straight Path at $43.90 per share, representing a total enterprise value of $550 million in cash. AT&T also requested that Straight Path negotiate exclusively with AT&T for a period of ninety days following execution of an exclusivity agreement, a draft of which was attached to the term sheet.

On November 14, 2016, the Straight Path board held a meeting to discuss the term sheet received from AT&T, the current status of the FCC inquiry and the potential to resolve the FCC inquiry before further considering the indications of interest received from AT&T and Bidder B. The Straight Path board discussed these matters with Straight Path’s management and, following such discussion, the Straight Path board determined that Straight Path would be able to negotiate more favorable terms for a potential transaction with the prospective bidders if the FCC’s inquiry could be resolved first.

On November 18, 2016, Bidder B sent Straight Path a letter proposing a transaction pursuant to which Bidder B would acquire all of the 28 GHz and 39 GHz licenses and related assets of Straight Path in exchange for $350 million in cash. The letter requested that Straight Path agree to negotiate with Bidder B exclusively through December 10, 2016 and to enter into an exclusivity agreement by no later than 5:00 p.m. eastern time on November 27, 2016, a draft of which was attached to the letter.

Starting in November 2016, representatives of Straight Path and the FCC held several meetings to discuss a possible consent decree to resolve the FCC’s inquiry. Straight Path and the FCC exchanged draft term sheets of a consent decree and negotiated a potential settlement throughout December 2016 and early January. Throughout these negotiations, the Straight Path board received updates regarding the process of negotiations and proposed terms of the consent decree.

On December 30, 2016, the Straight Path board retained Weil, Gotshal & Manges LLP, which we refer to as Weil, as outside legal counsel to Straight Path in connection with the Straight Path board’s evaluation of strategic alternatives.

On January 11, 2017, the Straight Path board met to consider the negotiated terms of the proposed FCC consent decree. The proposed FCC consent decree would settle the FCC’s investigation commenced by the enforcement bureau of the FCC. Under the proposed FCC consent decree, Straight Path would commit to, among other things, (i) pay a civil penalty of $15 million, payable in installments, (ii) surrender to the FCC 196 of its licenses in the 39 GHz spectrum band and (iii) submit for approval an application for the sale of its remaining 39 GHz and 28 GHz spectrum licenses on or before January 11, 2018 and remit twenty percent of the proceeds from such sale to the United States Treasury as an additional civil penalty. The FCC consent decree further provided that if Straight Path failed to submit an application for the transfer of Straight Path’s spectrum license portfolio prior to January 11, 2018, Straight Path would be required to pay an additional civil penalty of $85 million to the United States Treasury or, at Straight Path’s option, surrender all of the spectrum licenses in its portfolio to the FCC. After receiving advice from Straight Path’s outside FCC counsel, the Straight Path board concluded that, under the circumstances, the terms proposed in the FCC consent decree were reasonable and there was significant risk that the outcome would be materially less favorable if Straight Path declined to enter into the FCC consent decree, including the possibility of protracted litigation with the FCC. FCC counsel noted that changes to the FCC’s policy and approach on consent decrees could arise in connection with a new administration. After discussing the terms of the FCC consent decree with Straight Path’s management, outside legal counsel and representatives of Evercore, the Straight Path board approved Straight Path’s entry into the proposed FCC consent decree, and Straight Path and the FCC executed the FCC consent decree on January 11, 2017.

Following Straight Path’s entry into the FCC consent decree, Straight Path’s management, together with its outside legal advisors and representatives of Evercore, discussed the potential options available to finance the initial $15 million civil penalty due under the FCC consent decree. Straight Path’s management considered a potential equity raise, and Straight Path filed a registration statement on Form S-3 in preparation for the potential equity raise. Straight Path’s management also considered seeking debt financing and, at the direction of Straight Path’s management, representatives of Evercore contacted certain potential debt financing sources. During the period between January 23, 2017 and January 31, 2017, Straight Path executed confidentiality agreements with various potential financing sources, including Clutterbuck Capital Management, for the purpose of raising funds to pay the initial $15 million penalty due to the FCC under the FCC consent decree.

On January 31, 2017, the Straight Path board held a telephonic meeting with representatives of Evercore and Schwell, Wimpfheimer & Associates LLP, Straight Path’s corporate counsel which we refer to as Schwell, participating. Representatives of Evercore discussed with the Straight Path board the proposed terms of a loan agreement, pursuant to which a syndicate of investors, led by CF Special Situation Fund I, LP, an affiliate of Clutterbuck Capital Management, which we collectively refer to as the Lenders, would lend Straight Path $17.5 million. Representatives of Evercore also discussed with the Straight Path board the process of contacting potential bidders for an acquisition of Straight Path and the likely timeline of such a process, following which the Straight Path board authorized representatives of Evercore to work with Straight Path management to identify a list of potential bidders and commence outreach to those potential bidders to gauge their interest in a potential transaction with Straight Path.

During the month of February 2017, at the direction of the Straight Path board, representatives of Evercore contacted 20 potential bidders, and 11 of the 20 potential bidders executed confidentiality agreements with Straight Path. Those bidders were Verizon, AT&T, Bidder B, Bidder C and seven other strategic bidders, which we refer to as Bidders D, E, F, G, H, I and J. After executing confidentiality agreements with Straight Path, the bidders, other than Bidder D, were granted access to an online data room established by Straight Path, which we refer to as the virtual data room. Bidder D informed representatives of Evercore after executing the confidentiality agreement that such bidder was no longer interested in pursuing a potential transaction with Straight Path and was not provided access to the virtual data room.

On February 6, 2017, the Straight Path board formed a special committee, consisting of independent board members K. Chris Todd, William F. Weld, and Fred Zeidman, which we refer to as the special committee, for the purpose of, among other things, evaluating potential options to divest Straight Path’s interest in patent rights and the existing and potential claims against third parties associated with such patent rights (which Straight Path holds through Straight Path’s 84.5% interest in Straight Path IP Group, Inc., which we refer to as the IP Group).

On February 7, 2017, Straight Path entered into a loan agreement with the Lenders, pursuant to which the Lenders lent Straight Path $17.5 million under the terms and conditions set forth in the loan agreement. The funds were allocated to pay the initial $15 million penalty owed to the FCC under the FCC consent decree when such payment became due, and for general corporate purposes.

On February 10, 2017, at the direction of the Straight Path board, representatives of Evercore sent a first-round bid instruction letter together with an introductory presentation about Straight Path to the parties with whom Straight Path had executed confidentiality agreements, requesting that the parties submit preliminary indications of interest by 5:00 p.m. eastern time on March 2, 2017. In order to enable the bidders to calculate the implied enterprise value of Straight Path on a consistent basis, the first round bid instruction letter included a waterfall analysis based on certain information and assumptions provided by Straight Path’s management, which detailed the 20% penalty owed to the FCC under the FCC consent decree and other estimated payment obligations to third parties and expected transaction expenses that the successful bidder would incur in connection with an acquisition of Straight Path.

On February 14, 2017, the special committee held an in-person meeting at Weil’s offices in New York for the purpose of evaluating potential options to divest Straight Path’s interest in the IP Group. After discussion, the special committee authorized Straight Path to explore other means of obtaining value for the IP Group as such assets were not expected to be of material value to the potential whole-company bidders and possibly would be considered by such bidders as a liability.

From time to time, Straight Path had sought indemnification from its former parent company, IDT Corporation, which we refer to as IDT, pursuant to the Separation and Distribution Agreement, dated as of July 31, 2013, between Straight Path and IDT. Because Howard Jonas is a significant stockholder of both Straight Path and IDT, the special committee (rather than the entire Straight Path board) decided to evaluate Straight Path’s rights and obligations under the Separation and Distribution Agreement and the feasibility of asserting an indemnification claim on behalf of Straight Path against IDT in relation to the FCC consent decree and Straight Path’s related liabilities in connection with the Straight Path board’s evaluation of Straight Path’s strategic alternatives. The special committee retained Shearman & Sterling LLP, which we refer to as Shearman, as outside legal counsel to the special committee. On February 14, 2017, the special committee held an in-person meeting at Shearman’s offices in New York for the purpose of discussing the feasibility of asserting or preserving the potential indemnification claim against IDT for the benefit of Straight Path’s stockholders.

On February 16, 2017, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore, Weil, Shearman and Schwell in attendance, to provide an update to the Straight Path board on the current status of the process and the initial outreach by representatives of Evercore. Representatives of Evercore noted that as of such date, seven parties were active in the data room. By February 21, 2017, Straight Path had executed confidentiality agreements with a total of 11 parties, though only 10 parties received access to the data room as one of the parties declined to proceed in the process. Representatives of Evercore also noted that the first-round bid instruction letter requested that the parties submit non-binding indications of interest by March 2, 2017.

On February 28, 2017, a representative of Shearman contacted a representative of Weil to convey that the independent directors intended to preserve the potential indemnification claim against IDT for the benefit of the stockholders of Straight Path, and that they were exploring various alternatives to do so, including (i) selling Straight Path’s wireless spectrum assets (instead of selling the entire company), and (ii) assigning the indemnification claim against IDT to a litigation trust.

On March 1, 2017, representatives of Evercore received a preliminary indication of interest from Bidder F to acquire all of Straight Path’s wireless spectrum for $435 million in cash, or $24.99 per share. Throughout the day on March 2, 2017, representatives of Evercore received preliminary indications of interest from each of AT&T, Verizon, Bidder B and Bidder C. Bidder C offered to acquire Straight Path’s 28 GHz wireless spectrum portfolio on a stand-alone basis for $40 million or the whole company for a total enterprise value of $511 million or $34.28 per share. AT&T offered to acquire Straight Path for a total enterprise value of $602 million, or $35.44 per share. Verizon offered to acquire Straight Path for a total enterprise value of $550 million, or $32.18 per share. Bidder B offered to acquire half of Straight Path’s 39 GHz wireless spectrum portfolio for $280 million or all of Straight Path’s 39 GHz wireless spectrum portfolio for $470 million. Bidder E and Bidder I each requested an additional week to complete their respective due diligence efforts and submit a preliminary non-binding indication of interest. Bidder G, Bidder H and Bidder J elected not to submit a preliminary non-binding indication of interest and did not participate further in the process.

On March 3, 2017, the Board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance, to discuss the preliminary indications of interest received and responses thereto. Representatives of Evercore reviewed each preliminary indication of interest with the Straight Path board, and the Straight Path board discussed considerations for the second-round of the process with representatives of Evercore and Weil. The Straight Path board then authorized representatives of Evercore to provide each bidder with feedback on its respective bid and to prepare a second-round bid instruction letter. The Straight Path board also authorized Weil to prepare a draft merger agreement which would be provided to bidders concurrently with the second-round bid instruction letter.

On March 8, 2017, the special committee held a telephonic meeting, with Straight Path’s general counsel and representatives of Weil and Shearman participating. During this meeting, the special committee reviewed the status of Straight Path’s outreach to various intellectual property valuation firms regarding the IP Group. The special committee expressed and discussed concerns that bidders for Straight Path would not have interest in vigorously pursuing a potential indemnity claim against IDT and thus would not ascribe appropriate value to such claim in their bids to acquire Straight Path. The special committee then discussed the feasibility of separating Straight Path’s potential indemnity claim against IDT for purposes of any sale of Straight Path or negotiating a settlement of the potential indemnity claim against IDT.

On March 9, 2017, representatives of Evercore received a preliminary indication of interest from Bidder I to acquire Straight Path’s 39 GHz portfolio, or the 28 GHz portfolio, or the whole company, in each case at values well below the offers from other bidders, following which, at the direction of the Straight Path board, representatives of Evercore informed Bidder I that Straight Path had determined not to further involve them in the process.

On the evening of March 13, 2017, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore, Weil, Schwell and Shearman in attendance. Representatives of Evercore indicated that a representative of Verizon communicated to representatives of Evercore that it would be prepared to preempt the process and to proceed on an accelerated basis, and on that basis, was willing to increase its offer to a total enterprise value of $750 million, instead of the offer in its initial indication of interest of $550 million. Following a detailed discussion, the Straight Path board determined to allow Verizon to complete its due diligence review on an expedited basis, but not to preclude the other bidders from the process. The Straight Path board instructed representatives of Evercore to proceed with the sale process as planned by preparing a second-round bid instruction letter to be made available to all bidders.

Also on the evening of March 13, 2017, the special committee held a telephonic meeting, with Straight Path’s general counsel, and representatives of Evercore, Weil and Shearman in attendance. Representatives of Shearman discussed with the special committee various alternatives for preserving the potential indemnification claim against IDT for the benefit of Straight Path’s stockholders. The special committee considered and discussed the foregoing, including the possibility of counterclaim risk in connection with the potential indemnity claim and determined that it was in the best interests of Straight Path and its stockholders that the potential indemnity claim against IDT be excluded from the potential transaction and that potential bidders be so informed in the second-round bid instruction letter.

On March 14, 2017, at the direction of the Straight Path board, representatives of Evercore sent a second-round bid instruction letter to AT&T, Verizon, Bidder B, Bidder C and Bidder F requesting that the bidders submit their revised indications of interest by 5:00 p.m. eastern time on March 30, 2017.

On March 14 and 15, 2017, Howard Jonas contacted each of the three independent directors by telephone. In one of those calls, Howard Jonas asserted that the Separation and Distribution Agreement afforded IDT certain rights against Straight Path with respect to any responsibility Straight Path bore for the events leading to the FCC consent decree. Howard Jonas proposed a meeting with the independent directors to explore the possibility of resolving these potential claims.

On March 15, 2017, a representative of IDT told a representative of Straight Path that Howard Jonas was interested in a potential transaction for the IP Group as part of a larger discussion to resolve any indemnification claim against IDT.

On March 16, 2017, a draft merger agreement was made available to bidders. Later that day, representatives of Evercore received a preliminary indication of interest from Bidder E to acquire Straight Path for a total enterprise value well below the offers received from other bidders, following which representatives of Evercore, at the direction of the Straight Path board, informed Bidder E that Straight Path had determined not to further involve them in the process.

On March 17, 2017, representatives of Weil held a discussion with Howard Jonas and Boies, Schiller & Flexner LLP, which we refer to as Boies Schiller, outside legal counsel to Howard Jonas and IDT, to discuss the likelihood that bidders would require Howard Jonas and the Patrick Henry Trust, through which Howard Jonas holds the majority of his voting interest in Straight Path, to enter into a voting agreement in support of the potential transaction. Under the terms of the Patrick Henry Trust, Howard Jonas votes the trust shares in connection with a merger and accordingly, his support is required in order for stockholder support to be obtained.

Howard Jonas informed representatives of Weil that although he was not prepared to commit to support a transaction that involved a merger or sale of Straight Path as a whole, he was prepared to support a transaction that involved a sale of only Straight Path’s wireless spectrum assets—which were the only assets that had to be sold pursuant to the FCC consent decree. That evening, the special committee held a telephonic meeting, with Straight Path’s general counsel, and representatives of Weil and Shearman participating. Representatives of Weil updated the special committee on its prior discussion with Howard Jonas. Following that update, the special committee determined to arrange a meeting between the members of the special committee, Howard Jonas and their respective outside legal counsel to discuss Howard Jonas’s views with respect to a potential sale of Straight Path and potential support for such a transaction, and to discuss concerns relating to the potential indemnity claim against IDT, which is controlled by Howard Jonas.

Also on March 17, 2017, representatives of Verizon verbally indicated to representatives of Evercore that it would be submitting a revised proposal to acquire Straight Path for a total enterprise value of $750 million along with a revised draft of the merger agreement in advance of the second-round bid deadline, with a view towards preempting the process.

On March 20, 2017, a representative of Shearman had a telephone call with a representative of Boies Schiller, during which the representative of Boies Schiller noted that Howard Jonas was not prepared to commit to support a potential transaction that would allow an indemnification claim under the Separation and Distribution Agreement to be pursued against IDT after the closing of a merger.

On the evening of March 20, 2017, Weil received a revised draft of the merger agreement from Verizon’s outside legal counsel, Debevoise & Plimpton LLP, which we refer to as Debevoise. Verizon’s draft of the merger agreement contemplated an all-cash purchase price and that Howard Jonas and the Patrick Henry Trust would execute a written consent approving and adopting the merger agreement. The written consent would have constituted stockholder approval and eliminated the Straight Path board’s opportunity to respond to a superior proposal from a third party between signing of the merger agreement and closing of the merger.

On March 21, 2017, Verizon delivered a written non-binding indication of interest to representatives of Evercore, which confirmed the previously delivered verbal offer reflecting a total enterprise value of $750 million and requested that Straight Path enter into exclusivity with Verizon by no later than 5:00 p.m. eastern time on March 24, 2017. Verizon also noted that if Straight Path failed to enter into an exclusivity agreement with Verizon by that time, it might reassess its desire to continue in the process.

On March 21, 2017, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management and Weil in attendance, to discuss the revised draft of the merger agreement submitted by Verizon. At that meeting, representatives of Weil reported to the Straight Path board that Verizon had confirmed to representatives of Evercore its revised proposal of $750 million and conditioned such proposal on Straight Path entering into an exclusivity agreement with Verizon, and representatives of Weil reviewed the terms proposed in Verizon’s draft of the merger agreement. After discussion, the Straight Path board instructed Weil to ask representatives of Evercore to communicate to each of the other bidders that Straight Path had received a substantially higher offer from one of the bidders, and to ask each of the other bidders whether they would be able to raise their offers significantly if the process was continued and whether they would be prepared to proceed on an accelerated timeline if needed. The Straight Path board also instructed Weil to revise the merger agreement received from Verizon with a view towards providing a revised draft of the agreement to Debevoise by March 24, 2017.

From the evening of March 21, 2017 to March 22, 2017, at the direction of the Straight Path board, representatives of Evercore contacted representatives of each of AT&T, Bidder B and Bidder F with a transaction update, stating that Straight Path had received a pre-emptive bid from a highly motivated, well-capitalized bidder, including a mark-up of the draft merger agreement with minimal future diligence needs. Representatives of Evercore indicated to each of the bidders that Straight Path had not yet made a decision on how to proceed, but asked each bidder whether, based on the diligence they performed to date, they could foresee themselves offering a revised bid at a materially higher amount. Representatives of Evercore requested that each bidder provide a response by the end of the day on March 23, 2017. Bidders were also informed that based on the responses received, the process may continue to the original bid deadline of March 30, 2017 or proceed on a different timeline.

On March 23, 2017, representatives of Evercore received feedback from each of the previously contacted bidders. Each of AT&T and Bidder B indicated that it was prepared to offer a minimum bid at a mid- to high-$40s per share price. Bidder F communicated that it would be able to revise its bid to reflect a total enterprise value for Straight Path of approximately $800 million, which would reflect a per share price of approximately $47.95.

On March 24, 2017, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance, to summarize the developments of the past week and to discuss whether it was in the best interests of Straight Path and its stockholders to enter into an exclusivity agreement with Verizon. Representatives of Evercore also discussed with the Straight Path board key external deadlines to be cognizant of as the process continued, noting that certain restrictions on the ability of companies in the telecommunications industry that participated in recent U.S. spectrum auctions to communicate with each other as to certain matters would fall away in mid-to-late April and that the affected companies could shift their focus away from Straight Path’s bid process in favor of pursuing other possible transactions that could be much larger and potentially of greater strategic importance to such companies. Also at this meeting, representatives of Weil reviewed with the Straight Path board the directors’ fiduciary duties and other legal matters in connection with the Straight Path board’s consideration of a potential sale of Straight Path, and a representative of Morgan Lewis & Bockius LLP, which we refer to as Morgan Lewis, outside FCC counsel to Straight Path, reviewed with the Straight Path board the potential risks relating to spectrum aggregation with respect to each of the bidders and the anticipated FCC review process with respect to each of the potential bidders. Following discussion with its outside legal and financial advisors, the Straight Path board decided that it would not be in the best interests of Straight Path and its stockholders to enter into an exclusivity agreement with Verizon and instructed representatives of Evercore to communicate such decision to representatives of Verizon. The Straight Path board then discussed the message that would be communicated to each of the other remaining bidders and instructed representatives of Evercore to request that each of the other bidders provide a revised draft of the merger agreement as soon as practicable and notify each of the other bidders that Straight Path had determined to continue along the original timeline, maintaining the second-round bid deadline of March 30, 2017.

On March 28, 2017, Weil received revised drafts of the merger agreement from legal counsel to each of AT&T and Bidder B. Each of the draft merger agreements received from AT&T and Bidder B contemplated an all-cash purchase price and that Howard Jonas and the Patrick Henry Trust would execute a written consent approving and adopting the merger agreement. Also on March 28, 2017, Bidder F communicated to representatives of Evercore that it would be withdrawing from the process, stating that it had determined that at the valuation being contemplated, it had other priorities for its capital. Early on the morning of March 29, 2017, Weil delivered a revised markup of the merger agreement to Debevoise which, among other things, replaced the written consent with a voting agreement to be delivered by Howard Jonas and the Patrick Henry Trust, thereby preserving the ability of the Straight Path board to consider a subsequent unsolicited superior proposal, reinserted the right of Straight Path to terminate the merger agreement in connection with the entry into an agreement for a Superior Proposal (as defined therein) or following a change in recommendation by the Straight Path board as a result of an Intervening Event (as defined therein), proposed a heightened divestiture obligation by Verizon if required to obtain FCC approval of the merger, and obligated Verizon to pay a termination fee in the event that the merger agreement were to be terminated due to a failure to obtain required regulatory approval prior to the outside termination date.

On March 29, 2017, the special committee held in-person meetings at Weil’s offices in New York, with Straight Path’s general counsel, representatives of Weil, Shearman, Boies Schiller, and IDT and Howard Jonas

participating, to discuss the indemnity claim and the assets of the IP Group. At that meeting, Howard Jonas indicated that he would support a merger transaction that was structured to include stock of the buyer as consideration. With respect to the potential indemnification claim, IDT and its counsel outlined their view of the various reasons why Straight Path did not have a viable claim for indemnification against IDT, the limitations on any damages such potential indemnification claims would have, and the various claims that IDT could pursue against Straight Path. The special committee and representatives of IDT, accompanied by representatives of Shearman and Boies Schiller, respectively, after engaging in lengthy and detailed discussions, reached an agreement in principle to settle the potential indemnification claim and to sell Straight Path’s 84.5% interest in the IP Group to IDT.

On March 30, 2017, representatives of Evercore received revised indications of interest from each of AT&T, Verizon and Bidder B. AT&T submitted a non-binding revised indication of interest to acquire Straight Path for a total enterprise value of $875 million, or $52.44 per share. Bidder B submitted a non-binding revised indication of interest to acquire Straight Path for $801 million, or $48 per share. Verizon submitted a non-binding revised indication of interest to acquire Straight Path for a total enterprise value of $776 million, or $45.26 per share. Each of the proposals was conditioned upon Straight Path obtaining stockholder approval from Howard Jonas and the Patrick Henry Trust, pursuant to a written consent, and each of the bidders indicated that it could enter into a transaction in the next few days. Bidder C did not submit a revised indication of interest and did not participate further in the process.

On March 31, 2017, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance, to discuss the revised indications of interest received from each of AT&T, Verizon and Bidder B. The Straight Path board discussed with Straight Path’s management and representatives of Evercore and Weil, the requirement of Howard Jonas to receive stock consideration in lieu of cash consideration, the potential benefits to Straight Path of Howard Jonas entering into a voting agreement instead of providing a written consent, the likelihood that each of the bidders would be willing to consider a transaction involving stock consideration or a combination of cash and stock consideration, and the desire to maintain a fixed consideration value rather than a fixed exchange ratio in the case of a stock-for-stock transaction. Following such discussion, the Straight Path board authorized representatives of Evercore to communicate to each of the bidders that the requested form of consideration would be changed from cash to a combination of cash and stock and would include a right of Straight Path’s stockholders to elect to receive consideration in cash or stock, subject to a minimum percentage of the aggregate consideration being paid in stock. The Straight Path board then requested that Weil prepare a revised draft of the merger agreement contemplating cash and stock consideration with a stockholder election mechanism.

On April 2, 2017, at the direction of the Straight Path board, representatives of Evercore sent the remaining bidders a third round bid instruction letter, requesting that each bidder submit a written, non-binding proposal with a mark-up of the merger agreement by no later than 5:00 p.m. eastern time on April 6, 2017. The letter also indicated that Straight Path had reached an agreement in principle with IDT to sell the IP Group and to settle the indemnity claim.

Early on the morning of April 5, 2017, Weil distributed revised drafts of the merger agreement to the outside legal counsel for each of AT&T, Verizon and Bidder B, which drafts reflected the cash and stock merger consideration structure.

On the afternoon of April 5, 2017, the special committee held a telephonic meeting, with representatives of Shearman participating, to consider the settlement in principle with IDT and the sale of the assets of the IP Group, as reflected in a draft term sheet. After discussion, and after taking into account both the potential gain in the event that Straight Path were to pursue an indemnification claim against IDT and the costs and risks to the merger transaction, the special committee voted to proceed with such settlement and sale and instructed the general counsel of Straight Path to execute the term sheet with IDT on behalf of Straight Path. The term sheet was executed by Straight Path and IDT on April 6, 2017.

On the evening of April 5, 2017, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance, to provide the Straight Path board with a process update. Representatives of Evercore informed the Straight Path board that it had, as requested by the Straight Path board, communicated the change in merger consideration structure to each of the bidders. Also at this meeting, representatives of Evercore discussed with the Straight Path board its preliminary financial analysis of Straight Path and the financial terms in the indications of interest submitted by the bidders to date. Representatives of Evercore also discussed with the Straight Path board that, among other things, its preliminary financial analyses did not include a discounted cash flow analysis due to the fact that Straight Path had not prepared financial projections for any period beyond January 31, 2018, that its preliminary financial analysis did not include an analysis of publicly traded companies because of the lack of publicly traded companies that had assets, operations and a strategic position that were comparable for purposes of Evercore’s preliminary financial analysis to that of Straight Path, and that there were a limited number of precedent transactions involving the sale or lease of radio spectrum in the 28 GHz and 39 GHz bands for which financial information was publicly available.

On April 6, 2017, representatives of Evercore received offers from (i) AT&T, which proposed to acquire Straight Path for a total enterprise value of $951.2 million, or $57 per share and (ii) Verizon, which proposed to acquire Straight Path for a total enterprise value of $1.028 billion, or $61.57 per share. Weil also received revised drafts of the merger agreement from Debevoise, on behalf of Verizon, and from AT&T’s outside legal counsel, Kilpatrick Townsend & Stockton LLP, which we refer to as Kilpatrick. Also on April 6, 2017, a draft voting agreement, a form of which had been previously negotiated and agreed to by Howard Jonas and Boies Schiller, was made available to the bidders in the virtual data room.

Later that evening, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance, to discuss the offers received from Verizon and AT&T. Representatives of Weil summarized for the Straight Path board the key issues remaining in the revised drafts of the merger agreement which included, among other things, (i) Verizon’s unwillingness to agree to a reverse termination fee (payable by Verizon to Straight Path in the event that regulatory approval of the transaction is not obtained), whereas AT&T accepted the concept of a reverse termination fee and proposed that such fee equal $85 million and (ii) Verizon’s requested inclusion of a “force the vote” covenant that would obligate Straight Path to hold its stockholder meeting regardless of whether a Superior Proposal were to be received by Straight Path, whereas AT&T did not require such a provision. Verizon’s comments to the draft merger agreement also required that the IP Group dismiss its pending patent infringement claim against Verizon. Following discussion, the Straight Path board decided to wait to determine next steps until after it received Bidder B’s revised indication of interest, which representatives of Bidder B had previously communicated to representatives of Evercore would be submitted following Bidder B’s board meeting on April 7, 2017.

On April 7, 2017, at the instruction of the Straight Path board, representatives of Evercore communicated to AT&T’s financial advisor that the Straight Path board had determined to move forward with another bidder who had submitted a higher offer than AT&T’s offer. In response to questions from AT&T’s financial advisor, at the direction of the Straight Path board, representatives of Evercore indicated that if the bid made by AT&T of $951.2 million, or $57 per share, was not AT&T’s “best and final” offer, a revised proposal could be submitted by no later than 2:00 p.m. eastern time on April 7, 2017.

On the afternoon of April 7, 2017, representatives of Evercore received a “best and final” offer from Bidder B, which proposed to acquire Straight Path for a total enterprise value of $959.6 million, or $57.50 per share and a revised proposal from AT&T for a total enterprise value of $1.2 billion, or $71.81 per share. Also on the afternoon of April 7, 2017, each of Debevoise and Kilpatrick delivered comments to the draft voting agreement to Weil on behalf of Verizon and AT&T, respectively.

Early on the evening of April 7, 2017, in response to calls from representatives of Evercore inquiring whether Verizon and Bidder B would increase their respective offers, representatives of Evercore received a further revised proposal from Verizon of $1.262 billion, or $75.50 per share, and Bidder B verbally communicated to representatives of Evercore that it could increase its offer to, but not support a transaction value in excess of, $1 billion. Later that evening, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance, to discuss the revised proposals received from each of the bidders. The Straight Path board discussed with its legal and financial advisors the deal protection terms proposed by Verizon in the merger agreement and the voting agreement and the requirement that Straight Path dismiss the pending patent infringement claim against Verizon. Following such discussions, the Straight Path board instructed Weil to proceed with negotiating the final terms of the merger agreement and voting agreement with counsel to Verizon and counsel to Howard Jonas.

Also on April 7, 2017, a representative of Boies Schiller expressed concerns to representatives of Shearman that the consummation of the merger should not be contingent upon further documentation of the settlement between IDT and Straight Path, and requested that the term sheet be made binding to protect against that possibility.

On the morning of April 8, 2017, representatives of Weil and Debevoise negotiated the remaining open issues of the merger agreement and exchanged drafts of the merger agreement and disclosure schedules throughout the day. During the early afternoon, at the direction of the Straight Path board, representatives of Evercore communicated to AT&T that Straight Path would be proceeding with another bidder. Later that day, representatives of Evercore received a revised proposal from AT&T to acquire Straight Path for a total enterprise value of $1.4 billion, or $83.72 per share. AT&T also proposed that the merger consideration be in the form of 100% stock consideration to simplify the transaction mechanics, but offered that if Straight Path required a mix of stock and cash consideration, AT&T would be willing to agree to that requirement. A telephonic meeting of the Straight Path board was convened at 3:00 p.m. eastern time, with representatives of Evercore and Weil in attendance, to discuss the new proposal received from AT&T. The Straight Path board discussed with representatives of Evercore and Weil the potential benefits and disadvantages of a transaction in which Straight Path stockholders received all stock, including that the proposed fixed value structure greatly reduced the risk to Straight Path stockholders of market volatility in the price of the bidder’s stock between the signing and the closing of the transaction, the fact that both AT&T and Verizon were very large, highly capitalized issuers with liquid markets for their securities, the tax considerations of an all-stock transaction and the brokerage costs to stockholders who wish to sell the shares they receive as consideration and, as a result, the Straight Path board determined that it was prepared to accept a transaction in which the consideration offered was all stock. Following discussion with representatives of Evercore and Weil, the Straight Path board determined that it was in the best interests of Straight Path and its stockholders to engage with AT&T, and authorized Weil to deliver a revised draft of the merger agreement to AT&T, but to also continue negotiations with Verizon. The Straight Path directors also determined to reconvene later that evening.

On the evening of April 8, 2017, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance, to review the events that occurred throughout the day, including the receipt of AT&T’s proposal to acquire Straight Path for a total enterprise value of $1.4 billion in an all-stock transaction. Representatives of Weil also updated the Straight Path board on the status of negotiations with Verizon and informed the Straight Path board that following the earlier board meeting, Weil circulated a revised draft of the merger agreement to Kilpatrick and noted that no major issues remained outstanding in the AT&T draft merger agreement. AT&T’s draft of the merger agreement accepted a reverse termination fee of $85 million and also provided the Straight Path board with the right to terminate the merger agreement to enter into an agreement for a Superior Proposal (as defined in the merger agreement) in the event that an unsolicited offer resulting in a Superior Proposal was received prior to approval of the merger by Straight Path’s stockholders. During the board meeting, Kilpatrick informed Weil that AT&T would be withdrawing all of its comments to the voting agreement and that it accepted the form of voting agreement initially provided by Weil. Following discussion, the Straight Path board authorized representatives of Evercore to communicate to Verizon that Straight Path had received a superior offer from another bidder and that the Straight Path board had determined that it was in the best interests of Straight Path and its stockholders to pursue the superior offer. Weil continued to progress the merger agreements and related transaction documents for both AT&T and Verizon throughout the evening.

Also on April 8, 2017, at a telephonic meeting of the special committee, at which representatives of Shearman participated, the special committee instructed representatives of Shearman to seek additional settlement consideration from IDT in light of the substantially increased bids for Straight Path received since the settlement in principle was reached on March 29, 2017, and in light of the increased amount that Straight Path would accordingly have to pay to the FCC under the terms of the FCC consent decree.

On the same date, a representative of Shearman informed a representative of Boies Schiller that, because the bids for Straight Path had climbed to a substantially higher level, the value of the potential indemnification claim had increased significantly, and the special committee was requesting that IDT increase the settlement consideration in light of the significant change in circumstances. The representative of Boies Schiller, on behalf of IDT, emphatically rejected the special committee’s request, both orally and in writing, and the representative stated that in the event Straight Path did not proceed with the settlement on the terms outlined in the executed term sheet, then IDT would be forced to pursue legal action. After considering the foregoing response, the special committee determined that it would not insist on increased consideration for the settlement of the indemnification claim and that it was not worth taking any risk of holding up the prospective merger in light of the vastly improved offers for Straight Path, which the special committee recognized would greatly benefit stockholders. On April 9, 2017, Straight Path and IDT executed a revised term sheet, reflecting IDT’s request that the term sheet include a provision making the term sheet binding in the event that the parties were unable to further document the settlement.

On the morning of April 9, 2017, at the instruction of the Straight Path board, representatives of Evercore communicated to Verizon that Straight Path had received a superior offer from another bidder and that the Straight Path board had determined to pursue the superior offer. Representatives of Verizon asked if Straight Path would be willing to terminate the process and engage exclusively with Verizon if Verizon offered to acquire Straight Path for a total enterprise value equal to $1.425 billion, to which representatives of Evercore responded that they would convey the request to the Straight Path board.

During the day on April 9, 2017, Weil and Kilpatrick continued finalizing the terms of the merger agreement with AT&T. At 12:15 p.m. eastern time on April 9, 2017, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance. Representatives of Evercore updated the Straight Path board on its communications with Verizon and representatives of Weil provided the Straight Path board with an update on the status of all transaction documents.

At 2:00 p.m. eastern time, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance. The Straight Path board discussed with its advisors whether it was reasonable to expect that the price for shares of Straight Path would continue to be bid higher, and determined that the $25 million increase above AT&T’s current offer was not compelling enough to proceed exclusively with Verizon.

Following the 2:00 p.m. board meeting, Davidi Jonas, chief executive officer of Straight Path, and Dave Breau, general counsel of Straight Path, contacted Howard Jonas to provide an update on the status of the process. Howard Jonas expressed his view that the regulatory approval process for a transaction with Verizon might be more involved than for a transaction with AT&T.

At 4:00 p.m. eastern time, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance. Davidi Jonas provided an update to the Straight Path board regarding the discussion that he and Mr. Breau had with Howard Jonas. The Straight Path board’s legal counsel reviewed with the Straight Path board the regulatory advice that had been received from its regulatory counsel, which was that the transaction negotiated with Verizon would be no less likely than the transaction negotiated with AT&T to obtain regulatory approval. After discussion, and in light of, among other things, Verizon’s request for exclusivity and Howard Jonas’s concerns, the Straight Path board determined that it was in the best interests of Straight Path and its stockholders to inform Verizon that it would not be proceeding towards a transaction with Verizon and authorized representatives of Evercore to deliver such message to Verizon.

On the afternoon on April 9, 2017, representatives of Evercore contacted representatives of Verizon, notifying them that the Straight Path board had determined to move forward with another bidder. Following that call, at the instruction of the Straight Path board, representatives of Evercore communicated to AT&T that although its current draft of the merger agreement provided Straight Path with more favorable terms than the other bidder, that valuation offered by AT&T was less than that offered by the other bidder. AT&T then informed representatives of Evercore that it could increase its current offer by $50 million by entering into a lease with Straight Path for Straight Path’s wireless spectrum, but that Straight Path would have to commit to the transaction with AT&T and terminate the sale process at that time. Concurrently with the conversations with AT&T, Verizon notified representatives of Evercore that Verizon would be sending a further revised offer for Straight Path reflecting a total enterprise value of $1.55 billion, or $92.65 per share, and that it also would be willing to concede the exclusivity request and the issue related to the release of the pending patent infringement claim against Verizon.

At 7:00 p.m. eastern time on April 9, 2017, the Straight Path board reconvened, with representatives of Straight Path’s management, Evercore and Weil in attendance. Representatives of Evercore updated the Straight Path board on the discussions they had with representatives of each of Verizon and AT&T. Davidi Jonas provided an update regarding further conversations with Howard Jonas and informed the Straight Path board that despite the increase in price being offered by Verizon, Howard Jonas favored a transaction with AT&T because of his view that AT&T would receive regulatory approval on a more expedited basis (which view Howard Jonas later confirmed to the Straight Path board). The Straight Path board then discussed the terms of the proposed merger agreement with AT&T with its outside legal and financial advisors, including that the agreement did not include terms that would preclude the board from considering an unsolicited superior proposal and that the termination fee equal to approximately 3% of the equity value of Straight Path would not be preclusive. The Straight Path board and its advisors discussed the possibility of a principal-to-principal call between Davidi Jonas and the chief financial officer of AT&T, whom we refer to as the AT&T CFO, to inquire whether AT&T would consider further raising its offer. Following discussion, the Straight Path board authorized Davidi Jonas to call the AT&T CFO.

Following the 7:00 p.m. board meeting, Davidi Jonas called the AT&T CFO and communicated that the Straight Path board had received a proposal from another bidder, which offered a higher price relative to AT&T’s current offer. Davidi Jonas informed the AT&T CFO that the Straight Path board was ready to approve a transaction with AT&T for $1.6 billion if AT&T was able to offer such a price. The AT&T CFO informed Davidi Jonas that approval for an offer reflecting a total enterprise value of $1.6 billion would require the approval of the board of directors of AT&T and agreed to seek board approval for the requested increase in price. Davidi Jonas thereafter informed the Straight Path board and advisors of the response received from the AT&T CFO.

At approximately 10:15 p.m. eastern time, the AT&T CFO called Davidi Jonas to inform him that AT&T was prepared to increase its offer to reflect a total enterprise value of $1.6 billion, provided that the Straight Path board approved the transaction with AT&T that evening. At 10:30 p.m. eastern time on April 9, 2017, the Straight Path board reconvened, with representatives of Straight Path’s management, Evercore and Weil in attendance. Davidi Jonas reported to the Straight Path board regarding his conversation with the AT&T CFO. Representatives of Weil reviewed the directors’ fiduciary duties and other legal matters in connection with the

Straight Path board’s consideration of the merger, including the proposed terms of the merger agreement that had been negotiated between the parties. Representatives of Evercore then reviewed with the Straight Path board its analyses of the merger and delivered Evercore’s opinion that, as of the date of its opinion, and based upon and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of review undertaken by Evercore, and taking into account (i) the company-specific facts and circumstances and determinations by the Straight Path board as described in its opinion, (ii) the limited information related to Straight Path that was provided to Evercore by Straight Path or that was publicly available as described in its opinion, including that, at the direction of the Straight Path board, management of Straight Path had not prepared financial projections for Straight Path for any period beyond January 31, 2018, (iii) that, with the consent of Straight Path’s board, Evercore did not perform in connection with its opinion certain analyses relating to Straight Path that Evercore would customarily perform in connection with an opinion in light of the company-specific facts and circumstances and determinations by Straight Path’s board and the limited information related to Straight Path that Evercore was provided by Straight Path or that was publicly available, as described in its opinion, including that Evercore was not able to perform a discounted cash flow analysis of Straight Path, an analysis of selected publicly traded companies, and certain other analyses, and (iv) the competitive sale process undertaken by Straight Path, as set forth in its written opinion, the per share merger consideration provided for in the AT&T merger agreement was fair, from a financial point of view, to the holders of the shares of Straight Path Common Stock (other than holders of Excluded Shares as defined in the AT&T merger agreement) entitled to receive such per share merger consideration.

The Straight Path board also considered, among other things, the terms of the merger agreement that would allow Straight Path to entertain unsolicited third-party proposals following the execution and announcement of the merger agreement, including the non-preclusive termination fee that would be payable in the event the Straight Path board were to pursue an alternative proposal that was superior to the transaction with AT&T, as well as AT&T’s contractual commitments with respect to obtaining regulatory approval.

After discussion, the Straight Path board unanimously (i) determined that it is in the best interests of Straight Path and its stockholders and declared it advisable to enter into the merger agreement with AT&T and Switchback Merger Sub, Inc., (ii) directed that the adoption of the merger agreement be submitted to a vote of the stockholders of Straight Path at the stockholders meeting and (iii) recommended to the stockholders of Straight Path that they adopt the merger agreement and approve the merger.

Following the meeting, Straight Path and AT&T executed the AT&T merger agreement. On the morning of April 10, 2017, Straight Path and AT&T each issued a press release announcing the execution of the AT&T merger agreement.

On April 13, 2017, representatives of Evercore received a letter from a representative of Verizon indicating that Verizon continued to be interested in a transaction with Straight Path and that it currently is “evaluating a topping bid that it believes would be more favorable to your stockholders than your current transaction.” Later that afternoon, Straight Path filed a Form 8-K with the SEC, which included the AT&T merger agreement and referenced in the Form 8-K Straight Path’s receipt of such letter from Verizon without identifying Verizon by name.

On April 20, 2017, representatives of Evercore received a letter from Verizon, offering to acquire 100% of Straight Path’s issued and outstanding shares at $104.64 per share based on a total enterprise value of $1.8 billion for Straight Path, which we refer to as the Topping Offer. The letter indicated that Verizon believed that the Topping Offer constituted a “Superior Proposal” as defined in the AT&T merger agreement, after giving effect to the AT&T termination fee and the payment required to the FCC. Attached to the letter was a revised draft of the merger agreement. The revised merger agreement reflected that Verizon had withdrawn the requirement of Straight Path to stay the pending patent infringement claim against Verizon and proposed that, in the event the merger agreement was executed with Verizon and Straight Path subsequently terminated that agreement to enter into an agreement for a Superior Proposal, Straight Path would be able to either pay Verizon the Straight Path termination fee or sell all of the 28 GHz wireless spectrum owned by Straight Path to Verizon for a purchase price of $500 million. The letter indicated that the Topping Offer expired automatically at (i) 11:59 p.m. New York time on April 24, 2017, unless prior to such time the Straight Path board determined that the Topping Offer constitutes a Superior Proposal under the AT&T merger agreement and (ii) 11:59 p.m. New York time on May 2, 2017, if Straight Path and Verizon had not executed a definitive agreement by that time.

On the evening of April 20, 2017, the Straight Path board held a telephonic meeting with representatives of Straight Path’s management, Evercore and Weil in attendance, to discuss the Topping Offer. At the request of the Straight Path board, representatives of Evercore then provided the Straight Path board with a summary of the April 13 letter received from Verizon and the terms of the Topping Offer. Representatives of Evercore reviewed the financial terms of the Topping Offer and compared the financial terms to those of the AT&T merger agreement, noting that Verizon had agreed to pay the $38 million Company Termination Fee on behalf of Straight Path, subject to reimbursement by Straight Path in the event a merger agreement with Verizon were terminated. Representatives of Weil reviewed for the Straight Path board the terms of the revised merger agreement submitted by Verizon and summarized the procedure and contractual obligations of Straight Path under the non-solicitation provisions of the AT&T merger agreement and the standard in order to terminate the AT&T merger agreement in order to enter into an agreement for a Superior Proposal. Following such discussions with its legal and financial advisors, the Straight Path board determined that the Topping Offer could reasonably be expected to result in a Superior Proposal and that the failure to consider the Topping Offer would reasonably be expected to be inconsistent with the Straight Path board’s fiduciary duties. Following discussion, the Straight Path board instructed representatives of Weil to send to AT&T’s legal advisors the documents received from Verizon in accordance with the AT&T merger agreement and to engage with Verizon in the negotiation of the transaction documents.

During the weekend of April 22-23, 2017, representatives of Weil engaged in discussions with representatives of Debevoise regarding the terms of the revised merger agreement.

On April 23, 2017, Davidi Jonas had a telephone call with Howard Jonas and a representative of Boies Schiller to discuss Howard Jonas’ views on the Topping Offer. Howard Jonas informed Davidi Jonas that, in light of certain modifications to the terms of the merger agreement that had been discussed by representatives of Weil and Debevoise, he would be willing to support the Topping Offer.

On the evening of April 23, 2017, Weil delivered a revised draft of the merger agreement to Debevoise, along with the related disclosure letters. Weil and Debevoise negotiated the terms of the merger agreement, voting agreement and disclosure letters during the course of the day on April 24, 2017 and agreed to the final versions of such documents, subject to Straight Path board approval. Also on the evening of April 24, 2017, representatives of Kilpatrick delivered a draft amendment to the merger agreement to Weil, which did not indicate a revised per share price and remained subject to the final determination of AT&T regarding whether to submit a matching or superior offer.

At 9:30 p.m. on April 24, 2017, the Straight Path board convened a telephonic meeting with representatives of Straight Path’s management, Evercore and Weil in attendance. Representatives of Weil provided an update regarding the terms of the merger agreement and voting agreement agreed with Debevoise. Representatives of Evercore then reviewed with the Straight Path board its analysis of the Topping Offer and its financial analyses of Straight Path. Following discussions with representatives of Weil and Evercore, the Straight Path board determined that the Topping Offer constituted a Superior Proposal under the AT&T merger agreement and that, subject to the right of AT&T to match the Topping Offer during the following five business days as per the AT&T merger agreement, the Straight Path board would terminate the AT&T merger agreement. The Straight Path board authorized representatives of Evercore to inform Verizon of its decision. Thereafter, on behalf of Straight Path, Weil delivered a notice of superior proposal and related documents to Kilpatrick on behalf of AT&T. On the morning of April 25, 2017, Straight Path issued a press release announcing that the Straight Path board had determined that the Topping Offer constituted a Superior Proposal under the AT&T merger agreement.

That same morning, AT&T notified Straight Path that it was exercising its rights under the AT&T merger agreement to request that Straight Path engage in good faith negotiations with AT&T for a period of five business days in order to amend the AT&T merger agreement in such a manner that the Topping Offer would cease to constitute a Superior Proposal under the AT&T merger agreement.

On May 1, 2017, at AT&T’s request, representatives of AT&T met with representatives of Straight Path’s management, Evercore and Weil at Weil’s offices in New York, at which meeting representatives of AT&T discussed their views of the benefits regarding a transaction with AT&T. During a break in these discussions, representatives of Verizon contacted Weil regarding the status of Verizon’s offer, and its continued interest in acquiring Straight Path and its willingness to offer additional consideration if necessary to prevail in the bidding process. At 8:00 p.m. eastern time, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance, to discuss a letter delivered by Kilpatrick, on behalf of AT&T, which outlined two alternative offers to acquire 100% of the issued and outstanding shares of Straight Path at (i) $108.64 per share, which we refer to as the May 1 Revised AT&T Proposal or (ii) $120.78 per share, which was conditioned on the Straight Path board and Howard Jonas agreeing to enhanced deal protections that would have had the effect of precluding Straight Path from entertaining any further proposals from Verizon or others, which we refer to as the May 1 Alternative AT&T Proposal. The letter indicated that the May 1 Revised AT&T Proposal would expire automatically at 11:59 p.m. eastern time on May 2, 2017, unless prior to such time the Straight Path board had unanimously determined that the Topping Offer ceased to constitute a Superior Proposal, unanimously approved AT&T’s amendment and the May 1 Revised AT&T Proposal and delivered to AT&T its proposed amendment to the AT&T merger agreement. The May 1 Alternative AT&T Proposal expired automatically at 11:59 p.m. eastern time on May 1, 2017, unless prior to such time the Straight Path board had unanimously determined that the Topping Offer ceased to constitute a Superior Proposal and had also unanimously approved the amendment to the AT&T merger agreement related to the May 1 Alternative AT&T Proposal, the amended voting agreement and the May 1 Alternative AT&T Proposal and delivered to AT&T its proposed amendment to the AT&T merger agreement. Following discussion, the Straight Path board determined that the Straight Path board meeting should be adjourned and reconvened following receipt of a revised binding offer from Verizon, which Verizon had previously indicated to representatives of Weil that it intended to deliver to the Straight Path board that same evening.

Later that evening, Verizon delivered a binding offer for 100% of the issued and outstanding shares of Straight Path at $135.96 per share based on an enterprise value of approximately $2.3 billion, which we refer to as the May 1 Verizon Offer. The letter indicated that the May 1 Verizon Offer would expire automatically at 11:59 p.m. New York City time on May 8, 2017, if the parties had not executed a definitive agreement by that time. Representatives of Weil forwarded the May 1 Verizon Offer letter to Kilpatrick as required under the terms of the AT&T merger agreement.

The Straight Path board reconvened a telephonic meeting at 10:30 p.m. eastern time, with representatives of Straight Path’s management, Evercore and Weil in attendance, to discuss the May 1 Verizon Offer. Following discussion, the Straight Path board determined that it required additional time to consider the May 1 Verizon Offer and determined to reconvene the following day.

On the afternoon of May 2, 2017, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance, to further discuss the May 1 Verizon Offer. Representatives of Evercore reviewed its financial analyses of the May 1 Verizon Offer. Following discussion with representatives of Weil and Evercore, the Straight Path board determined in good faith, after consultation with representatives of Evercore and Weil, that the May 1 Verizon Offer constituted a Superior Proposal under the AT&T merger agreement and that, subject to the right of AT&T to match the May 1 Verizon Offer during the following three business days (as required under the AT&T merger agreement), the Straight Path board would terminate the AT&T merger agreement. The Straight Path board authorized representatives of Evercore to contact Verizon to inform them of the Straight Path board’s decision. Later that evening, on behalf of Straight Path, Weil delivered a notice of superior proposal and related documents to Kilpatrick on behalf of AT&T. AT&T subsequently delivered to Straight Path a notice that it was exercising its rights under the AT&T merger agreement to request that Straight Path engage in good faith negotiations with AT&T for a period of three business days in order to amend the AT&T merger agreement in such a manner that the May 1 Verizon Offer would cease to constitute a Superior Proposal. Straight Path issued a press release on the morning of May 3, 2017, announcing that the Straight Path board had determined that the May 1 Verizon Offer constituted a Superior Proposal under the AT&T merger agreement.

On the afternoon of May 5, 2017, Kilpatrick, on behalf of AT&T, delivered to representatives of Evercore and Weil a binding offer to acquire 100% of the issued and outstanding shares of Straight Path at $138.89 per share based on an enterprise value of approximately $2.3 billion, which we refer to as the May 5 AT&T Offer. The letter indicated that the May 5 AT&T Offer expired automatically at 11:59 p.m. eastern time on May 8, 2017, unless prior to such time the Straight Path board had determined that the May 1 Verizon Offer ceased to constitute a Superior Proposal and approved AT&T’s amendment to the AT&T merger agreement and the May 5 AT&T Offer and delivered to AT&T its proposed amendment to the AT&T merger agreement.

On the morning of May 7, 2017, representatives of Weil spoke with representatives of Verizon and informed Verizon that Straight Path had received a revised offer from AT&T, which the Straight Path board planned to consider at a meeting scheduled for 10:30 a.m. that morning and that it was possible that the Straight Path board could determine to have Straight Path execute an amendment to the AT&T merger agreement reflecting the revised offer from AT&T. The representative of Verizon informed Weil that Verizon was considering submitting an increased offer and, if Verizon decided to do so, it would submit the revised offer in advance of the scheduled Straight Path board meeting.

Shortly before the 10:30 a.m. meeting of the Straight Path board on the morning of May 7, 2017, Verizon delivered to representatives of Evercore and Weil a revised binding offer to acquire 100% of the issued and outstanding shares of Straight Path (a) at $184 per share based on an enterprise value of approximately $3.1 billion, which we refer to as the May 7 Verizon Base Offer or, alternatively, (b) at $196 per share based on an enterprise value of approximately $3.3 billion if Straight Path allowed Verizon the opportunity to discuss with AT&T for a period of five business days a transaction that would result in a sale of Straight Path after which each of Verizon and AT&T would own some of Straight Path’s licenses, which we refer to as the May 7 Verizon Enhanced Offer. At 10:30 a.m. eastern time on May 7, 2017, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance, to discuss the May 7 Verizon Base Offer and the May 7 Verizon Enhanced Offer. The Straight Path board determined to reconvene at a later time to allow the Straight Path board, Straight Path’s management and Straight Path’s advisors to consider more thoroughly the implications of each offer.

At 12:00 noon eastern time on May 7, 2017, the Straight Path board reconvened. Davidi Jonas updated the Straight Path board that since the prior meeting, he had spoken with Howard Jonas, who indicated that his preference was for Straight Path to proceed with the May 7 Verizon Enhanced Offer if Straight Path had not received a response from AT&T prior to the expiration of the May 7 Verizon Enhanced Offer.

At 3:00 p.m. eastern time on May 7, 2017, the Straight Path board reconvened. The Straight Path board discussed with its legal and financial advisors the differences between the May 7 Verizon Base Offer and the May 7 Verizon Enhanced Offer and the implications of each, including that while the May 7 Verizon Enhanced Offer reflected potential additional value to Straight Path’s stockholders of $12.00 per share, as a result of allowing Verizon and AT&T to discuss the allocation of Straight Path’s wireless spectrum directly, the May 7 Verizon Enhanced Offer would likely end the competitive bidding process because Verizon had expressed a preferred interest in the 28 GHz wireless spectrum and AT&T had expressed a preferred interest in the 39 GHz wireless spectrum. Following the discussion with its legal and financial advisors, the Straight Path board concluded that, based on the competitive bidding process to date, it was not in the best interests of Straight Path and its stockholders to proceed with the May 7 Verizon Enhanced Offer due to the Straight Path board’s belief that AT&T would likely match Verizon’s offer and that Verizon might further increase its offer, thereby enabling the Straight Path board to obtain a higher value for Straight Path’s stockholders. The Straight Path board unanimously determined that the May 7 Verizon Base Offer constituted a “Superior Proposal” as defined in the AT&T merger agreement and that the failure to engage in discussions with Verizon would reasonably be expected to be inconsistent with the Straight Path board’s fiduciary duties. The Straight Path board instructed representatives of Weil and Evercore to communicate the Straight Path board’s determination to proceed with the May 7 Verizon Base Offer to each of Verizon and AT&T. Davidi Jonas thereafter updated Howard Jonas regarding the Straight Path board’s determination that the May 7 Verizon Base Offer constituted a “Superior Proposal” and the rationale for reaching that determination, and Howard Jonas expressed his support for the board’s determination.

On the morning of May 8, 2017, Straight Path issued a press release, announcing that the Straight Path board had determined that the May 7 Verizon Base Offer constituted a Superior Proposal.

At approximately 8:15 p.m. eastern time on May 10, 2017, the Straight Path board received a letter from AT&T indicating that AT&T had (i) determined not to make any new bids or proposals to Straight Path or to propose any amendments to the AT&T merger agreement, (ii) acknowledged that the Straight Path board had determined that the May 7 Verizon Base Offer constituted a Superior Proposal under the AT&T merger agreement, and (iii) understood that its decision not to amend the AT&T merger agreement would cause Straight Path to terminate the AT&T merger agreement. Attached to the letter were AT&T’s wire instructions for payment of the $38 million AT&T termination fee upon termination of the AT&T merger agreement.

At 10:00 p.m. eastern time on May 10, 2017, the Straight Path board held a telephonic meeting, with representatives of Straight Path’s management, Evercore and Weil in attendance. Davidi Jonas updated the Straight Path board that, following receipt of AT&T’s letter, he communicated with the AT&T CFO, who confirmed that AT&T was not interested in submitting any further offers to acquire Straight Path. Representatives of Weil also noted that, earlier in the day, Weil approached Verizon to seek to re-open the May 7 Verizon Enhanced Offer, however, Verizon declined to do so. Representatives of Weil reviewed the directors’ fiduciary duties and other legal matters in connection with the Straight Path board’s consideration of proceeding to terminate the AT&T merger agreement and enter into the merger agreement with Verizon, including the terms of the merger agreement with Verizon that had been negotiated between the parties. Representatives of Evercore then reviewed with the Straight Path board its analyses of the merger with Verizon and delivered Evercore’s opinion that, as of the date of its opinion, and based upon and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of review undertaken by Evercore, and taking into account (i) the company-specific facts and circumstances and determinations by the Straight Path board as described in its opinion, (ii) the limited information related to Straight Path that was provided to Evercore by Straight Path or that was publicly available as described in its opinion, including that, at the direction of the Straight Path board, management of Straight Path had not prepared financial projections for Straight Path for any period beyond January 31, 2018, (iii) that, with the consent of the Straight Path board, Evercore did not perform in connection with its opinion certain analyses relating to Straight Path that Evercore would customarily perform in connection with an opinion in light of the company-specific facts and circumstances and determinations by the Straight Path board and the limited information related to Straight Path that Evercore was provided by Straight Path or that was publicly available, as described in its opinion, including that Evercore was not able to perform a discounted cash flow analysis of Straight Path, an analysis of selected publicly traded companies, and certain other analyses, and (iv) the competitive sale process undertaken by Straight Path, as set forth in its written opinion, the per share merger consideration provided for in the merger agreement with Verizon was fair, from a financial point of view, to the holders of the shares of Straight Path common stock (other than holders of Excluded Shares) entitled to receive such per share merger consideration.

After discussion, the Straight Path board unanimously (i) determined that it is in the best interests of Straight Path and its stockholders and declared it advisable to enter into the merger agreement with Verizon and Merger Sub, (ii) directed that the adoption of the merger agreement be submitted to a vote of the stockholders of Straight Path at the stockholders meeting and (iii) recommended to the stockholders of Straight Path that they adopt the merger agreement and approve the merger.

On the morning of May 11, 2017, Straight Path and Verizon executed the merger agreement and concurrently, Verizon, on behalf of Straight Path, paid the AT&T termination fee to AT&T. Straight Path and

Verizon each issued a press release announcing the merger, the termination of the AT&T merger agreement and the execution of the merger agreement.

Verizon’s Reasons for the Merger

The Verizon board delegated responsibility to a Special Transaction Committee of the Verizon board to review and approve a potential transaction with Straight Path. The Special Transaction Committee unanimously approved the merger and the merger agreement. The Verizon board believes that the merger will support Verizon’s continued leadership in 5G development by allowing it to obtain licenses to 39 GHz spectrum nationwide and to enhance its 28 GHz spectrum portfolio in key markets. In reaching its determination, the Verizon board consulted with Verizon’s management, and considered the spectrum holdings of Straight Path, other potential sources of high band spectrum for 5G, and the spectrum holdings by other companies.

Recommendation of the Straight Path Board; Straight Path’s Reasons for the Merger

At a meeting held on May 10, 2017, the Straight Path board (i) unanimously determined that the merger is fair to, and in the best interests of Straight Path and its stockholders, approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and resolved to recommend adoption of the merger agreement to Straight Path’s stockholders, (ii) directed that the merger agreement be submitted to Straight Path’s stockholders for their adoption and (iii) received the opinion of its financial advisor, Evercore, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of shares of Straight Path common stock (other than holders of Excluded Shares) entitled to receive such merger consideration.

In making its determination, the Straight Path board considered a number of factors, including the following (not necessarily in order of relative importance):

•	the recent historical trading prices of Straight Path common stock, as compared to the merger consideration, including the fact that the $184.00 per share implied merger consideration represents:

•	a premium of 486% to the closing price of Straight Path common stock of $31.41 on January 11, 2017, the day before Straight Path announced its settlement with the FCC and strategic alternatives process; and

•	a premium of 404% to the closing price of Straight Path common stock of $36.48 on April 7, 2017, the last trading day before public announcement of the AT&T Merger Agreement.

•	the fact that the stock consideration to be received by Straight Path’s stockholders will be based on a variable number of shares of Verizon common stock issued at the closing to provide fixed consideration of $184.00 per share;

•	the benefits that Straight Path was able to obtain as a result of negotiations with Verizon, including an increase in the price per share from the time of initial discussions with Verizon to the final price of $184.00 per share;

•

the opinion of Evercore, dated May 11, 2017, to Straight Path’s board as to the fairness, from a financial point of view, and as of the date of the opinion, taking into account (i) the company-specific facts and circumstances and determinations by the Straight Path board as described in its opinion, (ii) the limited information related to Straight Path that was provided to Evercore by Straight Path or that was publicly available as described in its opinion, including that, at the direction of the Straight Path board, management of Straight Path had not prepared financial projections for Straight Path for any period beyond January 31, 2018, (iii) that, with the consent of Straight Path’s board, Evercore did not perform in connection with its opinion certain analyses relating to Straight Path that Evercore would customarily perform in connection with an opinion in light of the company-specific facts and circumstances and determinations by Straight Path’s board and the limited information related to

Straight Path that Evercore was provided by Straight Path or that was publicly available, as described in its opinion, including that Evercore was not able to perform a discounted cash flow analysis of Straight Path, an analysis of selected publicly traded companies, and certain other analyses, and (iv) the competitive sale process undertaken by Straight Path, to the holders of the shares of Straight Path common stock (other than holders of excluded shares), of the merger consideration (as described more fully in the section entitled “The Merger—Opinion of Straight Path’s Financial Advisor” beginning on page 56 of this proxy statement/prospectus);

•	the fact that, under the terms of the FCC consent decree, Straight Path is not permitted to enter into any new spectrum lease or other agreement with respect to any of the licenses in Straight Path’s license portfolio, and the resulting impact on Straight Path’s prospects;

•	the fact that the merger consideration to be paid to Straight Path’s stockholders would provide Straight Path’s stockholders the opportunity to participate in the future earnings and growth potential of the combined company and potential future appreciation in the value of Verizon’s common stock following the consummation of the merger;

•	the fact that the merger is intended to qualify as a tax-free reorganization for the purposes of U.S. federal income tax;

•	the likelihood that the merger would be consummated and anticipated timing of closing based on, among other things:

•	the absence of a financing condition in the merger agreement;

•	the scope of the conditions to closing;

•	the assessment of the Straight Path board, after considering the advice of counsel, regarding the likelihood of obtaining all required regulatory approvals; and

•	that Straight Path is entitled to specific performance of Verizon’s obligations under the merger agreement;

•	the reputation, business practices and experiences of Verizon and its management;

•	the Straight Path board’s understanding of the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of each of Straight Path and Verizon;

•	other terms of the merger agreement, including, among other things:

•	Straight Path’s ability, at any time prior to obtaining the approval of Straight Path’s stockholders and under certain circumstances, to consider and respond to an unsolicited acquisition proposal, to furnish certain non-public information to the person making such proposal and engage in discussions or negotiations with the person making such proposal;

•	the Straight Path board’s ability, under certain circumstances, to withhold, withdraw, qualify or modify the Straight Path board’s recommendation to Straight Path’s stockholders that they vote in favor of the adoption of the merger agreement or to approve, recommend or otherwise declare advisable an acquisition proposal;

•	Straight Path’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal, provided that Straight Path concurrently with such termination pay Verizon a fee of $38 million; and

•	the fact that Howard Jonas, the Company’s controlling stockholder, has entered into a voting agreement to vote in favor of the merger.

The Straight Path board also considered a number of uncertainties and risks in its deliberations concerning the merger, including the following (not necessarily in order of relative importance):

•	the fact that, if Straight Path does not submit applications to the FCC seeking consent to the sale of its remaining spectrum licenses by January 12, 2018, Straight Path will be obligated to pay an additional $85 million to the FCC or surrender Straight Path’s remaining spectrum licenses;

•	the potential length and uncertainty of the regulatory approval process and, consequently, the period during which Straight Path will be subject to the operating restrictions in the merger agreement;

•	the risk that the required regulatory approvals for the consummation of the merger may not be obtained and the merger may not be consummated;

•	the provisions of the merger agreement that restrict Straight Path’s ability to solicit or participate in discussions or negotiations regarding acquisition proposals, subject to certain exceptions;

•	the fact that in certain circumstances, including if Straight Path terminates the merger agreement to accept a superior proposal or if Verizon terminates the merger agreement as a result of the Straight Path board changing its recommendation in favor of the merger, Straight Path would be required to pay Verizon a termination fee of $38 million, as more fully described in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Straight Path Termination Fee” beginning on page 91 of this proxy statement/prospectus;

•	the significant costs incurred by Straight Path in connection with entering into the merger agreement and the substantial time and effort of Straight Path’s management required to complete the merger, which may disrupt Straight Path’s business operations;

•	the fact that, despite the efforts of Verizon and Straight Path, and even if the merger is approved by Straight Path stockholders, the merger may not be completed or may be delayed; and

•	various other risks associated with the merger and the business of Straight Path, Verizon and the combined company described in the section entitled “Risk Factors” beginning on page 23 of this proxy statement/prospectus.

The Straight Path board determined that, overall, these potential risks and uncertainties were outweighed by the benefits that the Straight Path board expects to achieve for its stockholders as a result of the merger. The Straight Path board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The foregoing discussion of the information and factors that the Straight Path board considered is not intended to be exhaustive, but is meant to include the material factors supporting the merger that the Straight Path board considered. In view of the complexity and wide variety of factors that the Straight Path board considered, the Straight Path board did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered. In addition, individual members of the Straight Path board may have given different weights to different factors.

The foregoing description of Straight Path’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22 of this proxy statement/prospectus.

ACCORDINGLY, THE STRAIGHT PATH BOARD UNANIMOUSLY RECOMMENDS THAT STRAIGHT PATH STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” THE NON-BINDING, ADVISORY VOTE ON CERTAIN COMPENSATION ARRANGEMENTS AND “FOR” ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT OR IF A QUORUM IS NOT PRESENT AT THE SPECIAL MEETING.

Opinion of Straight Path’s Financial Advisor

In connection with the Straight Path board’s analysis and consideration of potential strategic alternatives, including the merger, on October 28, 2016, Straight Path retained Evercore to act as financial advisor to the

Straight Path board. On May 10, 2017, at a meeting of the Straight Path board, Evercore delivered its oral opinion to the Straight Path board, which opinion was subsequently confirmed by delivery of a written opinion, dated May 11, 2017, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of review undertaken by Evercore as set forth in its opinion, and taking into account (i) the company-specific facts and circumstances and determinations by the Straight Path board as described in its opinion, (ii) the limited information related to Straight Path that was provided to Evercore by Straight Path or that was publicly available as described in its opinion, including that, at the direction of the Straight Path board, management of Straight Path had not prepared financial projections for Straight Path for any period beyond January 31, 2018, (iii) that, with the consent of the Straight Path board, Evercore did not perform in connection with its opinion certain analyses relating to Straight Path that Evercore would customarily perform in connection with an opinion in light of the company-specific facts and circumstances and determinations by the Straight Path board and the limited information related to Straight Path that Evercore was provided by Straight Path or that was publicly available, as described in its opinion, including that Evercore was not able to perform a discounted cash flow analysis of Straight Path, an analysis of selected publicly traded companies, and certain other analyses, and (iv) the competitive sale process undertaken by Straight Path, the merger consideration was fair, from a financial point of view, to the holders of the shares of Straight Path common stock (other than holders of Excluded Shares) entitled to receive such merger consideration.

The full text of the written opinion of Evercore, dated May 11, 2017, which sets forth, among other things, the procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached to this proxy statement as Annex C and incorporated herein by reference. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the Straight Path board (in its capacity as such) for the benefit and use of the Straight Path board, and addresses, as of the date of such opinion, only the fairness, from a financial point of view, to the holders of the shares of Straight Path common stock (other than holders of Excluded Shares), of the merger consideration. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to the Straight Path board or to any other persons in respect of the proposed merger, including to any Straight Path stockholder as to how any such holder should vote or act in respect of the proposed merger. Evercore’s opinion does not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to Straight Path, nor does it address the underlying business decision of Straight Path to engage in the proposed merger. The summary of the Evercore opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement as Annex C.

In connection with rendering its opinion, Evercore has, among other things:

i.	reviewed certain publicly available business and financial information relating to Straight Path that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

ii.	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Straight Path prepared and furnished to Evercore by the management of Straight Path;

iii.	reviewed certain non-public projected financial and operating data relating to Straight Path for the period ending January 31, 2018 prepared and furnished to Evercore by the management of Straight Path, which we refer to as the 2017 Straight Path Cash Projections;

iv.	reviewed certain information, prepared by the management of Straight Path, regarding the net operating losses held by Straight Path, which we refer to as the NOL Balances;

v.

reviewed a waterfall analysis approved by the management of Straight Path that sets forth the projected amounts of certain payments to be made by Verizon to third parties on behalf of Straight Path pursuant to the merger agreement and certain transaction expenses incurred in connection with the merger to be paid by Verizon pursuant to the merger agreement, which we refer to as the Waterfall Analysis;

vi.	reviewed certain publicly available business and financial information relating to Verizon that Evercore deemed to be relevant, including publicly available research analysts’ estimates relating to projected operating and financial data of Verizon;

vii.	discussed the past and current operations and the current and projected through January 31, 2018 financial condition of Straight Path with management of Straight Path;

viii.	reviewed the reported prices and the historical trading activity of Straight Path common stock and the common stock of Verizon;

ix.	compared the premium received by Straight Path in the merger with those of certain other transactions that Evercore deemed relevant;

x.	compared the valuation multiples relating to the merger with those of certain other transactions that Evercore deemed relevant;

xi.	reviewed the merger agreement; and

xii.	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the 2017 Straight Path Cash Projections, NOL Balances and Waterfall Analysis referred to above, Evercore assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Straight Path as to the future financial performance of Straight Path and the other matters covered thereby. Evercore expressed no view as to the 2017 Straight Path Cash Projections, NOL Balances and Waterfall Analysis or the assumptions on which they are based. Evercore did not receive financial projections for Straight Path prepared by the management of Straight Path for any period beyond January 31, 2018. Evercore also did not receive financial projections for Verizon prepared by the management of Straight Path, and therefore relied on publicly available research analysts’ estimates as to the future financial performance of Verizon for purposes of its analysis and opinion.

Evercore’s review of financial and operating data related to Verizon was limited to publicly available information and did not include discussions with management or representatives of Verizon or other diligence Evercore would customarily conduct in connection with preparing an opinion. In addition, Evercore’s review of financial and operating data related to Straight Path was limited to the items referenced above that were provided to Evercore by the management of Straight Path and other publicly available information related to Straight Path in connection with the preparation of Evercore’s opinion. Accordingly, with Straight Path’s consent, Evercore did not perform in connection with its opinion certain analyses relating to Straight Path that Evercore would customarily perform in connection with an opinion. As the Straight Path board knew, Evercore was not provided with financial projections for Straight Path for any period beyond January 31, 2018, and therefore Evercore did not perform a discounted cash flow analysis of the Company. Moreover, as Straight Path’s board also knew, Evercore was not able to identify any publicly traded companies that in its professional judgment had assets, operations and a strategic position that were sufficiently comparable for purposes of Evercore’s analysis to that of Straight Path due to the company-specific facts and circumstances and determinations of the Straight Path board described in Evercore’s opinion, and therefore Evercore did not perform an analysis of selected publicly traded companies in connection with its review of Straight Path. In addition, as Straight Path’s board was aware, as regards transactions involving the sale or lease of radio spectrum in the 28 GHz and 39 GHz bands for which financial information was publicly available, Evercore’s analysis was limited by the limited number of such transactions since the year 2000. In addition, none of the transactions utilized in Evercore’s analysis was identical or directly comparable to the merger in light of, among other factors, the ongoing development of the technological standards, regulations and commercial uses of radio spectrum in the 28 GHz and 39 GHz bands.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Straight Path, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Straight Path under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion noted that representatives of Evercore are not engineers or technical experts with respect to the evaluation of bands of frequencies of radio spectrum. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as could have been evaluated on the date of the opinion. Evercore’s opinion noted that the technological standards, regulations and commercial uses related to the band of frequencies of radio spectrum that Straight Path has licenses to utilize are evolving, and changes in such technological standards, regulations or commercial uses may have a material effect on the future value of such licenses. It should be understood that subsequent developments, including, without limitation, any changes in technological standards, regulations or commercial uses related to the radio spectrum, may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the proposed merger will be satisfied without material waiver or modification thereof. Evercore assumed that the merger will qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the proposed merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Straight Path or the consummation of the proposed merger or materially reduce the benefits to the holders of Straight Path common stock in the proposed merger.

Evercore was advised that (i) in connection with the merger, a stockholder of Straight Path, who beneficially owns 787,163 shares of Straight Path Class A common stock representing approximately 66.46% of the combined voting power of the outstanding shares of Straight Path common stock, entered into the voting agreement with Verizon, pursuant to which such stockholder agreed to vote the shares of Straight Path Class A common stock of Straight Path over which it has voting control in favor of the adopting of the merger agreement; and (ii) pursuant to a settlement agreement between Straight Path and IDT Corporation, the terms of which are set forth in a term sheet attached as Exhibit B to the merger agreement, among other things, (a) IDT Corporation will pay Straight Path $16 million in cash, along with certain contingent payment rights evidencing a revenue sharing obligation entitling the holders thereof to receive cash payments equal to a percentage of the net proceeds received from pursuing litigation claims to which IP Group was a party, in exchange for the settlement of potential claims against IDT Corporation by Straight Path and the sale of Straight Path’s equity interests in IP Group, (b) Straight Path and IDT Corporation will execute mutual general releases of claims, including but not limited to, indemnification claims relating to any FCC investigation or consent decree, class action, derivative action or any other claim arising from any action by the other party, and (c) Straight Path will form, and fund the administrative expenses of, a trust, and transfer the contingent payment rights described above to such trust in exchange for a single class of beneficial interests in such trust, which interests will be distributed to holders of Straight Path Common Stock as a special dividend prior to the closing date of the merger.

Evercore was advised by the Straight Path board that Straight Path entered into the FCC consent decree on January 11, 2017, pursuant to which Straight Path agreed (i) to pay a $100 million civil penalty, with the payment of the initial $15 million due in four installments paid within nine months of the effective date of the FCC Consent Decree, (ii) to submit to the FCC applications for the cancellation of certain radio licenses listed in Appendix B to the FCC Consent Decree, (iii) to submit applications for the transfer of control or assignment of the remaining radio licenses of Straight Path in an arm’s length transaction, and (iv) to pay the United States Treasury 20% of the proceeds from the transfer(s) of control or assignment(s) of such radio licenses. Evercore was also advised by the Straight Path board that, pursuant to the FCC Consent Decree, in the event that Straight Path entered into a transaction for the transfer of control or assignment of the radio licenses specified by the FCC within 12 months of the effective date of the FCC Consent Decree, $85 million of the civil penalty would not be due, and in the event that the Company did not enter into a transaction for the transfer of control or assignment of the radio licenses specified by the FCC within 12 months of the effective date of the FCC Consent Decree, Straight Path had the option to submit to the FCC applications to cancel the portfolio of radio licenses specified by the FCC in lieu of payment of the $85 million.

Evercore was also advised by the Straight Path board that (i) as a result of the FCC Consent Decree, as well as Straight Path’s financial position, resources and prospects, the strategic alternatives available to Straight Path were (a) enter into an agreement to transfer control of or assign the Company’s remaining radio licenses within 12 months of the effective date of the FCC Consent Decree, (b) not to transfer control of or assign the Company’s remaining radio licenses prior to 12 months after the effective date of the FCC Consent Decree and incur an additional $85 million in civil penalties payable to the United States Treasury, or (c) not to transfer control of or assign the Company’s remaining radio licenses prior to 12 months after the effective date of the FCC Consent Decree and submit an application to the FCC for the cancellation of the portfolio of radio licenses specified by the FCC in lieu of payment of the $85 million; and (ii) the Straight Path board determined that strategic alternatives (b) and (c) above were not viable alternatives for maximizing value for the holders of shares of Straight Path common stock, that it was in the best interests of the holders of Straight Path common stock for Straight Path to pursue a competitive process to sell Straight Path and seek to enter into an agreement to sell Straight Path at this time, and that in connection with conducting such competitive sale process and entering into such agreement the management of Straight Path would not prepare financial projections regarding the future financial performance of Straight Path as a stand-alone entity for any period beyond January 31, 2018.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, taking into account (i) the company-specific facts and circumstances and determinations by the Straight Path board as described in its opinion, (ii) the limited information related to Straight Path that was provided to Evercore by Straight Path or that was publicly available as described in its opinion, including that, at the direction of the Straight Path board, management of Straight Path had not prepared financial projections for Straight Path for any period beyond January 31, 2018, (iii) that, with the consent of the Straight Path board, Evercore did not perform in connection with its opinion certain analyses relating to Straight Path that Evercore would customarily perform in connection with an opinion in light of the company-specific facts and circumstances and determinations by the Straight Path board and the limited information related to Straight Path that Evercore was provided by Straight Path or that was publicly available, as described in its opinion, including that Evercore was not able to perform a discounted cash flow analysis of Straight Path, an analysis of selected publicly traded companies, and certain other analyses, and (iv) the competitive sale process undertaken by Straight Path, to the holders of shares of Straight Path common stock (other than holders of Excluded Shares), from a financial point of view, of the merger consideration. Evercore did not express any view on, and its opinion does not address, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of Straight Path, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Straight Path, or any class of such persons, whether relative to the merger consideration or otherwise, nor as to the fairness of the terms of the Voting Agreement, the terms of, or the consideration received by Straight Path or the holders of Straight Path common stock in connection with, the transfer of Straight Path’s interests in IP Group to IDT Corporation, the value of, or timing of future distributions from, the interests in the trust holding the contingent payment rights related to the net proceeds received from pursuing litigation claims to which IP Group was party, or the terms of the mutual releases entered into by Straight Path and IDT Corporation, nor as to the allocation of the aggregate consideration to be paid in the merger among the holders of Straight Path common stock. Evercore assumed that any modification to the structure of the merger would not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might have been available to Straight Path, nor did it address the underlying business decision of Straight Path to engage in the merger. Evercore’s opinion did not constitute a recommendation to the Straight Path board or to any other persons in respect of the proposed merger, including as to how any holder of shares of Straight Path common stock should vote or otherwise act in respect of the merger. Evercore expressed no opinion as to the price at which shares of Straight Path common stock or shares of common stock of Verizon would trade at any time. Evercore’s opinion noted that it is not a legal, regulatory, accounting or tax expert and Evercore assumed the accuracy and completeness of assessments by Straight Path and its advisors with respect to legal, regulatory, accounting and tax matters.

Evercore’s opinion was only one of many factors considered by the Straight Path board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Straight Path board or Straight Path’s management with respect to the proposed merger or the merger consideration to be paid to the holders of shares of Straight Path common stock (other than holders of Excluded Shares). Consequently, the analyses as described below should not be viewed as determinative of the opinion of the Straight Path board with respect to the merger consideration or whether the Straight Path board would have been willing to agree to different consideration.

Summary of Material Financial Analyses

Set forth below is a summary of the material financial analyses and other analyses performed by Evercore and reviewed by representatives of Evercore with the Straight Path board on May 10, 2017 in connection with Evercore rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before May 10, 2017 and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

In conducting its analysis, Evercore used various methodologies to review the valuation of Straight Path to assess the fairness of the merger consideration to be paid to the holders of shares of Straight Path Common Stock (other than holders of Excluded Shares). Specifically, Evercore conducted an analysis of Straight Path’s historical stock price, a precedent premia paid analysis, and an analysis of selected precedent transactions and spectrum auctions. However, Evercore only relied upon the precedent premia paid analysis and the selected precedent transactions and spectrum auctions analysis for purposes of its opinion.

Analysis of Straight Path

Review of Historical Share Price

Evercore reviewed the recent stock price performance of Straight Path for the twelve months ended April 7, 2017 (the last trading day prior to the public announcement of AT&T’s initial offer to acquire Straight Path). During this time period, the trading price of Straight Path common stock ranged from a low of $15.83 per share to a high of $42.00 per share. Evercore noted that the merger consideration to be paid to the holders of shares of Straight Path Common Stock (other than holders of Excluded Shares) pursuant to the merger agreement exceeds the range of the share prices observed in Evercore’s review of Straight Path’s historical share price prior to the initial public announcement of AT&T’s offer to acquire Straight Path. Evercore also reviewed the recent stock price performance of Straight Path for the period since the public announcement of AT&T’s initial offer to acquire Straight Path from April 10, 2017 to May 10, 2017.

Analysis of Precedent Premia Paid

Evercore conducted a precedent premia paid analysis by analyzing completed and pending public transactions since January 1, 2012 with enterprise values between $1 billion and $4 billion. The analysis excluded transactions from the financial institution, oil & gas, and real estate sectors as well as merger-of-equals and related party transactions. Using public information, premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded the closing market share prices of the target companies one day, one week and one month prior to the transaction announcements. If knowledge of such transactions became public prior to the date of the transaction announcement, the premiums paid were calculated relative to the date on which knowledge of the transaction first became public. The results of the precedent premia paid analysis are summarized as follows:

	1 Day Prior	1 Week Prior	1 Month Prior
25th Percentile	22.2%	23.1%	27.4%
Median	31.6%	36.6%	37.0%
Mean	40.7%	43.3%	46.2%
75th Percentile	47.0%	50.6%	56.4%

Based on this analysis, Evercore calculated an implied per share equity value reference range for Straight Path by applying a premium range of 30% to 40% to Straight Path’s closing share price on January 11, 2017, the last trading day prior to the FCC Consent Decree, and Straight Path’s closing share price on April 7, 2017, the last trading day prior to the public announcement of AT&T’s initial offer to acquire Straight Path. The table below summarizes the implied per share equity value reference ranges for Straight Path:

	Implied Per Share Equity Value Range	Merger Consideration
Pre-FCC Consent Decree closing share price—$31.41	$40.83 - $43.97	$184.00
Pre-transaction announcement closing share price—$36.48	$47.42 - $51.07	$184.00

Evercore noted that the merger consideration to be paid to the holders of shares of Straight Path common stock (other than holders of Excluded Shares) pursuant to the merger agreement exceeds the ranges of the share prices implied by Evercore’s analysis of precedent premia paid.

Analysis of Selected Precedent Transactions and Spectrum Auctions

Evercore reviewed the financial terms, to the extent publicly available, of transactions, both in the United States and globally, since 1998 related to the sale of radio spectrum licenses in the primary and secondary markets that Evercore deemed relevant, based on its professional experience with transactions in the wireless telecommunications industry. For each of the selected precedent transactions and spectrum auctions, Evercore, using publicly available financial and other information, determined the spectrum value and the MHz-PoP for the spectrum sold in each of these transactions. “MHz-PoP” is a customary metric employed for valuing spectrum assets, and generally reflects valuation with consideration for (i) the depth of spectrum over which a carrier may provide service, and (ii) the population of potential customers in a geographic area over which a carrier is licensed to provide service. Evercore determined the implied TEV/MHz-PoP multiple for each of the selected precedent transactions and spectrum auctions by dividing the total enterprise value, which we refer to as TEV, by the MHz-PoP of the spectrum licenses in the transaction. The results of the selected precedent transactions and spectrum auctions analysis are summarized as follows:

Date Transaction Announced	Transaction	Country	Spectrum Band	Implied TEV/MHz-PoP
3/25/1998	LDMS Auction	United States	28 GHz	$0.0020
2/18/1999	LDMS Auction	Australia	28-31 GHz	$0.0021
5/12/1999	LDMS Re-Auction	United States	28 GHz	$0.0014
11/19/1999	38 GHz Auction	Canada	38 GHz	$0.0031
5/8/2000	39 GHz Auction	United States	39 GHz	$0.0013
11/28/2000	27 GHz Auction	Australia	27 GHz	$0.0023
11/22/2011	IDT Sale of 28 GHz to MetroPCS	United States	28 GHz	$0.0016
11/22/2011	IDT Sale of 39 GHz to MetroPCS	United States	39 GHz	$0.0008
1/31/2017	FiberTower Sale to AT&T	United States	24-39 GHz	Undisclosed

None of the selected precedent transactions or spectrum auctions is identical or directly comparable to the merger. Because the reasons for, and the circumstances surrounding, each of the selected precedent transactions and spectrum auctions analyzed were so diverse, and because of the inherent differences between the operations and the financial condition of Straight Path and the companies involved in the selected precedent transactions and spectrum auctions, Evercore believes that a comparable transaction analysis is not solely mathematical and involves complex considerations and judgments. As such, based on this analysis and Evercore’s professional judgment, Evercore applied a reference range of TEV/MHz-PoP multiples of $0.0010 to $0.0020, based on selected precedent transactions and spectrum auctions in the United States, and a reference range of TEV/MHz-PoP multiples of $0.0015 to $0.0030, based on selected precedent transactions and spectrum auctions globally, to the aggregate MHz-PoP of Straight Path to calculate the implied total enterprise value of Straight Path. The implied per share equity value of Straight Path was then derived by subtracting net debt and other net liabilities from enterprise value, and then dividing the result by the number of fully diluted shares of Straight Path, in each case taking into account the Waterfall Analysis.

The table below summarizes the implied per share equity value reference ranges for Straight Path:

	Implied Per Share Equity Value Range	Merger Consideration
Selected Precedent Transactions and Spectrum Auctions (U.S. only)	$13.05 - $26.35	$184.00
Selected Precedent Transactions and Spectrum Auctions (Global)	$19.70 - $38.64	$184.00

Evercore noted that the merger consideration to be paid to the holders of shares of Straight Path common stock (other than holders of Excluded Shares) pursuant to the merger agreement exceeds the ranges of the share prices implied by Evercore’s analysis of selected precedent transactions and spectrum auctions.

Analysis of XO Communications Transaction

In addition to the analysis of selected precedent transactions and spectrum auctions described above, Evercore performed an analysis of Verizon Communications Inc.’s acquisition of XO Communications, which we refer to as the XO Precedent Transaction, which was announced on February 22, 2016. In connection with this analysis, Evercore reviewed the financial terms, to the extent publicly available, of eight selected precedent transactions involving alternative wireline carriers from August 2011 to November 2016 that Evercore deemed relevant, based on its professional experience with transactions in the alternative wireline carrier industry. For each of the selected precedent transactions, Evercore, using publicly available financial and other information, determined the total enterprise value and last twelve months’ earnings before interest, taxes, depreciation and amortization, which we refer to as LTM EBITDA, of the target company, and calculated the implied TEV/LTM EBITDA multiple for each of the selected precedent transactions. The results of this selected precedent transactions analysis included a range of TEV/LTM EBITDA multiples from 4.0x to 9.0x, with an average TEV/LTM EBITDA multiple of 6.6x.

None of the selected precedent transactions described above is identical or directly comparable to the merger. Because the reasons for, and the circumstances surrounding, each of the selected precedent transactions analyzed were so diverse, and because of the inherent differences between the operations and the financial condition of Straight Path and the companies involved in the selected precedent transactions, Evercore believes that a comparable transaction analysis is not solely mathematical and involves complex considerations and judgments. As such, based on this analysis and Evercore’s professional judgment, Evercore applied a reference range of TEV/LTM EBITDA multiples of 6.0x to 8.0x, based on the selected precedent transactions involving alternative wireline carriers, to the LTM EBITDA of XO Communications to calculate the implied total enterprise value of XO Communications’ wireline business at the time of the XO Precedent Transaction. The implied value of the spectrum assets of XO Communications was then derived by subtracting the implied total enterprise value of XO Communications’ wireline business (based on the selected precedent transactions involving alternative wireline carriers) from the total transaction value of the XO Precedent Transaction (which consisted of the headline transaction value, plus the spectrum buyout exercise price). The spectrum buyout exercise price of $200 million, and LTM EBITDA figure of $200 million used in this analysis are each based on information provided in publicly available research analyst reports issued shortly after the public announcement regarding the XO Precedent Transaction. The reference range of implied spectrum assets values was then divided by the MHz-PoP of XO Communications’ radio spectrum licenses to determine a reference range of implied TEV/MHz-PoP multiples based on the XO Precedent Transaction. The MHz-PoP of XO Communications of 180 billion was based on publicly available information provided in an industry research report. The aggregate MHz-PoP of Straight Path was then multiplied by the reference range of implied TEV/MHz-PoP multiples to determine a reference range of implied total enterprise values for Straight Path. The net debt and other net liabilities of Straight Path, taking into account the Waterfall Analysis, were then subtracted from the implied total enterprise values for Straight Path, and the result was then divided by the number of fully diluted shares of Straight Path, taking into account the Waterfall Analysis, to determine an implied per share equity value reference range for Straight Path.

The table below summarizes the implied per share equity value reference range for Straight Path based upon the implied value of the spectrum assets of XO Communications in the XO Precedent Transaction:

	Implied Per Share Equity Value Range	Merger Consideration
Selected Precedent Transaction Analysis of XO Communications	$29.27 - $57.58	$184.00

Evercore noted that the merger consideration to be paid to the holders of shares of Straight Path common stock (other than holders of Excluded Shares) pursuant to the merger agreement exceeds the range of the share prices implied by Evercore’s analysis of the XO Precedent Transaction.

Other Factors

Evercore also reviewed and considered other factors, which were not considered part of its material financial analyses in connection with rendering its advice and opinion, but were referenced for informational purposes, including, among other things, an illustrative analysis of potential tax savings under certain scenarios involving a sale of radio spectrum licenses. Evercore noted that none of the foregoing analyses of the other factors constituted a valuation methodology for Straight Path, and that the foregoing analyses of the other factors were presented for the reference of the Straight Path board.

Illustrative Valuation of NOL Balances (Assuming Full Usage of NOL Balances)

Evercore reviewed the potential value of certain tax savings that Straight Path could realize on account of its NOL Balances under certain scenarios involving a sale of its radio spectrum licenses. In connection with its review, Evercore analyzed the illustrative value of the NOL Balances in the event of an asset sale that resulted in a gain on sale equal to the current amount of Straight Path’s NOL Balances. Based upon assumptions provided by Straight Path management, including the current amount of Straight Path’s NOL Balances and the tax rate at which a gain on sale would be taxed, Evercore determined that the potential illustrative value of the tax savings from the NOL Balances under a scenario involving a sale of radio spectrum licenses that fully utilized all of Straight Path’s NOL Balances would be approximately $46.6 million, or $3.64 per share. Evercore noted that under the current transaction structure proposed in the merger that the illustrative capitalized value of the NOL Balances of Straight Path would not be completely realized due to a material change in Straight Path’s ownership.

Analysis of Verizon

Evercore performed certain financial analyses related to Verizon in connection with the rendering of its opinion. As noted above, Evercore did not receive financial projections for Verizon prepared by the management of Straight Path, and therefore relied on publicly available research analysts’ estimates as to the future financial performance of Verizon for purposes of its analysis and opinion. Evercore’s review of financial and operating data related to Verizon was limited to publicly available information, and did not include discussions with management or representatives of Verizon or other diligence Evercore would customarily conduct in connection with preparing an opinion.

Set forth below is a summary of the financial analyses performed by Evercore related to Verizon and reviewed with the Straight Path board on May 10, 2017. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before May 10, 2017 and is not necessarily indicative of current market conditions.

Analysis of Historical Share Price

Evercore reviewed the stock price performance of Verizon for the twelve months ended May 10, 2017. During this time period, the trading price of Verizon common stock ranged from a low of $45.88 per share to a high of $56.53 per share.

Analyst Price Targets

Evercore compared recent publicly available research analyst price targets for Verizon that were available to Evercore as of May 10, 2017. Evercore examined 21 research analyst price targets and noted that the low and high per share equity value price targets for Verizon common stock, excluding the lowest and highest price target, were $45.00 and $55.00, respectively, with a median per share equity value price target of $50.00.

Analysis of Selected Publicly Traded Companies

Evercore reviewed and compared certain financial, operating and market information relating to Verizon to corresponding information of the publicly traded companies set forth in the table below, which Evercore deemed most relevant to consider in relation to Verizon, based on its professional judgment and experience in the telecommunications industry. However, because of the inherent differences between the businesses, operations, spectrum portfolio, capital structure, regulatory characteristics and prospects of Verizon and the selected publicly traded companies, no comparable company is exactly the same as Verizon.

Evercore reviewed, among other things, total enterprise value as a multiple of estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, as well as the current stock price as a multiple of estimated earnings per share (commonly referred to as a P/E multiple), of the selected publicly traded companies. Total enterprise values were calculated as public market equity value plus debt, less cash and cash equivalents based on publicly available information.

The analysis of total enterprise value as a multiple of estimated EBITDA indicated that, for the group of selected publicly traded companies, TEV/EBITDA multiples for calendar year 2017 estimated EBITDA ranged from 5.6x to 9.3x, with a median of 6.8x. The analysis of P/E multiples indicated that, for the group of selected publicly traded companies, P/E multiples for calendar year 2017 estimated earnings per share ranged from 12.3x to 13.2x, with a median of 12.75x.

Based on the above analysis, Evercore then applied a range of TEV/EBITDA multiples of 6.25x to 7.25x to the calendar year 2017 estimated EBITDA of Verizon. This analysis resulted in a per share equity value reference range for Verizon common stock of $41.36 to $52.22 per share. Evercore also applied a range of P/E multiples of 12.0x to 14.0x to the calendar year 2017 estimated earnings per share of Verizon. This analysis resulted in a per share equity value reference range of for Verizon common stock of $45.19 to $52.72 per share.

The table below summarizes the analysis of the selected publicly traded companies:

Selected Publicly Traded Companies	2017 TEV/ EBITDA	2017 P/E
AT&T	6.8x	13.2x
Verizon	6.7x	12.3x
T-Mobile USA	8.9x	NM
Sprint	9.3x	NM
U.S. Cellular	5.6x	NM

Selected Publicly Traded Companies Analysis (Verizon)	Implied Per Share Equity Value Range
2017E EBITDA	$41.36 - $52.22
2017E P/E	$45.19 - $52.72

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of Verizon to calculate the estimated present value of the standalone, unlevered, after-tax cash flow that Verizon was projected to generate from March 31, 2017 through calendar year 2021, based on publicly available research analysts’ estimates for Verizon. Evercore also calculated a terminal value for Verizon by applying (i) a terminal EBITDA multiple and (ii) a perpetuity growth rate, in each case based on its professional judgment given the nature of Verizon and its business and industry, of 6.25x to 7.25x and 0.00% to 1.00%, respectively, to each of Verizon’s (a) projected standalone EBITDA, and (b) unlevered, after-tax free cash flow, in each case in the terminal year. The terminal values (as calculated using both the terminal EBITDA multiple and the perpetuity growth rate methodologies) for Verizon were then discounted to present value as of March 31, 2017 using a discount rate range of 5.75% to 6.75%, based on an estimate of Verizon’s weighted average cost of capital, to derive respective ranges of implied enterprise values for Verizon. Ranges of implied equity values for Verizon were then calculated, in each case, by subtracting the amount of adjusted net debt (calculated as debt less cash and cash equivalents, including minority interest and unconsolidated assets) as of March 31, 2017. Evercore performed this analysis for Verizon on a standalone basis. Evercore’s analysis indicated an implied per share equity value reference range for Verizon on a standalone basis of approximately $44.79 to $56.63, based on the terminal EBITDA multiple method, and an implied per share equity value reference range for Verizon on a standalone basis of approximately $43.97 to $70.51, based on the perpetuity growth rate method.

Discounted Cash Flow Analysis (Verizon)	Implied Per Share Equity Value Range
Terminal Multiple Method	$44.79 - $56.63
Perpetuity Growth Rate Method	$43.97 - $70.51

Miscellaneous

The foregoing summary of certain material financial analyses and other analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the proposed merger by the Straight Path board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment in the wireless telecommunications industry after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of Straight Path common stock or Verizon common stock. No company used in the above analyses as a comparison is directly comparable to Straight Path or Verizon, and no precedent transaction or spectrum auction used in the above analyses as a comparison is directly comparable to the merger. Further, Evercore’s analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Straight Path, Verizon or their respective advisors. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was viewed as any more significant or was or should be given any greater weight than any other analysis. Rounding may result in total sums set forth in this section not equaling 100%.

Evercore prepared these analyses for the purpose of providing an opinion to the Straight Path board as to the fairness, from a financial point of view, taking into account (i) the company-specific facts and circumstances and determinations by the Straight Path as described in its opinion, (ii) the limited information related to Straight Path that was provided to Evercore by Straight Path or that was publicly available as described in its opinion, including that, at the direction of the Straight Path board, management of Straight Path had not prepared financial projections for Straight Path for any period beyond January 31, 2018, (iii) that, with the consent of the Straight Path board, Evercore did not perform in connection with its opinion certain analyses relating to Straight Path that Evercore would customarily perform in connection with an opinion in light of the company-specific facts and circumstances and determinations by the Straight Path board and the limited information related to Straight Path that Evercore was provided by Straight Path or that was publicly available, as described in its opinion, including that Evercore was not able to perform a discounted cash flow analysis of Straight Path, an analysis of selected publicly traded companies, and certain other analyses, and (iv) the competitive sale process undertaken by Straight Path, of the merger consideration to be paid to the holders of shares of Straight Path common stock (other than holders of Excluded Shares) in the proposed merger. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Pursuant to the terms of Evercore’s engagement letter with Straight Path, a fee of $1.5 million was payable to Evercore upon the delivery of its opinion, and an additional fee estimated to be approximately $48.0 million will be payable to Evercore upon the consummation of the merger. In addition, Straight Path has agreed to indemnify Evercore for certain liabilities arising out of its engagement and reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement.

During the two year period prior to the date hereof, no material relationship existed between Evercore and its affiliates and the significant stockholder of Straight Path that is entering into the Voting Agreement, IDT Corporation or Verizon pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. During the two year period prior to the date hereof, no material relationship existed between Evercore and its affiliates and Straight Path, other than Evercore Group L.L.C. acting as financial advisor to Straight Path in connection with its entry into an Agreement and Plan of Merger with AT&T Inc. on April 9, 2017, which Agreement and Plan of Merger was subsequently terminated on May 11, 2017. Evercore may provide financial or other services to Straight Path, the significant stockholder of Straight Path that is entering into the Voting Agreement, IDT Corporation or Verizon or their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Straight Path, IDT Corporation or Verizon and their respective affiliates, for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities or instruments.

The issuance of the Evercore opinion was approved by an opinion committee of Evercore Group L.L.C.

The Straight Path board engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation, as well as familiarity with the business of Straight Path. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Certain Straight Path Forecasts

Straight Path’s management did not prepare, and Straight Path’s board did not consider in connection with its review of the merger, financial forecasts for Straight Path for any period beyond January 31, 2018, for the following reasons:

•	as a result of the FCC consent decree, as well as Straight Path’s financial position, resources and prospects, the strategic alternatives available to Straight Path were (a) enter into an agreement to transfer control of or assign Straight Path’s remaining radio licenses within 12 months of the effective date of the FCC consent decree, (b) not to transfer control of or assign Straight Path’s remaining radio licenses prior to 12 months after the effective date of the FCC consent decree and incur an additional $85 million in civil penalties payable to the United States Treasury, or (c) not to transfer control of or assign Straight Path’s remaining radio licenses prior to 12 months after the effective date of the FCC consent decree and submit an application to the FCC for the cancellation of the portfolio of radio licenses specified by the FCC in lieu of payment of the $85 million; and

•	Straight Path’s board determined that (x) strategic alternatives (b) and (c) above were not viable alternatives for maximizing value for Straight Path’s stockholders, (y) it was in the best interests of Straight Path’s stockholders to sell Straight Path and enter into an agreement to sell Straight Path, and (z) in connection with entering into such agreement, Straight Path’s management would not prepare financial projections regarding the future financial performance of Straight Path as a stand-alone entity for any period beyond January 31, 2018.

For the purpose of assisting with an internal review of Straight Path’s near term liquidity outlook, the 2017 Straight Path Cash Projections were prepared by the management of Straight Path. The 2017 Straight Path Cash Projections were furnished to Straight Path’s financial advisor by the management of Straight Path and were also made available to bidders in order to assist the bidders with understanding Straight Path’s expected cash position between signing and closing of a transaction.

Straight Path does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results, due to, among other reasons, the uncertainty of the underlying assumptions and estimates. The 2017 Straight Path Cash Projections are included in this proxy statement/prospectus because such projections were provided to the Straight Path board and Straight Path’s financial advisor in connection with the merger. The inclusion of this information should not be regarded as an indication that any of Straight Path, its financial advisor, their respective representatives or any other recipient of this information considered, or now considers, it to be predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

The following forward-looking financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of Straight Path’s management, the forward-looking financial information was prepared on a reasonable basis, reflected the best then currently available estimates and good faith judgments at the time of its preparation, and presented at the time of its preparation, to the best knowledge and belief of Straight Path’s management, reasonable projections of the respective future financial performance of Straight Path. However, the forward-looking financial information has not been updated, is not fact and should not be relied upon as indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to rely on this forward-looking financial information. Straight Path undertakes no obligation to update or otherwise revise or reconcile the forward-looking financial information whether as a result of new information, future events or otherwise.

Straight Path’s independent auditors have not, nor have any other independent accountants, compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, such forward-looking financial information.

The following table presents a summary of the 2017 Straight Path Cash Projections prepared by the management of Straight Path:

2017 Straight Path Cash Projections

(Operational Cash Flow Schedule to January 31, 2018)

	February 1, 2017 to January 31, 2018
	Q3 April 30	Q4 July 31	Q1 October 31	Q2 January 31	Total as at January 31, 2018
Spectrum Lease Revenue	$101,497	$103,827	$232,017	$164,500	$601,841
Interest Income / Proceeds from Options Exercise	$7,500	$7,500	$7,500	$7,500	$30,000

Total Cash In	$108,997	$111,327	$239,517	$172,000	$631,841
Total Cash Out	$2,512,903	$1,300,400	$2,785,400	$1,414,326	$8,013,029

Net Cash Out	$2,403,906	$1,189,073	$2,545,883	$1,242,326	$7,381,188

Source:	Straight Path’s management.

The estimates and assumptions underlying the forward-looking financial information presented herein are inherently uncertain and, though considered reasonable by the management of Straight Path as of the date of its preparation, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those presented herein, including the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22 of this proxy statement/prospectus, “Risk Factors” beginning on page 23 of this proxy statement/prospectus, and the cautionary statements and risk factor disclosure contained in filings made by Straight Path with the Securities and Exchange Commission, including Straight Path’s Annual Report on Form 10-K for the year ended July 31, 2016, and any amendments thereto, as such risks may be updated or supplemented in Straight Path’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (in each case to the extent filed and not furnished), which are incorporated by reference into this proxy statement/prospectus. The 2017 Straight Path Cash Projections also reflect assumptions as to certain business decisions that are subject to change. Accordingly, there can be no assurance that the forward-looking financial information is predictive of the future performance of Straight Path, or that actual results will not differ materially from those presented in the 2017 Straight Path Cash Projections. Inclusion of the forward-looking financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the forward-looking financial information will be achieved.

Straight Path does not intend to update or otherwise revise the forward-looking financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Straight Path does not intend to update or revise the forward-looking financial information in this proxy statement/prospectus to reflect changes in general economic or industry conditions.

The information concerning forward-looking financial information provided by Straight Path is not included in this proxy statement/prospectus in order to induce any stockholder to vote in favor of the approval of the merger agreement, or to acquire securities of Verizon.

Closing and Effective Time

Unless the parties otherwise mutually agree, the closing of the merger will occur on the second business day after the day on which the last of the conditions to the closing of the merger is satisfied or waived (other than those conditions that by their nature must be satisfied or waived at the closing of the merger, but subject to the fulfillment or waiver of such conditions). Subject to the satisfaction or waiver of the conditions to the closing of the merger described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89 of this proxy statement/prospectus, including the adoption of the merger agreement by Straight Path stockholders at the special meeting, it is anticipated that the merger will be completed within nine months from the signing of the merger agreement. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.

The effective time will occur on the date of the closing of the merger when the certificate of merger with respect to the merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties may mutually agree and specify in such certificate of merger.

Regulatory Approvals

Completion of the merger is conditioned on (i) the expiration or termination of the applicable waiting period under the HSR Act, and (ii) receipt of the FCC consent. It is also a condition to Verizon’s obligation to consummate the merger that the FCC consent shall have become final without the imposition of an adverse regulatory condition (as defined below).

Straight Path and Verizon filed their notification and report forms under the HSR Act with the FTC and the DOJ on May 19, 2017. In addition, Verizon and Straight Path filed applications with the FCC on June 1, 2017 for consent to transfer control of Straight Path’s licenses and authorizations in connection with the merger. The process for obtaining the FCC consent is ongoing.

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a notification and report form with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the earlier termination of that waiting period. If the FTC or DOJ issues a request for additional information or documentary material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information or documentary material, unless the waiting period is terminated earlier.

Straight Path and Verizon have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to obtain all regulatory approvals required to complete the merger and the other transactions contemplated by the merger agreement. In furtherance of the foregoing, Verizon and Straight Path have agreed, as promptly as reasonably practicable, to:

•	prepare and file all necessary notices, reports and other filings; and

•	obtain all consents, registrations, approvals, permits, clearances and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger and the other transactions contemplated by the merger agreement.

In addition, to the extent necessary to obtain the FCC consent and any other consent from any governmental entity, including HSR Act clearance, required to consummate the merger and the other transactions contemplated by the merger agreement, Verizon has agreed to take certain specified actions involving Verizon and its subsidiaries (including the surviving corporation after the closing date of the merger) and Straight Path and its subsidiaries, which include disposing of, divesting, transferring or licensing certain spectrum and related assets, and Verizon and its subsidiaries will take other actions that are in the aggregate de minimis. Verizon believes these actions, if required, should be sufficient to obtain all required governmental approvals, including HSR Act clearance, but there can be no assurance that all such approvals will be obtained.

However, subject only to the actions described in the preceding paragraph, Verizon’s and Straight Path’s respective obligations to use reasonable best efforts to obtain all regulatory approvals required to complete the merger do not otherwise require Verizon and its affiliates and subsidiaries (including Straight Path and its subsidiaries) to do any of the following:

•	agree to divest, lease, license, dispose of or otherwise encumber or hold separate before or after the effective time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Verizon or its affiliates;

•	agree to any divestiture, lease, license, disposition or other encumbrance by Straight Path or any of Straight Path’s subsidiaries of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by Straight Path or any Straight Path subsidiaries to take any of the foregoing actions;

•	agree to any changes (including through a licensing arrangement), restriction or condition on, or other impairment of the ability of Verizon or its affiliates to own or operate, any assets, licenses, operations, rights, product lines, businesses or interests therein of Verizon or any of its affiliates or Verizon’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving corporation; or

•	agree to any change (including through a licensing arrangement), restriction or condition on, or other impairment of Straight Path’s or any of Straight Path’s subsidiaries’ ability to own or operate, any assets, licenses, operations, rights, product lines, businesses or interests therein.

Subject to the preceding paragraph, the occurrence of any of the matters specified in any of the above bullets will constitute an adverse regulatory condition.

Straight Path and its subsidiaries may not agree to any regulatory actions in connection with the merger and the other transactions contemplated by the merger agreement without the prior written consent of Verizon (which may be withheld in Verizon’s sole discretion).

Subject to applicable laws relating to the exchange of information, (i) Verizon and Straight Path will have the right to review in advance, and to the extent practicable each will consult the other on and consider in good faith the views of the other in connection with, all of the information relating to Verizon or Straight Path, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement; and (ii) Verizon and Straight Path will both have the opportunity to participate in all meetings (in person or via telephone or video conference) with, review material communications to, and receive copies of material communications from, any governmental entity in connection with filings submitted pursuant to the merger agreement. However, the ultimate responsibility with respect to any strategy to obtain the required regulatory consents rests with Verizon. In exercising the foregoing rights, each of Verizon and Straight Path have agreed to act reasonably and as promptly as practicable.

Accounting Treatment

Verizon prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. Verizon will be treated as the acquiror for accounting purposes.

Listing of Verizon Common Stock

Verizon has agreed pursuant to the merger agreement to use its reasonable best efforts to cause the shares of Verizon common stock to be issued in the merger to be approved for listing on the NYSE and NASDAQ prior to the effective time.

Delisting and Deregistration of Straight Path Common Stock

Straight Path has agreed pursuant to the merger agreement to cooperate with Verizon to use its reasonable best efforts to take all actions reasonably necessary, proper or advisable on its part under applicable laws and rules and regulations of the NYSE to enable the delisting of Straight Path common stock from the NYSE and deregistration of Straight Path common stock under the Exchange Act prior to the effective time.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Straight Path or Verizon. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Straight Path and Verizon make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.

Explanatory Note Regarding Representations, Warranties and Covenants in the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about Straight Path and Verizon contained in this proxy statement/prospectus or in the public reports of Straight Path and Verizon filed with the SEC may supplement, update or modify the factual disclosures about Straight Path and Verizon contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Straight Path, Verizon and Merger Sub were qualified and subject to important limitations agreed to by Straight Path, Verizon and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedules that Straight Path and Verizon each delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement.

Effects of the Merger; Organizational Documents; Officers and Directors

The merger agreement provides for the merger of Merger Sub with and into Straight Path. After the merger, Straight Path will be the surviving corporation and a direct, wholly owned subsidiary of Verizon.

At the effective time, each share of Straight Path common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time (other than shares owned by Verizon, Merger Sub or Straight Path or any of the direct or indirect subsidiaries of Verizon or Straight Path, in each case not held on behalf of third parties, which shares we refer to as excluded shares) will be converted into the right to receive the merger consideration. At the effective time, all the shares of Straight Path common stock (other than excluded shares) will cease to be outstanding, be cancelled and will cease to exist, and each certificate formerly representing any of the shares of Straight Path common stock (other than excluded shares) and each uncertificated share registered to a holder on Straight Path’s stock transfer books (other than excluded shares) will thereafter represent only the right to receive the merger consideration, and the right, if any, to receive cash in lieu of fractional shares into which such shares have been converted, and each certificate formerly representing shares of Straight Path common stock owned by stockholders will thereafter represent only the right to receive the payment described above. The merger consideration will consist of a number of validly issued, fully paid and non-assessable shares of common stock of Verizon equal to the quotient determined by dividing $184.00 by the five (5)-day volume-weighted average per share price, rounded to two decimal points, of shares of Verizon common stock on the NYSE for each of the five consecutive trading days ending on the second full trading day prior to the date of the merger.

At the effective time, each excluded share will cease to be outstanding, will be cancelled and retired without payment of any consideration in return and will cease to exist, except that excluded shares held by Merger Sub or any direct or indirect subsidiary of Verizon or Straight Path will remain outstanding and be unaffected by the merger.

At the effective time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become, from and after the effective time, one share of common stock of the surviving corporation in the merger.

The Certificate of Incorporation; the By-laws

At the effective time, the certificate of incorporation of Straight Path as in effect immediately prior to the effective time shall be the certificate of incorporation of the surviving corporation, except that the name of the surviving corporation shall be Straight Path Communications Inc. until duly amended as provided therein or by applicable law.

At the effective time and without any further action on the part of the parties, the by-laws of Merger Sub in effect immediately prior to the effective time shall be the by-laws of the surviving corporation, except that the name of the surviving corporation shall be Straight Path Communications, Inc. until duly amended as provided therein or by applicable law.

Officers and Directors

The parties will take all actions necessary so that the officers and directors of Merger Sub immediately prior to the effective time will, from and after the effective time, be the officers or directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation and by-laws.

Treatment of Straight Path Equity Compensation Awards in the Merger

Treatment of Stock Options

Immediately prior to the effective time, each Straight Path option will be terminated and cancelled. After the effective time, the holder of a Straight Path option having an exercise price that is less than $184.00 will be entitled to receive for each such Straight Path option a number of shares of Verizon common stock determined by dividing the excess, if any, of $184.00 over the per-share exercise price for the shares of Straight Path common stock that would have been issuable upon exercise of such option by the five (5)-day volume-weighted average per share price, rounded to two decimal points, of shares of Verizon common stock on the NYSE for each of the five consecutive trading days ending on the second full trading day prior to the date of the merger, rounded to the nearest ten-thousandth of a share. There are no outstanding Straight Path options having an exercise price that is greater than $184.00. See the section entitled “The Merger Agreement—Withholding Rights” beginning on page 77 of this proxy statement/prospectus.

Treatment of Restricted Stock

At the effective time, each outstanding share of Straight Path restricted stock, vested or unvested, will be terminated and cancelled and will only entitle the holder of each such share of restricted stock to receive an amount equal to the merger consideration.

See the section entitled “The Merger Agreement—Withholding Rights” beginning on page 77 of this proxy statement/prospectus.

Exchange and Payment Procedures

Prior to the effective time, Verizon will select an exchange agent with Straight Path’s prior approval, which may not be unreasonably withheld, conditioned or delayed, to handle the exchange of shares of Straight Path common stock for the merger consideration, as described above. Following the effective time, Verizon will make available to the exchange agent, from time to time as needed, a number of shares of Verizon common stock sufficient to pay the merger consideration to which Straight Path stockholders will become entitled.

Within five business days after the effective time, the exchange agent will mail a letter of transmittal to each holder of record of shares of Straight Path common stock (other than excluded shares). The letter of transmittal will advise such holder of the effectiveness of the merger and the conversion of its Straight Path common stock into the right to receive the merger consideration and specify that delivery will be effected, and risk of loss and title to the shares of Straight Path common stock will pass, only upon proper delivery of such share certificate (or affidavit of loss in lieu of the certificate) to the exchange agent and will provide instructions for effecting the surrender of share certificates to the exchange agent in exchange for payment of the merger consideration.

Upon the delivery of a certificate (or affidavit of loss) to the exchange agent, the holder of such certificate will receive the number of whole shares of Verizon common stock that such holder is entitled to receive in respect of each such certificate and any cash in lieu of fractional shares as described below, less any required tax withholding. Surrendered share certificates will be cancelled and no interest will be paid or accrue on any cash payable upon surrender of the certificate.

Holders of shares of Straight Path common stock that are not registered in Straight Path’s transfer record will not be entitled to receive the merger consideration unless and until the certificate formerly representing such shares is presented to the exchange agent, along with documents evidencing such transfer and the payment of applicable stock transfer taxes.

No Transfers Following the Effective Time

After the effective time, the stock transfer books of Straight Path will be closed, and there will be no further registration of transfers of the shares of Straight Path common stock that were outstanding immediately prior to the effective time.

Termination of Exchange Fund

Any certificates representing shares of Verizon common stock and any funds held by the exchange agent for the payment of cash in lieu of fractional shares that have not been disbursed as merger consideration to holders of certificates or book entry shares 180 days after the effective time will be delivered to the surviving corporation. Thereafter Straight Path stockholders will be entitled to look only to the surviving corporation with respect to the payment of any merger consideration (after giving effect to any required tax withholdings), without any interest thereon. None of the surviving corporation, Verizon, the exchange agent or any other person will be liable to any former holder of Straight Path shares for merger consideration properly delivered to a public official pursuant to any abandoned property, escheat or similar law.

Fractional Shares

No fractional shares of Verizon common stock will be issued, and any holder of shares of Straight Path common stock who would have been entitled to receive a fractional share of Verizon common stock but for this provision will instead be entitled to receive a cash payment in lieu thereof, representing a holder’s proportionate interest in the proceeds from the sale by the exchange agent (less any fees of the exchange agent attributable to such sale) in one or more transactions of a number of shares of Verizon common stock, where such number of shares is equal to the excess of (i) the aggregate number of shares of Verizon common stock to be delivered to the exchange agent by Verizon to be issued in the merger, minus (ii) the aggregate number of whole shares of Verizon common stock that holders of Straight Path common stock are entitled to receive pursuant to the merger agreement.

Lost, Stolen or Destroyed Share Certificates

If a share certificate has been lost, stolen or destroyed, then, before a Straight Path stockholder will be entitled to receive the merger consideration, such holder will need to deliver an affidavit of that fact and, if requested by Verizon or the surviving corporation, a bond (in such amount as is customary and upon such terms as may be required by Verizon) as indemnity against any claim that may be made against Verizon or the surviving corporation on account of the alleged loss, theft or destruction of such share certificate.

Withholding Rights

Each of Verizon, Straight Path, Merger Sub, the surviving corporation and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to Straight Path stockholders or optionholders such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts (i) will be remitted to the applicable governmental entity and (ii) will be treated for all purposes of the merger agreement as having been paid to the holder of the Straight Path shares or options in respect of which such deduction and withholding was made.

Adjustments to Prevent Dilution

In the event that, prior to the effective time, Straight Path changes the number of shares of Straight Path common stock issued and outstanding, or if Straight Path changes the number of securities convertible or exchangeable into or exercisable for any shares of such Straight Path common stock, as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the merger consideration will be equitably adjusted to eliminate the effects of such event on the merger consideration.

Representations and Warranties

The merger agreement contains customary representations and warranties by Straight Path and Verizon and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in any form, statement, certification, report or other document filed with or furnished to the SEC from December 31, 2014 and prior to May 11, 2017 or in the disclosure schedules delivered by Straight Path and Verizon to each other in connection with the merger agreement, excluding, in each case, any disclosures set forth in any risk factor section or any disclosure of risks included in any “forward-looking statement” disclaimer or any other statements that are cautionary, predictive or forward looking in nature in any such forms, statements, certifications, reports and documents.

These representations and warranties relate to, among other things:

•	organization, good standing and qualification to do business;

•	capital structure;

•	corporate authority and approval relating to the execution, delivery and performance of the merger agreement;

•

the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Straight Path, Verizon or any of their respective subsidiaries to issue or sell any shares of capital stock or other equity securities of Straight Path, Verizon or any of their respective subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire from Straight Path, Verizon or any of their respective subsidiaries, any equity securities of Straight Path, Verizon or any of their respective subsidiaries, and no securities or obligations of Straight Path, Verizon or any of their respective subsidiaries evidencing such rights are authorized, issued or outstanding;

•	the absence of outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Straight Path or Verizon on any matter;

•	governmental filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods, or authorizations necessary to complete the merger;

•	that the execution, delivery and performance of the merger agreement, and the consummation of the merger and the other transactions contemplated by the merger agreement will not constitute or result in a breach or violation of, or a default under, the organization documents Verizon, Straight Path and their respective subsidiaries;

•	that the execution, delivery and performance of the merger agreement, and the consummation of the merger and the other transactions contemplated by the merger agreement will not constitute or result in a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a lien on any of the assets of Verizon, Straight Path or any of their respective subsidiaries pursuant to, any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation, which we refer to in this section collectively as contracts, binding upon Verizon, Straight Path or any of their respective subsidiaries, or under any law to which Verizon, Straight Path or any of their respective subsidiaries is subject;

•	the accuracy of the information supplied for the registration statement on Form S-4 (of which this joint proxy statement/prospectus forms a part);

•	proper and accurate filings with the SEC since December 31, 2014;

•	compliance with listing and corporate governance rules and regulations;

•	compliance with disclosure controls and procedures required under the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002;

•	the accuracy of consolidated financial statements;

•	the absence of civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings, pending or, to the knowledge of Verizon or Straight Path, threatened against Verizon, Straight Path or any of their respective subsidiaries; and

•	broker’s and finder’s fees.

The merger agreement also contains additional representations and warranties by Straight Path relating to the following:

•	Straight Path’s ownership interest in each of its subsidiaries, the ownership interests of any other person in each of Straight Path’s subsidiaries and Straight Path’s and its subsidiaries’ ownership interests in any other person;

•	the receipt by the Straight Path board of the opinion from Evercore Group L.L.C. as to the fairness from a financial point of view of the merger consideration to be received by Straight Path stockholders in the merger;

•	the absence of conflicts between the execution, delivery and performance of the merger agreement and contracts to which Straight Path or any of its subsidiaries is a party that would constitute or result in any change in the rights or obligations under contracts;

•	FCC matters, including matters relating to the ownership and operation of the 28 GHz and 39 GHz spectrum licenses;

•	the absence of a “material adverse effect,” the conduct by Straight Path of its business in the ordinary course consistent with past practice, and the absence of certain other changes or events since December 31, 2016;

•	the absence of any judgment, order, writ, injunction, decree, award, stipulation or settlement to which Straight Path or any of its subsidiaries is a party;

•	compliance with applicable laws;

•	takeover statutes;

•	employee benefits;

•	labor matters;

•	material contracts;

•	real property;

•	environmental matters;

•	tax matters;

•	intellectual property matters;

•	insurance policies; and

•	interested party transactions.

The merger agreement also contains additional representations and warranties by Verizon relating to the following:

•	qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	capitalization and operations of Merger Sub; and

•	available funds.

Some of the representations and warranties contained in the merger agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on either Straight Path or Verizon).

A material adverse effect with respect to Straight Path, Verizon or Merger Sub, as applicable, means any fact, circumstance, change, event, development, occurrence or effect that (A) would reasonably be expected to prevent or materially impair or delay the consummation of the merger and the other transactions contemplated by the merger agreement or (B) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Straight Path and its subsidiaries, taken as a whole, but excluding any such effect resulting from or arising in connection with the following:

•	to the extent the following changes do not have a disproportionate impact on Straight Path and its subsidiaries, taken as a whole, as compared to other participants in the industries in which Straight Path and its subsidiaries conduct their businesses:

•	any changes or conditions (including political conditions) generally affecting the United States economy or financial markets or the industries in which Straight Path and its subsidiaries but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war;

•	any changes or proposed changes in law, GAAP, or other accounting principles or requirements, or standards, interpretations or enforcement thereof; or

•	the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity.

•	any change in the market price or trading volume of the shares of Straight Path common stock (but not the underlying cause of such change);

•	the execution, announcement or performance or existence of the merger agreement;

•	the identity of Verizon or Merger Sub; and

•	any actions taken to the extent expressly required by the merger agreement or taken at the written request of Verizon or Merger Sub.

Conduct of Businesses of Straight Path and its Subsidiaries Prior to Completion of the Merger

Pursuant to the terms of the merger agreement, Straight Path covenants and agrees that, subject to certain exceptions or unless Verizon approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the effective time, it will, and will cause each of its subsidiaries to conduct its business and the business of its subsidiaries in the ordinary and usual course, and each of Straight Path and its subsidiaries will use its reasonable best efforts to preserve its business organization intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and keep available the services of its and its subsidiaries’ present employees and agents.

Straight Path also has agreed that, subject to certain exceptions or unless Verizon approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between May 11, 2017 and the completion of the merger, it will not, nor permit any of its subsidiaries to, except to the extent specifically allowed in the IP Group sale and trust distribution agreement described below or as otherwise agreed between the parties:

•	amend its governing documents;

•	split, combine, subdivide or reclassify its outstanding shares of capital stock or purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for dividends paid by and subsidiary to its stockholders or unit holders on a pro rata basis in the ordinary course of business consistent with past practice) or enter into any agreement with respect to the voting of its capital stock;

•	merge or consolidate with any other person or restructure, reorganize or completely or partially liquidate;

•	except as required by any benefit and compensation plan, contract, policy, program or arrangement covering its current or former employees, which we refer to as company plans, or existing written agreement or otherwise required by applicable law, (A) grant new or increase existing compensation, severance or other benefits payable or to become payable to any director, officer or employee of Straight Path or its subsidiaries; (B) adopt, enter into, establish, or materially amend, modify or terminate any company plan or any arrangement that would constitute a company plan had it been in effect on the date of the merger agreement; or (C) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any company plan (including any equity-based awards), except to the extent expressly required by any such company plan or provided in the merger agreement;

•	incur any indebtedness for borrowed money or guarantee such indebtedness of any other person, or issue or sell any debt securities, any warrants or other rights to acquire any debt security of Straight Path or its subsidiaries, subject to certain exceptions;

•	make or commit to any capital expenditures other than in the ordinary course of business consistent with past practice and in the aggregate not in excess of $100,000;

•	transfer, sell, lease, assign, license, surrender, divest, forfeit, cancel, abandon or allow to let lapse or expire or fail to extend or defend or otherwise dispose of any of its assets (including material intellectual property), FCC licenses, securities or equity of any subsidiary, licenses, operations, rights, product lines or business or interests therein, except (A) in connection with services or products provided in the ordinary course of business, or (B) sales, leases, licenses or other dispositions of any asset or group or related assets (other than FCC licenses or wireless spectrum), with a fair market value not in excess of $100,000 or $250,000 in the aggregate;

•	issue, sell, pledge, dispose of, grant, transfer, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of the capital stock of Straight Path or its subsidiaries or securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares or such convertible or exchangeable securities;

•	except as required by applicable law, (A) make any tax election that is material to Straight Path and its subsidiaries, taken as a whole, or take any position that is material to Straight Path and its subsidiaries, taken as a whole, on any material tax return filed on or after the date of the merger agreement, that is inconsistent with elections made or positions taken in preparing or filing similar tax returns in prior periods; (B) change any material method of tax accounting that is material to Straight Path and its subsidiaries, taken as a whole; (C) amend any tax return with respect to an amount of taxes that is material to Straight Path and its subsidiaries, taken as a whole; or (D) settle or resolve any tax controversy that is material to Straight Path and its subsidiaries, taken as a whole, other than, in each case, in the ordinary course of business consistent with past practice;

•	acquire any asset or group of related assets with a purchase price in excess of $25,000 individually or $100,000 in the aggregate, in any transaction or series of related transactions;

•	create or incur any encumbrance on any FCC licenses or any other asset or group of related assets having a value in excess of $25,000 individually or $100,000 in the aggregate;

•	other than in the ordinary course of business consistent with past practice and in an amount not to exceed $10,000 individually or $25,000 in the aggregate, make any loans, advances, guarantees or capital contributions to, or investments in, any person (other than loans, advances or capital contributions to Straight Path or any direct or indirect wholly owned subsidiary of Straight Path);

•	make any material change with respect to its accounting policies or procedures, except as required by changes in GAAP, by Regulation S-X under the Securities Act, by the Public Company Accounting Oversight Board or Financial Accounting Standards Board;

•	enter into any contract to provide any wireless services to any person as an agent or reseller that Straight Path or one of its subsidiaries cannot terminate on 60 days’ or less notice without penalty;

•	settle any litigation or claim or other proceedings before a governmental entity, in each case for an amount in excess of $25,000 (excluding amounts that may be paid under insurance policies);

•	other than in the ordinary course of business, amend, modify or terminate any material contract or waive, release or assign any material rights, claims or benefits under any material contract;

•	enter into any contract that would have been a material contract had it been entered into prior to the date of the merger agreement unless it is on terms substantially consistent with, or on terms more favorable to it (and to Verizon and its subsidiaries following the completion of the merger) than a contract it is replacing;

•	except in the ordinary course of business consistent with past practice, hire or rehire any new or additional employees or terminate any current employees; or

•	agree, authorize or commit to do any of the foregoing actions.

No Solicitation or Negotiation of Acquisition Proposals

The merger agreement provides that neither Straight Path nor any of its subsidiaries nor any of their respective officers, directors and employees will, and Straight Path will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives, not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	participate in any discussions or negotiations with any person relating to any acquisition proposal;

•	provide any non-public information or data to any person in connection with any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

The merger agreement provides that an acquisition proposal means (i) any proposal, offer, inquiry or indication of interest from any person or group of persons with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving Straight Path or any of its subsidiaries which is structured to permit such person or group of persons to acquire, directly or indirectly, beneficial ownership of 30% or more of Straight Path’s consolidated total assets, net revenue or net income or total voting power or of any class of Straight Path’s equity interests and (ii) any acquisition by any person or group of persons resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any person or group of persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 30% or more of the total voting power or of any class of equity securities of Straight Path, or 30% or more of the consolidated total assets, net revenue or net income of Straight Path, in each case other than the transactions contemplated by the merger agreement.

Existing Discussions or Negotiations

The merger agreement provides that Straight Path will, and will cause its subsidiaries and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal, or proposal that would reasonably be expected to lead to an acquisition proposal. Straight Path also agreed to promptly inform the persons referred to in the preceding sentence of its obligations under the merger agreement, and Straight Path will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an acquisition proposal to return or destroy all confidential information concerning Straight Path and any of its subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.

Fiduciary Exception

Prior to the time, but not after, the Straight Path stockholder approval is obtained, if, and only if, the Straight Path board has determined in good faith, after consultation with outside legal counsel, that (A) based on the information available and after consultation with an independent financial advisor of nationally recognized reputation, an unsolicited bona fide written acquisition proposal either constitutes a superior proposal (as defined below) or could be reasonably likely to result in a superior proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, Straight Path may do any of the following in response to such unsolicited bona fide written acquisition proposal made after the date of the merger agreement:

•	provide access to non-public information regarding Straight Path or any of its subsidiaries to the person who made such acquisition proposal, provided that such information has previously been, or is concurrently, made available to Straight Path and that, prior to furnishing any such non-public information, Straight Path receives from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between Straight Path and Verizon agreed in connection with the merger (it being understood that such confidentiality agreement need not prohibit the making or amending of an acquisition proposal); and

•	engage or participate in any discussions or negotiations with any such person regarding such acquisition proposal.

The merger agreement provides that a superior proposal means an unsolicited, bona fide written acquisition proposal that would result in a person or group of persons becoming, directly or indirectly, the beneficial owner of, more than 50% of Straight Path’s consolidated total assets, net revenue or net income or more than 50% of the total voting power of the equity securities of Straight Path, that the Straight Path board has determined in its good faith judgment, after consultation with outside legal counsel and an independent financial advisor of nationally recognized reputation, is reasonably likely to be consummated, and, if consummated, would result in a transaction more favorable to Straight Path’s stockholders from a financial point of view than the merger contemplated by the merger agreement (after taking into account any revisions to the terms of the merger).

Notice

Straight Path is required to promptly (and, in any event, within 48 hours) notify Verizon if any bona fide inquiries, proposals or offers with respect to an acquisition proposal are received by, any non-public information is requested in connection with any acquisition proposal from, or any discussions or negotiations with respect to an acquisition proposal are sought to be initiated or continued with, Straight Path. In any such notice, Straight Path will indicate the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and will continue to keep Verizon informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

No Change in Recommendation or Alternative Acquisition Agreement

Subject to certain exceptions described below, the Straight Path board and each committee of the Straight Path board may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Verizon, the Straight Path recommendation (it being understood that publicly taking a neutral position or no position with respect to an acquisition proposal at any time beyond ten business days after the first public announcement of such acquisition proposal by Straight Path or by the party which made the acquisition proposal will be considered a modification adverse to Verizon) or make or authorize the making of any statement that has the substantive effect of such a withdrawal, qualification or modification;

•	cause or permit Straight Path or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or alternative acquisition agreement relating to any acquisition proposal; or

•	approve or recommend, or publicly propose to enter into an acquisition proposal or an alternative acquisition agreement.

Fiduciary Exception

However, at any time before the Straight Path stockholder approval is obtained, the Straight Path board may (A) make a change in recommendation in connection with an acquisition proposal or (B) terminate the merger agreement and concurrently cause Straight Path to enter into an alternative acquisition agreement providing for a superior proposal, which termination we refer to as a superior proposal termination, in each case if, and only if:

•	the acquisition proposal did not result from or in connection with a material breach of the no solicitation and no change in recommendation provisions of the merger agreement; and

•	the Straight Path board determines in good faith, after consultation with outside legal counsel and its financial advisors, that (A) such acquisition proposal constitutes a superior proposal and (B) the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Additionally, the Straight Path board may not make a change in recommendation and/or effect a superior proposal termination until after at least five business days following Verizon’s receipt of written notice from Straight Path advising that the Straight Path board intends to take such action and the basis for doing so (which notice will include a copy of any such superior proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such superior proposal and the material terms of the superior proposal or, in the case of notice given other than in connection with a superior proposal, a reasonably detailed description of the development or change in connection with which the Straight Path board has given such notice). After providing such notice and prior to effecting such change in recommendation and/or superior proposal termination:

•	Straight Path must, during such five business day period, negotiate in good faith with Verizon and its representatives, to the extent Verizon wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by the merger agreement proposed by Verizon; and

•	in determining whether it may still under the terms of the merger agreement make a change in recommendation and/or effect a superior proposal termination, the Straight Path board must take into account any changes to the terms of the merger agreement proposed by Verizon and any other information provided by Verizon in response to such notice during such five business day period.

Any amendment to the financial terms or conditions or other material terms of any acquisition proposal will be deemed to be a new acquisition proposal except that the five business day notice period for such new acquisition proposal will be three business days. The Straight Path board is in no event permitted to take, or agree or resolve to take, any action other than in compliance with this provision of the merger agreement.

Notwithstanding these restrictions, at any time before the Straight Path stockholder approval is obtained, the Straight Path board may make a change in recommendation or terminate the merger agreement in response to an intervening event (as defined below) to the extent that the Straight Path board determines in good faith, after consultation with outside legal counsel, that the failure of the Straight Path board to effect a change in recommendation would be inconsistent with its fiduciary duties under applicable law, and:

•	Straight Path provides Verizon ten business days written notice of its intention to take such action and the reasons for such action; and

•	Straight Path negotiates in good faith with Verizon during such ten business day period to make such revisions to the terms of the merger agreement as would permit the Straight Path board not to make a change in recommendation or terminate the merger agreement.

An “intervening event” means an event, occurrence or fact occurring or arising after the date of the merger agreement but prior to the Straight Path stockholder approval being obtained that was neither known to the Straight Path board nor reasonably foreseeable by the Straight Path board as of or prior to the date of the merger agreement; provided, however that none of the following will constitute an intervening event: (i) the receipt, existence of or terms of an acquisition proposal or any matter relating thereto or consequence thereof; (ii) any event, occurrence or fact relating to Verizon or Merger Sub or any competitor of Straight Path; (iii) changes in law applicable to Straight Path; and (iv) changes in the market price or trading volume of the shares of Straight Path common stock, or the fact that Straight Path has exceeded or met in internal or published projections, forecasts or revenue or earnings predictions for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by clause (iv)).

Subject to its rights to change its recommendation described above, the Straight Path board is required to include its recommendation in this proxy statement/prospectus and recommend at the special meeting that Straight Path’s stockholders adopt the merger agreement, and use its reasonable best efforts to obtain and solicit such adoption.

Limits on Release of Standstill and Confidentiality

From the date of the merger agreement until the effective time, Straight Path may not terminate, amend, modify or waive any provision of any standstill or similar obligation to which Straight Path or any of its subsidiaries is a party and must enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement. However, Straight Path is permitted to fail to enforce any provision of any “standstill” or similar obligation of any person if the Straight Path board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is necessary in order for the directors to comply with their fiduciary duties under applicable law, as long as Straight Path promptly advises Verizon that it is taking such action and the identity of the party or parties with respect to which it is taking such action. In addition, Straight Path may permit a person to orally request the waiver of a standstill or similar obligation to the extent necessary to comply with fiduciary duties under applicable law.

Certain Permitted Disclosure

Nothing in the merger agreement will prevent Straight Path from complying with its disclosure obligations under the Exchange Act with regard to an acquisition proposal; however, if such disclosure has the effect or substantive effect of withholding, withdrawing, qualifying or modifying the Straight Path recommendation, such disclosure will be deemed to be a change in recommendation and Verizon will have the right to terminate the merger agreement.

Stockholders Meeting

Straight Path is required to convene and hold a special meeting of Straight Path stockholders to consider and vote on the adoption of the merger agreement as promptly as practicable but not more than 45 days after the registration statement on Form S-4 filed by Verizon, of which this proxy statement/prospectus forms a part, is declared effective by the SEC. Straight Path may postpone or adjourn such meeting if, as of the time for which the special meeting is originally scheduled, there are insufficient votes at the time of the special meeting to adopt the merger agreement, or to constitute a quorum at the special meeting. The Straight Path board is required to recommend that Straight Path’s stockholders adopt the merger agreement, and take all lawful action to solicit such adoption, subject to the fiduciary exceptions in the merger agreement.

Regulatory Approvals

Straight Path and Verizon have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to obtain all regulatory approvals required to complete the merger. In furtherance of the foregoing, Verizon and Straight Path have agreed, as promptly as reasonably practicable, to:

•	prepare and file all documentation to effect all necessary notices, reports and other filings; and

•	to obtain all consents, registrations, approvals, permits, clearances and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger and the other transactions contemplated by the merger agreement.

For a more complete discussion of the regulatory approvals required to complete the merger and the terms of the merger agreement related to regulatory approvals, see the section entitled “The Merger—Regulatory Approvals” beginning on page 71 of this proxy statement/prospectus.

Access to Information

Subject to certain exceptions and limitations, and upon reasonable prior notice, Straight Path will afford Verizon reasonable access to all of its and its subsidiaries’ employees, properties, assets, books, records and contracts as may reasonably be requested. In addition, Straight Path will also promptly furnish to Verizon such information concerning its business, properties and personnel as Verizon may reasonably request. Notwithstanding the obligations described above, Straight Path is not required to afford such access or disclose such information that would, in its reasonable good faith judgment, breach any confidentiality obligations, disclose the trade secrets of any third party, constitute a waiver of the attorney-client privilege held by Straight Path or its subsidiaries or otherwise violate any applicable law, provided that in such circumstances Straight Path will use commercially reasonable efforts to permit the disclosure or make appropriate alternate disclosure arrangements. All information provided by Straight Path will be subject to the confidentiality agreement.

Post-Closing Employee Matters

As of the date of this proxy statement/prospectus, Straight Path had [            ] employees. For a period of one year following the effective time, a period we refer to as the continuation period, each Straight Path employee who continues to remain employed by Straight Path or one of its subsidiaries, whom we refer to as a continuing employee, will be provided (i) a base salary or base wage that is at least equal to the base salary or base wage provided to such continuing employee immediately prior to the effective time and (ii) target annual incentive compensation opportunities that are substantially the same as comparable employees of Verizon. Also during the continuation period, the continuing employees will be provided employee benefits that are substantially comparable in the aggregate to those provided by Verizon to its comparable employees. In addition, until the first anniversary of the effective time, each continuing employee who is terminated by Verizon or one of its subsidiaries without cause will be provided severance benefits that are no less favorable than the severance benefits provided by Verizon to its comparable employees. Verizon will honor severance arrangements of certain employees as in effect prior to the effective time.

Verizon will provide that no pre-existing conditions, exclusions or waiting periods will apply to a Straight Path employee under the benefit plans provided for such employee, except to the extent such condition or exclusion was applicable to such employee prior to the effective time. With respect to the plan year during which the effective time occurs, Verizon will, upon written request with supporting documentation, provide each Straight Path employee credit for deductibles and out-of-pocket requirements paid prior to the effective time in satisfying any applicable deductible or out-of-pocket requirements under any Verizon plan in which such employee is eligible to participate following the effective time. From and after the effective time, Verizon will provide credit to Straight Path employees for their service recognized by Straight Path and its subsidiaries as of the effective time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance benefits to the same extent and for the same purposes as such service was credited under the Straight Path plans, provided that such service will not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service, for purposes of any frozen or discontinued Verizon plan or portion of a Verizon plan or for purposes of benefit accrual under any defined benefit pension plan.

Expenses

Subject to certain exceptions, all costs and expenses incurred by any party to the merger agreement or on its behalf in connection with the merger agreement and the merger will be paid by the party incurring such expenses, except expenses incurred in connection with (i) all applications required to be filed with the FCC, (ii) the filing of the notification and report form required under the HSR Act, and (iii) the filing fee paid to the SEC in connection with the filing of the registration statement on Form S-4 filed by Verizon, of which this proxy statement/prospectus is a part, will be paid by Verizon.

Indemnification and Insurance

From and after the effective time, Verizon and the surviving corporation will indemnify and hold harmless each present and former director and officer of Straight Path or any of its subsidiaries (in each case, when acting in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent that Straight Path would have been permitted under the DGCL and its certificate of incorporation or by-laws as in effect on the date of the merger agreement to indemnify such person. Each of Verizon and the surviving corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Prior to the effective time, Straight Path will, and if Straight Path is unable to, Verizon will cause the surviving corporation as of the effective time, to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Straight Path’s existing policies with respect to matters existing or occurring at or prior to the effective time, subject to certain limitation and premium caps.

Compliance with Consent Decree; Regulatory Compliance

On the date of closing of the merger and prior to the effective time, Verizon will pay or cause the payment of the amount due to the FCC pursuant to the FCC consent decree, and Straight Path’s transaction expenses related to the consummation of the merger and the other transactions contemplated by the merger agreement.

Straight Path will, and will cause its subsidiaries to, (i) comply with the terms of the FCC licenses (except as such compliance is excused by the FCC consent decree) and file or cause to be filed all reports and other filings required to be filed under applicable rules and regulations of the FCC, and (ii) prior to the closing of the merger, take all actions necessary to maintain and preserve the FCC licenses and refrain from taking any action that would give the FCC or other governmental entity with jurisdiction over Straight Path or its subsidiaries grounds to institute proceedings for the suspension, revocation or adverse modification of any FCC license.

Warrants

Straight Path will take all action required under certain outstanding warrants to purchase shares of Straight Path common stock, which we refer to as the Straight Path warrants, or otherwise to cause each Straight Path warrant that has not been exercised prior to the effective time to automatically expire and be cancelled upon consummation of the merger. Straight Path will provide each holder of Straight Path warrants with 15 business days’ prior written notice of the consummation of the merger, which notice shall provide that each such holder is required to elect to exercise its warrants in full and that, if such warrantholder fails to elect to exercise any warrants, then such warrants will automatically expire and be cancelled upon consummation of the merger.

IP Group Sale and Trust Distribution

Prior to the effective time, Straight Path intends to enter into the agreements and consummate the transactions contemplated by the term sheet attached to the merger agreement as Exhibit B that provides for the settlement and mutual release of the potential indemnification claims asserted by each of Straight Path and IDT Corporation in connection with, among other things, liabilities (including but not limited to fines, fees or penalties) that may exist or arise relating to the subject matter of the investigation by the FCC. Pursuant to the term sheet, in exchange for the mutual release, IDT Corporation will pay Straight Path $16,000,000, Straight Path will transfer to IDT Corporation its ownership interest in IP Group, a subsidiary of Straight Path that holds intellectual property primarily related to communications over computer networks, and stockholders of Straight Path will receive 22% of the net proceeds, if any, received by IP Group from any license, transfer or assignment of any of the patent rights held by IP Group as of the effective date of transfer, or any settlement, award or judgment involving any of the patent rights (including any net proceeds received following the effective date of transfer).

Other Covenants and Agreements

The merger agreement contains additional agreements between Verizon and Straight Path relating to the following matters, among other things:

•	the delivery of certificates by Verizon, Merger Sub and Straight Path to Weil, Gotshal & Manges LLP as may be reasonably requested in connection with the delivery of its tax opinion;

•	Verizon’s use of reasonable best efforts to cause the shares of Verizon common stock to be issued as merger consideration to be listed for trading on the NYSE and NASDAQ prior to the closing of the merger, subject to notice of issuances;

•	providing prompt notice to the other party of notices or communications received from any third party or governmental entity with respect to the merger or other transactions;

•	making certain public announcements concerning the merger;

•	Straight Path’s taking steps as may be required to minimize the effects of any anti-takeover statutes that may become applicable to the merger or any of the other transactions contemplated by the merger agreement;

•	Straight Path’s taking steps as may be required to cause any transactions contemplated by the merger agreement and any other dispositions of Straight Path common stock to be exempt under Rule 16b-3 under the Exchange Act; and

•	Verizon’s compliance with the Separation and Distribution Agreement, dated as of July 31, 2013, by and between Straight Path and IDT Corporation, following the effective time.

Conditions to Completion of the Merger

The respective obligations of each of Straight Path, Verizon and Merger Sub to complete the merger are subject to the satisfaction or waiver, at or prior to the closing of the merger of certain conditions, including:

•	the Straight Path stockholder approval must have been obtained;

•	any applicable waiting period under the HSR Act must have expired or been terminated and the FCC consent must have been obtained;

•	no domestic, foreign or transnational governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger and the other transactions contemplated by the merger agreement; and

•	the registration statement on Form S-4 filed by Verizon in respect of the shares of Verizon common stock to be issued in the merger, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and must not be the subject of any stop order suspending its effectiveness or any proceedings initiated or threatened for that purpose by the SEC.

The obligations of Verizon and Merger Sub to effect the merger also are subject to the satisfaction or waiver by Verizon and Merger Sub at or prior to the closing of the merger of certain conditions, including the following:

•	the representations and warranties of Straight Path with respect to its capital structure and corporate authority, approval and fairness must, both on the date of the merger agreement and the date of the closing of the merger, be true and correct, except for any failures to be so true and correct that are de minimis;

•	the representation and warranty of Straight Path that (i) there has been no Straight Path material adverse effect since December 31, 2016 and (ii) the execution, delivery and performance of the merger agreement does not, and the consummation of the merger will not, result in a breach or violation of any organizational documents or binding contract of Straight Path or any of its subsidiaries must, both on the date of the merger agreement and the date of the closing of the merger, be true and correct in all respects;

•	certain representations and warranties of Straight Path with respect to company reports and financial statements, FCC matters and takeover statutes must, both on the date of the merger agreement and the date of the closing of the merger, be true and correct in all material respects (without giving effect to any references to any material adverse effect or other qualifications based on the concept of materiality or similar phrases contained therein);

•	other than as described above, the other representations and warranties of Straight Path in the merger agreement (without giving effect to any references to any Straight Path material adverse effect or other qualifications based upon the concept of materiality or similar phrases contained therein) must be true and correct, both on the date of the merger agreement and on the date of the closing of the merger (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be true and correct as of such earlier date), unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not be reasonably be likely to have a Straight Path material adverse effect;

•	the performance, in all material respects, by Straight Path of its obligations under the merger agreement at or prior to the closing of the merger;

•	after the date of the merger agreement, there must not have occurred any change, event, circumstance or development that has or would reasonably be likely to result in a Straight Path material adverse effect;

•	Verizon must have received a certificate signed by an executive officer of Straight Path certifying that the above conditions with respect to the accuracy of representations and warranties, performance of the obligations of Straight Path, and no material adverse effect have been satisfied; and

•	the FCC consent shall have been obtained and become final without the imposition of any adverse regulatory condition.

Straight Path’s obligation to effect the merger is also subject to the satisfaction or waiver by Straight Path at or prior to the closing of the merger of the following additional conditions:

•	the representations and warranties of Verizon must, both on the date of the merger agreement and the date of the closing of the merger (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be true and correct as of such earlier date), be true and correct in all material respects;

•	Verizon must have performed its obligation to pay the FCC the amount due under the FCC consent decree, and each of Verizon and Merger Sub must have performed in all material respects its respective obligations under the merger agreement at or prior to the closing of the merger;

•	Straight Path must have received a certificate signed by executive officers of Verizon and Merger Sub certifying that the above conditions with respect to the accuracy of representations and warranties and performance of the obligations of Verizon and Merger Sub have been satisfied;

•	Straight Path must have received a tax opinion from Weil, Gotshal & Manges LLP, legal counsel to Straight Path, dated as of the effective time, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the shares of Verizon common stock deliverable to the Straight Path stockholders pursuant to the merger agreement must have been approved for listing on the NYSE and NASDAQ, subject to official notice of issuance.

Termination of the Merger Agreement

Termination

The merger agreement may be terminated and the merger may be abandoned:

•	at any time prior to the effective time, whether before or after the Straight Path stockholder approval has been obtained, by mutual written consent of Verizon and Straight Path;

•	at any time prior to the effective time, by either Verizon or Straight Path if:

•	the merger has not been consummated by the termination date (which will automatically be extended to a date not later than August 11, 2018 if on such termination date any required governmental consents have not been obtained, which event we refer to as an outside date termination event), provided that the party terminating the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that shall have principally caused or resulted in the failure of the merger to be consummated;

•	the Straight Path stockholder approval is not obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a stockholder vote is taken on the adoption of the merger agreement, which we refer to as a stockholder approval termination event; or

•	any law or order permanently restrains, enjoins or otherwise prohibits consummation of the merger, and such law or order has become final and non-appealable;

•	by Straight Path, by action of the Straight Path board, if:

•	at any time prior to the effective time, Verizon or Merger Sub breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of Straight Path to close the merger would not be satisfied and such breach is not curable or, if curable, is not cured by the earlier of the 30th day following notice to Verizon from Straight Path of such breach or failure and the business day immediately prior to the termination date, provided that Straight Path is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•	at any time before the Straight Path stockholder approval is obtained, Straight Path effects a superior proposal termination, provided that prior to or concurrently with such termination Straight Path pays Verizon the Straight Path termination fee; or

•	at any time before the Straight Path stockholder approval is obtained, Straight Path effects an intervening event termination, provided that prior to or concurrently with such termination Straight Path pays Verizon the Straight Path termination fee;

•	at any time prior to the effective time, by Verizon if:

•	the Straight Path board (i) fails to include its recommendation of the merger agreement in this proxy statement/prospectus, (ii) effects a change in recommendation, (iii) fails to reaffirm its recommendation of the merger agreement and the merger following receipt of an acquisition proposal within ten business days after Verizon requests in writing that such action be taken, or (iv) fails to recommend against acceptance of a tender offer or exchange offer that has been publicly disclosed prior to the earlier of the day prior to the date of the Straight Path stockholders meeting or any adjournment, recess or postponement thereof and eleven business days after the commencement of such tender or exchange offer, which in any event we refer to as an adverse recommendation change termination event; or

•	Straight Path breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of Verizon and Merger Sub to close the merger would not be satisfied and such breach is not curable or, if curable, is not cured by the earlier of the 30th day following notice to Straight Path from Verizon of such breach or failure and the business day immediately prior to the termination date, provided that Verizon is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, which we collectively refer to as a Straight Path breach termination event.

Straight Path Termination Fee

Straight Path will pay Verizon the Straight Path termination fee if:

•	Verizon terminates the merger agreement upon the occurrence of an adverse recommendation change termination event;

•	Straight Path terminates the merger agreement pursuant to a stockholder approval termination event at a time when Verizon had the right to terminate upon the occurrence of an adverse recommendation change termination event;

•	Straight Path effects a superior proposal termination or an intervening event termination; or

•	a tail termination fee event, as described below, occurs.

A tail termination fee event occurs if:

•	Verizon or Straight Path terminates the merger agreement upon the occurrence of a stockholder approval termination event, and a bona fide acquisition proposal is made to Straight Path or any of its stockholders or any person publicly made an acquisition proposal to Straight Path; or

•	Verizon terminates the merger agreement upon the occurrence of a Straight Path breach termination event, and a bona fide acquisition proposal is made to Straight Path or any of its stockholders or any person publicly made an acquisition proposal to Straight Path;

and, in either of the above two circumstances, within 12 months after the date of such termination, Straight Path consummates or enters into an agreement contemplating an acquisition proposal which is ultimately consummated.

In defining “acquisition proposal” for purposes of the tail termination fee event, all references to “30% or more” in the definition of acquisition proposal (found on page 9 of this proxy statement/prospectus) are replaced with references to “50% or more”.

Verizon Termination Fee

Verizon will pay Straight Path the Verizon termination fee if Verizon or Straight Path terminates the merger agreement pursuant to an outside date termination event at a time when one or more of the conditions to closing relating to HSR Act clearance and the FCC consent have not been satisfied and all other conditions to the obligation of Verizon to effect the merger have been satisfied or waived.

Verizon and Straight Path have agreed that if the Straight Path termination fee or the Verizon termination fee becomes payable under the merger agreement and is actually paid by either party, as applicable, subject to certain exceptions under the merger agreement, the payer of the Straight Path termination fee or the Verizon termination fee, as applicable, will have no further liabilities to the recipient of such payment under the merger agreement.

AT&T Termination Fee

Under the merger agreement, Verizon paid to AT&T, on Straight Path’s behalf, the AT&T termination fee, to terminate the AT&T merger agreement.

Straight Path will pay Verizon the amount of the AT&T termination fee Verizon paid on Straight Path’s behalf, if the merger agreement is terminated other than as a result of Verizon’s breach or under circumstances in which Verizon is required to pay the Verizon termination fee.

Amendment and Modification

The merger agreement may be amended, modified or supplemented by written agreement of the parties by action taken or authorized by their respective boards of directors at any time prior to the closing of the merger subject to applicable law.

No Third Party Beneficiaries

Except as described in the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 87 of this proxy statement/prospectus, nothing in the merger agreement, express or implied, is intended to confer upon any person (other than the parties thereto) any legal or equitable right, benefit or remedy of any nature whatsoever.

Obligations of Verizon and Straight Path

Any obligation of Verizon and Straight Path to take any actions under the merger agreement is an obligation to cause their respective subsidiaries to take such action. For purposes of ensuring that the transactions contemplated by the merger agreement are not subject to approval by Verizon’s stockholders, Verizon and

Straight Path have acknowledged and agreed that in no event will the merger agreement require Verizon to issue a number of shares of Verizon common stock as a result of the merger that exceeds 19.9% of the issued and outstanding shares of Verizon common stock as of May 11, 2017 or immediately prior to the merger.

Specific Performance

The parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement (and each party waived any requirement for the posting of any bond or similar collateral in connection with such remedy). This right is in addition to any other remedy to which the parties are entitled at law or in equity. The parties further agreed not to assert that a remedy of specific enforcement for any reason at law or equity, and not to assert that Straight Path or Verizon otherwise has an adequate remedy at law.

Governing Law; Jurisdiction

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof. Each of the parties to the merger agreement irrevocably agreed that any proceeding arising out of or relating to the merger agreement will be brought and determined exclusively in the courts of the State of Delaware and the federal courts located in the State of Delaware.

THE VOTING AGREEMENT

This section describes the material terms of the voting agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. You are encouraged to read the voting agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Straight Path or Verizon. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Straight Path and Verizon make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.

In connection with the execution of the merger agreement by Straight Path, Howard Jonas and The Patrick Henry Trust, which is a trust formed by Mr. H. Jonas to hold record and beneficial ownership of all of Mr. H. Jonas’ shares of Straight Path Class A common stock and Class B common stock and which is referred to as the trust, entered into the voting agreement with Verizon. The trust holds 787,163 shares of Straight Path Class A common stock that are subject to the voting agreement, which we refer to as the trust shares, representing approximately 66.46% of the aggregate voting power of all Straight Path shares as of the date of this proxy statement/prospectus. Although the trust shares are held of record by the trust, Mr. H. Jonas retained voting rights regarding certain significant corporate matters, including mergers involving Straight Path.

Voting of Shares

Under the voting agreement, and as further described below, Mr. H. Jonas and the trust have agreed to appear at any meeting of the Straight Path stockholders or otherwise cause the trust shares to be counted as present for the purpose of establishing a quorum and to vote the trust shares or cause the trust shares to be voted:

•	in favor of the merger and the adoption of the merger agreement, including any amendment to the merger agreement that increases the merger consideration or otherwise is or results in the merger agreement being more favorable to the trust;

•	in favor of the approval of any proposal to adjourn or postpone any meeting of the Straight Path stockholder to a later date if there are not sufficient votes for adoption of the merger agreement on the date on which such meeting is held;

•	against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Straight Path contained in the merger agreement, or of the trust contained in the voting agreement;

•	against any action, proposal, transaction or agreement that would reasonably be expected to impede, materially delay or adversely affect the consummation of the merger or the fulfillment of any of the conditions under the merger agreement, any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of any class of shares of Straight Path (including any amendments to Straight Path’s certificate of incorporation or by-laws); and

•	against any acquisition proposal.

The obligation of Mr. H. Jonas and the trust to vote in favor of the merger agreement would not apply if the merger agreement is subsequently amended to reduce or change the form of merger consideration, change the payment terms in any respect adverse to Straight Path stockholders, waive or amend in a manner adverse to Straight Path stockholders the condition that Straight Path obtain a tax opinion of Weil, Gotshal & Manges LLP or otherwise effect any change that is materially adverse to the Straight Path stockholders.

Transfer and Other Restrictions

Each of Mr. H. Jonas and the trust has represented that he or it did not prior to the date of the voting agreement and, beginning May 11, 2017 until the termination of the voting agreement, have agreed not to:

•	give any voting instructions in any manner inconsistent with the foregoing agreements to appear at any meeting and vote the trust shares;

•	grant any proxy, consent or power of attorney as to the trust shares;

•	knowingly take any action that would constitute a breach of the voting agreement, make any representation or warranty of the trust contained in the voting agreement untrue or incorrect or have the effect of preventing or disabling the trust from performing any of its obligations under the voting agreement; or

•	enter into any voting agreement, voting trust or similar agreement or understanding with any person as to the trust shares.

In addition, the trust has agreed that, beginning May 11, 2017 until the termination of the voting agreement, it will not:

•	sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of any of the trust shares or any beneficial ownership thereof, or any other interest therein; or

•	grant any proxy or enter into any voting trust or similar agreement or understanding with regard to the trust shares.

No Solicitation

Mr. H. Jonas and the trust have agreed not to, directly or indirectly, take any action that Straight Path is otherwise prohibited from taking under provisions of the merger agreement described above in the section entitled “The Merger Agreement—No Solicitation or Negotiation of Acquisition Proposals” beginning on page 82 of this proxy statement/prospectus. Mr. H. Jonas and the trust also agreed to immediately cease and cause to be terminated all discussions or negotiations with any person other than Verizon with respect to any acquisition proposal, except, prior to the special meeting, to engage in negotiations or discussions with any person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written acquisition proposal not resulting from or arising out of a breach of the voting agreement or the merger agreement.

Waiver of Actions

Mr. H. Jonas and the trust agreed not to commence or join in, and to take all actions necessary to opt out of, any class in any class action with respect to any claim against Verizon, Merger Sub, Straight Path, any of the other parties to the merger agreement or any of their respective successors relating to the negotiation, execution or delivery of the voting agreement or the merger agreement or the consummation of the merger, including any proceeding:

•	challenging the validity of, or seeking to enjoin the operation of, any provision of the voting agreement or the merger agreement, or

•	alleging a breach of any fiduciary duty of any person in connection with the negotiation and entry into the voting agreement or the merger agreement.

Mr. H. Jonas and the trust also agreed to:

•	irrevocably and unconditionally waive, and agree not to exercise, assert or perfect, any rights to demand appraisal of the trust shares or rights of dissent, and

•	receive payment for the trust shares under the merger agreement.

Termination

The voting agreement terminates upon the earliest to occur of:

•	the effective time;

•	the valid termination of the merger agreement;

•	a change of recommendation by the Straight Path board;

•	the date of any amendment, modification, change or waiver described above that would terminate the obligation of Mr. H. Jonas or the trust to vote in favor of the merger agreement; or

•	February 12, 2018.

Expenses

All costs and expenses incurred in connection with the voting agreement will be paid by the party incurring such cost or expense.

No Third Party Beneficiaries

Nothing in the voting agreement, express or implied, is intended to confer upon any person (other than the parties thereto or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever.

Specific Performance

In addition to any other remedy that may be available at law or in equity, each of the parties to the voting agreement is entitled to an injunction or injunctions to prevent breaches of the voting agreement and to enforce specifically the terms and provisions of the voting agreement (and each party waived any requirement for the posting of any bond or similar collateral in connection with such remedy). This right is in addition to any other remedy to which the parties are entitled at law or in equity. The parties further agreed not to assert that a remedy of specific enforcement for any reason at law or equity, and not to assert that Straight Path or Verizon otherwise has an adequate remedy at law.

Governing Law; Jurisdiction

The voting agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof. Each of the parties to the voting agreement irrevocably agreed that any proceeding arising out of or relating to the voting agreement will be brought and determined exclusively in the courts of the State of Delaware and the federal courts located in the State of Delaware.

NON-BINDING, ADVISORY VOTE ON TRANSACTION-RELATED COMPENSATION FOR STRAIGHT PATH’S NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding certain compensation that may be paid or become payable to Straight Path’s named executive officers in connection with the merger, including assuming that their employment is terminated under certain circumstances, and the agreements and understandings pursuant to which such compensation may be paid or become payable, which we refer to as the transaction-related executive compensation. These potential payments consist of:

•	Payments in connection with Straight Path equity compensation awards, the treatment of which is described in more detail in the section entitled “The Merger Agreement—Treatment of Straight Path Equity Compensation Awards in the Merger” beginning on page 75 of this proxy statement/prospectus and, with respect to Davidi Jonas’ retention award, as defined below, in the section entitled “Interests of Straight Path’s Directors and Executive Officers in the Merger” beginning on page 101 of this proxy statement/prospectus.

•	Severance payments that each named executive officer would be entitled to receive in connection with a termination of employment without cause or resignation with good reason during the two-year period commencing on the date of consummation of the merger (a covered termination) pursuant to the terms of agreements that are expected to be entered into with each named executive officer in connection with and prior to the consummation of the merger (referred to below as retention agreements, and which will define the terms cause and good reason as used herein).

•	Retention bonuses that each named executive officer other than Mr. Pi is expected to be entitled to receive pursuant to the terms of the retention agreements. It is expected that each retention bonus will be paid in a lump sum on or within 30 days following the merger, subject to continued employment through the effective time.

In connection with the execution of the merger agreement, the Straight Path board, upon the recommendation of its Compensation Committee, approved an award of 60,000 shares of restricted stock of Straight Path to Mr. D. Jonas, which we refer to as the retention award. The retention award will vest in equal installments on April 9 of each of 2018, 2019 and 2020, and will accelerate and fully vest in connection with the consummation of the merger. On termination of Mr. D. Jonas’ service with Straight Path, any unvested portion of the retention award would be forfeited for no consideration.

Further details on these potential payments and benefits, including applicable vesting terms and conditions, are provided in the footnotes to the table below and in the section entitled “Interests of Straight Path’s Directors and Executive Officers in the Merger” beginning on page 101 of this proxy statement/prospectus.

For purposes of quantifying these potential payments and benefits for the table below, the following assumptions were used:

•	the closing of the merger will occur on May 24, 2017;

•	the value of a share of Straight Path common stock in the merger will be $184.00; and

•	immediately following the closing of the merger, each named executive officer will experience a covered termination (i.e., the employment of each named executive officer of Straight Path will be terminated without cause or due to resignation with good reason).

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this proxy statement/prospectus and before the closing of the merger. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

For purposes of this discussion, “single-trigger” benefits are those that arise solely as a result of the closing of the merger, while “double-trigger” benefits require the occurrence of two events: both the closing of the merger, and a covered termination (i.e., a termination without cause or resignation with good reason within two years thereafter).

STRAIGHT PATH COMMUNICATIONS, INC.

Golden Parachute Compensation Disclosure

CIC Date: 5/24/2017    CIC Price: $184.00

Golden Parachute Compensation(1)
Name(2)	Cash ($)(3)	Equity ($)(4)	Total ($)(5)
Mr. Jonas	3,425,000	22,552,752	25,977,752
Chief Executive Officer
Mr. Rand	1,750,000	7,439,846	9,189,846
Chief Financial Officer
Mr. Pi	675,000	15,882,942	16,557,942
Chief Technology Officer
Mr. Breau	1,645,000	4,416,000	6,061,000
General Counsel

(1)	None of the amounts set forth on this table would be payable in connection with a termination of service in the absence of the consummation of the transaction.
(2)	Straight Path’s named executive officers for purposes of this proxy statement/prospectus consist of Straight Path’s chief executive officer, chief financial officer, chief technology officer and general counsel.
(3)	The cash amounts reflect (a) for named executive officers other than Mr. Pi, a cash retention award payable pursuant to the terms of a retention agreement to be entered into by Straight Path and the applicable named executive officer, and (b) for all named executive officers, cash severance payments pursuant to such retention agreements in an amount equal to 2.5 times the sum of annual base salary and target bonus in the case of Mr. D. Jonas, or 1.5 times the sum of annual base salary and target bonus in the case of the other named executive officers.

The retention awards are expected to be payable in a lump sum on or within 30 days following the merger, subject to continued employment through the merger date. Because they would be payable in connection with the transaction whether or not a covered termination also occurs, such amounts are considered single-trigger payments. The severance payments are expected to be payable in a lump sum on or within 60 days following a covered termination, conditioned on the named executive officer’s execution of a general release of claims. Because they would be payable only in connection with a covered termination following the merger, such amounts are considered double-trigger payments.

Details of the cash amounts are shown in the following supplementary table.

	Double-Trigger Payments		Single-Trigger Payments
Name	Salary-Based Severance Payment ($)	Bonus-Based Severance Payment ($)	Retention Award ($)	Total ($)
Mr. D. Jonas	812,500	812,500	1,800,000	3,425,000
Mr. Rand	375,000	375,000	1,000,000	1,750,000
Mr. Pi	337,500	337,500	0	675,000
Mr. Breau	322,500	322,500	1,000,000	1,645,000

(4)

The equity amounts reflect payments in respect of (a) stock options and (b) restricted stock payable in connection with the consummation of the merger. In connection with the consummation of the merger, each share of restricted stock, whether vested or unvested, will be terminated, cancelled and entitle the holder to receive the merger consideration. In connection with the consummation of the merger, each outstanding option whether vested or unvested shall be terminated, cancelled and entitle the holder to receive a number of shares of Verizon common stock equal to (i) the excess, if any, of (x) $184.00 over (y) the per-share exercise price for the shares of Straight Path common stock that would have been issuable upon exercise of such stock option. These amounts are single-trigger payments. The consideration received is further described in the section entitled “The Merger Agreement—Treatment of Straight Path Equity Compensation Awards in the Merger” beginning on page 75 of this proxy statement/prospectus.

Details of the equity amounts are shown in the following supplementary table.

Name	Stock Options ($)	Restricted Stock ($)	Total ($)
Mr. D. Jonas	472,752	22,080,000	22,552,752
Mr. Rand	263,846	7,176,000	7,439,846
Mr. Pi	242,942	15,640,000	15,882,942
Mr. Breau	0	4,416,000	4,416,000

(5)	This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns. None of the named executive officers are entitled to a gross-up or other make-whole payment in connection with any golden parachute excise taxes imposed by Section 4999 of the Internal Revenue Code on the payments and benefits that he may receive in connection with the transaction, including the payments and benefits reflected above. Instead, it is expected that the named executive officers will be subject to a “best net” approach pursuant to their retention agreements, under which they will receive either (a) the full amount of such payments and benefits or (b) the greatest amount of such payments and benefits that will not subject the named executive officer to any additional tax under Section 4999 of the Internal Revenue Code, whichever would result in the greatest after-tax amount. The amounts in this column do not reflect any potential reductions in payment that may be applicable under the “best net” approach.

Vote Required; Straight Path Board Recommendation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act require that Straight Path seek a non-binding, advisory vote from its stockholders to approve the transaction-related executive compensation, as disclosed in the section entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Straight Path’s Named Executive Officers” beginning on page 97 of this proxy statement/prospectus. The approval, on a non-binding, advisory basis, of the transaction-related executive compensation requires the affirmative vote of a majority of votes cast thereon. Votes to abstain are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved. Accordingly, Straight Path is asking its stockholders to vote in favor of the adoption of the following resolution on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Straight Path’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Non-Binding, Advisory Vote on Transaction-Related Compensation for Straight Path’s Named Executive Officers,’ are hereby APPROVED.”

The Straight Path board recommends that Straight Path’s stockholders approve, on a non-binding, advisory basis, the transaction-related executive compensation described in this proxy statement/prospectus by voting “FOR” the above proposal.

Approval of this proposal is not a condition to consummation of the transaction, and the vote with respect to this proposal is advisory only and will not be binding on Straight Path, the surviving corporation or Verizon. If the merger is completed, the transaction-related executive compensation may be paid to Straight Path’s named executive officers to the extent payable in accordance with the terms of the compensation arrangements even if Straight Path stockholders fail to approve, on a non-binding, advisory basis, the transaction-related executive compensation.

ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

Straight Path stockholders are being asked to grant authority to proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting. In accordance with the Straight Path by-laws, a vote on adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement may be taken in the absence of a quorum. Straight Path does not intend to call a vote on adjournments of the special meeting to solicit additional proxies if the adoption of the merger agreement is approved at the special meeting.

If the special meeting is adjourned to solicit additional proxies, Straight Path stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. Approval of adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting will require the affirmative vote of the holders of a majority of the votes of Straight Path common stock present in person or represented by proxy and entitled to vote at the special meeting, whether or not a quorum is present. Accordingly, if your shares of Straight Path common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, this will have the effect of voting your shares of Straight Path common stock “AGAINST” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting. If you fail to submit a proxy or to attend the special meeting or if your shares of Straight Path common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Straight Path common stock, your shares of Straight Path common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

The Straight Path board unanimously recommends that you vote “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting.

INTERESTS OF STRAIGHT PATH’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the Straight Path board that Straight Path stockholders vote to adopt the merger agreement, Straight Path stockholders should be aware that the directors and executive officers (each of whom is a named executive officer) of Straight Path have certain interests in the merger that may be different from, or in addition to, the interests of Straight Path stockholders generally. The Straight Path board was aware of these interests and considered them, among other things, in evaluating the merger agreement and the merger and in recommending that the Straight Path stockholders adopt the merger agreement.

Equity Compensation Awards

Grant of Restricted Stock

As described above in the section entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Straight Path’s Named Executive Officers,” in connection with the execution of the merger agreement, the Straight Path board, upon the recommendation of its Compensation Committee, approved the grant of the retention award to Mr. D. Jonas. The retention award will vest in equal installments on April 9 of each of 2018, 2019 and 2020, and will accelerate and fully vest in connection with the consummation of the merger.

Treatment of Equity Compensation Awards in Connection with the Merger

Each outstanding equity compensation award, including the retention award, regardless of whether held by a non-employee director or employee, will be treated in connection with the merger as described in the section entitled “The Merger Agreement—Treatment of Straight Path Equity Compensation Awards in the Merger” beginning on page 75 of this proxy statement/prospectus.

Quantification of Equity Compensation Awards

See the section entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Straight Path’s Named Executive Officers” beginning on page 97 of this proxy statement/prospectus for information regarding unvested equity compensation awards for the named executive officers in accordance with Item 402(t) of the SEC’s Regulation S-K.

For more information on equity holdings of Straight Path directors and named executive officers, see the table entitled “Security Ownership of Directors and Named Executive Officers” on page 115 of this proxy statement/prospectus.

Agreements with Named Executive Officers

In connection with and prior to the consummation of the merger, it is expected that each named executive officer will become party to a retention agreement, pursuant to which, on covered termination, the named executive officer will be eligible to receive, within 60 days following termination, a lump-sum severance payment in an amount equal to 2.5 times the sum of his annual base salary and target bonus in the case of Mr. D. Jonas, or 1.5 times the sum of his annual base salary and target bonus in the case of the other executives. A named executive officer must sign a release of claims in order to receive severance.

The severance payments that the named executive officers are expected to become eligible to receive on a covered termination, including the potential value of such payments and benefits, are further described above in the section entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Straight Path’s Named Executive Officers” beginning on page 97 of this proxy statement/prospectus, and do not reflect compensation actions that may occur before the effective time. The aggregate value of such severance payments to the named executive officers, based on the assumptions used for valuing such payments and benefits to such persons, including the assumption that a covered termination occurs immediately following the effective time, would be $3,695,000.

In addition to the severance payments, it is expected that the retention agreements will provide for the payment of retention bonuses to each of the named executive officers other than Mr. Pi. Each retention bonus will be paid in a lump sum on or within 30 days following the merger, subject to continued employment through the merger date, as further described in the section entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Straight Path’s Named Executive Officers” beginning on page 97 of this proxy statement/prospectus. It is expected that the aggregate value of such retention bonuses to the named executive officers would be $3,800,000.

It is expected that each of the retention agreements will provide for a “best net” approach in the event the named executive officer could be subject to excise taxes under Section 4999 of the Internal Revenue Code. For purposes of quantifying the values of certain of the interests presented in this section, it is assumed that either the excise taxes under Section 4999 of the Internal Revenue Code are not applicable to the named executive officers or that they would be better off receiving the full amount of all of the payments and benefits described in this section and paying the excise tax.

Director Compensation

It is expected that each of Straight Path’s three non-employee directors will receive a cash fee of $85,000 as supplemental compensation for their significant commitment of time and additional services relating to the merger. These services included the participation by each director in more than 25 special board or committee meetings since February 6, 2017, and are expected to include additional special meetings prior to the closing of the merger. Under Straight Path’s existing director compensation policies, directors did not receive compensation on a meeting-fee basis, and annual compensation was paid in the form of 8,000 shares of vested Straight Path Class B common stock and a $35,000 cash retainer, subject to attending 75% of prior-year meetings.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that each present and former director and officer of Straight Path will have rights to indemnification and expense advancement arising out of matters existing or occurring at or prior to the effective time, from Verizon and the surviving corporation, to the fullest extent that Straight Path would have been permitted to indemnify and advance expenses to such persons under Delaware law and, as applicable, Straight Path’s certificate of incorporation or bylaws on the date of the merger agreement.

In addition, prior to the first effective time, Straight Path will, and if Straight Path is unable to, Verizon will cause the surviving corporation as of the effective time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Straight Path’s existing policies with respect to matters existing or occurring at or prior to the effective time, subject to certain limitations and premium caps.

For additional information, see the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 87 of this proxy statement/prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Straight Path common stock who exchange shares of Straight Path common stock for shares of Verizon common stock and cash in lieu of fractional shares of Verizon common stock pursuant to the merger. The following discussion is based on the Internal Revenue Code, applicable Treasury regulations thereunder, administrative interpretations and published rulings and court decisions, each as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a U.S. holder is:

•	an individual citizen or resident of the United States;

•	a corporation, or any other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a trust (1) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more United States persons to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Straight Path common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Straight Path common stock, you should consult your own tax advisor regarding the tax consequences of the merger.

This discussion addresses only holders of Straight Path common stock who hold their Straight Path common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all aspects of United States federal income taxation that may be relevant to particular Straight Path stockholders in light of their individual circumstances or to Straight Path stockholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	real estate investment trusts;

•	insurance companies;

•	tax-exempt organizations;

•	brokers or dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	regulated investment companies;

•	persons that hold Straight Path common stock as part of a straddle, hedge, short sale, constructive sale or conversion transaction;

•	persons that purchased or sell their shares of Straight Path common stock as part of a wash sale;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons that are not U.S. holders (such as controlled foreign corporations or passive foreign investment companies); and

•	stockholders who acquired their shares of Straight Path common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any alternative minimum tax or any state, local or foreign tax consequences of the merger. This discussion does not address any non-income taxes consequences of the merger.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. ALL HOLDERS OF STRAIGHT PATH COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Federal Income Tax Consequences of the Merger. It is intended that, for United States federal income tax purposes, the merger will qualify for the intended tax treatment. Straight Path’s obligation to effect the merger is subject to the satisfaction, or waiver by Straight Path, at or prior to the effective time of the merger, of the following condition: receipt by Straight Path of a tax opinion from Weil, Gotshal & Manges LLP, legal counsel to Straight Path, dated as of the closing date of the merger, to the effect that the merger will qualify for the intended tax treatment. Such tax opinion will be based on customary assumptions and representations made by Verizon and Straight Path, as well as certain covenants and undertakings by Verizon and Straight Path. If any of the assumptions, representations, covenants and undertakings by Verizon and Straight Path is incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus. An opinion of counsel represents counsel’s best legal judgment but is not binding on the Internal Revenue Service or any court. Neither Verizon nor Straight Path intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Accordingly, even if Straight Path receives a tax opinion that concludes that the merger qualifies for the intended tax treatment, no assurance can be given that the Internal Revenue Service will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

If any requirement for the merger to qualify for the intended tax treatment is not satisfied, a U.S. holder of Straight Path common stock generally would recognize gain or loss for United States federal income tax purposes on each share of Straight Path common stock surrendered in the merger in an amount equal to the difference between (1) the fair market value of the merger consideration received in exchange for such surrendered share upon completion of the merger and (2) the holder’s basis in the share of Straight Path common stock surrendered. Gain or loss must be calculated separately for each block of Straight Path common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Straight Path common stock exceeds one year at the effective time. Long-term capital gain of non-corporate U.S. holders (including individuals) currently is eligible for preferential United States federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of Verizon common stock received in the merger would be equal to the fair market value thereof as of the effective time, and such U.S. Holder’s holding period in such shares would begin on the day following the merger.

The remainder of this discussion under the caption “Federal Income Tax Consequences of the Merger” and the discussion under “Cash Received Instead of a Fractional Share of Verizon Common Stock” below assumes the receipt and accuracy of the opinion described above. The discussion under “Backup Withholding” below applies whether or not the merger qualifies for the intended tax treatment.

Assuming that the merger qualifies for the intended tax treatment, the United States federal income tax consequences of the merger to U.S. holders of Straight Path common stock are as follows:

•	a U.S. holder of Straight Path common stock will not recognize any gain or loss realized on the exchange of shares of Straight Path common stock for shares of Verizon common stock (excluding any cash received in lieu of fractional share interests in Verizon common stock, which shall be treated as discussed below);

•	the aggregate tax basis of the Verizon common stock received in the merger (including any fractional share interests in Verizon common stock deemed received and exchanged for cash, as discussed below) will be the same as the aggregate tax basis of the Straight Path common stock surrendered in exchange for the Verizon common stock; and

•	the holding period of Verizon common stock received in exchange for shares of Straight Path common stock (including any fractional share interests in Verizon common stock deemed received and exchanged for cash, as discussed below) will include the holding period of the Straight Path common stock surrendered in exchange for the Verizon common stock.

Cash Received Instead of a Fractional Share of Verizon Common Stock. A U.S. holder of Straight Path common stock who receives cash in lieu of a fractional share of Verizon common stock as part of the merger will generally recognize gain or loss measured by the difference between the amount of cash received for such fractional share and the portion of the U.S. holder’s tax basis in the Straight Path common stock allocated to the fractional share. Gain or loss recognized with respect to cash received in lieu of a fractional share of Verizon common stock will generally be capital gain or loss, and will generally be long-term capital gain or loss if, as of the effective time, the holding period for such shares of Straight Path common stock is greater than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup Withholding. Payments of cash to a holder of Straight Path common stock may, under certain circumstances, be subject to backup withholding at the applicable rate (currently 28%), unless the holder of the Straight Path common stock receiving such payments provides proof of an applicable exemption (generally exemptions apply to corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who, when required, provide certification as to their status) or provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the merger is completed, Straight Path stockholders will become Verizon stockholders. Straight Path and Verizon are each incorporated under the laws of Delaware and, accordingly, the rights of Verizon stockholders and Straight Path stockholders are both governed by the laws of the State of Delaware, including the DGCL. Therefore, differences in the rights of holders of Straight Path common stock and Verizon common stock arise from differences between their charters and bylaws. As holders of Verizon common stock, after giving effect to the merger, the rights of Straight Path stockholders will continue to be governed by the laws of the State of Delaware, including the DGCL, and will also then be governed by Verizon’s governing corporate documents, including Verizon’s Restated Certificate of Incorporation, which we refer to as the Verizon charter, and Verizon’s Bylaws, which we refer to as the Verizon bylaws. This section summarizes material differences between the rights of Straight Path stockholders and Verizon stockholders.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to Straight Path’s and Verizon’s governing documents, which we urge you to read carefully and in their entirety. Straight Path and Verizon have filed with the SEC their respective governing corporate documents and will send copies of these documents to you, without charge, upon request. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.

Between the date of the merger agreement and the effective time, Straight Path has agreed to restrictions on their ability to make certain types of amendments to their organizational documents that would hinder, impede or delay in any material respect the merger or the consummation of the other transactions contemplated by the merger agreement.

Verizon	Straight Path
Authorized Capital Stock

Verizon is authorized to issue 6,500,000,000 shares, divided into two classes consisting of:

(i) 6,250,000,000 shares of common stock, par value $0.10 per share; and

(ii) 250,000,000 shares of series preferred stock, par value $0.10 per share.

The Verizon board is authorized to issue the series preferred stock in one or more series.

Straight Path is authorized to issue 45,000,000 shares, divided into three classes consisting of:

(i) 2,000,000 shares of Class A Common Stock, par value $0.01 per share, which we refer to as the Class A Shares;

(ii) 40,000,000 shares of Class B Common Stock, par value $0.01 per share, which we refer to as the Class B Shares; and

(iii) 3,000,000 shares of preferred stock, par value $0.01 per share, which we refer to as the Preferred Shares.

The Straight Path board is authorized to issue Preferred Shares in one or more series.

Rights of Preferred Stock

The Verizon charter provides that the Verizon board may fix for each class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications,	The Straight Path certificate of incorporation provides that the Straight Path board is expressly authorized, by resolution or resolutions, to provide, out of the unissued and undesignated Preferred Shares, for one or more series of Preferred Shares,

Verizon	Straight Path

limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Verizon board providing for the issuance of such class or series and to the fullest extent as may now or hereafter be permitted by the DGCL.

No shares of Verizon preferred stock were outstanding as of the date of this proxy statement/prospectus.

the powers, preferences and relative, participating, optional and other special rights, qualifications, limitations or restrictions of each series.

No shares of Straight Path Preferred Shares were outstanding as of the date of this proxy statement/prospectus.

Voting Rights

The Verizon bylaws provide that, subject to the Verizon charter, each Verizon stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock having voting power held by such stockholder.	The Straight Path certificate of incorporation provides that the holders of Class A shares shall be entitled to three votes per share on all matters to be voted on by the stockholders of Straight Path, and that the holders of Class B Shares shall be entitled to one-tenth (1/10) of a vote per share on all matters to be voted on by the stockholders of Straight Path. Subject to the rights of the holders of Preferred Shares at any time outstanding, Class A Shares and Class B Shares have exclusive voting rights on all matters requiring a vote of Straight Path.

Number of Directors

The Verizon bylaws provide that the Verizon board shall consist of such number of directors as may be determined from time to time by resolution adopted by a vote of a majority of the entire Verizon board.

There are currently 12 members of the Verizon board.

The Straight Path certificate of incorporation provides that the number of directors on the Straight Path board will be not less than three and not more than seventeen directors. The Straight Path by-laws provide that the number of directors on the Straight Path board will be fixed from time to time by action of the Straight Path board.

There are currently 4 members of the Straight Path board.

Election of Directors

The Verizon bylaws provide that each director shall be elected by a majority of the votes cast with respect to that director; provided that, if the number of nominees exceeds the number of directorships to be filled, the directors shall be elected by a plurality of the votes cast. A majority of the votes cast means that the number of shares voted “for” must exceed the number of shares voted “against” with respect to that director’s election. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected. If an incumbent director who is standing for re-election does not receive a majority of the votes cast, the committee of the board authorized to nominate candidates for election to the board will make a recommendation to the board on whether to accept the director’s resignation, and on	The Straight Path by-laws provide that directors shall be elected if the votes cast at the annual meeting of stockholders for each nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the general counsel and corporate secretary and/or the assistant secretary of Straight Path receive a notice that a stockholder has nominated a person for election to the Straight Path board in compliance with the advance notice requirements for stockholder proposals set forth in the proxy statement relating to the meeting and (ii) such nomination has not been withdrawn by such stockholder on or prior to the day next preceding the date Straight Path first mails its notice of meeting for such meeting to the stockholders.

Verizon	Straight Path

whether other action should be taken. The director will not participate in the committee’s recommendation or the board’s decision. The independent members of the board will consider the committee’s recommendation and publicly disclose the board’s decision and the basis for that decision within ninety (90) days from the date of the certification of the final election results. If less than two members of the committee are elected at a meeting for the election of directors, the independent members of the Board who were elected shall consider and act upon the tendered resignation. If for any reason none of the nominees is elected at a meeting for the election of directors, the incumbent directors shall call a special meeting of the stockholders as soon thereafter as convenient for the purpose of electing a board of directors.

The Verizon bylaws provide that directors shall hold office until the next annual meeting of stockholders and until their successors shall have been elected and qualified, except in the event of death, resignation or removal.

If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

The Straight Path certificate of incorporation provides that directors elected at each annual meeting of stockholders will hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death or incapacity, resignation, retirement, disqualification or removal from office.

Filling Vacancies on the Board of Directors

The Verizon bylaws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or a sole remaining director.

Whenever the holders of any class or classes of Verizon stock or series thereof are entitled to elect one or more directors by the provisions of the Verizon charter, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the entire board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any Verizon stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorship, or to replace the directors chosen by the directors then in office.

The Straight Path by-laws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of directors then in office, although less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next occurring annual meeting of stockholders following their election and until their successors are duly elected and qualified, or until their earlier death or incapacity, resignation, retirement, disqualification or removal from office.

Verizon	Straight Path
Removal of Directors

The Verizon charter and the Verizon bylaws do not provide for the removal of directors. Therefore, Section 141(k) of the DGCL applies, and Verizon directors may be removed with or without cause by a majority of stockholders entitled to vote generally in the election of directors.	The Straight Path by-laws provide that any or all of the Straight Path directors may be removed at any time, with or without cause, by the holders of issued and outstanding capital stock of Straight Path representing not less than a majority of the voting power of all issued and outstanding capital stock of Straight Path entitled to vote at an election of directors.

Proxy Access for Director Nominations

The Verizon bylaws provide that whenever the Verizon board solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to certain limitations, the corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Verizon board or any committee thereof, the name and certain required information of any person nominated for election to the Verizon board by a stockholder or group of no more than 20 stockholders that satisfies certain requirements, and who expressly elects to have its nominee included in the corporation’s proxy materials.

The limitations and requirements include, among other things, a maximum number of stockholder nominees that can be included on the proxy statement, the nominating stockholder or group of stockholders must have continually owned 3% or more of Verizon common stock for three (3) years, and the nominating stockholder or group of stockholders must deliver a notice to Verizon satisfying certain timeliness and substantive criteria. To be timely, the notice must be delivered to, or mailed to and received by, the secretary of Verizon no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that Verizon issued its proxy statement for the previous year’s annual meeting of stockholders.

None. Rule 14a-8 under the Exchange Act governs the procedural requirements that stockholders must follow in order to have a proposal included in the company’s proxy statement and on the proxy card in connection with an annual or special meeting of stockholders.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

The Verizon bylaws provide that a stockholder must give advance written notice to Verizon of any proposal of business to be transacted at an annual meeting of the stockholder. In order to make such a proposal a stockholder must satisfy certain procedural requirements including, among others, providing timely notice of the proposal as well as the disclosure of certain information about the nominating stockholder and the proposal.

The Straight Path certificate of incorporation and the Straight Path by-laws do not provide for any advance notice requirements for any proposal of business to be transacted at an annual meeting of the stockholders.

Verizon	Straight Path
To be timely, a stockholder’s notice must be received by the secretary at Verizon’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the prior year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced by more than twenty-five (25) days or delayed (other than as a result of adjournment) by more than twenty-five (25) days from the anniversary of the previous year’s annual meeting, in order for the stockholder’s notice to be timely it must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was made, whichever first occurs.

Stockholder Action by Written Consent

The Verizon charter provides that any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding stock entitled to vote to take such action at any annual or special meeting of stockholders.	The Straight Path by-laws provide that any action required or permitted to be taken or which may be taken at any annual or special meeting of stockholders of Straight Path may be taken without a meeting, without prior notice and without a vote, by a consent in writing signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Bylaw Amendments

The Verizon charter provides that the Verizon board is expressly authorized from time to time to make, alter or repeal the Verizon bylaws in the manner set forth in the Verizon bylaws from time to time.

The Verizon bylaws provide that the Verizon bylaws may be altered, amended or repealed, or new bylaws may be adopted, either by (i) the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote and voting thereon at a duly organized meeting of Verizon stockholders called for that purpose, or (ii) the affirmative vote of a majority of the Verizon board.

The Straight Path certificate of incorporation provides that the Straight Path by-laws may be altered, amended or repealed in whole or in part, or new bylaws may be adopted, by the stockholders or by the affirmative vote of the directors of Straight Path as provided therein.

The Straight Path by-laws provide that the bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the stockholders or by the Straight Path board.

Special Meetings of Stockholders

The Verizon bylaws provide that a special meeting of stockholders may be called at any time, either by a majority of the Verizon board or by the chairman of the board, and the Verizon board must call a special meeting at the written request of one record holder owning not less than ten percent (10%) or one or more	The Straight Path by-laws provide that a special meeting of stockholders for any purpose or purposes, may be called by either (i) the chief executive officer, (ii) the president, (iii) the corporate secretary, or (iv) the assistant secretary and shall be called by any such officer at the request in writing of a majority of

Verizon	Straight Path

record holders owning in the aggregate not less than twenty-five percent (25%) in each case of the total number of shares of stock of the corporation entitled to vote on the matter or matters to be brought before the special meeting. The request must satisfy certain procedural requirements, including that it must state the business proposed to be conducted at the meeting and certain information regarding the stockholders proposing such business.

The Verizon bylaws provide that a stockholder may revoke its request for a special meeting at any time by delivering a written revocation to the secretary. If, following such revocation, the remaining stockholders requesting a special meeting hold in the aggregate less than twenty-five percent (25%) of the total number of shares of stock entitled to vote on the matter to be brought before the meeting, the Verizon board, in its discretion, may cancel the special meeting.

the Straight Path board or at the request in writing of stockholders owning issued and outstanding capital stock of Straight Path representing not less than a majority of the voting power of all issued and outstanding capital stock of Straight Path.

The Straight Path certificate of incorporation and the Straight Path by-laws do not provide a process for the revocation of a special meeting request.

Notice of Meetings of Stockholders

The Verizon bylaws provide that notice of the place, date and hour of every meeting of the stockholders, whether annual or special, shall be given in writing or by electronic transmission to each stockholder of record entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. The Verizon bylaws further provide that every notice of a special meeting shall state the purpose or purposes thereof.	The Straight Path by-laws provide that a written notice stating the place, date and time of the meeting, and, in the case of special meetings, the purpose(s) for which the meeting is called, will be given to each stockholder of record entitled to vote not less than 10 nor more than 60 days prior to the date of the meeting, unless otherwise prescribed by law.

Indemnification of Directors and Officers

Verizon’s charter provides that Verizon shall indemnify any person who was or is an authorized representative of Verizon (which includes directors and officers), and who was or is a party, or is threatened to be made a party to any third party proceeding, by reason of the fact that such person was or is an authorized representative of Verizon, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Verizon and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful.

Verizon’s charter provides that Verizon shall indemnify any person who was or is an authorized representative of Verizon and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of

In actions, suits or proceedings other than those by or in the right of Straight Path, the Straight Path by-laws provide that, subject to the third paragraph in this section below, Straight Path will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Straight Path) by reason of the fact that he is or was a director or officer of Straight Path, or is or was a director or officer of Straight Path serving at the request of Straight Path as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably

Verizon	Straight Path

the fact that such person was or is an authorized representative of Verizon, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Verizon; provided, however, that, Verizon shall indemnify any such person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the initiation of such action, suit or proceeding (or part thereof) was authorized by the Verizon board.

Expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of an authorized representative by Verizon in advance of the final disposition of such third party or corporate proceeding and within 30 days of receipt by the secretary of (i) an application from such authorized representative setting forth the basis for such indemnification, and (ii) if required by law at the time such application is made, an undertaking by or on behalf of the authorized representative to repay such amount if it shall ultimately be determined that the authorized representative is not entitled to be indemnified by Verizon. The financial ability of any authorized representative to make a repayment contemplated by this section shall not be a prerequisite to the making of an advance. Expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Verizon board deems appropriate.

believed to be in or not opposed to the best interests of Straight Path, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In actions, suits or proceedings by or in the right of Straight Path, the Straight Path by-laws provide that, subject to the third paragraph in this section below, Straight Path will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Straight Path to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Straight Path, or is or was a director or officer of Straight Path serving at the request of Straight Path as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Straight Path; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Straight Path unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Any indemnification under the Straight Path by-laws (unless ordered by a court) shall be made by Straight Path only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the Straight Path by-laws, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Forum Selection

The Verizon bylaws do not designate an exclusive forum for any actions brought against Verizon.	The Straight Path by-laws designate state courts located within the State of Delaware as the exclusive forum for any actions brought against Straight Path or any of its directors, officers or employees.

LEGAL MATTERS

William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon, is passing upon the validity of the common stock for us. As of May 22, 2017, Mr. Horton beneficially owned 10,243 shares of Verizon common stock.

Certain U.S. federal income tax matters relating to the transaction are be passed upon by Weil, Gotshal & Manges LLP, counsel for Straight Path.

EXPERTS

The consolidated financial statements of Verizon incorporated by reference in Verizon’s Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein) and the effectiveness of Verizon’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Straight Path appearing in Straight Path’s Annual Report (Form 10-K) for the year ended July 31, 2016 have been audited by Zwick & Banyai, PLLC, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Straight Path will hold its 2018 annual meeting of stockholders only if the transaction is not completed prior to the expected date of Straight Path’s 2018 annual meeting of stockholders. If the annual meeting is held, stockholders who wish to present proposals for inclusion in Straight Path’s proxy materials in connection with the 2018 annual meeting of stockholders must submit such proposals in writing to the Corporate Secretary of Straight Path at 5300 Hickory Park Drive, Suite 218, Glen Allen, Virginia 23059, which proposals must be received at such address no later than August 3, 2017. In addition, any stockholder proposal submitted with respect to Straight Path’s 2018 annual meeting of stockholders, which proposal is submitted outside the requirements of Rule 14a-8 under the Exchange Act and, therefore, will not be included in the relevant proxy materials, will be considered untimely for purposes of Rule 14a-4 and 14a-5 if written notice thereof is received by Straight Path’s Corporate Secretary after October 17, 2017.

NO APPRAISAL/DISSENTERS’ RIGHTS

Section 262 of the DGCL provides that stockholders who do not vote in favor of certain mergers or consolidations and who otherwise comply with the requirements of Section 262 of the DGCL have the right, in some circumstances, to demand payment of the fair value of their shares as determined by the Delaware Court of Chancery. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

Because holders of shares of Straight Path common stock are not required to receive consideration other than the stock consideration and cash in lieu of fractional shares in the merger, and shares of Verizon common stock are listed on the NYSE and NASDAQ, holders of shares of Straight Path common stock are not entitled to appraisal rights under Delaware law in connection with the merger.

CERTAIN BENEFICIAL OWNERS OF STRAIGHT PATH COMMON STOCK

To Straight Path’s knowledge, the following tables set forth certain information regarding the beneficial ownership of Straight Path common stock as of the close of business on May 24, 2017 (except as noted in the footnotes below) and with respect to:

•	each person known by Straight Path to beneficially own 5% or more of the outstanding shares of Straight Path common stock;

•	each member of the Straight Path board;

•	each named executive officer; and

•	the members of the Straight Path board and Straight Path’s executive officers as a group.

Unless otherwise noted in the footnotes to the table, to the best of Straight Path’s knowledge, the persons named in the tables have sole voting and investing power with respect to all shares of Straight Path common stock indicated as being beneficially owned by them. Unless otherwise noted below, the address of each beneficial owner listed in the tables below is c/o Straight Path, 5300 Hickory Park Drive, Suite 218, Glen Allen, VA 23059.

Straight Path has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Straight Path believes, based on the information furnished to Straight Path, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Straight Path common stock that he, she or it beneficially owns.

Security Ownership of Directors and Named Executive Officers

The following table sets forth information concerning the beneficial ownership of Straight Path common stock as of May 24, 2017 for each current director, each named executive officer and for all current directors and executive officers as a group. None of the foregoing persons beneficially owned any equity securities of the Straight Path’s subsidiaries as of May 24, 2017.

Applicable percentage ownership is based on 11,910,896 shares of Straight Path Class B common stock issued and outstanding and 787,163 shares of Straight Path Class A common stock issued and outstanding, as well as an additional 7,565 shares of Straight Path Class B common stock that would be issued upon exercise of outstanding options held by directors or executive officers within 60 days of May 24, 2017.

	Straight Path Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Class B Common Stock	Percentage of Ownership of Class B Common Stock	Percentage of Aggregate Voting Power†
Davidi Jonas	426,265	3.58%	1.20%
Zhouyue Pi	110,573	*	*
Jonathan Rand	106,843	*	*
Fred S. Zeidman	33,250	*	*
K. Chris Todd	33,250	*	*
David L. Breau	29,500	*	*
William F. Weld	8,000	*	*
All current directors and executive officers (7 persons) as a group(2)	747,681	6.27%	2.10%

*	Less than 1%.
†	Voting power represents combined voting power of our Class A Common Stock (three votes per share) and our Class B Common Stock (one-tenth of one vote per share).

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Straight Path common stock or other equity securities of Straight Path that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.
(2)	The number of shares includes the interests of the seven individuals listed above in shares of Straight Path common stock.

Security Ownership of Other Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares of Class B Common Stock		Percentage of Ownership of Class B Common Stock	Number of Shares of Class A Common Stock	Percentage of Ownership of Class A Common Stock	Percentage of Aggregate Voting Power†
Howard S. Jonas(1)
520 Broad Street
Newark, NJ 07102	1,503,725	(2)	12.62%	—	N/A	4.23%
The Patrick Henry TR DTD July 31 2013(1)
c/o Alliance Trust Company, LLC
5375 Kietzke Lane, 2nd Floor
Reno, Nevada 89511	—		N/A	787,163	100%	66.46%
Solus Alternative Asset Management LP(3)
410 Park Avenue
11th Floor
New York, NY 10022	1,103,984		9.26%	—	N/A	3.11%
Nikos Hecht(4)
516 E. Hyman Avenue
Aspen, CO 81611	877,000		7.36%	—	N/A	2.47%
Blackrock, Inc.(5)
55 East 52nd Street
New York, NY 10055	710,385		5.96%	—	N/A	2.00%
Arthur Jay Samberg(6)
77 Bedford Road
Katonah, NY 10536	691,900		5.81%	—	N/A	1.95%
Joseph D. Samberg(7)
1091 Boston Post Road
Rye, NY 10580	670,000		5.62%	—	N/A	1.89%
Lloyd I. Miller, III(8)
3300 South Dixie Highway
Suite 1-365
West Palm Beach, FL 33405	658,930		5.53%	—	N/A	1.85%
Archer Capital Management, L.P.(9)
570 Lexington Avenue, 40th Floor
New York, NY 10022	616,044		5.17%	—	N/A	1.73%
Gilder, Gagnon, Howe & Co. LLC(10)
475 10th Avenue
New York, NY 10018	614,662		5.16%	—	N/A	1.73%

†	Voting power represents combined voting power of our Class A Common Stock (three votes per share) and our Class B Common Stock (one-tenth of one vote per share).

(1)	Howard Jonas is the beneficiary of the economic interest of the shares held by The Patrick Henry TR DTD July 31 2013 (c/o Alliance Trust Company, LLC 5375 Kietzke Lane, 2nd Floor Reno, Nevada 89511), which we refer to as the Trust, but, subject to certain consent requirements, does not have voting power or control with respect to such shares. The aggregate voting power beneficially held, or controlled in certain circumstances, by Howard Jonas is 71.13%.
(2)	Howard Jonas is the beneficial owner of 1,503,725 shares of Class B common stock consisting of: (i) 98,820 shares held by the Jonas Foundation; (ii) 1,403,349 shares held by the Howard S. Jonas 2017 Annuity Trust; and (iii) an aggregate of 1,556 shares held in custodial accounts for the benefit of certain children of Mr. H. Jonas (of which Mr. H. Jonas is the custodian). The foregoing does not include 83,478 shares beneficially owned by trusts for the benefit of the children of Mr. H. Jonas with respect to which Mr. H. Jonas does not exercise or share voting or investment control.
(3)	Based solely on a Schedule 13G filed by Solus Alternative Asset Management LP with the SEC on February 14, 2017. Each of Solus Alternative Asset Management LP, Solus GP LLC and Christopher Pucillo report shared voting and dispositive power over all shares reported.
(4)	Based solely on a Schedule 13G filed by Nikos Hecht on February 10, 2016.
(5)	Based solely on a Schedule 13G filed by Blackrock, Inc. with the SEC on January 27, 2017.
(6)	Based solely on a Schedule 13G filed by Arthur J. Samberg with the SEC on August 2, 2016.
(7)	Based solely on a Schedule 13G filed by Joseph D Samberg with the SEC on February 17, 2017.
(8)	Based solely on a Schedule 13G filed by Lloyd I. Miller, III with the SEC on April 12, 2017. Mr. Miller has sole voting and dispositive power with respect to 606,535 of the reported securities as (i) manager of a limited liability company that is the adviser to certain trusts, (ii) manager of a limited liability company that is the general partner of certain limited partnerships, (iii) manager of a limited liability company, (iv) managing member of a limited liability company, (v) trustee of a certain trust, (vi) trustee for certain generation skipping trusts, and (vii) an individual. Mr. Miller has shared voting and dispositive power with respect to 52,395 of the reported securities as (i) co-trustee for a certain generation skipping trust, (ii) an advisor to the trustee of a certain trust, (iii) co-trustee of a certain trust, and (iv) with respect to shares owned by the Mr. Miller’s wife.
(9)	Based solely on a Schedule 13G filed by Archer Capital Management, L.P. with the SEC on February 14, 2017. Each of Archer Capital Management, L.P., Canton Holdings, L.L.C., Joshua A. Lobel, and Eric J. Edidin report shared voting and dispositive power over all shares reported.
(10)	Based solely on a Schedule 13G filed by Gilder, Gagnon, Howe & Co. LLC, which we refer to as Gilder with the SEC on February 14, 2017. Includes 501,898 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 13,370 shares held in the account of the profit sharing plan of Gilder, and 99,034 shares held in accounts owned by the partners of Gilder and their families.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokerage firms or other nominees may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple Straight Path stockholders sharing the same address, unless stockholders have notified Straight Path of their desire to receive multiple copies of the proxy statement/prospectus. If you want to receive separate copies of a Straight Path proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact Straight Path at the address below. Straight Path will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Straight Path Communications Inc., Attention: Corporate Secretary, 5300 Hickory Park Dr., Suite 218, Glen Allen, VA 23059, Telephone (804) 433-1523.

WHERE YOU CAN FIND MORE INFORMATION

Straight Path and Verizon file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents Straight Path and Verizon file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Straight Path and Verizon, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document. The SEC allows Straight Path and Verizon to “incorporate by reference” into this proxy statement/prospectus documents Straight Path and Verizon file with the SEC, including certain information required to be included in the registration statement on Form S-4 filed by Verizon to register the shares of Verizon common stock that will be issued in the merger, of which this proxy statement/prospectus forms a part. This means that Straight Path and Verizon can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Straight Path and Verizon incorporate by reference the documents listed below and any documents subsequently filed by each of them pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 of Form 8-K) and before the date of the special meeting.

Straight Path:

•	Annual Report on Form 10-K for the fiscal year ended July 31, 2016;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 2016 and January 31, 2017;

•	Current Reports on Form 8-K or Form 8-K/A filed with the SEC on August 19, 2016, September 27, 2016, January 12, 2017, January 17, 2017, February 7, 2017, March 8, 2017, April 10, 2017, April 13, 2017, April 25, 2017, May 3, 2017, May 8, 2017 and May 11, 2017 (other than the portions of the documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act);

•	Amended and Restated Certificate of Incorporation of Straight Path, filed as Exhibit 3.1 to the Form 10-12G/A of Straight Path filed with the SEC on July 31, 2013;

•	By-Laws of Straight Path, filed as Exhibit 3.2 to the Form 10-12G/A of Straight Path filed with the SEC on June 13, 2013;

•	Amendment to By-Laws, filed as Exhibit 3.1 to the Form 8-K of Straight Path filed with the SEC on April 13, 2017; and

•	Definitive Proxy Statement for Straight Path’s 2017 Annual Meeting filed with the SEC on November 22, 2016.

Verizon:

•	Annual Report on Form 10-K for the year ended December 31, 2016;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

•	Current Reports on Form 8-K filed on January 25, 2017, January 31, 2017, February 1, 2017, February 3, 2017, February 21, 2017, March 3, 2017, March 13, 2017, March 20, 2017, May 5, 2017, May 10, 2017, May 11, 2017 and May 15, 2017 (other than the portions of the documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act);

•	Definitive Proxy Statement for Verizon’s 2017 Annual Meeting filed with the SEC on March 20, 2017; and

•	the description of Verizon’s Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

Any person may obtain any of the documents incorporated by reference into this proxy statement/prospectus from the SEC, through the SEC’s website at the address provided above, or from Straight Path and Verizon, at their respective websites, or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone number:

Straight Path Communications Inc. Attention: Corporate Secretary 5300 Hickory Park Drive, Suite 218 Glen Allen, Virginia 23059 Telephone: (804) 433-1523 Website: http://spathinc.com/	Verizon Communications Inc. Attention: Investor Relations One Verizon Way Basking Ridge, New Jersey 07920 Telephone: (212) 395-1525 Website: www.verizon.com/about/investors

The Internet website addresses of Straight Path and Verizon are provided as inactive textual references only. The information provided on the Internet websites of Straight Path and Verizon, other than copies of the documents incorporated by reference into this proxy statement/prospectus, are not part of this proxy statement/prospectus and, therefore, are not incorporated herein by reference.

These documents are available from Straight Path or Verizon, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Any person may also obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Straight Path’s proxy solicitor, D.F. King & Co., Inc., banks and brokers call collect: (212) 269-5550, stockholders call toll free: (800) 714-3310, or via email at strp@dfking.com.

If you are stockholder and would like to request documents, please do so by [                    ], 2017 to receive them before the special meeting. If you request any documents from Straight Path, Straight Path will mail them to you by first class mail, or anther equally prompt means, within one business day after Straight Path receives your request.

Notwithstanding the foregoing, information furnished by Straight Path or Verizon on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY

ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF STRAIGHT PATH COMMON STOCK AT THE SPECIAL MEETING. STRAIGHT PATH HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [                    ], 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

STRAIGHT PATH COMMUNICATIONS INC.,

VERIZON COMMUNICATIONS INC.

and

WAVES MERGER SUB I, INC.

Dated as of May 11, 2017

ARTICLE I	THE MERGER; CLOSING; EFFECTIVE TIME; SURVIVING CORPORATION	A-1

1.1	The Merger	A-1
1.2	Closing	A-2
1.3	Effective Time	A-2
1.4	Effects of the Merger	A-2
1.5	The Certificate of Incorporation	A-2
1.6	The By-Laws	A-2
1.7	Directors and Officers	A-2

ARTICLE II	CONSIDERATION; EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES	A-2

2.1	Consideration; Effect of the Merger on Capital Stock	A-2
2.2	Exchange of Certificates	A-3
2.3	Treatment of Incentive Equity	A-5
2.4	Adjustments to Prevent Dilution	A-6

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-6

3.1	Organization, Good Standing and Qualification	A-6
3.2	Capital Structure	A-6
3.3	Corporate Authority; Approval and Fairness	A-7
3.4	Governmental Filings; No Violations; Certain Contracts, Etc	A-8
3.5	Company Reports; Financial Statements	A-8
3.6	FCC Matters	A-9
3.7	Absence of Certain Changes	A-11
3.8	Litigation and Liabilities	A-11
3.9	Employee Benefits	A-11
3.10	Labor Matters	A-12
3.11	Compliance with Laws	A-13
3.12	Material Contracts	A-13
3.13	Real Property	A-14
3.14	Takeover Statutes	A-15
3.15	Environmental Matters	A-15
3.16	Taxes	A-15
3.17	Intellectual Property	A-16
3.18	Certain Information	A-16
3.19	Brokers and Finders	A-17
3.20	Opinion of Financial Advisor	A-17
3.21	Interested Party Transactions	A-17
3.22	No Other Representations or Warranties	A-17
3.23	Acknowledgement of Disclaimer of Other Representations and Warranties	A-17

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-18

4.1	Organization, Good Standing and Qualification	A-18
4.2	Capital Stock of Parent	A-18
4.3	Corporate Authority	A-18
4.4	Parent Reports; Financial Statements	A-18
4.5	Governmental Filings; No Violations; Etc	A-19
4.6	Litigation	A-20
4.7	Available Funds	A-20
4.8	Capitalization of Merger Sub	A-20
4.9	Operation of Merger Sub	A-20
4.10	Certain Information	A-20
4.11	Brokers and Finders	A-21
4.12	Reorganization Treatment	A-21
4.13	No Other Representations or Warranties	A-21
4.14	Acknowledgement of Disclaimer of Other Representations and Warranties	A-21

A-i

ARTICLE V	COVENANTS	A-21

5.1	Interim Operations	A-21
5.2	No Solicitation; Change in Recommendation	A-23
5.3	Preparation of the Form S-4 and the Proxy Statement/Prospectus	A-26
5.4	Stockholders Meeting	A-27
5.5	Reorganization Transactions	A-27
5.6	Listing of Parent Shares	A-27
5.7	Filings; Other Actions; Notification	A-27
5.8	Access and Reports; Confidentiality	A-29
5.9	Stock Exchange Delisting	A-29
5.10	Publicity	A-30
5.11	Employee Benefits	A-30
5.12	Expenses	A-31
5.13	Indemnification; Directors’ and Officers’ Insurance	A-31
5.14	Control of Operations	A-32
5.15	Other Actions by the Company	A-32
5.16	Compliance with FCC Consent Decree; Payment of Company Transaction Expenses	A-33
5.17	Regulatory Compliance	A-33
5.18	Warrants	A-33
5.19	IP Group Sale and Trust Distribution	A-33
5.20	Separation and Distribution Agreement	A-33

ARTICLE VI	CONDITIONS	A-34

6.1	Conditions to Each Party’s Obligation to Effect the Merger	A-34
6.2	Conditions to Obligations of Parent and Merger Sub	A-34
6.3	Conditions to Obligation of the Company	A-35
6.4	Frustration of Closing Conditions	A-35

ARTICLE VII	TERMINATION	A-35

7.1	Termination by Mutual Consent	A-35
7.2	Termination by Either Parent or the Company	A-36
7.3	Termination by the Company	A-36
7.4	Termination by Parent	A-36
7.5	Effect of Termination and Abandonment	A-37

ARTICLE VIII	MISCELLANEOUS AND GENERAL	A-39

8.1	Survival	A-39
8.2	Modification or Amendment	A-39
8.3	Waiver of Conditions	A-39
8.4	Counterparts	A-39
8.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	A-39
8.6	Notices	A-40
8.7	Entire Agreement	A-41
8.8	No Third Party Beneficiaries	A-41
8.9	Obligations of Parent and of the Company	A-41
8.10	Transfer Taxes	A-41
8.11	Severability	A-41
8.12	Interpretation; Construction	A-41
8.13	Assignment	A-42
8.14	Specific Performance	A-42

A-ii

LIST OF EXHIBITS

Annex I	Defined Terms

Exhibit A	Form of Voting Agreement
Exhibit B	IP Group Sale and Trust Distribution Term Sheet
Exhibit C	Form of Company Certificate
Exhibit D	Form of Parent Certificate

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 11, 2017, is made by and among Straight Path Communications Inc., a Delaware corporation (the “Company”), Verizon Communications Inc., a Delaware corporation (“Parent”), and Waves Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of Merger Sub has approved and declared advisable this Agreement, the Merger, and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has unanimously (a) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement with Parent and Merger Sub, (b) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Stockholders Meeting and (c) recommended to the stockholders of the Company that they adopt this Agreement and approve the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, (a) the Company is terminating that Agreement and Plan of Merger, dated as of April 9, 2017, by and among AT&T Inc., Switchback Merger Sub Inc. and the Company (the “AT&T Merger Agreement”) in accordance with its terms, and (b) on behalf of the Company, Parent will pay in full the Company Termination Fee (as defined in the AT&T Merger Agreement) to AT&T pursuant to Section 7.5(b) of the AT&T Merger Agreement (the “AT&T Termination Fee”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and incur the obligations set forth herein, a stockholder of the Company, who beneficially owns 787,163 shares of Class A common stock, par value $0.01 per share, of the Company representing approximately 66.79% of the combined voting power of all of the Company’s outstanding common stock, is entering into a Voting Agreement with Parent in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, upon the terms and conditions set forth therein, such stockholder has agreed to vote the Shares over which it has voting control in favor of the adoption of this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and that this Agreement constitutes, and is adopted as, a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME; SURVIVING CORPORATION

1.1        The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease. The

Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

1.2        Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, at 10:00 A.M. (Eastern Time) on the second (2nd) Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3        Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger has been duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the time at which the Merger becomes effective being herein referred to as the “Effective Time”).

1.4        Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation and the separate corporate existence of the Company shall continue unaffected by the Merger.

1.5        The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), except that the name of the Surviving Corporation shall be Straight Path Communications Inc., until duly amended as provided therein or by applicable Law.

1.6        The By-Laws. At the Effective Time, and without any further action on the part of the parties hereto, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), except that the name of the Surviving Corporation shall be Straight Path Communications Inc., until duly amended as provided therein or by applicable Law.

1.7        Directors and Officers. Unless otherwise agreed by the parties hereto prior to the Effective Time, the parties hereto shall take all actions necessary so that the officers and the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers and directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws of the Surviving Corporation. The Company shall use reasonable best efforts to cause each director and officer of the Company and its Subsidiaries prior to the Effective Time to deliver to Parent signed resignation letters effective as of the Effective Time.

ARTICLE II

CONSIDERATION; EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

2.1        Consideration; Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or any capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and fully outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Merger Consideration. Each share of Class A common stock, par value $0.01 per share, of the Company and each share of Class B common stock, par value $0.01 per share, of the Company (each, a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent, and Shares owned by the Company or any direct or indirect Subsidiary of the Company, and in each case not held on behalf of third parties (each such Share, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive a number of validly issued, fully paid in and nonassessable Parent Shares equal to the quotient determined by dividing $184.00 (“Per Share Amount”) by the Parent Share Value and rounding to the nearest ten-thousandth of a Share (which consideration shall hereinafter be referred to as the “Per Share Merger Consideration”). At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each certificate (a “Certificate” it being understood that any reference herein to a “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of Shares) formerly representing any of the Shares (other than Excluded Shares), and each book-entry account statement relating to the ownership of Shares (other than Excluded Shares), shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(c) Treatment of Excluded Shares. Except as provided in the second sentence of this Section 2.1(c), each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist. Each Excluded Share held by Merger Sub or any direct or indirect subsidiary of Parent or the Company shall remain outstanding and be unaffected by the Merger.

2.2        Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) to act as agent (the “Exchange Agent”) for the purpose of exchanging Certificates and book-entry shares for the Per Share Merger Consideration. Parent shall pay all costs, fees and expenses incurred in connection with the retention and engagement.

(b) Deposit. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, any Parent Shares sufficient to pay any Per Share Merger Consideration that may be payable from time to time following the Effective Time. All Parent Shares deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Per Share Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund.

(c) Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Exchange Agent shall mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) to the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor one or more Parent Shares which shall represent, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 2.1(b), less any required Tax withholdings as provided in Section 2.2(h). The Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Parent Shares to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(d) No Further Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.2(h)) that number of Parent Shares equal to (x) the number of Shares represented by the Certificate multiplied by (y) the Per Share Merger Consideration.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) No Fractional Shares. No certificates or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or cancellation of In-the-Money Options. Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Certificates (or effective affidavits of loss in lieu thereof) delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(f), a cash payment in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) (as so reduced, the “share proceeds”) in one or more transactions of a number of Parent Shares, such number equal to the excess of (i) the aggregate number of Parent Shares to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole Parent Shares to be distributed to the holders of Certificates pursuant to Section 2.2(c) (such excess being the “Excess Shares”). The parties acknowledge that payment of the cash share proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing Parent Shares that would otherwise receive fractional shares, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in this Section 2.2(f) and shall be executed in round lots to the extent practicable. Until the share proceeds of such sale or sales have been distributed to the holders of such Shares, or the Exchange Fund is terminated, the Exchange Agent shall hold such share proceeds in trust for the benefit of the holders of such Shares (the “Fractional Share Proceeds”). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each holder of such Shares shall be entitled, if any, by multiplying the amount of the aggregate share proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of such Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of such Shares would otherwise be entitled.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue the Per Share Merger Consideration such Person has a right to receive pursuant to Article II (after giving effect to any required Tax withholdings as provided in Section 2.2(h)).

(h) Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or In-the-Money Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

2.3        Treatment of Incentive Equity.

(a) Company Options. Immediately prior to the Effective Time, each outstanding option, whether vested or unvested, to purchase Shares that was granted under the 2013 Plan (each such option, a “Company Option”) shall be terminated and cancelled. The holder of a Company Option having an exercise price that is less than the Per Share Amount, (such Company Option, an “In-the-Money Option”) shall be entitled to receive, as soon as reasonably practicable after the Effective Time, a number of Parent Shares equal to the quotient determined by dividing (i) the excess, if any, of (x) the Per Share Amount over (y) the per-Share exercise price for the Shares that would have been issuable upon exercise of such In-the-Money Option (with the understanding that, for purposes of this clause, if there are different exercise prices for different In-the-Money Options held by the same holder, separate calculations shall be made for each exercise price), by (ii) the Parent Share Value and rounding to the nearest ten-thousandth of a Share. The holder of any such Company Option that is not an In-the-Money Option shall have no further rights or entitlements with respect thereto. Parent shall pay to each holder of In-the-Money Options cash in lieu of fractional shares to which such holder would be entitled pursuant to this Section 2.3(a); provided that the calculation of the amount of such fractional shares shall be determined on an aggregate basis taking into account all In-the-Money Option grants held by such holder.

(b) Company Restricted Stock. At the Effective Time, each vested and unvested share of restricted stock granted pursuant to the 2013 Plan that is outstanding immediately prior to the Effective Time (each such share, a share of “Company Restricted Stock”) shall be terminated and cancelled and shall only entitle the holder of each such share of Company Restricted Stock to receive, as soon as reasonably practicable after the Effective Time, an amount equal to the Per Share Merger Consideration (without interest and after giving effect to any required Tax withholdings as provided in Section 2.2(h)).

(c) Treatment of the Plan. The Company shall terminate the 2013 Plan effective as of the Effective Time.

(d) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of Section 2.3(a), Section 2.3(b) and Section 2.3(c). Without limiting the generality of the foregoing, the Company shall take all actions reasonably necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be (i) bound by any options, stock appreciation rights or other rights to receive equity of the Company, whether under the 2013 Plan or otherwise, or (ii) required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of any Company Option or share of Company Restricted Stock.

2.4        Adjustments to Prevent Dilution. In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time shall have been changed after the date hereof into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend, stock distribution, recapitalization, merger (other than the Merger), issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) in the Company Reports filed with or furnished to the SEC after the Applicable Date and prior to the date of this Agreement to the extent that the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent (excluding, in each case, any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are cautionary, predictive or forward-looking in nature) or (b) in the corresponding Sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection to which the relevance of such item is readily apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1        Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. The Company has provided to Parent prior to the date of this Agreement correct and complete copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

3.2        Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 2,000,000 shares of Class A common stock, of which 787,163 shares were outstanding as of the close of business on May 8, 2017, (ii) 40,000,000 shares of Class B common stock, of which 11,950,553 shares were outstanding as of the close of business on May 8, 2017, and of which 374,375 shares constituted shares of Company Restricted Stock and 39,693 shares are held by the Company in its treasury, and (iii) 3,000,000 shares of preferred stock, $0.01 per share (the “Preferred Shares”), of which no Preferred Shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of May 8, 2017, an aggregate of 96,361 Company Options were outstanding with respect to shares of Class B common stock. From the close of business on May 8, 2017 through the date of this Agreement, there have been no issuances or grants of shares of Class A common stock, Class B common stock (other than pursuant to the exercise of the Company Options referred to in the immediately preceding sentence as outstanding at the close of business on May 8, 2017 or the Initial Warrants), Company Restricted Stock, Preferred Shares or Company Options. The Company has no shares of Class A common stock, Class B common stock, preferred stock or shares of any other class or series of capital stock reserved for issuance or subject to issuance, except that as of May 8, 2017, there were an aggregate of 64,033 shares of Class B common stock reserved for issuance pursuant to Company Options and Company Restricted Stock under the 2013 Plan. Each of the outstanding shares of capital stock or other securities of each of the

Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Encumbrance or other restriction or limitation (including any limitations on the right to vote or transfer any such shares). There are no preemptive or other outstanding rights, options (other than Company Options), warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, indebtedness, notes or other obligations (x) the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter or (y) that are required to be registered under the Exchange Act. Section 3.2(a) of the Company Disclosure Letter sets forth a complete and correct list as of May 8, 2017, of the outstanding Company Options and Company Restricted Stock and all warrants and other options, contracts or rights to acquire shares of capital stock of the Company or its Subsidiaries, including the holder, date of grant, term, number of shares, exercise price and vesting schedule. Neither the Company nor any Subsidiary has issued any stock appreciation rights, “phantom” stock rights or other similar rights.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Person in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

(c) Each Company Option (i) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the 2013 Plan, (ii) has an exercise price or reference price per Share equal to or greater than the fair market value of a Share on the date of such grant, and (iii) complies in all material respects with Section 409A of the Code.

(d) Except as expressly contemplated by the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

3.3        Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the votes that can be cast by holders of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Company Board has (i) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (ii) directed that this Agreement be submitted to the holders of Shares for their adoption and (iii) received the opinion of its financial advisor, Evercore, to the effect that the Per Share Merger Consideration is fair from a financial point of view, as of the date of such opinion and subject to the limitations and qualifications therein, to the holders (other than Parent and its Subsidiaries) of Shares. The Company Board has taken all action so that neither Parent nor any of its Affiliates will be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the Voting Agreement or the consummation of the transactions in the manner contemplated hereby.

3.4        Governmental Filings; No Violations; Certain Contracts, Etc.

(a) Other than the filings and/or notices (i) pursuant to Section 1.3, (ii) under the HSR Act, (iii) under the Communications Act, including any rules, regulations and orders (the “FCC Rules”) of the FCC, (iv) under the rules and regulations of the NYSE and (v) under any state securities or “blue sky” laws, no notices, reports or other filings are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, Permits or authorizations required to be obtained by the Company or its Subsidiaries from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in

(i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any Company Subsidiary,

(ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination or modification) or default under, payment of additional fees under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby and thereby) compliance with the matters referred to in Section 3.4(a) and receipt of the Requisite Company Vote, under any Law, Order or Permit to which the Company or any of its Subsidiaries is subject, or

(iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries,

except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

3.5        Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act, or the Securities Act, since December 31, 2014 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Company Reports.

As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(c) The Company has established and maintains a system of disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information required to be disclosed by the Company in periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company maintains internal control over all material financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over material financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated balance sheets, consolidated statements of comprehensive income, consolidated changes in stockholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with all applicable rules and regulations of the SEC and GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto. There are no material off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Company Reports filed prior to the date hereof nor any obligations to enter into any such arrangements. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff.

3.6        FCC Matters.

(a) Section 3.6(a) of the Company Disclosure Letter sets forth a correct and complete list of all FCC Licenses, all pending applications by the Company or any of its Subsidiaries for licenses that would be FCC

Licenses if issued or granted, and all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any FCC License. For each FCC License, Section 3.6(a) of the Company Disclosure Letter sets forth, as applicable, the complete and correct (i) FCC Registration Number (“FRN”) and name of the licensee or holder of the authorization, (ii) FCC call sign, license number or other license or authorization identifier, (iii) name of the radio service and FCC Radio Service Code or other service and service designations used by the FCC for the type of authorization in question, (iv) geographic area for which the Company and its Subsidiaries are authorized to provide service, (v) frequency block or description of authorized spectrum band, and (vi) grant date, renewal date and current expiration date. The FCC Licenses constitute all the licenses and authorizations necessary from the FCC for the business operations of the Company and its Subsidiaries as they are currently being conducted. Except as set forth in the FCC Consent Decree, there is no condition outside of the ordinary course imposed on any of the FCC Licenses by the FCC (including any condition on the grant of a renewal application) that is not disclosed on the face of the reference copy of the FCC License in the FCC’s Universal Licensing System or database or other FCC database; provided, that “ordinary course” shall mean any condition described in any federal statutes, FCC Rules or similar sources that apply generally to FCC licenses of the same service.

(b) Each FCC License has been granted by the FCC pursuant to a Final Order to be held by the licensee listed on Section 3.6(a) of the Company Disclosure Letter, is valid and in full force and effect, and has not been suspended, revoked, cancelled, terminated or forfeited or adversely modified. There is no proceeding pending before the FCC or any other Governmental Entity (and no pending judicial review of such a proceeding) or, to the Knowledge of the Company, threatened by any Person with respect to any FCC License that would, individually or in the aggregate, reasonably be likely to result in the suspension, revocation, cancellation, termination, forfeiture, or adverse modification of any FCC License. To the Knowledge of the Company, no event, condition or circumstance exists or, after notice or lapse of time or both, would exist that would constitute a breach of, or default under, the terms and conditions of any FCC License or the FCC Consent Decree that would preclude any FCC License from being renewed in the ordinary course (to the extent that such FCC License is renewable by its terms) or could reasonably be expected to place such FCC License at risk of suspension, revocation, cancellation, termination, forfeiture or modification.

(c) Each of the Company and its Subsidiaries is in compliance with the terms of the FCC Consent Decree and, in all material respects, with the FCC Rules and any other Laws that apply to, or that are contained in, each FCC License and has timely fulfilled and performed all of its material obligations with respect thereto, including making all reports, filings, notifications and applications to the FCC. The Company has provided Parent prior to the date of this Agreement with access to copies of each such report, filing, notification and application, including ownership reports and regulatory fee filings, filed in the last three (3) years, with the exception of those reports, filings, notifications and applications that are available in their entirety in the FCC’s Universal Licensing System database. Except as would not be material to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has made any misstatements of fact, or omitted to disclose any material fact, to any Governmental Entity or in any report, document or certificate filed therewith. Except as would not be material to the Company or any of its Subsidiaries, the Company has not incurred, or if incurred the Company has fully discharged, any fine, charge or other liability resulting from any noncompliance prior to the Closing relating to such reports, filings, notifications and applications. Except as would not be material to the Company or any of its Subsidiaries, the Company has timely made the payment of all regulatory fees and contributions to the FCC, the United States Treasury or any other Governmental Entity with respect to any FCC License or which are otherwise required by the FCC Rules, including Universal Service Fund and TRS Fund contributions. Except as set forth in Section 3.6(c) of the Company Disclosure Letter, no payment is owed to the FCC or any other Governmental Entity with respect to the ownership and operation of any FCC License. The consummation of the transaction contemplated hereby will not cause the FCC to impose any unjust enrichment penalties pursuant to 47 C.F.R. § 1.2111.

(d) Except as would not be material to the Company or any of its Subsidiaries, none of the FCC Licenses has been modified by the Company or its Subsidiaries in any respect. There is no pending or planned application by the Company or any of its Subsidiaries to modify any FCC License. Neither the Company nor any of its Subsidiaries have (i) entered into any field-strength agreements or otherwise granted any Interference Consents with respect to any of the spectrum that is the subject of any of the FCC Licenses, or (ii) waived or relinquished any material right or claim with respect to any of the spectrum that is the subject of any FCC License.

(e) Neither the Company nor any of its Subsidiaries has a spectrum lease with any other Person (other than leases solely among the Company and/or direct or indirect Subsidiaries of the Company) and no other Person has any right, title or interest in or with respect to any FCC License or any right to use any spectrum covered by any FCC License.

(f) Neither the Company nor any of its Subsidiaries (i) holds, or is required to hold, any Permits issued or granted by a PUC, (ii) to the Knowledge of the Company, has any customers or assets used to provide any intrastate services subject to the jurisdiction of any PUC and (iii) otherwise engages in any activities, business or operations or hold any assets or Permits that would subject the Company or any of its Subsidiaries to the jurisdiction or authority of any PUC.

(g) Neither the Company nor any of its Subsidiaries is operating on or using, and no other Person has any rights granted to it by the Company or its Subsidiaries to operate on or otherwise use, any of the spectrum covered by the FCC Licenses and, to the Knowledge of the Company, no other Person has the right, pursuant to any grant of rights by the FCC, to operate on or otherwise use any of such spectrum covered by the FCC Licenses.

3.7        Absence of Certain Changes. Since December 31, 2016 and through the date of this Agreement: (a) there has not been any change, occurrence, state of fact, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect, (b) except as contemplated in Section 5.11(b) and Section 5.19, (c) the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of such businesses consistent with past practices and (d) except as set forth on Section 3.7 of the Company Disclosure Letter, neither the Company nor any Subsidiary has taken any action that would have been prohibited by Section 5.1 of this Agreement if such action were taken after the execution and delivery of this Agreement.

3.8        Litigation and Liabilities. As of the date of this Agreement, except as set forth on Section 3.8 of the Company Disclosure Letter, (a) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets; (b) neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order; and (c) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries seeking to prevent, hinder, modify, delay or challenge the Merger or any other transactions contemplated by this Agreement.

3.9        Employee Benefits.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a correct and complete list of each Benefit Plan. The Company has provided or made available to Parent prior to the date of this Agreement correct and complete copies of all the Benefit Plans and all amendments thereto and any current summary plan descriptions, most recent Forms 5500 with schedules, and most recent IRS determination or opinion letters, in each case, to the extent applicable.

(b) Each of the Benefit Plans is currently in, and has at all times been operated and administered in, material compliance with ERISA, the Code and all other applicable Laws. Each of the Benefit Plans that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter or is the subject of an opinion letter from the IRS and the Company is not aware of any circumstances likely to result in the loss of the qualification of such plan under Section 401(a) or 401(k) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(c) None of the Company, any of its Subsidiaries or any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has within the past six (6) years contributed to, sponsored or maintained any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA, Section 412 of the Code or Section 312 of ERISA, including a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(d) None of the Benefit Plans provides retiree or post-employment medical, disability, life insurance or other retiree welfare benefits except as may be required by applicable Law.

(e) All material contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made when due and all obligations in respect of each Benefit Plan have been properly accrued on the Company’s balance sheet prior to the date of this Agreement.

(f) With respect to each Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course, and appeals thereof) are pending or threatened in writing, and (ii) no administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Entities are pending or, to the Knowledge of the Company, threatened.

(g) Except as set forth in Section 3.9(g) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees, directors, consultants, former employees, former consultants or former directors of the Company or its Subsidiaries to severance, change of control or other similar pay or benefits pursuant to any Benefit Plan, (ii) cause any payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of payment or vesting, or increase the amount of compensation or benefits to any employees, directors, consultants, former employees, former consultants or former directors of the Company or any of its Subsidiaries under, or increase the amount payable or trigger any other obligation pursuant to, any Benefit Plan, (iii) limit or restrict the right of the Company or its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent or its Subsidiaries or Affiliates to merge, amend or terminate any of the Benefit Plans or (iv) result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Sections 409A, 280G or 4999 of the Code or otherwise.

(h) The Company and its Subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or any of the Subsidiaries in any capacity being improperly excluded from participating in a Benefit Plan.

3.10      Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the United States National Labor Relations Act, as amended, and the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws governing the workplace, employment or labor, including all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, withholding and reporting, civil rights, safety and health and workers’ compensation.

3.11      Compliance with Laws. Since the Applicable Date, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries possess each Permit necessary to conduct their respective businesses.

3.12      Material Contracts.

(a) Except for (x) this Agreement and (y) Contracts listed as exhibits to the Company Reports, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any lease or master lease of real or personal property reasonably likely to result in (x) annual payments of $100,000 or more or (y) aggregate payments of $250,000 or more (each, a “Material Lease”);

(iii) any Contract that is reasonably likely to require either (x) annual payments to or from the Company and its Subsidiaries of $50,000 or more or (y) aggregate payments to or from the Company and its Subsidiaries of $100,000 or more;

(iv) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries owns less than fifty (50)% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions;

(v) any Contract (other than solely among the Company and/or direct or indirect wholly owned Subsidiaries of the Company as of the Effective Time) relating to (x) indebtedness for borrowed money or the deferred purchase price of property (including any guarantee of any indebtedness but excluding, for the avoidance of doubt, any such amount that constitutes a trade payable until such amount becomes a liability required to be presented on the balance sheet of the Company or its Subsidiaries in accordance with GAAP), in either case, whether incurred, assumed, guaranteed or secured by any asset, or (y) any mortgage, security agreement or other agreement that creates an Encumbrance on the assets or equity of the Company or any of its Subsidiaries;

(vi) any non-competition Contract or other Contract that (w) purports to limit either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries or Affiliates) may engage or the manner or locations in which any of them may so engage in any business, (x) could require the disposition of any assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries or Affiliates, (y) grants “most favored nation” status to any

Person (other than the Company or its wholly owned Subsidiaries as of the Effective Time) and which following the Merger could purport to apply to Parent or its Subsidiaries or Affiliates, or (z) prohibits or limits the right of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries or its Affiliates) to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(vii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director, officer or employee of the Company or its Subsidiaries or any Person beneficially owning five percent or more of the outstanding Shares or any of their respective Affiliates, on the other hand;

(viii) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries or, after the Effective Time, Parent or any of its Subsidiaries or Affiliates, could be required to purchase or sell, as applicable, in a single transaction or series of transactions, (1) any wireless spectrum, (2) any equity interests of any Person or (3) any other asset or group of related assets that have a fair market value or purchase price of more than $100,000 individually or in the aggregate;

(ix) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Subsidiary, prohibits the pledging of the capital stock of the Company or any Subsidiary, or prohibits the issuance of guarantees by the Company or any of its Subsidiaries;

(x) any royalty, dividend or similar arrangement to be paid, or received, by the Company or its Subsidiaries that is based on the revenue or profits of the Company or any Subsidiary or any material Contract or agreement involving fixed price or fixed volume arrangements;

(xi) any Contract that contains any commitment by the Company or any Subsidiary to (A) provide wireless services coverage in a particular geographic area, (B) build out tower sites in a particular geographic area, or (C) make required annual payment for a specified volume of network use;

(xii) any Contract that requires the Company or any of its Subsidiaries to deal exclusively with any Person or group of related Persons; and

(xiii) any “take or pay” Contract or Contract that contains any minimum purchase commitment, (each such Contract described in clauses (i) - (xiii), together with all exhibits and schedules to such Contract and all amendments to such Contract, is referred to herein as a “Material Contract”).

(b) A correct and complete copy of each Material Contract in effect on the date of this Agreement has been provided or made available to Parent prior to the date of this Agreement. Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries or, to the Knowledge of the Company, each other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the Knowledge of the Company, each other party thereto, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

3.13      Real Property.

(a) Neither the Company nor any of its Subsidiaries own any real property.

(b) Section 3.13(b) of the Company Disclosure Letter lists all of the Material Leases or a sublease of an interest thereunder. The Company has provided or made available to Parent copies of all Material Leases as of the date of this Agreement, including all material amendments thereto. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries has good leasehold title to the real property free and clear of any liens.

(c) The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s insurance policies, including all director and officer and errors and omissions insurance policies. Such policies and all other material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, with such exceptions that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect.

3.14      Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger, the Voting Agreement or the other transactions contemplated by this Agreement.

3.15      Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, (a) the Company and is Subsidiaries are and, since July 31, 2013, have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required by Environmental Laws, (b) the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), and to the Knowledge of the Company, any formerly owned, leased or operated properties, are not contaminated as a result of a release of any Hazardous Substances by the Company or any of its Subsidiaries at concentrations that could reasonably be expected to result in the Company or any Subsidiary incurring liability pursuant to any applicable Environmental Law; (c) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law, which remains outstanding; and (d) neither the Company nor any of its Subsidiaries is subject to any outstanding Orders, indemnities or other agreements concerning liability or obligations relating to any Environmental Law.

3.16      Taxes. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, and solely with respect to the taxable years of the Company and its Subsidiaries beginning after July 31, 2013:

(a) The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) as of the date of this Agreement, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; provided, however, that the Company makes no representation or warranty with respect to the existence, availability, amount or usability of, or limitations (or lack thereof) on any net operating loss or other Tax attribute of the Company or any of its Subsidiaries.

(b) As of the date of this Agreement (i) there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and (ii) except as made available to Parent prior to the date of this Agreement, there are not, to the Knowledge of the Company, any written claims or assessments by any taxing authority concerning the Company’s or any of its Subsidiaries’ Tax liability.

(c) The Company has made available to Parent prior to the date of this Agreement true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the taxable years ended in 2015 and 2014.

(d) Within the past two years (or, to the Company’s Knowledge, otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(e) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) and if the Company or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(f) Neither the Company nor any of its Subsidiaries has any liability under any Tax sharing, Tax indemnification or similar agreement with any Person other than the Company or any of its Tax Subsidiaries, other than any agreement, the principal purpose of which does not relate to Tax.

(g) Neither the Company nor any of its Affiliates has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.17      Intellectual Property.

(a) Section 3.17 of the Company Disclosure Letter sets forth a list of all Owned Intellectual Property that is registered or subject to an application for registration.

(b) To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect (i) either the Company or one of its Subsidiaries owns all Owned Intellectual Property and (ii) the Owned Intellectual Property is not subject to any material outstanding Order or Contract adversely affecting the Company’s or its Subsidiaries’ use of, or their rights to, such Owned Intellectual Property.

(c) To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party, (ii) there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against the Company or any of its Subsidiaries concerning the ownership, validity, registrability, enforceability, infringement or use of any Owned Intellectual Property, (iii) there are no pending or threatened Actions or claims that the operation of the business of the Company or its Subsidiaries or any of its activities are infringing, misappropriating, or otherwise violating the Intellectual Property rights of any third party, and (iv) no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property right of the Company or its Subsidiaries.

(d) To the Knowledge of the Company, the information technology systems of the Company and its Subsidiaries are adequate for the Company’s business as currently conducted. To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the information technology systems of the Company and its Subsidiaries have not suffered any unauthorized breaches, intrusions, or material failures within the past twelve (12) months.

(e) This Section 3.17 constitutes the exclusive representations and warranties of the Company with respect to the subject matters set forth in this Section 3.17.

3.18      Certain Information. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus will, at the time the Form S-4 or the Proxy Statement/Prospectus is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement)

becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation by reference therein.

3.19      Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with transactions contemplated by this Agreement, except that the Company has employed Evercore as its financial advisor, the financial arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

3.20      Opinion of Financial Advisor. The Company Board has received the opinion of Evercore on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions and limitations set forth in such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Shares (other than holders of Excluded Shares) entitled to receive such Per Share Merger Consideration.

3.21      Interested Party Transactions. Except as described in Section 3.21 of the Company Disclosure Letter, there are currently (i) no material transactions between the Company or any Subsidiary and any director, officer, employee or Affiliate of the Company other than transactions between the Company and its wholly owned Subsidiaries as of the Effective Time and compensation paid to directors, officers or employees in the ordinary course of business consistent with past practices; and (ii) no material agreements, arrangements or understandings by the Company or any Subsidiary, on the one hand, and any of their respective Affiliates (other than the Company or its Subsidiary), on the other hand, that involve continuing liabilities or obligations of the Company or the Company’s Subsidiaries.

3.22      No Other Representations or Warranties. Except for the representations and warranties contained in this Article III as of the date hereof, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy or completeness thereof and the Company disclaims any other representations and warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties expressly contained in this Article III (as modified by the Company Disclosure Letter), or in any certificate delivered pursuant to this Agreement to Parent or Merger Sub in connection with the consummation of the Merger, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or Merger Sub or their respective affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or Merger Sub by any director, officer, employee, agent, consultant, or representative of the Company or any of its affiliates). The Company makes no representations or warranties to Parent or Merger Sub regarding the probable future success or profitability of the Company’s business.

3.23      Acknowledgement of Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered pursuant to this Agreement to the Company in connection with the consummation of the Merger, the Company acknowledges that neither Parent, Merger Sub, nor any person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub or their respective businesses or with respect to any other information made available to the Company or any of its affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth (a) in the Parent Reports filed with or furnished to the SEC after the Applicable Date and prior to the date of this Agreement to the extent that the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent (excluding, in each case, any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are cautionary, predictive or forward-looking in nature) or (b) the corresponding Sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection to which the relevance of such item is readily apparent), Parent and Merger Sub each hereby represent and warrant to the Company as follows:

4.1        Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the organizational documents of each of Parent and Merger Sub, each as in effect on the date of this Agreement.

4.2        Capital Stock of Parent. Each Parent Share issued or transferred as part of the Per Share Merger Consideration has been or will be when issued, duly authorized, validly issued, fully paid and nonassessable. Except as otherwise disclosed in the Parent Reports and excluding any rights issued under the employee benefit plans of Parent, (a) there are no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent to issue or sell any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries or that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Parent Shares, and (b) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

4.3        Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the Merger. This Agreement and the Voting Agreement have been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement and the Voting Agreement constitute valid and binding agreements of the other parties hereto, constitute valid and binding agreements of Parent and Merger Sub, as applicable, enforceable against each of Parent and Merger Sub in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

4.4        Parent Reports; Financial Statements.

(a) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act, or the

Securities Act, since the Applicable Date (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c) Parent has established and maintains a system of disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information required to be disclosed by Parent in periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Parent maintains internal control over all material financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over material financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of the Parent Board any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated balance sheets, consolidated statements of comprehensive income, consolidated changes in stockholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Parent Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with all applicable rules and regulations of the SEC and GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto. There are no material off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent Reports filed prior to the date hereof nor any obligations to enter into any such arrangements. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff.

4.5        Governmental Filings; No Violations; Etc.

(a) Other than the filings, reports, consents, registrations, approvals, Permits, expirations of waiting periods, authorizations and/or notices (i) pursuant to Section 1.3, (ii) under the HSR Act, (iii) under the

Communications Act, including the FCC Rules, (iv) under any applicable state Laws regulating telecommunications services or facilities, including any rules, regulations and order of any PUC or similar foreign Laws regulating telecommunications services or facilities, to the extent set forth on Section 4.5(a) of the Parent Disclosure Letter, (v) under the rules and regulations of the NYSE or NASDAQ, (vi) under the Exchange Act and (vii) under any state securities or “blue sky” laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, Permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger, the other transactions contemplated hereby and by the Voting Agreement, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and the Voting Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger, the other transactions contemplated hereby and by the Voting Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent and Merger Sub, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contract binding upon Parent or any of its Subsidiaries or any Laws to which Parent or any of its Subsidiaries is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

4.6        Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub seeking to prevent, hinder, modify, delay or challenge the Merger or any other transactions contemplated by this Agreement.

4.7        Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary (a) for the payment to the Exchange Agent of the aggregate Per Share Merger Consideration, (b) for the payment of the FCC Payment and (c) to satisfy all of their obligations under this Agreement.

4.8        Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued, outstanding and free of preemptive rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly owned by Parent. Merger Sub has not conducted any business prior to the date of this Agreement. Merger Sub does not have, and prior to the Effective Time it will not have, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

4.9        Operation of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

4.10      Certain Information. None of the information supplied or to be supplied by or on behalf of Parent specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus will, at the time the Form S-4 or the Proxy Statement/Prospectus is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

4.11      Brokers and Finders. Neither Parent, Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated by this Agreement.

4.12      Reorganization Treatment. Neither Parent nor any of its Affiliates has taken or agreed to take any action or knows any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.13      No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV as of the date hereof, neither Parent nor any other person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses or with respect to any other information provided to the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including the accuracy or completeness thereof and Parent disclaims any other representations and warranties, whether made by Parent or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties expressly contained in this Article IV, or in any certificate delivered pursuant to this Agreement to the Company in connection with the consummation of the Merger, Parent hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company, its Subsidiaries or their respective affiliates or representatives.

4.14      Acknowledgement of Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered pursuant to this Agreement to Parent or Merger Sub in connection with the consummation of the Merger, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or with respect to any other information made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1        Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, conditioned or delayed, and except as otherwise expressly contemplated by this Agreement), the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing, such approval not to be unreasonably withheld, conditioned or delayed, (C) as contemplated by the IP Group Sale and Trust Distribution as described in the term sheet attached hereto as Exhibit B or (D) as expressly set forth on Section 5.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) amend any of its organizational documents, except as specifically required by this Agreement;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing changes or restrictions on its assets, operations or businesses;

(iii) acquire from any other Person any asset or group of related assets with a value or purchase price in excess of $25,000 individually or $100,000 in the aggregate, in any transaction or series of related transactions;

(iv) issue, sell, pledge, dispose of, grant, transfer, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur any Encumbrances on any FCC Licenses, or create or incur any Encumbrances on any other asset or group of related assets of the Company or any of its Subsidiaries having a value in excess of $25,000 individually or $100,000 in the aggregate;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company), except in the ordinary course of business consistent with past practice and in no event in excess of $10,000 individually or $25,000 in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, (except for dividends paid by any direct or indirect Subsidiary of the Company to its stockholders or unit-holders on a pro rata basis in the ordinary course of business consistent with past practices) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (A) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the terms of the indebtedness being replaced as of the date of such replacement, or (B) in connection with guarantees by the Company of indebtedness of wholly owned Subsidiaries of the Company as of the Effective Time complying with clause (A) above;

(x) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, unless it is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries (and to Parent and its Subsidiaries and Affiliates following the Closing) than, a Contract it is replacing;

(xi) amend, modify or terminate any Material Contract, or waive, release or assign any material rights, claims or benefits under any Material Contract, in each case except in the ordinary course of business consistent with past practices;

(xii) make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles, by Regulation S-X under the Securities Act, or by the Public Company Accounting Oversight Board or Financial Accounting Standards Board;

(xiii) settle (x) any litigation or claim or (y) other proceedings before a Governmental Entity, in each case for an amount in excess of $25,000 (excluding amounts that may be paid under insurance policies);

(xiv) except as required by applicable Law, (A) make any Tax election that is material to the Company and its Subsidiaries, taken as a whole, or take any position that is material to the Company and its Subsidiaries, taken as a whole, on any material Tax Return filed on or after the date of this Agreement, that is inconsistent with elections made or positions taken in prior periods, (B) change any material method of Tax accounting, which change is material to the Company and its Subsidiaries, taken as a whole, (C) amend any Tax Return with respect to an amount of Taxes that is material to the Company and its Subsidiaries, taken as a whole, or (D) settle or resolve any Tax controversy that is material to the Company and its Subsidiaries, taken as a whole, other than, in each case, in the ordinary course of business consistent with past practice;

(xv) transfer, sell, lease, assign, license, surrender, divest, forfeit, cancel, abandon or allow to lapse or expire, fail to extend or defend or otherwise dispose of any part of its assets (including material Intellectual Property), FCC Licenses, securities or equity of any Subsidiary, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, except (A) in connection with services or products provided in the ordinary course of business consistent with past practices or sales of obsolete assets, or (B) for sales, leases, licenses or other dispositions of any asset or any group of related assets (other than FCC Licenses or wireless spectrum) with a fair market value not in excess of $100,000 individually or $250,000 in the aggregate;

(xvi) make or commit to any capital expenditures other than in the ordinary course of business consistent with past practice and in the aggregate in any event not in excess of $100,000;

(xvii) enter into any Contract pursuant to which the Company or any of its Subsidiaries agrees to provide any wireless services to any Person as an agent or reseller if such Contract is not terminable by the Company or one of its Subsidiaries on 60 days’ or less notice without penalty;

(xviii) hire or rehire any new or additional employees or terminate any current employees, except in the ordinary course of business, consistent with past practice;

(xix) except as required pursuant to a Benefit Plan or existing written, binding agreements as in effect as of the date of this Agreement, or as otherwise required by applicable Law, (A) grant new or increase existing compensation, severance or other benefits payable or to become payable to any director, officer or employee of the Company or any of its Subsidiaries, (B) adopt, enter into, establish, or materially amend, modify or terminate any Benefit Plan or any arrangement that would constitute a Benefit Plan had it been in effect as of the date of this Agreement or (C) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan (including any equity-based awards), except to the extent expressly required by any such Benefit Plan or provided in this Agreement; or

(xx) agree, authorize or commit to do any of the foregoing.

5.2        No Solicitation; Change in Recommendation.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 5.2, the Company shall not, and shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall instruct and use its reasonable best efforts to cause its investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) participate in any discussions or negotiations with any Person regarding any Acquisition Proposal;

(iii) provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person in connection with any Acquisition Proposal; or

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that could reasonably be expected to lead to an Acquisition Proposal. The Company will promptly inform the individuals and entities referred to in the preceding sentence hereof of the obligations undertaken in this Section 5.2. The Company will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal to promptly return or destroy all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.2(a), prior to the time, but not after, the Requisite Company Vote is obtained, the Company may, in response to an unsolicited, bona fide written Acquisition Proposal, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal; provided, that such information has previously been made available to Parent or is provided to Parent prior to or concurrently with the time such information is made available to such Person and that, prior to furnishing any such material non-public information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal); and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with an independent financial advisor of nationally recognized reputation that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) Notice. The Company shall promptly (and, in any event, within forty-eight (48) hours) notify Parent if (i) any written or other bona fide inquiries, proposals or offers with respect to an Acquisition Proposal are received by the Company, (ii) any non-public information is requested in connection with any Acquisition Proposal from the Company, or (iii) any discussions or negotiation with respect to an Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as provided in Section 5.2(e) and Section 5.2(f), the Company Board and each committee of the Company Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond ten Business Days after the first public announcement of such Acquisition Proposal by the Company or by the party which made the Acquisition Proposal shall be considered a modification adverse to Parent) or make or authorize the making of any statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Change in Recommendation”); (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.2(b) entered into in compliance with Section 5.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; and (iii) approve or recommend, or publicly propose to enter into an Alternative Acquisition Agreement.

(e) Fiduciary Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 5.2(d), following receipt of a written Acquisition Proposal by the Company after the date of this Agreement that did not result from a material breach of this Section 5.2 and the Company Board determining in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, the Company Board may, at any time prior to the time the Requisite Company Vote is obtained, make a Change in Recommendation or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 5.2(e)(ii), or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent five (5) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional three (3) Business Day period) and (3) that, subject to clause (ii) below, the Company Board has determined to effect a Change in Recommendation or to terminate this Agreement in accordance with Section 7.3(b) in order to enter into the Alternative Acquisition Agreement, as applicable, and (B) prior to making such a Change in Recommendation or terminating this Agreement in accordance with Section 7.3(b), as applicable, (x) to the extent requested by Parent in good faith, engaged in good faith negotiations with Parent during such notice period to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal, and (y) in determining whether to make a Change in Recommendation and/or to effect such a termination in accordance with Section 7.3(b), the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(ii) the Company Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Change in Recommendation or to so terminate this Agreement in accordance with Section 7.3(b), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) Change in Recommendation. Notwithstanding anything to the contrary set forth in Section 5.2(d), upon the occurrence of any Intervening Event, the Company Board may, at any time prior to the time the Requisite Company Vote is obtained, make a Change in Recommendation or terminate this Agreement in accordance with Section 7.3(c), or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent ten (10) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Change in Recommendation or the decision to terminate this Agreement, as the case may be, and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to effect a Change in Recommendation or terminate this Agreement and (B) prior to making such a Change in Recommendation or terminating this Agreement, to the extent requested by Parent in good faith, engaged in good faith negotiations with Parent during such ten (10) Business Day notice period to amend this Agreement in such a manner that the failure of the Company Board to make a Change in Recommendation or terminate this Agreement in response to the Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by

Parent, the failure to make a Change in Recommendation or terminate this Agreement, as the case may be, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Limits on Release of Standstill and Confidentiality. From the date of this Agreement until the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably necessary in order for the directors to comply with their fiduciary duties under applicable Law; provided, that the Company promptly advises Parent that it is taking such action and the identity of the party or parties with respect to which it is taking such action; and provided, further, that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to comply with fiduciary duties under applicable Law.

(h) Compliance with Certain Laws. Nothing contained in this Agreement shall prevent the Company or the Company Board from taking actions to the extent required by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that (i) if such disclosure has the effect or substantive effect of withholding, withdrawing, qualifying or modifying the Company Recommendation, such disclosure shall be deemed to be a Change in Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 7.4(a) and (ii) in no event shall the Company take, or agree or resolve to take, any such action other than in compliance with this Section 5.2.

5.3        Preparation of the Form S-4 and the Proxy Statement/Prospectus.

(a) As soon as practicable following the date of this Agreement (and in any event within thirty (30) days after the date of this Agreement), the Company and Parent shall prepare and file with the SEC the Proxy Statement/Prospectus and the Company and Parent shall prepare and Parent shall file with the SEC the Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “Form S-4”), in which the Company’s proxy statement and Parent’s prospectus will be included (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”). Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger, this Agreement, and the transactions contemplated hereby. The Company shall cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act in order to allow the Stockholders Meeting to occur within forty-five (45) days following the date on which the Form S-4 was declared effective. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(b) The parties shall notify each other promptly of the receipt of any comments from the staff of the SEC (the “Staff”) and of any request by the Staff for amendments or supplements to the Proxy Statement/

Prospectus or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the Staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Form S-4, the Merger, this Agreement or the transactions contemplated hereby, and (ii) all orders of the SEC relating to the Form S-4. Each of the parties shall use its reasonable best efforts to respond as promptly as practicable to any comments of the Staff with respect to the Form S-4. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement/Prospectus or responding to any comments of the Staff with respect thereto, each party (i) shall provide the other parties with a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by the other parties.

5.4        Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement, to consider and vote upon the adoption of this Agreement, and shall not postpone, recess or adjourn such meeting except to the extent required by Law or, if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient Shares represented (either in person or by proxy) and voting to adopt this Agreement or to constitute a quorum necessary to conduct the business of the Stockholders Meeting. The Company Board shall take all lawful action to solicit such adoption of this Agreement and, subject to Sections 5.2(e) and 5.2(f), shall recommend such adoption. In the event that subsequent to the date of this Agreement, the Company Board makes a Change in Recommendation, the Company nevertheless shall submit this Agreement to the holders of the Shares for adoption at the Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting.

5.5        Reorganization Transactions. The Company, Parent and Merger Sub shall execute and deliver to Weil, Gotshal & Manges LLP, counsel to the Company, certificates substantially in the forms attached hereto as Exhibit C and Exhibit D at such time or times as may reasonably be requested by such law firm in connection with its delivery of the tax opinion referred to in Section 6.3(c). Prior to the Effective Time, none of the Company, Parent, and Merger Sub shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates.

5.6        Listing of Parent Shares. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE and NASDAQ prior to the Closing.

5.7        Filings; Other Actions; Notification.

(a) Cooperation.

(i) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, including (A) preparing and filing as promptly as reasonably practicable all necessary notices, reports and other filings (including by (1) filing no later than 20 Business Days after the date of this Agreement, all applications required to be filed with the FCC and the notification and report form required under the HSR Act, and (2) responding as soon as reasonably practicable to any requests for additional information or documentary material from the FCC, the Antitrust Division of the United States

Department of Justice, the United States Federal Trade Commission or any other Governmental Entity), (B) subject to the foregoing, obtaining as promptly as reasonably practicable all consents, registrations, approvals, Permits, clearances and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (C) obtaining any necessary approval from the FCC, the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Entity and preventing the initiation of any lawsuit by any Governmental Entity under the HSR Act or the entry of any Order that would otherwise make the Merger unlawful.

(ii) To the extent required to obtain the FCC Consent and all other regulatory consents necessary (including HSR Act clearance) to consummate the Merger and other transactions contemplated by this Agreement, (x) Parent shall, and shall cause its Subsidiaries to, and commits to cause the Company and its Subsidiaries to, take the actions and agree to those undertakings set forth on Section 5.7(a) of the Parent Disclosure Letter and (y) Parent shall, and shall cause its Subsidiaries to, take other actions involving Parent and its Subsidiaries that are in the aggregate de minimis (for the avoidance of doubt, not involving any divestiture, holding separate any business or assets or other similar action). Except as provided in the immediately preceding sentence, nothing in this Agreement (including this Section 5.7(a)) shall require, or be construed to require, Parent or any of its Subsidiaries or Affiliates, including the Company and its Subsidiaries after the Effective Time to: (A) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or any of its Affiliates, (B) consent to, or agree to, any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company or any Company Subsidiaries of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company or any Company Subsidiaries to take any of the foregoing actions, (C) proffer to, or agree to, any changes (including through a licensing arrangement), restriction or condition on, or other impairment of the ability of Parent or its Affiliates to own or operate, any assets, licenses, operations, rights, product lines, businesses or interests therein of Parent or any of its Affiliates or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, or (D) proffer to, or agree to, any change (including through a licensing arrangement), restriction or condition on, or other impairment of the Company’s or any of the Company Subsidiaries’ ability to own or operate, any assets, licenses, operations, rights, product lines, businesses or interests therein (the occurrence of any of the matters specified in clauses (A), (B), (C), or (D) above shall constitute an “Adverse Regulatory Condition”). The Company and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Merger and the other transactions contemplated by this Agreement without the prior written consent of Parent (which may be withheld in Parent’s sole discretion).

(iii) Subject to applicable Laws relating to the exchange of information, (A) Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and (B) Parent and the Company shall, to the extent permitted by such Governmental Entity, give the other party the opportunity to participate in any substantive meetings (in person or via telephone or video conference) with, review material communications to, and receive copies of material communications from, any Governmental Entity in connection with the applications or other filings submitted pursuant to this Section 5.7; provided, that ultimate responsibility with respect to any strategy to obtain any necessary approval from the FCC, the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Entity and preventing the initiation of any lawsuit by any Governmental Entity under the HSR Act or the entry of any Order that would otherwise make the Merger unlawful rests with

Parent. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4, Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Status. Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and such other transactions.

5.8        Access and Reports; Confidentiality. Subject to applicable Law, upon reasonable prior written notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records (including FCC License documents and information, and Representatives of the Company and its Subsidiaries who can respond to questions related thereto) and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 5.8 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable good faith judgment of the Company would result in the disclosure of any trade secrets of third parties, violate any applicable Laws or violate any of its obligations with respect to confidentiality or (ii) to disclose any information of the Company or any of its Subsidiaries the disclosure of which would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) and (ii) of this Section 5.8, the Company shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. To the extent that any of the information or material furnished pursuant to this Section 5.8 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. All requests for information made pursuant to this Section 5.8 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the applicable Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.9        Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time. The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be quoted on the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

5.10      Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided, that the restrictions set forth in this Section 5.10 shall not apply to the receipt and existence of an Acquisition Proposal or a Company communication in connection with or following a Change in Recommendation effected in accordance with Sections 5.2(e) or 5.2(f).

5.11      Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries as of the Effective Time who remained employed by Company and its Subsidiaries (each a “Company Employee”) will be provided with (i) base compensation that is at least equal to the base compensation in effect immediately prior to the Effective Time and target annual incentive compensation that is substantially the same as comparable employees of Parent and (ii) employee benefits that are substantially comparable in the aggregate to those provided by Parent to its comparable employees. Without limiting the foregoing, but subject to Section 5.11(b) below, Parent shall, or shall cause its applicable Subsidiary to, provide each Company Employee whose employment is terminated by Parent or one of its Subsidiaries without cause during the one-year period following the Effective Time with severance payments and benefits at levels and amounts, and on terms and conditions, no less favorable than those provided by Parent to its comparable employees.

(b) From and after the Effective Time, Parent shall cause the Company or its Subsidiaries to honor the arrangements identified on Section 5.1(a)(xix) of the Company Disclosure Letter in accordance with their terms as in effect immediately prior to the Effective Time.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries following the Closing and in which any Company Employee participates (the “Parent Plans”), for all purposes, including eligibility to participate, vesting requirements and benefit accrual, contribution rates and matching amounts, each Company Employee’s service with the Company or its Subsidiaries (or predecessor employers for which Company or its Subsidiaries provide past service credit) shall be treated as service with Parent and/or any applicable Subsidiary of Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service, for purposes of any frozen or discontinued Parent Plan or any frozen or discontinued portion of a Parent Plan or for purposes of benefit accrual under any defined benefit pension plan. Parent shall cause (i) such service to apply for purposes of satisfying any waiting periods or evidence of insurability requirements and (ii) each Parent Plan to waive pre-existing condition limitations for employees (and their beneficiaries and covered dependents) participating in such plan to the extent waived or not applicable under the applicable Benefit Plan. Parent shall, upon written request with supporting documentation, reimburse each Company Employee for any deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans of Parent that such Company Employees are eligible to participate in following the Effective Time.

(d) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan, (ii) alter or limit the ability of Parent to amend, modify or terminate any Benefit Plan,

Parent Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 5.11, (iv) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

5.12      Expenses. Except as otherwise provided in Section 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that Parent shall be responsible for all fees incurred in connection with (a) all applications required to be filed with the FCC, (b) the filing of the notification and report form required under the HSR Act and (c) the filing fee paid to the SEC in connection with the filing of the Form S-4 and the Proxy Statement/Prospectus.

5.13      Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and its certificate of incorporation or by-laws as in effect on the date of this Agreement to indemnify such Person and each of Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided ,that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices Parent or the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Parties for any fees and expenses of other counsel or any other expenses incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent and the Surviving Corporation elect not to assume such defense or counsel for the Indemnified Parties advises that there are issues which present conflicts of interest between Parent and the Surviving Corporation, on the one hand, and the Indemnified Parties, on the other, the Indemnified Parties may retain counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that Parent and the Surviving Corporation shall be obligated pursuant to this Section 5.13(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate with the Surviving Corporation in the defense of any such matter, and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without their prior written consent, which shall not be unreasonably withheld; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies in an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Company expend, or Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premium of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) Parent agrees to cause the Surviving Corporation to fulfill its obligations set forth in this Section 5.13. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.13.

(e) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 5.13 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

5.14      Control of Operations. Nothing contained in this Agreement shall be deemed to give Parent or the Company, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

5.15      Other Actions by the Company.

(a) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. The Company Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16      Compliance with FCC Consent Decree; Payment of Company Transaction Expenses.

(a) At least three (3) Business Days and no more than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with written notice of the total number of Shares outstanding on a fully diluted basis. Each of the Company and Parent shall comply with the terms of the FCC Consent Decree and shall provide all notices required by the FCC Consent Decree.

(b) On the Closing Date and prior to the Effective Time, Parent shall pay, or shall cause the wire payment of, (i) the FCC Payment to the FCC in accordance with the terms of the FCC Consent Decree and (ii) the Company Transaction Expenses.

5.17      Regulatory Compliance.

(a) The Company agrees to, and shall cause its Subsidiaries to, (i) comply with the terms of the FCC Licenses, except as excused by the FCC Consent Decree and (ii) file or cause to be filed with the FCC all reports and other filings required to be filed under applicable rules and regulations of the FCC.

(b) During the period from the date of this Agreement to the Closing, the Company and its Subsidiaries shall (i) take all actions necessary to maintain and preserve the FCC Licenses and (ii) refrain from taking any action that would give the FCC or any other Governmental Entity with jurisdiction over the Company or any of its Subsidiaries grounds to institute proceedings for the suspension, revocation or adverse modification of any FCC License.

5.18      Warrants. The Company shall take all such actions as are required under the Warrants or otherwise to cause each Warrant that is not exercised prior to the Effective Time to automatically expire and be canceled upon consummation of the Merger. Without limiting the foregoing, the Company shall provide each Warrantholder with at least fifteen (15) Business Days’ prior written notice of the consummation of the Merger, which notice shall explain in reasonable detail why the Merger constitutes a Liquidation Event (as defined in the Warrant) for purposes of the Warrant and that the Company is requiring each Warrantholder to elect to exercise the Initial Warrants or Additional Warrants, as applicable, in full and that if such Warrantholder fails to elect to exercise any Initial Warrant or Additional Warrant, such Warrant shall automatically expire and be canceled upon consummation of the Merger.

5.19      IP Group Sale and Trust Distribution. Prior to the Closing, the Company shall use its reasonable best efforts to enter into the agreements and consummate the transactions contemplated by the IP Group Sale and Trust Distribution on the terms set forth in the term sheet attached hereto as Exhibit B; provided, that in no event shall the Company or its Subsidiaries (or Parent or the Surviving Corporation or their Subsidiaries or Affiliates after the Effective Time) be subject to any material post-closing indemnification obligations, material contingent liabilities or any other material obligations or liabilities resulting from the IP Group Sale and Trust Distribution, all related transactions and the prior ownership and operation of Straight Path IP Group Inc. and its Subsidiaries, in each case, other than in respect of Taxes; provided further, that in no event shall the IP Group Sale and Trust Distribution include any rights of the Company or its Subsidiaries in or to any of the FCC Licenses.

5.20      Separation and Distribution Agreement. Parent shall, and shall cause the Surviving Corporation to, comply with each of their respective obligations under that certain Separation and Distribution Agreement, dated as of July 31, 2013 (the “Separation and Distribution Agreement”), by and between the Company and IDT Corporation, including the obligations set forth under Section 11.05(a) thereof.

ARTICLE VI

CONDITIONS

6.1        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

(b) HSR. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) FCC. All required consents of the FCC to the transactions contemplated by this Agreement (the “FCC Consent”) shall have been obtained.

(d) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

6.2        Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.9(a) (Absence of Certain Changes) and Section 3.4(b) (Governmental Filings; No Violations; Certain Contracts, Etc.) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time; (ii) the representations and warranties of the Company set forth in Sections 3.2 (Capital Structure) and 3.3 (Corporate Authority; Approval and Fairness) shall be true and correct, subject only to de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time; (iii) the representations and warranties of the Company set forth in Sections 3.5 (Company Reports; Financial Statements), 3.6 (FCC Matters) and 3.14 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein); and (iv) the representations and warranties of the Company set forth in this Agreement (other than those set forth in clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this clause (iv) of Section 6.2(a) shall be deemed to have been satisfied unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein); and (v) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that the conditions set forth in this Section 6.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or would reasonably be likely to have, a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) FCC Consent Final Order. The FCC Consent shall have been obtained and become a Final Order, in each case, without the imposition of any Adverse Regulatory Condition.

6.3        Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to the effect that the conditions set forth in this Section 6.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects, and in the case of Parent’s obligations under Section 5.16(b)(i), in all respects, all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received from Weil, Gotshal & Manges LLP, tax counsel to the Company, a written opinion dated as of the Closing Date to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinions, Weil, Gotshal & Manges LLP may rely upon certificates of the Company, Parent and Merger Sub substantially in the form of the certificates attached hereto as Exhibit C and Exhibit D.

(d) Listing of Parent Shares. The Parent Shares deliverable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on the NYSE and NASDAQ, in each case subject to official notice of issuance.

6.4        Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c), Section 6.3(a) or Section 6.3(b), as the case may be, to be satisfied if such failure was caused by such party’s breach of any covenant contained in this Agreement.

ARTICLE VII

TERMINATION

7.1        Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1(a), by mutual written consent of the Company and Parent.

7.2        Termination by Either Parent or the Company. This Agreement may be terminated by written notice and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) the Merger shall not have been consummated by the Termination Date; provided that if on such date all of the conditions set forth in Article VI have been satisfied or waived (other than the conditions set forth in Section 6.1(b) (HSR), Section 6.1(c) (FCC) or Section 6.2(d) (Final Order) and those conditions that by their nature can only be satisfied at the Closing), then the Termination Date shall be automatically extended for an additional one hundred and eighty (180) calendar days; provided further, however, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party whose material breach (including in the case of Parent, a material breach by Merger Sub) of any representation, warranty, covenant or agreement set forth in this Agreement has been a principal cause of, or principally resulted in, the failure of the Merger to be consummated on or before the Termination Date (as such date may be extended in accordance with this Section 7.2(a));

(b) the adoption of this Agreement by the Requisite Company Vote shall not have been obtained at the Stockholders Meeting or at any adjournment, recess or postponement of the Stockholders Meeting in accordance with this Agreement at which a vote on the adoption of this Agreement was taken; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1(a)).

7.3        Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the Effective Time, by action of the Company Board, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) the Business Day immediately prior to the Termination Date; provided, that the Company shall not have the right to terminate the Agreement pursuant to this Section 7.3(a) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement;

(b) at any time prior to the Requisite Company Vote being obtained, by action of the Company Board, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of this Agreement and subject to, and in accordance with, the terms and conditions of Section 5.2(e); provided, that prior to or concurrently with such termination the Company pays to Parent the Company Termination Fee in immediately available funds; or

(c) at any time prior to the Requisite Company Vote being obtained, by action of the Company Board in accordance with the terms and conditions of Section 5.2(f); provided, that prior to or concurrently with such termination the Company pays to Parent the Company Termination Fee in immediately available funds.

7.4        Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) the Company Board shall have (i) failed to include the Company Recommendation in the Proxy Statement/Prospectus or (ii) made a Change in Recommendation;

(b) at any time following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within ten (10) Business Days after receipt of any written request to do so from Parent); provided, that the Company Board shall not be obligated to reaffirm its approval or recommendation more than once in connection with any one Acquisition Proposal (with each material amendment of an Acquisition Proposal being considered for purposes of this Section 7.4(b) as a new Acquisition Proposal);

(c) a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and, prior to the earlier of (i) the day prior to the date of the Stockholders Meeting or the day prior to the date of any adjournment, recess or postponement of the Stockholders Meeting, as the case may be, and (ii) eleven (11) Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company Board fails to recommend against acceptance of such offer; or

(d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.2(a) or 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the Business Day immediately prior to the Termination Date; provided, that Parent shall not have the right to terminate the Agreement pursuant to this Section 7.4(d) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

7.5        Effect of Termination and Abandonment.

(a) Except as provided in Section 7.5(b), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any material breach of this Agreement and (ii) this Section 7.5 and the sections identified in the second sentence of Section 8.1 shall survive the termination of this Agreement.

(b) In the event that:

(i) (A) this Agreement is terminated (1) by either the Company or Parent pursuant to Section 7.2(b) (Stockholder No Vote or (2) by Parent pursuant to Section 7.4(d) (Company Breach), (B) a bona fide Acquisition Proposal shall have been made to the Company or any of its stockholders or any Person shall have publicly announced an intention to make an Acquisition Proposal with respect to the Company (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn, and (C) within twelve (12) months after such termination (1) the Company shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal (substituting “50%” for “30%” in the definition of “Acquisition Proposal”) which is ultimately consummated or (2) there shall have been consummated an Acquisition Proposal;

(ii) this Agreement is terminated by Parent pursuant to Section 7.4 (other than pursuant to Section 7.4(d) (Company Breach));

(iii) this Agreement is terminated by the Company pursuant to Section 7.2(b) (Stockholder No Vote) and, on or prior to the date of the Stockholders Meeting, any event giving rise to Parent’s right to terminate pursuant to Section 7.4 (other than pursuant to Section 7.4(d) (Company Breach)) shall have occurred;

(iv) this Agreement is terminated by the Company pursuant to Section 7.3(b); or

(v) this Agreement is terminated by the Company pursuant to Section 7.3(c);

then the Company shall (A) concurrently with, and as a condition to the effectiveness of, such termination, in the case of clauses (iii), (iv) or (v) above, and (B) promptly, but in no event later than two (2) Business Days after

(x) in the case of clause (ii) above, the date of such termination and (y) in the case of clause (i) above, the date any Acquisition Proposal referred to in clause (i) above is consummated, pay Parent the Company Termination Fee, payable by wire transfer of same day funds.

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.2(a) and on such date all of the conditions set forth in Article VI have been satisfied or waived other than the conditions set forth in Section 6.1(b) (HSR Act), Section 6.1(c) (FCC) and Section 6.2(d) (Final Order) and those conditions that by their nature can only be satisfied at the Closing, then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay the Company the Parent Termination Fee, payable by wire transfer of same day funds.

(d) In the event that this Agreement is terminated other than (i) pursuant to Section 7.3(a) or (ii) under circumstances where the Parent Termination Fee is payable, then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Parent by wire transfer of same day funds an amount equal to the AT&T Termination Fee. Such payment shall be in addition to the payment of any other amounts which may be due to Parent under this Agreement.

(e) The Company and Parent each acknowledge that the agreements contained in Section 7.5(b) (i) are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement and (iii) any amount payable pursuant to Section 7.5(b) does not constitute a penalty; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.5(b) and, in order to obtain such payment or performance, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in Section 7.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such fee at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment. In the event the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant hereto, payment of such Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub against the Company, its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, advisors or Affiliates for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach of or failure to perform hereunder or otherwise relating to or arising out of this Agreement; provided, however, that the Company Termination Fee shall not be the sole and exclusive remedy of Parent or Merger Sub in the event that the failure to consummate the transactions contemplated by this Agreement are a result of the Company’s material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

(f) The Company and Parent each acknowledge that the agreements contained in Section 7.5(c) (i) are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement and (iii) any amount payable pursuant to Section 7.5(c) does not constitute a penalty; accordingly, if Parent fails to promptly pay the amount due pursuant to Section 7.5(c) and, in order to obtain such payment or performance, the Company commences a suit that results in a judgment against Parent for the fee set forth in Section 7.5(c) or any portion of such fee, Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment. In the event the Parent Termination Fee is paid to the Company in circumstances for which such fee is payable pursuant hereto, payment of the Parent Termination Fee shall be the sole and exclusive remedy of the Company against Parent, Merger Sub, their Subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, advisors or Affiliates for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach of or failure to perform hereunder or otherwise relating to or arising out of this Agreement; provided, however, that the Parent

Termination Fee shall not be the sole and exclusive remedy of the Company in the event that the failure to consummate the transactions contemplated by this Agreement are a result of Parent’s or Merger Sub’s material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

8.1        Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Sections 5.12 (Expenses) and 5.13 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article VIII (other than Section 8.2 (Modification or Amendment), Section 8.3 (Waiver of Conditions) and Section 8.12 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 5.12 (Expenses) and Section 7.5 (Effect of Termination and Abandonment) and the Confidentiality Agreements shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

8.2        Modification or Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the stockholders of the Company); provided, however, that after any such adoption of this Agreement by the stockholders of the Company, no amendment will be made which under applicable Law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended or supplemented except by an instrument in writing executed and delivered by duly authorized officers on behalf of each of the parties hereto.

8.3        Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party prior to the Effective Time in whole or in part if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.4        Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

8.5        GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6        Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

Verizon Communications Inc.

One Verizon Way

Basking Ridge, NJ 07920-1097

Attention:    William L. Horton, Jr., VC44E219

Michael Rosenblat, VC54S407

Fax:             (908) 766-3818

with a copy to

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:    Jeffrey J. Rosen

Michael A. Diz

Fax:             (212) 909-6836

If to the Company:

Straight Path Communications Inc.

5300 Hickory Park Drive, Suite 218

Glen Allen, Virginia 23059

Attention:   General Counsel

Fax:            (804) 234-8810

with a copy to

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:   Frederick S. Green

Fax:            (212) 310-8007

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

8.7        Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement.

8.8        No Third Party Beneficiaries. Except as provided in Section 5.13 (Indemnification; Directors’ and Officers’ Insurance), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.13 shall not arise unless and until the Effective Time occurs.

8.9        Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. For purposes of ensuring that the transactions contemplated hereby are not subject to approval by Parent’s stockholders under the rules of the NYSE or the NASDAQ, the parties acknowledge and agree that this Agreement shall not require the issuance of an aggregate number of Parent Shares representing more than 19.9% of the issued and outstanding shares of common stock of Parent as of the date hereof or as of the Closing Date.

8.10      Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Surviving Corporation when due.

8.11      Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.12      Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The Company has or may have set forth information in the Company Disclosure Letter in a Section of the Company Disclosure Letter that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

8.13      Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that the Agreement may be assigned by Merger Sub to an Affiliate of such party; provided, that the party making such assignment shall not be released from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement is void.

8.14      Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies (including those as set forth in Section 7.5) would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that, subject to Sections 7.5(e) and 7.5(f), the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

STRAIGHT PATH COMMUNICATIONS INC.

By:	/s/ Davidi Jonas
Name: Davidi Jonas
Title: CEO

VERIZON COMMUNICATIONS INC.

By:	/s/ Matthew D. Ellis
Name: Matthew D. Ellis
Title: Chief Financial Officer

WAVES MERGER SUB I, INC.

By:	/s/ John N. Doherty
Name: John N. Doherty
Title: President

ANNEX I

DEFINED TERMS

“2013 Plan” means the Straight Path Communications Inc. 2013 Stock Option and Incentive Plan (Amended and Restated on October 8, 2015).

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction involving the Company or any of its Subsidiaries which is structured to permit such Person or group to, directly or indirectly, acquire beneficial ownership of 30% or more of the total voting power or of any class of equity securities of the Company, or 30% or more of the consolidated net revenues, net income or total assets of the Company and (b) any acquisition by any Person or group (as defined in or under Section 13 of the Exchange Act) resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 30% or more of the total voting power or of any class of equity securities of the Company, or 30% or more of the consolidated net revenues, net income or total assets of the Company, in each case, other than the transactions contemplated by this Agreement.

“Action” or “Actions” means any civil, criminal or administrative action, suit, claim, arbitration, investigation, hearing, inquiry, audit, examination, grievance or other proceeding by or before a Governmental Entity.

“Additional Warrant” means any warrant issued by the Company on an Additional Warrant Issue Date (as defined in the Promissory Note) to a Lender pursuant to the Promissory Note issued to such Lender in connection with the Loan Agreement.

“Additional Warrantholder” means a holder of an Additional Warrant.

“Additional Warrant Issue Date” means the first day of each calendar month (or if such day is not a Business Day, then the next succeeding Business Day) beginning on July 1, 2017, and ending on the earlier of (a) December 1, 2017 and (b) the day that the principal amount of the Promissory Note is paid in full.

“Adverse Regulatory Condition” has the meaning set forth in Section 5.7(a)(ii).

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.2(d).

“Applicable Date” has the meaning set forth in Section 3.5(a).

“AT&T Termination Fee” has the meaning set forth in the Recitals.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (ii) any other defined-benefit pension, defined-contribution pension, medical, dental, vision, life, disability, workers’ compensation, retiree medical, retiree life, other welfare, incentive equity, phantom equity, stock purchase, cash bonus, cash commission, employment, retention, termination, severance, change-in-control, deferred compensation, vacation or other material, written employee benefit or compensation plan, program, policy, arrangement or agreement, whether qualified or nonqualified, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or as to which the Company or any of its Subsidiaries has any material obligation or liability for the benefit of any current or former employees.

“Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“By-Laws” has the meaning set forth in Section 1.6.

“Certificate” has the meaning set forth in Section 2.1(b).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change in Recommendation” has the meaning set forth in Section 5.2(d).

“Charter” has the meaning set forth in Section 1.5.

“Chosen Courts” has the meaning set forth in Section 8.5.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the Recitals.

“Communications Act” means the Communications Act of 1934, as amended, and applicable rules and regulations thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employee” has the meaning set forth in Section 5.11(a).

“Company Option” has the meaning set forth in Section 2.3(a).

“Company Recommendation” has the meaning set forth in Section 3.3(b).

“Company Reports” has the meaning set forth in Section 3.5(a).

“Company Restricted Stock” has the meaning set forth in Section 2.3(b).

“Company Termination Fee” means $38,000,000.

“Company Transaction Expenses” means all fees, costs, expenses and payments of the Company incurred prior to the date of hereof or prior to the Effective Time that relate to this Agreement, the Merger or any of the other transactions contemplated by this Agreement payable to the Company’s outside legal counsel, or to any financial advisor, accountant or other Person (other than an employee of the Company) who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company in connection with this Agreement, the Merger or any of the other transactions contemplated by this Agreement, in each case pursuant to an agreement or arrangement described on Section 3.12 of the Company Disclosure Letter.

“Compensation Committee” means the compensation committee of the Company Board.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 5, 2017, by and between the Company and Parent.

“Contract” has the meaning set forth in Section 3.4(b)(ii).

“D&O Insurance” has the meaning set forth in Section 5.13(c).

“Deed” means a document of conveyance that transfers and conveys fee simple interest in Real Property with warranty of title by the grantor thereof.

“DGCL” means the Delaware General Corporation Law, as amended.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other similar restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) encumbrances for Taxes or other governmental charges not yet due and payable, or being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the consolidated balance sheets included in the Company Reports in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the consolidated balance sheets included in the Company Reports; (c) other encumbrances that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific asset to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted, (d) easements, rights of way or other similar matters or restrictions or exclusions relating to real property which would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted; and (e) zoning, building, subdivision or other similar requirements or restrictions, in each case that do not or would not impair in any material respect the use or value of the particular asset.

“Environmental Law” means any applicable Law relating to the protection, investigation or restoration of the environment or natural resources, or health and safety as it relates to exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Evercore” means Evercore Group L.L.C.

“Excess Shares” has the meaning set forth in Section 2.2(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(b).

“Excluded Share” or “Excluded Shares” has the meaning set forth in Section 2.1(b).

“FCC” means the Federal Communications Commission.

“FCC Consent” has the meaning set forth in Section 6.1(c).

“FCC Consent Decree” means that certain consent decree entered into by and between the Enforcement Bureau of the FCC and the Company, assigned File No.: EB-SED-16-00022575 and adopted January 11, 2017.

“FCC Licenses” means any and all licenses and/or authorizations issued or granted to the Company or any of its Subsidiaries by the FCC, including all Title III radio licenses and Title II non-radio authorizations.

“FCC Payment” means the payment required by Section 16 of the FCC Consent Decree.

“FCC Rules” has the meaning set forth in Section 3.4(a).

“Final Order” means an Action or decision that has been granted as to which (a) no request for a stay or any similar request is pending, no stay is in effect, the Action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed; (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed; (c) no Governmental Entity has undertaken to reconsider the Action on its own motion and the time within which it may effect such reconsideration has passed; and (d) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed.

“Form S-4” has the meaning set forth in Section 5.3(a).

“Fractional Share Proceeds” has the meaning set forth in Section 2.2(f).

“FRN” has the meaning set forth in Section 3.6(a).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Hazardous Substance” means any substance that is listed, classified or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Option” has the meaning set forth in Section 2.3(a).

“Indemnified Parties” has the meaning set forth in Section 5.13(a).

“Initial Warrant” means any warrant issued by the Company to a Lender pursuant to Section 1.5 of the Loan Agreement.

“Initial Warrantholder” means a holder of an Initial Warrant.

“Intellectual Property” means: (a) patents, patent applications and statutory invention registrations, (b) pending or registered trademarks or service marks, (c) domain names, (d) copyrights and (e) trade secrets under applicable Law, including confidential and proprietary information and know-how.

“Interference Consent” shall mean, with respect to any FCC License, any Contract between any past or present holder of such FCC License, on the one hand, and any past, present or proposed holder of an FCC license for spectrum, or any wireless system operator, capacity lessee or sublessee using, leasing, subleasing or proposing to use any such channels, on the other hand, including any service area boundary extension agreements, with respect to or concerning: (a) relocation, relocation costs, or relocation cost sharing under Part 24, 27 or 101 of the FCC Rules; (b) the coordination of adjacent market channel use or other matters concerned with the operation of adjacent markets; (c) co-channel or adjacent channel interference or the limitation of signal strength; (d) the acceptance of interference or signal strength from a third party’s transmitters in excess of the interference or signal strength such third party is entitled to cause or transmit to the authorized service area or service contour of the FCC License under FCC Rules; (e) the location, access to or strength of signals within protected service areas or service contours; (f) transmitter antenna height or characteristics; (g) emission mask or emission type; (h) limiting transmission time; (i) sharing spectrum; (j) placing a limit on the FCC License or any spectrum authorized thereby; (k) limiting, controlling or specifying the content of transmissions or the wave form of transmissions; or (l) any other limitation on or control of the freedom of the past or present holder of the FCC License to deploy the spectrum authorized under such FCC License in accordance with the FCC Rules and applicable Laws.

“Intervening Event” means an event, occurrence or fact occurring or arising after the date hereof but prior to the Requisite Company Vote being obtained that was neither known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement; provided, however, that in no event shall the following events, occurrences or facts constitute an Intervening Event: (1) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (2) any event, occurrence or fact relating to Parent, Merger Sub or any of their respective Affiliates or any competitor of the Company, (3) changes in Law applicable to the Company, or (4) changes in the market price or trading volume of Company Shares or the fact that the Company meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided further, however, that the underlying causes of such change or fact shall not be excluded by this clause (4).

“IP Group Sale and Trust Distribution” means the actions set forth on the term sheet attached hereto as Exhibit B, including the transfer by the Company of its equity interests in Straight Path IP Group, Inc. to IDT Corporation, the formation of the Trust, and the distribution of the interests in the Trust to the Company’s stockholders on a pro rata basis prior to the Effective Time.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (a) with respect to the Company and its Subsidiaries, the actual knowledge after reasonable inquiry of Davidi Jonas, Jonathan Rand, Dave Breau and Yonatan Cantor and (b) with respect to Parent, the actual knowledge of Craig Silliman.

“Laws” means, collectively, any applicable federal, state, local or foreign law, statute or ordinance, common law, or any applicable rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Lender” means each lender named on Schedule A to the Loan Agreement.

“Loan Agreement” means that certain Loan Agreement, dated as of February 6, 2017, by and among the Company and each Lender.

“Material Adverse Effect” means any fact, circumstance, change, event, development, occurrence or effect that (a) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (b) would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, however, that, with respect to clauses (a) and (b), above, the term “Material Adverse Effect” shall not include any such effect relating to or arising from:

(i) changes or conditions (including political conditions) generally affecting (x) the United States economy or financial markets or (y) the industries in which the Company and its Subsidiaries operate;

(ii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war;

(iii) any changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

(iv) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national international or regional calamity;

(v) any change in the market price or trading volume of the Shares (but not the underlying cause of such change;

(vi) the execution, announcement or performance or existence of this Agreement;

(vii) the identity of Parent or Merger Sub; and

(viii) any actions taken to the extent expressly required by this Agreement or taken at the written request of Parent or Merger Sub;

provided, further, that, with respect to clauses (i), (ii), (iii) and (iv), such change, event, circumstance or development does not disproportionately adversely affect the Company and its Subsidiaries compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 3.12(a)(xiii).

“Material Lease” has the meaning set forth in Section 3.12(a)(ii).

“Merger” has the meaning set forth in Section 1.1.

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means the NASDAQ Global Select Market.

“Non-License Portfolio Assets” means assets of the company other than the licenses listed in Appendix A of the FCC Consent Decree.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, decree, ruling or judgment of a Governmental Entity, whether temporary, preliminary or permanent.

“Owned Intellectual Property” means Intellectual Property owned by the Company and its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Plans” has the meaning set forth in Section 5.11(c).

“Parent Reports” has the meaning set forth in Section 4.4(a).

“Parent Share Value” means the five (5)-day volume-weighted average per share price, rounded to two decimal points, of Parent Shares on the NYSE (as reported on Bloomberg) for the period of the five (5) consecutive trading days ending on the second full trading day prior to the Effective Time.

“Parent Shares” means shares of the common stock of Parent.

“Parent Termination Fee” means $85,000,000.

“Per Share Amount” has the meaning set forth in Section 2.1(b).

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(b).

“Permits” means permits, franchises, grants, easements, variances, exceptions, consents, certificates, approvals, waivers, orders, licenses or other authorizations with any Governmental Entity (excluding the FCC Licenses).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity or group (as defined in the Exchange Act).

“Preferred Shares” has the meaning set forth in Section 3.2(a).

“Promissory Note” means each promissory note made by the Company to a Lender pursuant to the Loan Agreement.

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.3(a).

“PUC” means any state public service, public utility or similar state regulatory commission or similar state regulatory body with jurisdiction over intrastate telecommunications services or facilities.

“Real Property” means all real property and real property leasehold interests (including all leases, licenses, rights to use and similar property rights and all related easements and rights of way with respect to access roads) of the Company or any of its Subsidiaries together with all water lines, rights of way, uses, Permits, hereditaments, tenements, appurtenances, equipment and antennas belonging or appertaining thereto and any and all assignable warranties with respect thereto.

“Representatives” has the meaning set forth in Section 5.2(a).

“Requisite Company Vote” has the meaning set forth in Section 3.3(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Share” or “Shares” has the meaning set forth in Section 2.1(b).

“Staff” has the meaning set forth in Section 5.3(b).

“Stockholders Meeting” has the meaning set forth in Section 5.4.

“Subsidiary” means, with respect to any Person, any other Person (a) of which at least fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (b) of which such Person is the general partner or (c) whose business and policies such Person and/or one or more of its Subsidiaries has the power to control.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal by a third party or group (as defined in or under Section 13 of the Exchange Act) that would result in such third party or group (as defined in or under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, more than 50% of the total voting power of the equity securities of the Company, or more than 50% of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries) of the Company, that the Company Board has determined in good faith, after consultation with outside legal counsel and an independent financial advisor of nationally recognized reputation, that the Company Board has determined in its good faith judgment is reasonably likely to be consummated and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.2(e)).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Statute” has the meaning set forth in Section 3.14.

“Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Termination Date” means February 12, 2018.

“Trust” means the trust created for the purposes of the IP Group Sale and Trust Distribution.

“Voting Agreement” has the meaning set forth in the Recitals.

“Warrant” means an Initial Warrant or an Additional Warrant

Annex B

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of May 11, 2017 (this “Agreement”), by and among Verizon Communications Inc., a Delaware corporation (“Parent”), The Patrick Henry Trust (the “Trust”) and Howard S. Jonas (“Mr. Jonas”).

RECITALS

WHEREAS, pursuant to that certain Trust Agreement, dated July 31, 2013, by and between Mr. Jonas and Alliance Trust Company LLC, as the “Trustee” (the “Trust Agreement”), Mr. Jonas conferred on the Trustee, subject to the terms of the Trust Agreement, the sole responsibility to administer the Trust and to manage Trust assets without the participation by, or the knowledge of, any interested party, including the unfettered discretion over voting rights with respect to corporate shares held by the Trust and any other rights that may accompany ownership of such shares;

WHEREAS, pursuant to the Trust Agreement, Mr. Jonas has retained all decision powers over final dispositions, has the sole right to vote the corporate shares with respect to any such matter and has the right to direct the Trustee to dispose of such corporate shares from time to time in Mr. Jonas’ sole discretion;

WHEREAS, Straight Path Communications Inc., a Delaware corporation (the “Company”), Parent and Waves Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of May         , 2017 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving the Merger as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Trust is the record owner and Beneficial Owner (as hereinafter defined) of 787,163 shares (the “Trust Common Shares”) of Class A common stock of the Company (the “Class A Shares”), which are convertible into the Company’s Class B common stock (the “Common Stock”), all of which shares Mr. Jonas controls the right to vote in connection with stockholder approval of the Merger;

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Trust agree, and the Trust has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein, including with respect to the Covered Shares (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

ARTICLE 1

GENERAL

1.1        Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Bankruptcy and Equity Exception” means the extent to which the enforceability of a Contract may be limited by (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, (a) is the record owner of such security; (b) has or shares voting power which includes the power to vote, or to direct the voting of, such security; and/or (c) has or shares investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Covered Shares” means the Trust Common Shares that are Beneficially Owned by the Trust or by Mr. Jonas, together with any other shares of Common Stock or other voting securities of the Company and any securities convertible into or exercisable or exchangeable for Common Stock or other voting securities of the Company, in each case that the Trust or Mr. Jonas acquires Beneficial Ownership of prior to the termination of this Agreement in accordance with its terms.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option, derivative or other agreement or understanding (including any profit or loss sharing arrangement) with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition.

ARTICLE 2

VOTING

2.1        Agreement to Vote. The Trust and Mr. Jonas hereby agree that during the term of this Agreement, at the Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, the Trust shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear (in person or by proxy) at each such meeting or otherwise cause all of the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all of the Covered Shares: (i) in favor of the Merger and the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including any amended and restated Merger Agreement or amendment to the Merger Agreement that increases the Per Share Merger Consideration or otherwise is or results in the Merger Agreement being more favorable to the Trust than the Merger Agreement in effect as of the date of this Agreement; (ii) in favor of the approval of any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held; (iii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the

Trust contained in this Agreement; (iv) against any action, proposal, transaction or agreement that would reasonably be expected to impede, materially delay or adversely affect the consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement, any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws); and (v) against any Acquisition Proposal;

provided, however, that, notwithstanding the foregoing, in the event that there is any amendment to the Merger Agreement which (w) reduces or changes the form of the Per Share Merger Consideration, (x) changes the payment terms of the Merger Consideration in any respect adverse to the holders of the Common Stock, (y) waives the condition to the obligation of the Company set forth in Section 6.3(c) (Tax Opinion) of the Merger Agreement or amends that condition in a manner that is adverse to the holders of the Common Stock, or (z) effects any change that is materially adverse to the holders of the Common Stock, neither the Trust nor Mr. Jonas shall have any obligation to vote any of the Covered Shares in accordance with this Section 2.1 in favor of the Merger or with respect to the Merger Agreement as so amended or take any other action under this Article 2.

2.2        No Inconsistent Agreements.

(a) Each of the Trust and Mr. Jonas hereby represents, covenants and agrees that, except for this Agreement, each of the Trust and Mr. Jonas (i) has not entered into, and shall not enter into, any voting agreement, voting trust or similar agreement or understanding, with respect to any of the Covered Shares, (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any of the Covered Shares, (iii) has not given, and shall not give, any voting instructions in any manner inconsistent with clause (a) and clause (b) of Section 2.1, with respect to any of the Covered Shares and (iv) has not taken and shall not knowingly take any action that would constitute a breach hereof, make any representation or warranty of the Trust contained herein untrue or incorrect or have the effect of preventing or disabling the Trust from performing any of its obligations under this Agreement.

2.3        Other Voting. Subject to the limitations set forth in the Trust Agreement, the Trust may vote on all issues that may come before a meeting of the stockholders of the Company in its sole discretion; provided that such vote does not contravene the provisions of this Article 2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1        Representations and Warranties of Mr. Jonas. Mr. Jonas hereby represents and warrants to Parent as follows:

(a) Authorization; Validity of Agreement. Mr. Jonas has the requisite power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Mr. Jonas and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of Mr. Jonas, enforceable against Mr. Jonas in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Consents and Approvals. The execution and delivery of this Agreement by Mr. Jonas does not, and the performance by Mr. Jonas of his obligations under this Agreement and the consummation by him of the transactions contemplated by this Agreement will not, require Mr. Jonas to obtain any consent, approval, order, waiver, authorization or permit of or any filing with or notification to, any Governmental Entity or other Person (other than the Trustee).

(c) Reliance by Parent. Mr. Jonas understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Mr. Jonas’ execution and delivery of this Agreement and the representations, warranties, covenants and obligations of Mr. Jonas contained herein.

(d) No Litigation. As of the date of this Agreement, there is no suit, claim, action, investigation or other proceeding pending or, to the knowledge of Mr. Jonas, threatened against Mr. Jonas at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of Mr. Jonas to perform his obligations hereunder or consummate the transactions contemplated hereby.

3.2        Representations and Warranties of the Trust. The Trust hereby represents and warrants to Parent as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. The Trust is a trust, duly organized and validly existing under the Law of its jurisdiction of organization. The Trust has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Trust of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action by the Trust on behalf of the Trust and no other actions or proceedings on the part of the Trust or any other Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Trust and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of the Trust, enforceable against the Trust in accordance with its terms, subject to the Bankruptcy and Equity Exception. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

(b) Ownership. The Trust is the owner of record and Beneficial Owner of the Trust Common Shares, free and clear of any Liens and any other limitations or restrictions (including any restrictions on the right to vote), other than (i) any Liens pursuant to this Agreement, (ii) transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, (iii) any Liens granted in connection with a general pledge of Covered Shares to the Trust’s prime broker, which do not and will not affect the Trust’s Beneficial Ownership of the Covered Shares, and (iv) the Trust Agreement. As of the date of this Agreement, the Trust Common Shares constitute all of the Common Stock Beneficially Owned by the Trust, and the Trust does not Beneficially Own any (A) shares of capital stock or voting securities of the Company or (B) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company other than the Trust Common Shares. The Trust and Mr. Jonas are the only Beneficial Owners and have and will have at all times during the term of this Agreement the only Beneficial Ownership, voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in Article 2 hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Shares Beneficially Owned by the Trust at all times through the Closing Date.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by the Trust does not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of the Trust, (ii) contravene or conflict with, or result in any violation or breach of, any Law or Order applicable to the Trust or by which any of its assets or properties is bound, (iii) conflict with or result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Trust is a party or by which it or any of its assets or properties is bound or (iv) result in the creation of any Liens upon any of the assets or properties of the Trust, except for any of the foregoing as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Trust to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(d) Consents and Approvals. The execution and delivery of this Agreement by the Trust does not, and the performance by the Trust of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require the Trust to obtain any consent, approval, order, waiver, authorization or permit of or any filing with or notification to, any Governmental Entity or other Person (other than Mr. Jonas).

(e) Reliance by Parent. The Trust understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Trust’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of the Trust contained herein.

(f) No Litigation. As of the date of this Agreement, there is no suit, claim, action, investigation or other proceeding pending or, to the knowledge of the Trust, threatened against the Trust at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of the Trust to perform the Trust’s obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE 4

OTHER COVENANTS

4.1        No Proxies for or Unauthorized Transfer of Shares. During the term of this Agreement, the Trust shall not, directly or indirectly, (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any of the Covered Shares, or (b) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein.

4.2        Stock Dividends, etc. In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or other similar transaction, or if any stock dividend or stock distribution is declared, in each case affecting the Covered Shares, the terms “Trust Common Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. The Trust hereby agrees, while this Agreement is in effect, promptly to notify Parent and the Company of the number of any new shares of Common Stock with respect to which Beneficial Ownership is acquired by the Trust, if any, after the date hereof and before the Effective Time. Any such shares shall automatically become subject to the terms of this Agreement as Covered Shares as though owned by the Trust as of the date hereof.

4.3        No Solicitation. Each of the Trust and Mr. Jonas hereby agrees that neither it nor he shall, directly or indirectly, take any action that the Company is otherwise prohibited from taking under Section 5.2(a) of the Merger Agreement (which, for the avoidance of doubt, for the purposes of this Article 4 only, shall be deemed to be the Merger Agreement in effect on the date hereof). The Trust and Mr. Jonas agree that it and he, respectively shall, immediately cease and cause to be terminated all discussions or negotiations with any Person conducted heretofore with any Person other than Parent with respect to any Acquisition Proposal. Notwithstanding the foregoing, Mr. Jonas and the Trust, directly or indirectly through its Affiliates, representatives, advisors or other intermediaries, may, prior to the Stockholders Meeting, engage in negotiations or discussions with any Person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written Acquisition Proposal not resulting from or arising out of a breach of this Section 4.3 or Section 5.2(a) of the Merger Agreement.

4.4        Waiver of Actions. Each of the Trust and Mr. Jonas hereby irrevocably and unconditionally agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company, any of the other parties to the Merger Agreement or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any proceeding (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into this Agreement or the Merger Agreement. Each of the Trust and Mr. Jonas hereby (i) irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect, any rights to demand appraisal of the Covered Shares or rights of dissent, and (ii) agrees to receive payment for the Covered Shares under the Merger Agreement.

4.5        Further Assurances. In addition to Section 4.3, during the term of this Agreement, from time to time, at Parent’s request and without further consideration, the Trust shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Trust and Mr. Jonas each hereby authorizes Parent and the Company to publish and disclose in the Proxy Statement/Prospectus and in any other announcement or disclosure required by applicable Law the Trust’s and Mr. Jonas’ identity and ownership of the Covered Shares and the nature of the Trust’s and Mr. Jonas’ obligations under this Agreement; provided, that in advance of any such announcement or disclosure, the Trust and Mr. Jonas shall each be afforded a reasonable opportunity to review and approve (not to be unreasonably withheld or delayed) such announcement or disclosure. Each of the Trust and Mr. Jonas agrees to notify Parent and the Company as promptly as reasonably practicable of any required corrections with respect to any written information supplied by the Trust and Mr. Jonas specifically for use in any such disclosure document. Except as otherwise required by applicable Law or listing agreement with a national securities exchange or a Governmental Entity, the Company and Parent will not make any other disclosures regarding the Trust or Mr. Jonas in any press release or otherwise without the prior written consent of the Trust and Mr. Jonas (not to be unreasonably withheld or delayed).

ARTICLE 5

MISCELLANEOUS

5.1        Termination. This Agreement and all obligations of the parties hereunder shall automatically terminate on the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VII thereof, (c) a Change of Recommendation relating to a Superior Proposal or Intervening Event in accordance with the terms of Section 5.2(e) and Section 5.2(f), respectively, of the Merger Agreement, (d) the date of any amendment, modification, change or waiver of any provision of the Merger Agreement that would terminate the Trust or Mr. Jonas’s obligation to vote any of the Covered Shares pursuant to the proviso at the end of Section 2.1 hereto, or (e) January 9, 2018.

5.2        No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Trust and Mr. Jonas, and Parent and Merger Sub shall have no authority to direct the Trust or Mr. Jonas in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3        Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

(a)	if to Parent to:

Verizon Communications Inc.

One Verizon Way

Basking Ridge, NJ 07920-1097

Attention:         William L. Horton, Jr., VC44E219

                           Michael Rosenblat, VC54S407

Fax:    (908) 766-3818

with a copy (which shall not constitute notice) to each of:

Debevoise & Plimpton LLP9

19 Third Avenue

New York, NY 10022

Attention:         Jeffrey J. Rosen

                          Michael A. Diz

Fax:    (212) 909-6836

(b)	if to the Trust:

Alliance Trust Company LLC

5375 Kietzke Lane, Second Floor

Reno, Nevada 89511

Attention: Greg Crawford

Facsimile: gcrawford@alliancetrustcompany.com

(c)	if to Mr. Jonas:

Howard Jonas

c/o IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Email: howard.jonas@idt.net

with a copy (which shall not constitute notice) to:

Boies Schiller Flexner LLP

333 Main Street

Armonk, NY 10504

Attention: Jason Cyrulnik

Email: jcyrulnik@bsfllp.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier. As soon as is reasonably practicable following receipt thereof, Parent shall provide the Company (at the address of the Company set forth in Section 8.6 of the Merger Agreement) with a copy of any notice received from the Trust or Mr. Jonas, or delivered by Parent to the Trust or Mr. Jonas (which copy shall not constitute notice to any party hereto).

5.4        Entire Agreement. This Agreement (including any exhibits hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

5.5        Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

5.6        Amendment; Waiver. This Agreement may not be amended or modified in any way except by an instrument in writing signed by the parties hereto. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties hereto.

5.7        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

5.8        Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this

Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement is void. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.9        Interpretation; Construction.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

5.10      Trust Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by the Trust are made solely with respect to the Trust and the Covered Shares. The Trust is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of the Company (or a Subsidiary of the Company) solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company), including, without limitation, to the extent applicable, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 5.2(b) of the Merger Agreement. Nothing contained herein, and no action taken by the Trust or Mr. Jonas pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

5.11      Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

5.12      Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

5.13      Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

VERIZON COMMUNICATIONS INC.

By:	/s/ Matthew D. Ellis

Name:	Matthew D. Ellis

Title:	Chief Financial Officer

THE PATRICK HENRY TRUST

By: Alliance Trust Company LLC, as Trustee

By:	/s/ Les Revzon

Name:	Les Revzon
Title:	Senior Trust Officer

HOWARD S. JONAS

/s/ Howard S. Jonas

Annex C

[Letterhead of Evercore Group L.L.C.]

May 11, 2017

The Board of Directors of

Straight Path Communications Inc.

5300 Hickory Park Drive, Suite 218

Glen Allen, VA 23059

Members of the Board of Directors:

We understand that Straight Path Communications Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Verizon Communications Inc., a Delaware corporation (“Parent”), and Waves Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”). At the effective time of the Merger, each outstanding share of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and each outstanding share of Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), of the Company (other than shares of Company Common Stock owned by (i) Parent, Merger Sub or any other direct or indirect subsidiary of Parent, or (ii) the Company or any direct or indirect subsidiary of the Company (each share referenced in clauses (i) and (ii), an “Excluded Share”)), will be converted into the right to receive a number of shares of common stock of Parent (the “Parent Shares”) equal to the quotient determined by dividing $184.00 by the Parent Share Value (as defined in the Merger Agreement) and rounding to the nearest ten-thousandth of a share (the “Per Share Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used and not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

We also understand that (i) in connection with the Merger, a stockholder of the Company, who beneficially owns 787,163 shares of Class A Common Stock representing approximately 66.79% of the combined voting power of the outstanding shares of Company Common Stock, is entering into a voting agreement with Parent, pursuant to which such stockholder has agreed to vote the shares of Class A Company Common Stock over which it has voting control in favor of the adopting of the Merger Agreement (the “Voting Agreement”); and (ii) pursuant to a settlement agreement between the Company and IDT Corporation, the terms of which are set forth in a term sheet attached as Exhibit B to the Merger Agreement, among other things, (a) IDT Corporation will pay the Company $16 million in cash, along with certain contingent payment rights evidencing a revenue sharing obligation entitling the holders thereof to receive cash payments equal to a percentage of the net proceeds received from pursuing litigation claims to which Straight Path IP Group, Inc. (“SPIPG”) is presently a party, in exchange for the settlement of potential claims against IDT Corporation by the Company and the sale of the Company’s equity interests in SPIPG, (b) the Company and IDT Corporation will execute mutual general releases of claims, including but not limited to, indemnification claims relating to any Federal Communications Commission (“FCC”) investigation or consent decree, class action, derivative action or any other claim arising from any action by the other party, and (c) the Company will form, and fund the administrative expenses of, a trust, and transfer the contingent payment rights described above to such trust in exchange for a single class of beneficial interests in such trust, which interests will be distributed to holders of Company Common Stock as a special dividend prior to the closing date of the Merger.

We have been advised by the Board of Directors of the Company (the “Board of Directors”) that the Company entered into a consent decree by and between the Company and the Enforcement Bureau of the FCC on January 11, 2017 (the “FCC Consent Decree”), pursuant to which the Company agreed (i) to pay a $100 million civil penalty, with the payment of the initial $15 million due in four installments paid within nine months of the effective date of the FCC Consent Decree, (ii) to submit to the FCC applications for the cancellation of certain

Letter to Straight Path Communications Inc.

May 11, 2017

radio licenses listed in Appendix B to the FCC Consent Decree, (iii) to submit applications for the transfer of control or assignment of the remaining radio licenses of the Company in an arm’s length transaction, and (iv) to pay the United States Treasury 20% of the proceeds from the transfer(s) of control or assignment(s) of such radio licenses. We also have been advised by the Board of Directors that, pursuant to the FCC Consent Decree, in the event that the Company enters into a transaction for the transfer of control or assignment of the radio licenses specified by the FCC within 12 months of the effective date of the FCC Consent Decree, $85 million of the civil penalty will not be due, and in the event that the Company does not enter into a transaction for the transfer of control or assignment of the radio licenses specified by the FCC within 12 months of the effective date of the FCC Consent Decree, the Company has the option to submit to the FCC applications to cancel the portfolio of radio licenses specified by the FCC in lieu of payment of the $85 million.

We also have been advised by the Board of Directors that (i) as a result of the FCC Consent Decree, as well as the Company’s financial position, resources and prospects, the strategic alternatives available to the Company are (a) enter into an agreement to transfer control of or assign the Company’s remaining radio licenses within 12 months of the effective date of the FCC Consent Decree, (b) not to transfer control of or assign the Company’s remaining radio licenses prior to 12 months after the effective date of the FCC Consent Decree and incur an additional $85 million in civil penalties payable to the United States Treasury, or (c) not to transfer control of or assign the Company’s remaining radio licenses prior to 12 months after the effective date of the FCC Consent Decree and submit an application to the FCC for the cancellation of the portfolio of radio licenses specified by the FCC in lieu of payment of the $85 million; and (ii) the Board of Directors has determined that strategic alternatives (b) and (c) above are not viable alternatives for maximizing value for the holders of shares of Company Common Stock, that it is in the best interests of the holders of Company Common Stock for the Company to pursue a competitive process to sell the Company and seek to enter into an agreement to sell the Company at this time, and that in connection with conducting such competitive sale process and entering into such agreement the management of the Company would not prepare financial projections regarding the future financial performance of the Company as a stand-alone entity for any period beyond January 31, 2018.

The Board of Directors has asked us whether, taking into account (i) the Company-specific facts and circumstances and determinations by the Board of Directors as described above, (ii) the limited information related to the Company that has been provided to us by the Company or that is publicly available as described below, including that, at the direction of the Board of Directors, management of the Company has not prepared financial projections for the Company for any period beyond January 31, 2018, (iii) that, with your consent, we did not perform in connection with this opinion certain analyses relating to the Company that we would customarily perform in connection with an opinion in light of the Company-specific facts and circumstances and determinations by the Board of Directors and the limited information related to the Company we were provided by the Company or that is publicly available as described below, including that we were not able to perform a discounted cash flow analysis of the Company, an analysis of selected publicly traded companies, and certain other analyses, and (iv) the competitive sale process undertaken by the Company, in our opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock (other than holders of Excluded Shares) entitled to receive such Per Share Merger Consideration.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by the management of the Company;

Letter to Straight Path Communications Inc.

May 11, 2017

(iii)	reviewed certain non-public projected financial and operating data relating to the Company for the period ending January 31, 2018 prepared and furnished to us by the management of the Company (the “Company Projections”);

(iv)	reviewed certain information, prepared by the management of the Company, regarding the net operating losses held by the Company (the “NOL Balances”);

(v)	reviewed a waterfall analysis approved by the management of the Company that sets forth the projected amounts of certain payments to be made by Parent to third parties on behalf of the Company pursuant to the Merger Agreement and certain transaction expenses incurred in connection with the Merger to be paid by Parent pursuant to the Merger Agreement (the “Waterfall Analysis”);

(vi)	reviewed certain publicly available business and financial information relating to Parent that we deemed to be relevant, including publicly available research analysts’ estimates relating to projected operating and financial data of Parent;

(vii)	discussed the past and current operations and the current and projected through January 31, 2018 financial condition of the Company with management of the Company;

(viii)	reviewed the reported prices and the historical trading activity of the Company Common Stock and the common stock of Parent;

(ix)	compared the premium received by the Company in the Merger with those of certain other transactions that we deemed relevant;

(x)	compared the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(xi)	reviewed the Merger Agreement; and

(xii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the Company Projections, NOL Balances and Waterfall Analysis referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Company Projections, NOL Balances and Waterfall Analysis or the assumptions on which they are based. As noted above, we did not receive financial projections for the Company prepared by the management of the Company for any period beyond January 31, 2018. As you are aware, we also did not receive financial projections for Parent prepared by management of the Company, and therefore have relied on publicly available research analysts’ estimates as to the future financial performance of Parent for purposes of our analysis and opinion.

Our review of financial and operating data related to Parent was limited to publicly available information, and did not include discussions with management or representatives of Parent or other diligence we would customarily conduct in connection with preparing an opinion. In addition, our review of financial and operating data related to the Company was limited to the items referenced above that were provided to us by the management of the Company and other publicly available information related to the Company in connection with the preparation of our opinion. Accordingly, with your consent, we did not perform in connection with this

Letter to Straight Path Communications Inc.

May 11, 2017

opinion certain analyses relating to the Company that we would customarily perform in connection with an opinion. As you are aware, we have not been provided with financial projections for the Company for any period beyond January 31, 2018, and therefore we have not performed a discounted cash flow analysis of the Company. As you are also aware, we have not been able to identify any publicly traded companies that in our professional judgment have assets, operations and a strategic position that are sufficiently comparable for purposes of our analysis to that of the Company at this time due to the Company-specific facts and circumstances and determinations of the Board of Directors described above, and therefore we have not performed an analysis of selected publicly traded companies. In addition, as you are aware, as regards transactions involving the sale or lease of radio spectrum in the 28 GHz and 39 GHz bands for which financial information is publicly available, our analysis has been limited by the limited number of such transactions since the year 2000. In addition, none of the transactions utilized in our analysis is identical or directly comparable to the Merger in light of, among other factors, the ongoing development of the technological standards, regulations and commercial uses of radio spectrum in the 28 GHz and 39 GHz bands.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. We are not engineers or technical experts with respect to the evaluation of bands of frequencies of radio spectrum. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. As you are aware, the technological standards, regulations and commercial uses related to the band of frequencies of radio spectrum that the Company presently has licenses to utilize are evolving, and changes in such technological standards, regulations or commercial uses may have a material effect on the future value of such licenses. It is understood that subsequent developments, including, without limitation, any changes in technological standards, regulations or commercial uses related to the radio spectrum, may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have assumed that the Merger will qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Company Common Stock of the Merger.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, taking into account (i) the Company-specific facts and circumstances and determinations by the Board of Directors as described above, (ii) the limited information related to the Company that has been provided to us by the Company or that is publicly available as described above, including that, at the direction of the Board of Directors, management of the Company has not prepared financial projections for the Company for any period beyond January 31, 2018, (iii) that, with your consent, we did not perform in connection with this opinion certain analyses relating to the Company that we would customarily perform in connection with an opinion in light of the Company-specific facts and circumstances and determinations by the Board of Directors and the limited information related to the Company we were provided by the Company or that is publicly available, as described above, including that we were not able to perform a discounted cash flow analysis of the Company, an analysis of

Letter to Straight Path Communications Inc.

May 11, 2017

selected publicly traded companies, and certain other analyses, and (iv) the competitive sale process undertaken by the Company, to the holders of the shares of Company Common Stock (other than holders of Excluded Shares), from a financial point of view, of the Per Share Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Per Share Merger Consideration or otherwise, nor as to the fairness of the terms of the Voting Agreement, the terms of, or the consideration received by the Company or the holders of Company Common Stock in connection with, the transfer of the Company’s interests in SPIPG to IDT Corporation, the value of, or timing of future distributions from, the interests in the trust holding the contingent payment rights related to the net proceeds received from pursuing litigation claims to which SPIPG is presently a party, or the terms of the mutual releases entered into by the Company and IDT Corporation, nor as to the allocation of the aggregate consideration to be paid in the Merger among the holders of Class A Common Stock and Class B Common Stock. We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or otherwise act in respect of the Merger. We express no opinion herein as to the price at which shares of Company Common Stock or shares of common stock of Parent will trade at any time. We are not legal, regulatory, engineering, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, engineering, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Merger is consummated. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the stockholder of the Company that is entering into the Voting Agreement, Parent or IDT Corporation pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Company, other than Evercore Group L.L.C. acting as financial advisor to the Company in connection with its entry into an Agreement and Plan of Merger with AT&T Inc. on April 9, 2017, which Agreement and Plan of Merger was subsequently terminated on May 11, 2017. We may provide financial or other services to the Company, the stockholder of the Company that is entering into the Voting Agreement, Parent or IDT Corporation in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent or IDT Corporation and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, taking into account (i) the Company-specific facts and circumstances and determinations by the Board of Directors, as described above, (ii) the limited

Letter to Straight Path Communications Inc.

May 11, 2017

information related to the Company that has been provided to us by the Company or that is publicly available as described above, including that, at the direction of the Board of Directors, management of the Company has not prepared financial projections for the Company for any period beyond January 31, 2018, (iii) that, with your consent, we did not perform in connection with this opinion certain analyses relating to the Company that we would customarily perform in connection with an opinion in light of the Company-specific facts and circumstances and determinations by the Board of Directors and the limited information related to the Company we were provided by the Company or that is publicly available as described above, including that we were not able to perform a discounted cash flow analysis of the Company, an analysis of selected publicly traded companies, and certain other analyses, and (iv) the competitive sale process undertaken by the Company, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock (other than holders of Excluded Shares) entitled to receive such Per Share Merger Consideration.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Justin A. Singh
Justin A. Singh
Managing Director

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third-party action, suit or proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify its directors and officers against expenses (including attorney’s fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article 7 of Verizon’s Restated Certificate of Incorporation makes mandatory the indemnification expressly authorized under the DGCL, except that the Restated Certificate of Incorporation only provides for indemnification in derivative actions, suits or proceedings initiated by a director or officer if the initiation of such action, suit or proceeding was authorized by the Verizon board.

Verizon’s Restated Certificate of Incorporation limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The directors and officers of Verizon are insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Verizon.

From and after the effective time, Verizon and the surviving corporation will indemnify and hold harmless each present and former director and officer of Straight Path or any of its subsidiaries (in each case, when acting in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent that Straight Path would have been permitted under the DGCL and its certificate of incorporation or by-laws as in effect on the date of the merger agreement to indemnify such person. Each of Verizon and the surviving corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Prior to the effective time, Straight Path will, and if Straight Path is unable to, Verizon will cause the surviving corporation as of the effective time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Straight Path’s existing policies with respect to matters existing or occurring at or prior to the effective time, subject to certain limitation and premium caps.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 11, 2017, by and among Straight Path, Verizon and Waves Merger Sub I, Inc. (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement).†

2.2	Voting Agreement, dated as of May 11, 2017, by and among Verizon Communications Inc., The Patrick Henry Trust and Howard S. Jonas (attached as Annex B to the proxy statement/prospectus which forms part of this registration statement).

3.1	Restated Certificate of Incorporation of Verizon Communications Inc. (incorporated by reference to Verizon Communications Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, Exhibit 3(a)).

3.2	Bylaws of Verizon Communications Inc., as amended (incorporated by reference to Verizon Communications Inc.’s Form 8-K filed on November 4, 2016, Exhibit 3(b)).

5.1	Opinion and Consent of William L. Horton, Jr., Esq.*

8.1	Tax Opinion of Weil, Gotshal & Manges LLP.*

21.1	Subsidiaries of Verizon (incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K of Verizon for the year ended December 31, 2016).

23.1	Consent of William L. Horton, Jr., Esq. (contained in opinion filed as Exhibit 5.1).*

23.2	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 8.1 hereto).*

23.3	Consent of Ernst & Young LLP in respect of Verizon’s financial statements.

23.4	Consent of Zwick & Banyai, PLLC in respect of Straight Path’s financial statements.

24.1	Powers of Attorney.

99.1	Form of Straight Path Proxy Card.*

99.2	Consent of Evercore Group L.L.C.

*	To be filed by amendment.
†	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Merger Agreement have been omitted. Verizon hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Verizon Communications Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 2, 2017.

VERIZON COMMUNICATIONS INC.

By:	/s/ Matthew D. Ellis
Name: Matthew D. Ellis
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Shellye L. Archambeau	Director	June 2, 2017

* Mark T. Bertolini	Director	June 2, 2017

* Richard L. Carrión	Director	June 2, 2017

* Melanie L. Healey	Director	June 2, 2017

* M. Frances Keeth	Director	June 2, 2017

* Karl-Ludwig Kley	Director	June 2, 2017

* Lowell C. McAdam	Chairman and Chief Executive Officer (principal executive officer)	June 2, 2017

* Clarence Otis, Jr.	Director	June 2, 2017

* Rodney E. Slater	Director	June 2, 2017

* Kathryn A. Tesija	Director	June 2, 2017

* Gregory D. Wasson	Director	June 2, 2017

Signature	Title	Date

* Gregory G. Weaver	Director	June 2, 2017

/s/ Matthew D. Ellis Matthew D. Ellis	Executive Vice President and Chief Financial Officer (principal financial officer)	June 2, 2017

* Anthony T. Skiadas	Senior Vice President and Controller (principal accounting officer)	June 2, 2017

* By:	/s/ Matthew D. Ellis
Matthew D. Ellis
(as attorney-in-fact)